                                                         Draft, 3 May 2001 16.30

                                     [LOGO]

                                CARDIAC SCIENCE

================================================================================

          PUBLIC OFFER TO THE SHAREHOLDERS OF ARTEMA MEDICAL AB (PUBL)

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                               NORDEA SECURITIES

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

TABLE OF CONTENTS

o The Offer ..............................................................     1

o Background and reasons to make the Offer ...............................     3

o Statement by the Board of Directors of Artema ..........................     4

o Terms and instructions .................................................     5

o Tax issues in Sweden ...................................................    11

  The New Group ..........................................................    15

  Cardiac Science ........................................................    37

o Artema .................................................................    65

o Information about the Cardiac Science Shares ...........................    78

o Appendices .............................................................    79

o Definitions ............................................................   117

o Glossary ...............................................................   118

o Addresses ..............................................................   120

IMPORTANT DATES

  Measurement Period                                      April 23 - May 4, 2001

  Announcement of the exchange ratio                                 May 6, 2001

  Acceptance Period                                         May 7 - June 5, 2001

  Expected announcement of outcome                                  June 7, 2001

  Expected commencement of settlement                              June 14, 2001

  See "Terms and instructions" for more information

Notice to United States shareholders: The Offer (described herein) is made for the shares of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the prospectus have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

This prospectus does not constitute an offer in any jurisdiction in which it is illegal to make such an offer. This Offer is not being made to persons whose participation would require an additional prospectus, registration or measures other than those required under Swedish or U.S. law. Neither this prospectus nor the related acceptance form may be distributed in any country where such distribution or the Offer requires measures specified in the preceding sentence, or where they conflict with regulations in such country. As a consequence this prospectus is not for distribution in or into Canada, Australia or Japan, among others.

The Swedish language version of the prospectus has been approved by and registered with the Swedish Financial Supervisory Authority in accordance with chapter 2 ss. 4 of the Financial Instruments Trading Act (1999:980). The audited financial statements for Cardiac Science contained in the prospectus also are included in Cardiac Science's Annual Report for the year ended December 31, 2000. The prospectus does not include Cardiac Science's balance sheet as of December 31, 1998 since, under the rules of the U.S. Securities and Exchange Commission, the 1998 balance sheet was not required to be included in Cardiac Science's 2000 Annual Report. Cardiac Science does not anticipate that the omission of the 1998 balance sheet will affect the ability of Artema shareholders to evaluate the Offer, and the Swedish Financial Supervisory Authority has given consent in accordance with chapter 17 ss. 4 of its regulations (1995:21) to exclude the 1998 balance sheet from the prospectus. Approval by and registration with the Swedish Financial Supervisory Authority does not imply or guarantee that the factual information contained in the prospectus is correct or complete.

In connection with the Offer, two prospectuses have been prepared, namely a prospectus in the Swedish language and this prospectus in the English language. The information in this prospectus corresponds in all material respects with the information in the Swedish language prospectus. In the event of any contradiction between the text contained in this prospectus and the text contained in the Swedish language prospectus, the latter shall prevail.

In addition to this prospectus, a registration statement with information regarding Cardiac Science, Inc. ("Cardiac Science") and Artema Medical AB (publ) ("Artema") has been filed with the United States Securities Exchange Commission ("SEC") in accordance with the United States Securities Act of 1933, as amended.

No person is authorized in connection with the Offer to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Cardiac Science.

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements, including statements regarding the life saving potential of Cardiac Science's technology, potential transactions between Cardiac Science and Artema and Survivalink Corporation ("Survivalink"), and the timetable for completing the Artema and Survivalink. acquisitions and the expected adoption rate of Cardiac Science's technology, are based on current expectations that involve numerous risks and uncertainties. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various known and unknown factors including, without limitation, future economic, competitive, regulatory and market conditions, future business decisions, market acceptance of Cardiac Science's products and those factors discussed in Cardiac Science's Form 10-K for the year ending December 31, 2000, and in other documents filed by the company with the SEC. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such statements should not be regarded as a representation by Cardiac Science or any other person that Cardiac Science's objectives and plans will be achieved. Words such as "believes, " "anticipates, " "expects, " "intends, " "may" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Cardiac Science undertakes no obligation to revise any of these forward-looking statements, and such statements should not be relied upon by investors when making an investment decision.

Nordea Securities AB ("Nordea Securities"), formerly ArosMaizels AB, is acting as the financial adviser to Cardiac Science in the Offer. Nordea Securities is a wholly-owned subsidiary in the Nordic financial group where Nordea AB (publ) is the parent company. This group also includes Nordbanken AB (publ) ("Nordbanken") among others.

                                                                       ---------
                                                                       THE OFFER
                                                                       ---------

                                    THE OFFER

On January 10, 2001, the Board of Directors of Cardiac Science publicly announced an offer to all holders of Artema class A and Artema class B shares (collectively, the "Artema Shares") to tender their Artema Shares to Cardiac Science (the "Offer").

      The consideration for the Artema Shares under the Offer consists of newly issued shares of Cardiac Science common stock ("Cardiac Science Shares"). As an alternative, all shareholders of Artema who own 200 or fewer Artema Shares are offered cash for their entire holdings. See "Tax issues in Sweden" on pages 11-13 for more information about the tax consequences.

      Cardiac Science is publicly traded on the Nasdaq National Market (Symbol:
"DFIB") in the United States. The Cardiac Science Shares will be registered for sale in the United States. The Cardiac Science Shares will not be listed on Stockholmsborsen or any other market place in Sweden.

      Cardiac Science is offering USD 20 million in newly issued Cardiac Science Shares for the Artema Shares, subject to a collar whereby the number of Cardiac Science Shares issued for the Artema Shares may not be less than 3,333,333 nor more than 4,444,444.

      The actual number of Cardiac Science Shares offered will be calculated using the average closing price of the Cardiac Science Shares on the Nasdaq National Market for the ten-day period ending on the last trading day immediately prior to the commencement of the Acceptance Period (the "Measurement Period").

      If the average share price of the Cardiac Science common stock equals or exceeds USD 6.00, the exchange ratio will be 0.21878 Cardiac Science Shares for each Artema Share and the Offer, in Cardiac Science Shares, will equal or exceed USD 20 million. If the average share price of Cardiac Science is less than or equal to USD 4.50, the exchange ratio will be 0.29170 Cardiac Science Shares for each Artema Share and the Offer, in Cardiac Science Shares, will be less than or equal to USD 20 million. Between a trailing average closing price of the Cardiac Science common stock of USD 4.50 and USD 6.00, the exchange ratio will be set to reflect a total purchase price of USD 20 million for all of the Artema Shares.

      The final value of the Offer will, inter alia, depend on the average closing price of the Cardiac Science common stock during the Measurement Period. Based on Cardiac Science's closing price on May 2, 2001, being USD 3.60, the Offer corresponds to a value of USD 16 million, or SEK 164 million(1).

      Note: The exchange ratio in this Offer is based on an average closing price of the Cardiac Science Shares during the Measurement Period. The actual price of the Cardiac Science Shares may fluctuate after the exchange ratio is determined. Also, the corresponding value in SEK may fluctuate with the exchange rate of SEK/USD.

      Those shareholders owning 200 or fewer Artema Shares requesting cash payment will receive cash in an amount of SEK 10.80 per Artema share. The terms of the Offer are described in more detail under "Terms and instructions."

      The number of Cardiac Science Shares offered for each Artema Share will be announced in the Swedish daily newspaper Svenska Dagbladet on May 6, 2001 and in a letter sent to all shareholders who were directly registered shareholders of Artema on May 3, 2001.

      A process is offered through which the Cardiac Science Shares issued pursuant to the Offer can be registered. See "Terms and instructions" for more information.

      The Artema class B shares are listed on the O-list of Stockholmsborsen. The Offer was equivalent to a bid premium of 117 percent based on Artema's and Cardiac Science's closing prices on January 9, 2001(2). The Offer was equivalent to a bid premium of 140 percent based on the average closing price of the Artema class B shares during the 20 trading days preceding the Offer(3). The Artema class A shares are not listed.

      Given that the prerequisites regarding the application of the Swedish Act on the Exchange of Shares are met, deferral of capital gains taxation may be granted. See "Tax issues in Sweden" for more information.

--------------------------------------------------------------------------------
(1)   Based on an exchange rate of 10.25 SEK/USD.
(2) Based on the closing price of SEK 5.75 and USD 5.00, respectively, and the exchange rate 9.50 SEK/USD.
(3) Based on the average closing price of SEK 5.19 and the closing price of USD 5.00, respectively, and the exchange rate 9.50 SEK/USD.

---------
THE OFFER
---------

                                    THE OFFER

      Shareholders of Artema who represent 20.2 percent of the voting rights and
14.0 percent of the share capital of Artema have advised Artema that they are in favor of the Offer and that they intend to tender their Artema Shares. These shareholders are Affarsstrategerna i Sverige AB, Carl Hamilton, Robert Zyzanski and Anders Eckerbom.

      Cardiac Science does not currently own any shares in Artema.

      The Board of Directors of Artema unanimously recommends that the Artema shareholders accept the Offer.

                      Irvine, California, USA, May 4, 2001

                              Cardiac Science, Inc.
                             The Board of Directors

                                                                       ---------
                                                                       THE OFFER
                                                                       ---------

                    BACKGROUND AND REASONS TO MAKE THE OFFER

Cardiac Science develops and markets proprietary RHYTHMx ECD(TM) software ("RHYTHMx ECD"), designed to be incorporated into external and wearable defibrillators and patient monitoring devices, and develops and markets life-saving external cardioverter defibrillator devices that use its software and other proprietary technology. Cardiac Science's proprietary software enables these devices to monitor a patient's heart rhythms, instantaneously detect the onset of any life-threatening arrhythmias, and automatically deliver a life-saving defibrillation shock in less than 30 seconds, with no human intervention. The growth of Cardiac Science's installed base is expected to provide the basis for a potential recurring revenue stream from the sale of Cardiac Science's proprietary disposable defibrillator electrodes.

      Artema develops and markets standard external defibrillators, patient monitors and a gas analysis module for use with patient monitoring systems, and has strong distribution in certain European and Middle Eastern markets. In addition, Artema has sold a large number of patient monitors and defibrillators over the last decade, creating a significant, installed base of customers.

      Initial discussions between Cardiac Science and Artema were held late in 2000, and were focused on the possibility of the companies collaborating in some way. As Artema's intention to sell certain portions of the business became clear, the two companies realized that a business combination would be in the interest of the respective shareholders. Cardiac Science believes that this transaction is compelling for the following key reasons:

o Cardiac Science intends to integrate its proprietary software with Artema's Diascope patient monitors and Cardio-Aid defibrillators. The resulting products are expected to have important competitive marketing advantages.

o Artema's Cardio-Aid 200 defibrillator, when enhanced with Cardiac Science's proprietary software, is expected to provide a lower cost defibrillator hardware platform than that which is currently manufactured by Cardiac Science.

o The distribution channels of Artema and Cardiac Science should provide important synergies. Artema's products are expected to be sold by Cardiac Science in the United States and internationally, and Cardiac Science intends to offer its products through Artema's network of distributors worldwide.

o Artema's installed base of approximately 6,000 Diascope patient monitors presents a unique opportunity to sell a compatible automatic defibrillation module to a group of existing customers. In addition, the automatic defibrillation module is expected to provide a consistent stream of recurring revenue through the sale of Cardiac Science's proprietary, disposable defibrillator electrodes.

o Cardiac Science anticipates that it will be able to offer multiple technology modules to the major patient monitoring companies, including the recently developed Artema AION gas analysis module.

o Integration of product development, manufacturing and administrative operations should enable Cardiac Science to experience substantial cost savings through the elimination of duplicate activities.

The Board of Directors of Cardiac Science is, with the exception of information relating to Artema, responsible for the contents of this prospectus. The Board of Directors of Artema is responsible for the information relating to Artema. Assurance is hereby given that, to the knowledge of the Board of Directors of Cardiac Science, the information with respect to Cardiac Science, the Cardiac Science-Artema business combination, as well as the information with respect to the acquisition of Survivalink presented in this prospectus conforms with actual conditions and that nothing significant has been omitted that could affect the perception of Cardiac Science as set forth in this prospectus.

                      Irvine, California, USA, May 4, 2001

                              Cardiac Science, Inc.
                             The Board of Directors

---------
THE OFFER
---------

                 STATEMENT BY THE BOARD OF DIRECTORS OF ARTEMA

In September 2000, a decision was taken by the Board of Directors of Artema to focus on Artema's gas analyzer business. As a consequence, a sales process was initiated with the purpose to divest the largest business area, Artema Monitoring and Emergency Care ("Artema MEC"), including the development and sales organizations in Copenhagen, Denmark, and the production facilities in Aabybro, Denmark. The international sales organizations in Germany, Norway and England had been sold earlier during 2000.

      The Board of Directors of Artema believes that Cardiac Science's Offer is consistent with Artema's long-term strategy to find a partner for further market and product expansion and the earlier decision to divest Artema MEC is therefore no longer in force.

      The combination of Cardiac Science's fully automatic defibrillation technology and presence in the U.S. market, together with Artema's installed product base, should provide a solid platform for growth opportunities and increasing shareholder value.

      The Board of Directors of Artema considers the terms of the Offer to be fair and reasonable and in the best interest of Artema shareholders as a whole. The Board of Directors of Artema unanimously recommends the Artema shareholders to accept the Offer.

      The Board of Directors of Artema is responsible for the information relating to Artema in this prospectus. Assurance is hereby given that, to the best of the Board of Directors' knowledge, the information with respect to Artema in this prospectus conforms with the actual conditions and that nothing significant has been omitted that could affect the perception of Artema as set forth in this prospectus.

                         Stockholm, Sweden, May 4, 2001

                            Artema Medical AB (publ)
                             The Board of Directors

                                                                       ---------
                                                                       THE OFFER
                                                                       ---------

                             TERMS AND INSTRUCTIONS

THE OFFER

In accordance with the Offer, the shareholders of Artema will receive newly issued Cardiac Science Shares as consideration for the Artema Shares.

o Cardiac Science is offering USD 20 million in newly issued Cardiac Science Shares for the Artema Shares, subject to a collar whereby the number of Cardiac Science Shares issued for the Artema Shares may not be less than 3,333,333 nor more than 4,444,444. Artema's class A and class B shareholders will be treated on equal terms.

o The exchange ratio between the Artema Shares and the Cardiac Science Shares will be calculated using the average closing price of the Cardiac Science common stock during the Measurement Period. If the average share price of Cardiac Science equals or exceeds USD 6.00, the exchange ratio will be 0.21878 Cardiac Science Shares for each Artema Share and the Offer, in Cardiac Science Shares, will equal or exceed USD 20 million. If the average share price of Cardiac Science is less than or equal to USD 4.50, the exchange ratio will be 0.29170 Cardiac Science Shares for each Artema Share and the Offer, in Cardiac Science Shares, will be less than or equal to USD 20 million. Between a trailing average closing price of USD 4.50 and USD 6.00, the exchange ratio will be set to reflect a total purchase price of USD 20 million for all of the Artema Shares.

o All shareholders of Artema with 200 or fewer Artema Shares are offered, as an alternative, a cash remuneration for their entire holdings. The cash payment amounts to SEK 10.80 per Artema Share. See "Tax issues in Sweden" on pages 11-13 for more information about the tax consequences.

o The number of Cardiac Science Shares offered for each Artema Share will be announced in the Swedish daily newspaper Svenska Dagbladet on May 6, 2001 and in a letter sent to all shareholders who were directly registered shareholders of Artema on May 3, 2001.

                     Examples illustrating the calculation
                             of the exchange ratio

       (1)                           (2)                            (3)
Assumed Cardiac                No. of Cardiac
 Science Share                 Science Shares                    Exchange
     price                         offered                       ratio(1)
--------------------------------------------------------------------------------
   USD 3.50                       4,444,444                    0.29170 for 1
   USD 4.50                       4,444,444                    0.29170 for 1
   USD 5.00                       4,000,000                    0.26253 for 1
   USD 6.00                       3,333,333                    0.21878 for 1
   USD 7.00                       3,333,333                    0.21878 for 1
--------------------------------------------------------------------------------
(1) Based on 15,236,250 Artema Shares.

COSTS OF TRANSFER OF SHARES

No commission is being charged in the Offer.

DIVIDENDS

The newly issued Cardiac Science Shares in accordance with the Offer, will carry rights to dividends should Cardiac Science declare dividends and set a record date following the settlement of the Offer.

      To date, Cardiac Science has not declared or paid cash dividends and currently does not anticipate paying cash dividends in the foreseeable future. See "The New Group" for information about the dividend policy.

CONDITIONS FOR COMPLETING THE OFFER

The Offer is subject to the following conditions:

o Acceptance by shareholders representing more than 90 percent of the total number of shares and votes of Artema. Cardiac Science reserves the right to complete the Offer at lower degree of acceptance.

o All regulatory requirements in the United States and Sweden are satisfied and Cardiac Science will obtain the necessary regulatory approvals.

o Prior to the termination of the acceptance period, no material Artema agreement will be breached or terminated as a result of a change in control, and that no unforeseen liabilities arise which could exceed USD 3 million.

---------
THE OFFER
---------

                             TERMS AND INSTRUCTIONS

o Prior to the date when the announcement has been made that the Offer will be completed, the acquisition, in the judgment of Cardiac Science, is not rendered partially or wholly impossible or significantly impeded as a result of legislation, regulation, any decision of court or public authority or comparable measures in Sweden or elsewhere, which exists or may be anticipated, or as a result of other circumstances beyond the control of Cardiac Science.

ACCEPTANCE AND ACCEPTANCE PERIOD

Shareholders who were directly registered shareholders of Artema on May 3, 2001 are receiving, along with this prospectus, (i) a letter, (ii) a preprinted acceptance form, (iii) a response envelope, (iv) an application form for an "NB Vardepapperstjanst Bas" account through which the Cardiac Science Shares can be registered and (v) a prospectus relating to the Offer, which has been filed with the SEC. For each Artema shareholder, the acceptance form is preprinted with the name, address, personal identification number or organization number, as well as the VP-account number and shareholdings of such shareholder as per the record date. Each shareholder should verify that the preprinted details on the acceptance form are correct. The acceptance form must be received by Nordea Securities, not later than 15.00, June 5, 2001.

      Shareholders of Artema who are registered in their own names with VPC AB ("VPC") (The Swedish Securities Register Center) and who wish to accept the Offer must during the acceptance period, May 7 - June 5, 2001 ("Acceptance Period"), submit a duly completed designated acceptance form and, for shareholders who receive Cardiac Science Shares in exchange for Artema Shares, an application form for an "NB Vardepapperstjanst Bas" account (see below), to:

Nordea Securities AB
Issue Dept.
Svarspost 110503004
SE-839 11 Ostersund
Sweden

Shareholders who wish to open a custody account, please see below.

      Shareholders whose holdings in Artema already are registered in the name of a nominee (typically a Swedish bank or brokerage firm), will not receive an acceptance form or a prospectus. Instead, such shareholders of Artema who wish to accept the Offer shall make further arrangements in accordance with instructions from the nominee who will forward the information about the Offer.

      Where the Artema Shares in a VP-account are subject to a pledge, the acceptance form must also be signed by the pledgee.

      An incomplete or incorrectly completed acceptance form may be disregarded.

CONFIRMATION TO SHAREHOLDERS

After a shareholder's duly completed acceptance form and, if applicable, an application form for an "NB Vardepapperstjanst Bas" account (see below), has been received and registered by Nordea Securities, the Artema Shares will be transferred to a newly opened, blocked VP-account ("non-cash account") in the name of the shareholder. In connection herewith, VPC will send a notice (a "VP-notice") confirming the withdrawal from the original VP-account and the deposit into the non-cash account.

      Where the Artema Shares are registered in the name of a nominee, the VP-notice will be sent to the nominee.

      Where the Artema Shares in a VP-account are subject to a pledge, the VP-notice will be sent to both the shareholder and the pledgee.

SETTLEMENT OF ACCOUNTS

After the announcement that the conditions for completing the Offer have been fulfilled and Cardiac Science decides to implement the Offer, settlement will begin. Assuming that such an announcement is made on June 7, 2001, it is expected that settlement of accounts will commence on or about June 14, 2001.

      In relation to the Cardiac Science Shares, settlement will be made as follows:

o A custody account with a bank or brokerage firm is normally required for the handling of foreign shares since VPC does not allow registration of foreign shares on a traditional VP-account.

o It is very important to arrange for the Artema Shares to be nominee-registered as soon as possible during the Acceptance Period if the shareholder prefers to open a custody account and to accept the Offer through the nominee. This will allow the Cardiac Science Shares to be duly delivered to the custody account.

                                                                       ---------
                                                                       THE OFFER
                                                                       ---------

                             TERMS AND INSTRUCTIONS

o The associated processing costs for foreign shares are higher than for Swedish shares. As a result, a process, through which the Cardiac Science Shares can be registered, is offered.

o The Artema shareholders whose Artema Shares currently are directly registered with VPC may choose to open an "NB Vardepapperstjanst Bas" account at Nordbanken by submitting a completed application form. The Cardiac Science Shares received by the shareholder pursuant to the Offer will be transferred to a special VP-account and this will enable the shareholder to register the Cardiac Science Shares through Nordbanken.

o An application form for an "NB Vardepapperstjanst Bas" account has been sent to all shareholders who were directly registered shareholders of Artema on May 3, 2001.

A summary of the settlement alternatives for the Cardiac Science Shares are set out in the chart below.

In relation to cash payments, settlement will be made as follows:

For shareholders owning 200 or fewer Artema Shares who:

o     choose the cash alternative for their entire holdings; or

o choose the share alternative and receive an amount in cash in lieu of fractional Cardiac Science Shares (see below),

settlement will be made through a payment to a bank account linked to each respective VP-account or by check at the time of settlement.

      Where the Artema Shares in a VP-account are subject to a pledge, settlement will be made with the pledge account.

      Where the Artema Shares are registered in the name of a nominee, settlement will be made with the nominee.

FRACTIONAL CARDIAC SCIENCE SHARES

The Offer may be accepted for the total number of Artema Shares held by a shareholder even if this number does not entitle the shareholder to a whole number of Cardiac Science Shares according to the fixed exchange ratio.

      Fractional Cardiac Science Shares will be rounded up to the nearest whole number of Cardiac Science Shares for holdings of more than 200 Artema Shares.

      Artema shareholders owning 200 or fewer Artema Shares who do not choose the cash alternative for their holdings will receive cash in lieu of fractional Cardiac Science Shares. Settlement for fractional Cardiac Science Shares will be made in connection with the settlement of the Offer. The cash payment will be determined by multiplying the fractional Cardiac Science Shares by (a) Cardiac Science's closing price on May 2, 2001, being USD 3.60 and (b) the SEK/USD exchange rate of 10.25.


                         Open a custody account       The bank or brokerage
                         as soon as possible in       firm of choice will send
                         order for you to be    ----> you a form for you to
                 |-----> able to transfer your        complete and return
                 |       Artema shares to the         according to instructions.
What you need to do      custody account.
if your Artema shares
are registered on a
VP-account with VPC.     You may choose to open
                 |       an "NB Vardepapperstjanst
                 |       Bas" account at Nordbanken.
                 |
                 |       The Cardiac Science          Complete the enclosed
                 |-----> shares will be               acceptance form and, if
                         registered on the "NB  ----> you do not already have
                         Vardepapperstjanst Bas"      an "NB Vardepapperstjanst
                         account and this will        Bas" account, an
                         enable you to register       application form for an
                         your Cardiac Science         account.
                         shares through
                         Nordbanken.

What you need to do
if your Artema      ---> The bank or brokerage
shares are nominee-      firm will send you a
registered in the        form for you to
name of a bank or        complete and return
brokerage firm.          according to
                         instructions.

---------
THE OFFER
---------

                             TERMS AND INSTRUCTIONS

--------------------------------------------------------------------------------

     [LOGO]                                Acceptance Form and Power of Attorney

CARDIAC SCIENCE

Offer to the shareholders of
Artema Medical AB (publ)

                         -------------------------------------------------------
                         Acceptance period: May 7 - June 5,  2001
                         Settlement of accounts: On or about June 14, 2001 Exchange ratio: 0.29170 Cardiac Science shares for each Artema share
                         Cash payment per Artema share: SEK 10.80
                         -------------------------------------------------------

                         Please send to:
                         Nordea Securities AB
                         Issue Dept.
                         SE-839 11 Ostersund
                         Sweden

This acceptance form must be received by Nordea Securities AB at the above address not later than June 5, 2001. Please send the acceptance form by mail well in advance of this date.

--------------------------------------------------------------------------------
Please note: A custody account with a bank or brokerage firm is normally required for the handling of foreign shares since VPC does not allow registration of foreign shares on a traditional VP-account. It is very important to arrange for the Artema shares to be nominee-registered with a bank or brokerage firm as soon as possible during the acceptance period. This will allow the Cardiac Science shares to be duly delivered to the custody account. There are two alternatives available for the shareholder who does not have a custody account: one alternative is to open a custody account and the other alternative is to open an "NB Vardepapperstjanst Bas" account (please see below). Please note that this acceptance form should not be used if the shareholder chooses to open a custody account. The shareholder will, in that case, receive instructions from the nominee as soon as the Artema shares are transferred to the custody account.

An alternative to open a custody account is to open an "NB Vardepapperstjanst Bas" account at Nordbanken. This acceptance form, together with an application form for "NB Vardepapperstjanst Bas" must be filled out and submitted to the address above in order to open an "NB Vardepapperstjanst Bas" account. Additional acceptance forms and applications forms for "NB Vardepapperstjanst Bas" can be ordered by calling Nordea Securities + 46-8-407 92 50.
--------------------------------------------------------------------------------

In accordance with the prospectus from the Board of Directors of Cardiac Science, Inc. dated May 4, 2001, I hereby tender

--------------- 1---------------      2---
|             |  |              |     |   |  <-----  Shareholders with 200 or
---------------  ---------------       ---           fewer Artema shares who
Artema A shares  Artema B shares                     wish to accept the cash
in exchange for Cadiac Science shares                alternative should mark the
                                                     box with an X
                                             (Cash alternative does not require
                                             "NB Vardepapperstjanst BAS")

If the printed number of shares is not
correct, please owerwrite and print the
correct amount.

The Artema shares are registered on my VP-account:
                                            |_||_||_||_||_||_||_||_||_||_||_||_|

For general terms and conditions regarding the offer, please see the prospectus.

The undersigned is aware of, and agrees to that:

o     Only one acceptance form per shareholder will be considered,
o Fractional Cardiac Science shares will be rounded up to nearest whole number of Cardiac Science shares in the exchange alternative for holdings of more than 200 Artema shares,
o If the cash alternative is not marked above for holdings of 200 or fewer Artema shares, the Artema shares will be exchanged for Cardiac Science shares, with fractions paid in cash to the bank account linked to the VP-account or by check,
o Cash payment for holdings of 200 or fewer Artema shares will be made to the bank account linked to the VP-account or by check,
o Cardiac Science shares may only be delivered to an "NB Vardepapperstjanst Bas" account if this acceptance form is used,
o If the shares are pledged, the pledgee is also required to sign the acceptance form,
o     Incomplete and/or incorrect acceptance forms may be disregarded,
o     Address information for settlement note will be obtained from VPC,
o By signing this acceptance form Nordea Securities is authorized to take the required registration measures concerning my/our VP-account according to this offer, and
o Nordea Securities shall have the right to assign its right to perform any of the actions stated above to any other entity.

--------------------------------------------------------------------------------
This acceptance form, the enclosed prospectus and letter do not constitute an offer in any jurisdiction in which it is illegal to make such an offer. The offer is not being made to persons whose participation would require an additional prospectus, registration or measures other than those required under Swedish or U.S. law. Neither this acceptance form, the enclosed prospectus nor letter may be distributed in any country where such distribution or the offer requires measures specified in the preceding sentence, or where they conflict with regulations in such country. As a consequence, this prospectus is not for distribution in or into Canada, Australia or Japan, among others. If such distribution nevertheless occurs, any resulting acceptance forms may be left unprocessed.
--------------------------------------------------------------------------------

Information concerning the shareholder (mandatory)

     ---------------------------------------------------------------------------
     Personal number/registration number
                                              Please print legibly
     |_||_||_||_||_||_||_||_||_||_|
     Surname/Firm                   First name

     ---------------------------------------------------------------------------
     City/Country                      | Date        | Telephone (daytime)

     ---------------------------------------------------------------------------
3    Signature (if applicable guardian)

     ---------------------------------------------------------------------------

     Information concerning the pledgee (if applicable)
     ---------------------------------------------------------------------------
     Surname/Firm                                 | First name

     ---------------------------------------------------------------------------
     Address (Street, Box etc.)

     ---------------------------------------------------------------------------
     Postal code                       | City/Country

     ---------------------------------------------------------------------------
     Place, Date and Signature of pledgee

     ---------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                              Tryckindustri 2001
--------------------------------------------------------------------------------

                                                                       ---------
                                                                       THE OFFER
                                                                       ---------

                             TERMS AND INSTRUCTIONS

                Examples on how to fill out the acceptance form

--------------------------------------------------------------------------------

Assumptions and conditions:

Number of Artema Shares held
o     Alternative 1a and 1b - You own and tender 200 Artema Shares
o     Alternative 2 - You own and tender 1,000 Artema Shares

Exchange ratio,  cash payment and exchange rate
o The average closing price of the Cardiac Science Share during the Measurement Period is assumed to be below USD 4.50 so the exchange ratio, being the number of Cardiac Science Shares offered for each Artema Share, is set to 0.29170.
o     The cash payment per Artema Share is set to SEK10.80.
o     The exchange rate of SEK/USD is set to 10.25.


      Symbols:

[ART WORK]  Cash payment to shareholders who own 200 or fewer Artema Shares and choose the cash alternative

[ART WORK]  Cash payment for fractional Cardiac Science Shares

[ART WORK]  Number of Cardiac Science Shares received

--------------------------------------------------------------------------------

Alternative 1a - You wish to tender all 200 Artema Shares for cash

Fill out the acceptance form according to below...

1 Pre-printed with 200 (if the printed number of shares is not correct, please overwrite and print the correct amount)

2     Mark the box with an X

3     The acceptance form must be signed

                         ... and receive               [ART WORK]
                                                       SEK 2,160

--------------------------------------------------------------------------------

Alternative 1b - You wish to tender all 200 Artema Shares for Cardiac Science Shares

Fill out the acceptance form according to below...

1 Pre-printed with 200 (if the printed number of shares is not correct, please overwrite and print the correct amount)

2     Do not mark the box with an X

3     The acceptance form must be signed

4     Fill out the application form for "NB   [ART WORK]  [ART WORK]  [ART WORK]
      Vardepapperstjanst Bas"                    58.00       plus     SEK 12.50

                            ... and receive

--------------------------------------------------------------------------------

Alternative 2 - You wish to tender 1,000 Artema Shares for Cardiac Science
Shares

Fill out the acceptance form according to below...

1 Pre-printed with 1,000 (if the printed number of shares is not correct, please overwrite and print the correct amount)

2     Do not mark the box with an X

3     The acceptance form must be signed

4     Fill out the application form for "NB
      Vardepapperstjanst Bas"                              [ART WORK]
                         ... and receive           292 (rounded up from 291.7)

--------------------------------------------------------------------------------

---------
THE OFFER
---------

                             TERMS AND INSTRUCTIONS

RIGHT TO WITHDRAW AN ACCEPTANCE

Shareholders of Artema who have accepted the Offer have the right to withdraw their acceptance of the Offer. To be valid, a written notice of withdrawal of the acceptance must be received by Nordea Securities, at the address above prior to an announcement that the conditions of the Offer have been fulfilled or have otherwise been waived, or, if such announcement has not been made during the Acceptance Period, not later than 15.00 on the last day of the Acceptance Period.

RIGHT TO EXTEND THE OFFER

Cardiac Science reserves the right to extend the Acceptance Period and to defer the date for settlement accordingly. The right to withdraw an acceptance shall remain in effect during the extension of the Acceptance Period if Cardiac Science's conditions for completing the Offer remain in effect during an extension of the Acceptance Period.

COMPULSORY ACQUISITION

Assuming that Artema shareholders holding more than 90 percent of the total number of Artema Shares and votes accept the Offer, Cardiac Science intends to transfer the acquired Artema Shares to a Swedish subsidiary of Cardiac Science, which will initiate a compulsory acquisition proceeding under the Swedish Companies Act. Cardiac Science would thereby seek to acquire all remaining outstanding Artema shares.

STOCK EXCHANGE LISTING

Cardiac Science is publicly traded on the Nasdaq National Market (Symbol:
"DFIB") in the United States. The Cardiac Science Shares will be registered for sale in the United States. The Cardiac Science Shares will not be listed on Stockholmsborsen or any other market place in Sweden.

THE CARDIAC SCIENCE SHARES

See "Information about the Cardiac Science Shares" for details about voting rights, dividends, etc.

STATEMENT BY THE SECURITIES COUNCIL

Nordea Securities has made a petition to the Securities Council with respect to the cash alternative for shareholders with 200 or fewer Artema Shares and the rounding up of fractional Cardiac Science Shares for holdings of more than 200 Artema Shares. The Securities Council has, in a statement of opinion dated 16 February, 2001 (2001:02), declared the procedure consistent with the Recommendations concerning public offers for the acquisition of shares issued by the The Swedish Industry and Commerce Stock Exchange Committee ("Naringslivets Borskommitte"). The Securities Council is also of the opinion that the procedure is consistent with good market practices.

                                 Important dates

   [The following table was depicted as a bar graph in the printed material.]

Measurement Period                               April 23, May 4
Announcement of the exchange ratio               May 6
Acceptance Period                                May 7-June 5
Expected announcement of outcome                 June 7
Expected commencement of settlement              June 14

QUESTIONS WITH RESPECT TO THE OFFER

Shareholders with questions with respect to the Offer may call Nordea Securities, +46 8 407 9250. Additional prospectuses, acceptance forms and application forms in respect of "NB Vardepapperstjanst Bas" can be ordered by calling the aforementioned telephone number.

                                                                       ---------
                                                                       THE OFFER
                                                                       ---------

                              TAX ISSUES IN SWEDEN

The following is a summary of the tax consequences in Sweden related to the Offer to holders of Artema Shares that are resident in Sweden. This summary does not intend to address all material tax consequences of the exchange of Artema Shares for Cardiac Science Shares, or the ownership of shares in Cardiac Science. It does not take into account the specific circumstances of any particular investors such as partnerships, investment companies, shareholders who have received their shares as compensation, or shareholders whose shares constitute current assets in a business. It does not address tax consequences to entities or individuals that are also subject to tax on a world-wide basis under the laws of a jurisdiction other than Sweden, such as U.S. citizens resident in Sweden. The tax treatment of each shareholder depends on that shareholder's specific situation. This means that special tax consequences that are not described below may arise for certain categories of shareholders. Each shareholder is urged to consult a tax adviser for information on the special tax consequences arising from the Offer, such as those resulting from foreign tax regulations or the provisions of tax treaties.

TAXATION OF CAPITAL GAINS

The general rule is that private individuals are taxed on capital gains at a flat tax rate of 30 percent. Capital gains are calculated as the difference between the sales price after deduction of sales expenses and the acquisition value. As an alternative for quoted shares, the acquisition value can be calculated as 20 percent of the sales price after deduction of sales expenses.

      A capital loss on quoted shares is fully deductible from capital gains on quoted and unquoted shares and from capital gains on other quoted securities that are taxed as shares. Only 70 percent of any remaining capital loss is deductible against capital income. An overall deficit in capital income reduces taxes on wages, business income and property. The tax reduction is 30 percent on deficits of less than SEK 100,000 and 21 percent on any remaining deficit. Deficits may not be carried forward to future tax years.

      Corporations and other legal entities are taxed on capital gains at a tax rate of 28 percent. Capital losses on capital investment shares (e.g. portfolio investment) and similar securities may only be set off against gains on the same type of assets. Any surplus losses may be carried forward indefinitely to be set off against gains on the same type of assets. Special rules apply for certain corporations and other legal entities that are not U.S. citizens and who have a special tax status. Individuals who are considered resident in Sweden for tax purposes are not taxed in the U.S. on capital gains on shares in U.S. companies.

      Cardiac Science intends to apply to the Swedish National Tax Board ("Riksskatteverket") for direction regarding the price of Cardiac Science Shares that will be accepted for tax purposes for purposes of computing gain or loss from this Offer(1).

TAXATION OF CASH CONSIDERATION

Capital gains realized on Artema Shares sold for cash consideration under the Offer are subject to taxation in the year in which the disposal takes place. Any capital losses shall be deducted in the year of disposal.

DEFERRED TAXATION OF SHARE CONSIDERATION

According to the Act on income tax (1999:1229), shareholders resident in Sweden may claim tax deferral on capital gains on the disposal of shares.

o In order for the deferral provisions to apply, the most relevant conditions are the following: The consideration for the exchange must consist of shares in the acquiring company.

o The acquiring company must hold more than 50 percent of the voting power in the acquired company at the end of the calendar year in which the disposal takes place. If the Offer is completed, Cardiac Science has no intention of disposing of the acquired Artema Shares in a way that would jeopardize this prerequisite.

If a loss is realized on the share exchange, such a loss shall be deducted immediately.

      Shareholders who wish to defer the tax on their capital gain under the tax deferral provisions described above must declare the capital gain in their tax returns and formally request deferral. For the purpose of such deferral, the capital gain is computed as the difference between the fair market value of the Cardiac Science Shares plus any associated cash payment and the acquisition cost for

--------------------------------------------------------------------------------
(1) Cardiac Science will request that the Swedish National Tax Board determine the fair market value. Information regarding the recommendations from the National Tax Board in this respect will be provided by advertisement in the Swedish daily press or in any other way that Cardiac Science deems suitable.

---------
THE OFFER
---------

                              TAX ISSUES IN SWEDEN

the Artema Shares. In order for the deferral to apply, any associated cash payment may not exceed 10 percent of the par value of the Cardiac Science Shares received. As a consequence of this condition, a shareholder who receives a cash payment for fractional Cardiac Science Shares may be denied a deferral because of the low par value of the Cardiac Science Shares received.

      If deferral is granted, the capital gain deferred will be determined by the tax authorities in the form of a transitional reserve ("uppskovsbelopp"). The transitional reserve will then be allocated to the Cardiac Science Shares received. The transitional reserve will become taxable mainly when the Cardiac Science Shares are transferred to a new owner, or if the Cardiac Science Shares cease to exist. The deferred tax amount will, however, not be payable if the change of ownership is due to inheritance, gift, division of jointly owned property between husband and wife, or a subsequent share exchange that qualifies for continuing tax deferral. The deferred tax amount will also become payable by an individual if the individual no longer is considered resident or no longer has his place of habitual abode in Sweden. The deferred tax amount will also become payable if the taxpayer no longer requests deferment of taxation.

TAXATION ON DISPOSAL OF CARDIAC SCIENCE SHARES RECEIVED UNDER THE OFFER

When a shareholder disposes the Cardiac Science Shares received under the Offer, a liability for capital gains tax will occur. Regardless of whether the capital gains tax on the initial acquisition has been deferred, for purposes of computing a later gain (or loss), the Cardiac Science Shares are considered to have been acquired at their fair market value at the time of the acquisition.

      If the tax on the capital gain from the disposition of Artema Shares has been deferred, the deferred tax on the Artema Shares will also become payable on a sale of Cardiac Science Shares.

      Shareholders in Artema may hold shares in Cardiac Science that have been acquired before the Offer or may acquire shares in Cardiac Science after the Offer. In such case, shares in Cardiac Science are deemed to be sold in the following order:

o     shares acquired prior to the exchange, then;

o     shares received through the exchange, then;

o     shares acquired after the exchange.

TAXATION OF DIVIDENDS

Private individuals resident in Sweden are taxed at a flat rate of 30 percent. The normal U.S. withholding tax rate on dividends is also 30 percent, but according to the tax treaty between Sweden and the United States, withholding tax may be imposed on dividends received from a U.S. company but the tax rate is limited to 15 percent for Swedish individuals entitled to the benefits of the treaty. In order to be entitled to the reduced rate of withholding tax on dividends, the beneficial owner of the Cardiac Science Shares will be required to provide documentary evidence of Swedish residence to the withholding agent for the dividends or to the financial institution that holds the Cardiac Science Shares for the beneficial owner. The tax rate on withholding tax is 30 percent in the U.S. according to domestic legislation. The reduced tax rate according to the tax treaty is normally withheld at source, provided that documentary evidence of Swedish residence, specified in the regulations from Internal Revenue Service, has been provided.

      Corporations and other legal entities are taxed on dividends at the corporate income tax rate of 28 percent. Withholding tax may be imposed but the tax rate is, according to the Swedish- U.S. tax treaty, limited to 15 percent, or 5 percent if the shareholder is an incorporated company and, directly or indirectly, holds at least 10 percent of the voting power in the distributing company. Again, to qualify for the reduced rate of withholding tax the company receiving the dividend must provide documentary evidence of its right to the reduced rate.

      The withholding tax levied by the United States on the distribution of dividends to Swedish shareholders is deductible against the Swedish tax on the dividends. If Swedish tax is not imposed, for instance if there is a deficit in capital income, the

                                                                       ---------
                                                                       THE OFFER
                                                                       ---------

                              TAX ISSUES IN SWEDEN

tax credit may, with certain limitations, be carried forward and be used during a period of three years.

WEALTH TAX

Shares are considered taxable assets when computing wealth tax if the shares are listed in a way that is comparable with a registration on the A-list on Stockholmsborsen.

      The Cardiac Science Shares are quoted on the Nasdaq National Market. According to guidelines from the Swedish National Tax Board, the Nasdaq National Market is not considered a stock market that is comparable to the A-list on Stockholmsborsen. Thus, Cardiac Science Shares will not be considered as taxable assets when computing wealth tax.

ESTATE TAX

The United States imposes an estate tax upon U.S. residents and citizens and upon non-residents holding certain forms of U.S. property, including shares in U.S. companies. However, the United States and Sweden have entered into a treaty on estate and gift taxes that treats assets such as the Cardiac Science Shares as not subject to this tax for individuals domiciled in Sweden.

                                                                   -------------
                                                                   THE NEW GROUP
                                                                   -------------

                                 THE NEW GROUP

                                    CONTENTS

Introduction ..............................................................   16
Strategy of the New Group .................................................   16
Survivalink ...............................................................   19
Risk factors ..............................................................   23
Unaudited pro forma consolidated financial data ...........................   30
Pro forma share capital and ownership structure ...........................   35
Independent Auditors' Report ..............................................   36

-------------
THE NEW GROUP
-------------

                                  INTRODUCTION

On February 14, 2001, Cardiac Science announced that it had signed a definitive agreement to acquire Survivalink. In connection with the acquisition of Survivalink, Cardiac Science anticipates that it will seek to raise approximately USD 50 million in an equity financing. The merger is subject to the approval of the Survivalink shareholders, and Cardiac Science shareholders will be required to approve the issuance of shares in connection with the acquisition and the associated financing. This transaction is targeted to close in June 2001. There can be no assurance that Cardiac Science will be successful in completing the Survivalink transaction, that its shareholders will approve the issuance of shares in connection with the acquisition of Survivalink and related financing, that it will be successful in completing the associated financing, or that Survivalink shareholders will approve the acquisition. (Please refer to the pages 19-22 and Appendix 3 below for more information about Survivalink.)

      Hence, the sections below, "Strategy of the New Group" and "Risk factors", relate to the combination of Cardiac Science and Artema only.

                              STRATEGY OF THE NEW GROUP

MISSION AND STRATEGIC OVERVIEW

Cardiac Science's mission is to, as rapidly as possible, build an installed base of defibrillation and patient monitoring devices enabled with its proprietary RHYTHMx ECD software technology, in order to maximize the potential recurring revenue associated from the sale of single use, disposable defibrillator electrodes. All RHYTHMx ECD enabled defibrillators and patient monitors will require the use of Cardiac Science's proprietary disposable defibrillation electrodes, which for sanitary, safety and performance reasons need to be changed once every 24 hours. These disposable defibrillation electrodes utilize "smart chip" technology, designed to ensure that only Cardiac Science's electrodes are used with devices enabled with the RHYTHMx ECD software.

      Cardiac Science intends to achieve its mission through a strategy of technology integration and new product development, product line integration and branding, merging of distribution channels and establishing strategic alliances, and continued acquisition of synergistic companies and technology. Cardiac Science intends to completely integrate its operations with Artema, so that Cardiac Science's operations are structured and managed around functional, not geographical, lines.

Technology Integration and Product Development Strategy

Cardiac Science intends to integrate its RHYTHMx ECD software into Artema's Cardio-Aid 200 defibrillator. This new Automatic External Cardiaverter Defibrillator ("AECD(R)") device, utilizing the Artema defibrillation hardware platform and Cardiac Science's proprietary RHYTHMx ECD software, will replace Cardiac Science's current hospital based Powerheart(TM) ("Powerheart") product offering, which has a significantly higher cost of manufacture.

      Cardiac Science's Cardiac Rhythm Module ("CRM") device is expected to be co-marketed with the Artema Diascope patient monitoring product line. It is anticipated that this new line of patient monitors will offer multi-parameter monitoring capability combined with automatic defibrillation therapy. Although the first generation of these unique monitoring systems will probably be based on the physical combination of two separate products, Cardiac Science intends to fully integrate the automatic defibrillation capability into re-designed Diascope monitors.

      Cardiac Science plans to continue to develop new embodiments of defibrillation and monitoring equipment utilizing the RHYTHMx ECD software. In addition to the CRM, which is currently completing the development cycle, Cardiac Science expects to continue development of its Personal Wearable Defibrillator(TM) ("PWD"). The PWD is a small, wearable, fully automatic defibrillator device designed to be worn by patients at temporary risk of cardiac arrest for a period of days or weeks.

      Cardiac Science intends to complete the final development of the Artema AION gas analyzer module, and additional efforts and resources are likely to be expended to bring the product into manufacturing and production.

                                                                   -------------
                                                                   THE NEW GROUP
                                                                   -------------

                           STRATEGY OF THE NEW GROUP

Product Line and Distribution Strategy

Cardiac Science plans to fully integrate its product lines with those of Artema. Over time, Cardiac Science intends to re-brand all the Artema products under the Cardiac Science brand name, and re-design certain product packaging in order to establish a consistent product "look-and-feel" across the entire defibrillation and patient monitoring product line.

      Cardiac Science intends to market its products through a combination of direct sales representatives in North America and independent distributors throughout the rest of the world. Cardiac Science's direct sales force in the United States and Canada is expected to distribute the Artema defibrillator and patient monitoring products in addition to the existing Cardiac Science product line. Cardiac Science is expected to leverage Artema's distribution strengths in the Eastern Europe and the Middle East, and Cardiac Science's in Western Europe, South America and Asia. As a result, Cardiac Science expects to have combined distribution capabilities in over 90 countries throughout the world.

      In addition to the direct and independent distributor sales channels, Cardiac Science intends to actively seek additional strategic alliances and OEM(1) relationships with other manufacturers of defibrillators and patient monitoring systems, in order to maximize market penetration of its proprietary technology. It is expected that the AION gas analysis module will be marketed exclusively to established patient monitoring companies on an OEM basis.

ORGANIZATION

Cardiac Science will be functionally structured and centrally managed in order to achieve its operational objectives of rapid product development capability, global sales and marketing reach, and centralized administrative functions. Cardiac Science anticipates continuing to manufacture products in Denmark, directly or under contract, as well as, contracting for the production of certain products in the United States. Cardiac Science believes that this structure will allow it to benefit from existing facilities and production expertise, while at the same time creating a cost effective manufacturing structure.

      It is expected that the sales and marketing operations of Cardiac Science will be headquartered at its facility in Irvine, California, and Artema's facility in Copenhagen will serve as the office for international sales operations. Cardiac Science's product development activities will be located primarily in Irvine, however, product specific development teams will also be located in Copenhagen and Stockholm. The administrative functions of Cardiac Science will be managed from Irvine, with additional support staff located in Copenhagen and Sweden.

      Cardiac Science anticipates achieving cost savings through the combination and centralization of certain product development, sales and marketing and administrative functions. Although some one-time restructuring charges will be realized as these functions are combined, an overall reduction in operating costs is expected to result in less than one year.

HUMAN RESOURCES

The ability to attract and retain employees and to maintain the culture of innovation and creativity that characterizes both companies will be essential to the success of Cardiac Science. It is anticipated that the expanded business activities of Cardiac Science will offer employees additional opportunities for professional and personal development.

FINANCIAL OBJECTIVES AND DIVIDEND POLICY

Cardiac Science intends to pursue an aggressive internal growth plan with respect to product development, and marketing activities. In addition, Cardiac Science intends to acquire other companies and technologies that it believes are synergistic from a product and market position perspective, should such opportunities arise. Cardiac Science intends to retain all earnings, if any, to finance its operations and does not expect to pay cash dividends on its common stock in the foreseeable future. The payment of dividends will depend, among other things, upon Cardiac Science's earnings, assets, general financial condition and upon other relevant factors.

--------------------------------------------------------------------------------
(1) Original Equipment Manufacturer

-------------
THE NEW GROUP
-------------

                           STRATEGY OF THE NEW GROUP

CURRENCY POLICY

The earnings and cash flow of Cardiac Science will be subject to fluctuations due to changes in foreign currency exchange rates. The primary foreign currency risk exposure related to the USD and SEK, and USD and DKK. Cardiac Science intends to invoice all product sales in USDs in order to minimize the impact of currency risk on earnings and cash flow, however, operations in Sweden and Denmark will result in some exposure, relating primarily to product manufacturing and shipping costs, and certain operating expenses.

OUTLOOK

Cardiac Science and Artema believe that the two companies have highly complementary technologies, product lines, and distribution channels, and that the business combination will generate significant synergistic benefits. Revenue synergies are expected from the combining of technologies, product lines and distribution channels, and the cross-selling opportunities that are expected to arise. Cost synergies are expected to be realized from lower product costs and the elimination of redundant operations in the product development, sales and marketing and administrative areas. Cardiac Science will have combined sales of over USD 32 million based on the most recent annual figures, and an initial estimated headcount of over 250.

                                                                   -------------
                                                                   THE NEW GROUP
                                                                   -------------

                                  SURVIVALINK

Survivalink, a privately-held corporation headquartered in Minneapolis, Minnesota, designs, manufactures and markets automated external defibrillators ("AEDs"), and related products. AEDs are portable, emergency medical defibrillators that are used to quickly treat victims of sudden cardiac arrest, one of the leading causes of death in the United States and Europe. It is the only AED with one-button operation and pre-connected, interchangeable defibrillator electrodes, making FirstSave easy to use. FirstSave's exclusive RescueReady(R) self testing feature ensures that the battery, circuitry and electrodes are in working condition. Since Survivalink's first AED received market clearance from the U.S. Food and Drug Administration ("FDA") in 1995, it estimates that its AEDs have been used to save over 2,500 lives.

SUMMARY OF THE AGREEMENT AND PLAN OF MERGER WITH SURVIVALINK

The agreement and plan of merger provides that Survivalink will merge into Cardiac Science's new subsidiary, Cardiac Science Acquisition Corp., Inc. ("CSAC"), with CSAC surviving as Cardiac Science's wholly-owned subsidiary. As a result of the merger, each shareholder of Survivalink will receive cash and stock as determined pursuant to the agreement and plan of merger.

o The aggregate consideration Survivalink's shareholders will receive in the merger is USD 71.0 million, plus the aggregate exercise price received by Survivalink from the exercise of Survivalink common stock options between February 14, 2001 and the effective time of the merger.

o This merger consideration shall be payable 50 percent in cash and 50 percent in shares of Cardiac Science's common stock (subject to certain adjustments intended to preserve the merger's status as a tax-free reorganization under the Internal Revenue Code).

o The number of shares of Cardiac Science's common stock issued as consideration at the effective time of the merger will fluctuate based on the average price of Cardiac Science's common stock at the effective time.

o Shareholders of Survivalink will receive an aggregate number of shares of Cardiac Science's common stock worth USD 35.5 million and an aggregate cash consideration of USD 35.5 million plus the aggregate exercise price received by Survivalink in connection with the exercise of Survivalink common stock options between February 14, 2001 and the effective time of the merger, payable one-half in Cardiac Science's common stock and one-half in cash.

o Under the terms of the agreement and plan of merger, there is a maximum cap on the per share price of Cardiac Science's common stock, for purposes of calculating the number of shares to be issued as merger consideration, of USD 7.50 per share.

o Payment procedures will be effectuated through an exchange agent selected by Cardiac Science. Five percent of the merger consideration will be held in escrow to indemnify Cardiac Science for certain contingencies identified in the agreement and plan of merger. Any portion of the proceeds held in escrow not used to indemnify Cardiac Science will be distributed to former Survivalink shareholders following the one-year anniversary of the effective time of the merger.

o The rights of a shareholder of Cardiac Science will not change following the merger. In addition, Survivalink shareholders, who will become new shareholders of Cardiac Science, will have the same rights as the shareholders of Cardiac Science.

o The shareholder should read the agreement and plan of merger carefully, which qualifies the foregoing summary. The entire text of the agreement and plan of merger is set forth as Exhibit 7.1 to Form 8-K dated March 23, 2001 and is hereby incorporated by this reference. This document is available through EDGAR on the SEC's website at www.sec.gov.

Federal tax treatment

The merger is intended to be a tax-free reorganization for Cardiac Science, CSAC, and Survivalink under the Internal Revenue Code.

Conditions to the merger; possible termination of the transaction

The agreement and plan of merger may be terminated under certain conditions. Additionally, each party must meet certain conditions before the other party is obligated to close the transaction. Failure to meet certain of these obligations by one party may result in an obligation of that party to deliver to the other party a break-up fee of USD 3.5 million in cash. The completion of the merger depends on the satisfaction of a number of conditions, including, but not limited to, the following:

-------------
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                                  SURVIVALINK

o Approval by Cardiac Science's shareholders of proposal authorizing the issuance of shares of Cardiac Science's common stock in connection with Cardiac Science's acquisition of Survivalink;

o Authorizing the issuance of Cardiac Science's securities in connection with the financing transaction described below;

o Approval by Cardiac Science's shareholders to increase Cardiac Science's authorized shares of common stock from 40,000,000 to 100,000,000 shares;

o Consummation of the financing transaction to raise approximately USD 50 million, a majority of which will be used to finance the cash portion of the consideration to be paid in the Survivalink acquisition;

o The receipt of a favorable determination by the California Department of Corporations that the terms and conditions of the merger are fair, or, alternatively, the filing with and acceptance by the SEC of a registration statement on Form S-4 to register the shares Cardiac Science will issue in the merger;

o Approval of the agreement and plan of merger by the shareholders of Survivalink.

Completion of merger

The merger will become effective when Cardiac Science files Articles of Merger with the Minnesota Secretary of State, which will occur as soon as practicable following the satisfaction or waiver of all of the conditions to the merger.

MARKETS AND CUSTOMERS

Survivalink's primary customers include police and fire departments, as well as commercial corporations, airlines and public facilities. Survivalink distributes its products in the United States through a direct sales force and, to a lesser extent, domestic distributors and manufacturer's representatives.

HUMAN RESOURCES

As of March 31, 2001, Survivalink had 66 full-time employees, of whom 26 were involved in sales and marketing, 9 in research and development, 5 in regulatory and quality control, 17 in manufacturing and 9 in administration and management.

      Survivalink's principal offices are located at 5420 Feltl Road, Minneapolis, Minnesota. Its telephone number is +1 (952) 939-4181.

CARDIAC SCIENCE'S REASONS FOR THE MERGER WITH SURVIVALINK

The decision to enter into the agreement and plan of merger with Survivalink by Cardiac Scicene's Board of Directors was based on a thorough analysis of each company's strengths and weaknesses. This analysis allowed Cardiac Science's Board of Directors to identify several potential benefits to its stockholders that, if realized, could increase shareholder value. These reasons for the merger with Survivalink include:

o gaining market share and a presence in the rapidly growing AED market. Survivalink currently holds a 13 percent market share in the USD 130 million per year AED market, which is projected to grow to over USD 400 million by 2004. Survivalink's immediate contribution to Cardiac Science's top line sales growth is expected to help Cardiac Science achieve a level of critical mass necessary for profitability;

o the integration of Cardiac Science's proprietary RHYTHMx ECD tachyarrhythmia detection and defibrillation software into Survivalink's line of AEDs, which is expected to provide Cardiac Science with a significant competitive advantage in the growing AED market;

o an additional U.S. distribution channel, consisting of a 21-person direct sales team that markets principally to first responders, providing Cardiac Science with an opportunity to leverage cross-selling opportunities at both companies;

o a manufacturing facility and an assembled and experienced manufacturing workforce that is expected to provide Cardiac Science with the expertise to manufacture its full range of current and in-development AECD devices; and

o access to Survivalink's biphasic wave defibrillation technology which can be embedded into Cardiac Science's existing and future products more efficiently than if it were developed by Cardiac Science. Survivalink also has other valuable intellectual property, including issued patents, which Cardiac Science expects will be useful in carrying out its business strategy.

SURVIVALINK'S REASONS FOR THE MERGER WITH CARDIAC SCIENCE

Survivalink believes that its merger with Cardiac Science will substantially mitigate many significant challenges that Survivalink would face if it continued as an independent, privately-held company. In addition, Survivalink believes that the merger will provide value to its shareholders as well as


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                                  SURVIVALINK

increased resources to expand its market share and better compete with other manufacturers of AEDs.

      In reaching its decision to approve the merger and agreement and plan of merger, Survivalink's Board of Directors considered a number of factors, including, but not limited to the business and financial risks and potential benefits of the merger, and the terms and conditions of the agreement and plan of merger.

SURVIVALINK COMMENTS ON THE DEVELOPMENT

The following discussion should be read in conjunction with Survivalink's financial statements and notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements, including, but not limited to, statements concerning Survivalink's strategic plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of Survivalink's expectations or intentions. You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

Survivalink was organized in April 1992 for the purpose of developing and marketing an AED that is easy to use, inexpensive, and easy to maintain. Survivalink's first generation AED, the VivaLink, received 510(k) marketing clearance from the FDA in February 1995. Survivalink's second generation AED, the FirstSave Monophasic AED, received 510(k) marketing clearance from the FDA in July 1997. In January 1999, Survivalink received 510(k) marketing clearance from the FDA for the second generation FirstSave AED, the FirstSave Biphasic AED. Survivalink commenced commercial sales of the VivaLink in the first quarter of 1995, the First-Save Monophasic AED in the third quarter of 1997, and the FirstSave Biphasic in the second quarter of 1999. Survivalink currently derives substantially all of its net sales from the FirstSave Biphasic AED and related accessories.

Results of Operations

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Net Sales. Net sales for the year ended December 31, 2000 increased 40.4 percent to USD 17,139,526, as compared to USD 12,204,431 for the year ended December 31, 1999. The increase in sales was due to an increase in demand for the FirstSave Biphasic AED and from the expansion of Survivalink's distribution system to include local and national distribution partners. International sales increased
91.3 percent to USD 2,575,640 for the year ended December 31, 2000, compared to USD 1,346,622 for the same period in 1999. The increase in international sales was primarily due to an increase in the overall demand for AEDs and the continuing expansion of Survivalink's network of international distributors. In 2000, Survivalink had sales of over USD 800,000 to its U.K. distributor who resold the product to the U.K. Department of Health for the implementation of its public access defibrillation program.

Cost of Goods Sold and Gross Profit. Cost of goods sold for the year ended December 31, 2000 totaled USD 7,095,744, which resulted in a gross profit percentage of 58.6 percent, compared to USD 5,478,831 and 55.1 percent for the same period in 1999. Gross profit percent improved as a result of a higher sales value per unit in 2000 and continuing manufacturing efficiencies and product cost reductions.

Sales and Marketing. Sales and marketing expenses for the year ended December 31, 2000 totaled USD 5,987,570, or 34.9 percent of net sales, compared to USD 6,132,985, or 50.3 percent of net sales, for the same period in 1999. The decrease in sales and marketing expenses in 2000 resulted primarily from lower spending on advertising and promotions, commissions, demonstration equipment, and a reduction in the average number of sales representatives.

Research and Development. Research and development expenses for the year ended December 31, 2000 totaled USD 1,752,927, or 10.2 percent of net sales, compared to USD 2,369,147, or 19.4 percent of net sales, for the same period in 1999. The decrease in research and development expenses resulted primarily from lower wages and related fringe benefits associated with a reduction in staffing levels, lower prototype expense and lower patent-related expenses due to the completion and launch of the FirstSave Biphasic AED in May 1999.

General and Administrative. General and administrative expenses for the year ended December 31, 2000 totaled USD 1,709,970, or 10.0 percent of net sales, compared to USD 1,594,917, or 13.1 percent of net sales for the same period in 1999. The small increase in general and administrative expenses resulted from an increase in resources required to support the increased sales volume.


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                                  SURVIVALINK

Other Income and Expenses. Other income and expenses for the year ended December 31, 2000 were net expenses of USD 276,725 compared to net expenses of USD 142,570 for the same period in 1999. The increase in net expense in 2000 resulted from lower interest income earned from lower average cash balances in 2000 as compared to 1999 and additional interest expense in 2000 related to the convertible promissory notes in an amount of USD 1,500,000 issued in December 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Net Sales. Net sales for the year ended December 31, 1999 increased 35.3 percent to USD 12,204,431, as compared to USD 9,021,648 for the same period in 1998.
The increase in net sales resulted primarily from an increase in demand for the new FirstSave Biphasic AED, which was released in May 1999. International sales increased 51.8 percent to USD 1,346,622 from USD 887,080 for the same period in 1998. The increase was due to the expansion of Survivalink's international distributor network.

Cost of Goods Sold and Gross Profit. Cost of goods sold for the year ended December 31, 1999 totaled USD 5,478,831, which results in a gross profit percentage of 55.1 percent as compared to USD 4,770,809 and 47.1 percent for the same period in 1998. The improvement in gross profit in 1999 resulted from the introduction of the FirstSave Biphasic product, which yields a higher selling price, and an overall reduction in the manufacturing costs of all products. In addition, Survivalink recorded a charge for obsolete inventory in 1998, which reduced gross profit by USD 500,000, or approximately 5.5 percent.

Sales and Marketing. Sales and marketing expenses for the year ended December 31, 1999 were USD 6,132,985, or 50.3 percent of net sales, compared to USD 7,482,262, or 82.9 percent of net sales, for the same period in 1998.The decrease in sales and marketing expenses in 1999 resulted primarily from a reduction in employees in both the sales and marketing departments due to an unsuccessful effort at obtaining Medicare reimbursement for the AED and lower overall demonstration equipment expense.

Research and Development. Research and development expenses for the year ended December 31, 1999 totaled USD 2,369,147, or 19.4 percent of net sales, compared to USD 3,197,100, or 35.4 percent of net sales, for the same period in 1998. Research and development expenses decreased in 1999 due to lower wages and related fringe benefits associated with a reduction in staffing levels, lower clinical trial expenses resulting from the completion of Survivalink's biphasic waveform clinical trials in 1998 and lower patent-related expenses.

General and Administrative. General and administrative expenses for the year ended December 31, 1999 totaled USD 1,594,917, or 13.1 percent of net sales, compared to USD 2,059,870, or 22.8 percent of net sales, for the same period in 1998.The decrease in general and administrative expenses in 1999 was a result of lower bad debt expense and lower legal, accounting, insurance and consulting fees.

Other Income and Expenses. Other income and expenses for the year ended December 31, 1999 were net expenses of USD 142,570, compared to net expenses of USD 90,576 for the same period in 1998. The increase in net expense in 1999 resulted from lower interest income earned from lower average cash balances in 1999 compared to 1998.

Liquidity and Capital Resources

Survivalink has historically financed its operations and capital requirements through the sale of common stock and preferred stock, bridge loans, equipment lease financing and cash flow from operating activities.

      Cash and cash equivalents at December 31, 2000 were USD 1,529,593 compared to USD 3,421,078 at December 31, 1999. Cash used in operating activities for the year ended December 31, 2000 totaled USD 405,661, compared to USD 3,172,767 for the same period in 1999. The improvement in operating cash flow in 2000 resulted primarily from net income of USD 298,590 in 2000 compared to a net loss of USD 3,519,019 in 1999 and a decrease in inventories of USD 389,356 partially offset by an increase in accounts receivable of USD 1,406,565. Cash used in financing activities for the year ended December 31, 2000 was USD 1,326,748 compared to cash provided during the same period in 1999 of USD 996,736. In 1999, Survivalink received USD 1,500,000 in cash from the issuance of convertible promissory notes to existing holders of preferred stock, which was offset by payments made under notes payable and capital leases of USD 516,031. In 2000, Survivalink used USD 1,332,747 to fulfill obligations under its notes payable and capital leases and did not raise any additional capital.

      Survivalink anticipates that the current cash balances will be sufficient to meet its cash requirements through 2001. To meet its obligations and goals in 2002, Survivalink believes that it will need to raise additional capital.


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                                  RISK FACTORS

This prospectus may contain statements concerning Cardiac Science's future results, future performance, intentions, objectives, plans, and expectations that are deemed to be "forward-looking statements." These statements include such items regarding

o     products under development;

o     technological and competitive advantages;

o     timetable for commercial introduction of its products;

o its ability to improve patient care, increase survival rates, decrease recovery time, lessen patient debilitation, and reduce patient care costs;

o     markets, demand for its services, purchase orders and commitments;

o     strategic alliances;

o     the competitive and regulatory environment;

o the proposed acquisitions of Artema and Survivalink and the anticipated synergies from the acquisitions;

o     planned integration of technologies with products;

o     marketing strategies; and

o     the planned financing transaction.

Cardiac Science's actual results, performance, and achievements may differ significantly from those discussed or implied in the forward-looking statements as a result of a number of known and unknown risks and uncertainties including, without limitation, those discussed below and in "Comments on the development." Although Cardiac Science believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, Cardiac Science cannot assure you that the results discussed or implied in such forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such statements should not be regarded as a representation by Cardiac Science or any other person that its objectives and plans will be achieved. Words such as "believes," "anticipates," "expects," "intends," "may," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Cardiac Science undertakes no obligation to revise any of these forward-looking statements.

      Sometimes Cardiac Science communicates with securities analysts. It is against Cardiac Science's policy to disclose to analysts any material non-public information or other confidential commercial information. You should not assume that Cardiac Science agrees with any statement or report issued by any analyst regardless of the content of the statement or report. Cardiac Science has a policy against issuing financial forecasts or projections or confirming the accuracy of forecasts or projections issued by others. If reports issued by securities analysts contain projections, forecasts or opinions, those reports are not Cardiac Science's responsibility.

      The risks presented below may not be all of the risks Cardiac Science may face. These are the factors that Cardiac Science believes could cause actual results to be different from expected and historical results. Other sections of this prospectus include additional factors that could have an effect on its business and financial performance. The industry that Cardiac Science competes in is very competitive and changes rapidly. Sometimes new risks emerge and Cardiac Science may not be able to predict all of them, or be able to predict how they may cause actual results to be different from those contained in any forward-looking statements. You should not rely upon forward-looking statements as a prediction of future results.

Failure to complete the Offer could have a negative effect on each company's stock price and business

Both Cardiac Science and Artema face a number of particular risks if the acquisition is not completed. For example, the price of the Cardiac Science Shares and the Artema Shares may decline to the extent that the current market price of the Cardiac Science Shares and the Artema Shares reflects the assumption that the acquisition will be completed. Costs related to the acquisition, such as legal, accounting and financial adviser fees, must be paid even if the acquisition is not completed. Further, if the acquisition is terminated and the Board of Directors of Artema determines to seek another business combination, it is not certain that Artema will be able to find a party interested in combining with Artema on equivalent or more attractive terms. Moreover, if the acquisiton is terminated, Artema may also face the risk that it may not be able to obtain financing to support ongoing operations at favourable terms, if at all.


                                                                              23
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                                  RISK FACTORS

Cardiac Science may not be able to successfully integrate the operations of Artema

A successful integration of the Cardiac Science and Artema operations will require substantial effort from each company, and will present significant challenges. Differences in management approaches and corporate cultures could strain employee relations. Other difficulties could arise from the integration of information systems and business strategies. These potential difficulties may adversely affect Cardiac Science's ability to realize the anticipated benefits of the acquisition.

The acquisition may result in a loss of customers

The completion of the Offer could cause certain of Cardiac Science's or Artema's customers to either seek alternative sources of product supply, or delay or change orders due to potential uncertainty over the strategy of Cardiac Science.

Cardiac Science may face difficulties if it acquires less than 100 percent of the Artema Shares and subsequently proceeds with a compulsory acquisition of the remaining shares

If Cardiac Science acquires more than 90 percent of the Artema Shares, but less than 100 percent, Cardiac Science intends to commence a compulsory acquisition proceeding under the Swedish Companies Act to acquire all outstanding Artema Shares. The compulsory acquisition proceeding could be time consuming and Cardiac Science may have difficulties in its relationship with the remaining minority shareholders of Artema after the acquisition. These potential difficulties may distract Cardiac Science's management from the operations of its business.

Cardiac Science has a limited operating history and a history of losses, Cardiac Science expects to incur losses in the future, and its auditors have expressed doubt as to its ability to continue as a going concern

Cardiac Science was formed in 1991 and has been engaged primarily in organizational activities, research and development, pre-clinical testing, human clinical trials, and capital raising activities. In February 1994, Cardiac Science substantially curtailed its operations due to lack of funds. In May 1994, Cardiac Science temporarily ceased all activities except those related to obtaining financing. Cardiac Science resumed operations upon the completion of a private placement financing in September 1994.

      Cardiac Science incurred net losses of approximately USD 32.9 million, USD 7.7 million, and USD 4.4 million for the years ended December 31, 2000, 1999 and 1998, respectively. As of December 31, 2000, Cardiac Science had an accumulated deficit of USD 51.9 million, which has since increased. Cardiac Science expects to incur substantial additional operating losses as a result of expenditures related to marketing and sales efforts, research and product development activities, and costs associated with the market introduction of its new products. The timing and amounts of these expenditures will depend upon many factors, some of which are beyond its control. As a result, Cardiac Science anticipates that it will continue to incur losses for the foreseeable future.

      Cardiac Science received a report on its consolidated financial statements from its independent accountants for the year ended December 31, 2000, that includes an explanatory paragraph expressing substantial doubt as to its ability to continue as a going concern without, among other things, obtaining additional financing adequate to support its expansion plans, manufacturing, research and development activities, or achieving a level of revenues adequate to support its cost structure.

Cardiac Science's business is subject to factors outside its control

Cardiac Science's business may be affected by a variety of factors, many of which are outside its control. Factors that may affect its business include:

o     the success of its product development efforts;

o     the success of its marketing campaign;

o     competition;

o     its ability to attract qualified personnel;

o the amount and timing of operating costs and capital expenditures necessary to establish its business, operations, and infrastructure;

o     governmental regulation; and

o general economic conditions as well as economic conditions specific to the medical industry.

Its products under development may not function as intended

Cardiac Science currently has two products under development - the Cardiac Rhythm Module anticipated for release in 2001, and the Personal Wearable Defibrillator anticipated for release in 2002. Cardiac Science cannot assure you that the development of either product will be successfully completed by their anticipated release dates, if at all,


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or that the products, if developed, will function properly. If Cardiac Science is unable to successfully develop, market, and manufacture the CRM, it will have an adverse affect on its ability to generate revenue.

Its products, some of which are still under development, may not be readily accepted by the market

Although defibrillation techniques are well known within the medical community worldwide and are considered to be accepted and effective medical therapy, Cardiac Science can not assure you that the market will recognize the benefits or the potential applications of its products. Even if Cardiac Science is able to successfully demonstrate to physicians and potential customers the benefits, safety, efficacy, and cost-effectiveness of its products, Cardiac Science cannot assure you that there will be sufficient market acceptance and demand of its products to allow Cardiac Science to operate profitably.

Cardiac Science has limited manufacturing experience

Cardiac Science has limited manufacturing experience, and no experience in manufacturing products in the volumes that will be necessary for Cardiac Science to achieve significant commercial sales. Cardiac Science cannot assure you that it will be able to provide reliable, high-volume manufacturing at commercially reasonable costs. Cardiac Science may encounter difficulties in establishing its production capabilities, including problems involving quality control and assurance, and shortages of qualified personnel. In addition, its manufacturing facilities will be subject to applicable FDA regulations, international quality standards, and other regulatory requirements. Failure by Cardiac Science to maintain its respective facilities in accordance with FDA regulations, international quality standards, or other regulatory requirements may result in delays or termination of production, which could have a material adverse effect on its business, financial condition, and results of operations.

Supply shortages can cause delays in manufacturing and delivering products

Cardiac Science relies upon unaffiliated suppliers for the material components and parts used to assemble its products. Most parts and components purchased from suppliers are available from multiple sources. Cardiac Science believes that it will be able to continue to obtain most required components and parts from a number of different suppliers, although there can be no assurance thereof. Lack of availability of certain components could require major redesign of the products and could result in production and delivery delays.

Cardiac Science must maintain and establish strategic alliances and other third party relationships to implement its business strategy

Its strategy for manufacturing, marketing, and distributing its products is dependent upon forming strategic alliances and relationships with joint venture partners, contract manufacturers, or other third parties, and upon the subsequent success of these parties in performing their responsibilities. Cardiac Science cannot assure you that its existing arrangements or those which it may establish in the future will be successful. There would be a material adverse effect on Cardiac Science if

o any of its existing arrangements are cancelled or are unsuccessful, and Cardiac Science is unable to secure new alliances in their place; or

o     Cardiac Science is unable to secure additional strategic alliances.

Cardiac Science must comply with governmental regulations and industry standards

Cardiac Science is subject to significant regulations by authorities in the United States and foreign jurisdictions regarding the clearance of its products and the subsequent manufacture, marketing, and distribution of its products once approved. The design, efficacy, and safety of its products are subject to extensive and rigorous testing before receiving marketing clearance from the FDA. The FDA also regulates the registration, listing, labeling, manufacturing, packaging, marketing, promotion, distribution, record keeping and reporting for medical devices. The process of obtaining FDA clearances is lengthy and expensive, and Cardiac Science cannot assure you that it will be able to obtain the necessary clearances for marketing its products on a timely basis, if at all. Failure to receive or delays in receipt of regulatory clearances would limit its ability to commercialize its products, which would have a material adverse effect on its business, financial condition, and results of operations. Even if such clearances are granted by the FDA, its products will be subject to continual review. Later discovery of previously undetected problems or failure to comply with regulatory standards may result in restriction of the product's labeling, a costly and time-consuming product recall, withdrawal of clearance, or other regulatory or enforcement action. Moreover, future governmental statutes, regulations, or policies, or


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                                  RISK FACTORS

changes in existing statutes, regulations, or policies, may have an adverse effect on the development, production, or distribution of its products.

      Any regulatory clearance, if granted, may include significant limitations on the uses for which its products may be marketed. FDA enforcement policy strictly prohibits the marketing of cleared medical devices for unapproved uses. In addition, the manufacturing processes used to produce Cardiac Science's products will be required to comply with the Good Manufacturing Practices ("GMP") regulations of the FDA. These regulations cover design, testing, production, control, documentation, and other requirements. Enforcement of GMP regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly scrutinized. Cardiac Science's facilities and manufacturing processes and those of certain of its third party contract manufacturers and suppliers will be subject to periodic inspection by the FDA and other agencies. Failure to comply with applicable regulatory requirements could result in, among other things,

o     warning letters,

o     fines,

o     injunctions,

o     civil penalties,

o     recalls or seizures of products,

o total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices,

o     withdrawal of clearances, and

o     criminal prosecution.

To market its products in certain foreign jurisdictions, Cardiac Science (or its distributors and agents) must obtain required regulatory clearances and approvals and otherwise comply with extensive regulations regarding safety and quality. Compliance with these regulations and the time required for regulatory reviews vary from country to country. Cardiac Science cannot assure you that Cardiac Science will obtain regulatory clearances and approvals in foreign countries, and Cardiac Science may be required to incur significant costs in applying for, obtaining, or maintaining foreign regulatory clearances and approvals.

Cardiac Science faces intense competition

The domestic and international markets for external defibrillators is highly competitive. Cardiac Science's products will compete with a variety of existing external defibrillators that are presently in widespread use, including devices which are designed to automatically perform the diagnosis of the patient but with which therapy is manually initiated by a trained individual. The external defibrillation market is dominated by

o Medtronic Physio-Control ("MPC") a wholly-owned subsidiary of Medtronic, Inc. ("Medtronic");

o Agilent (a spin-off from Hewlett Packard Corporation and recently acquired by Philips) and its subsidiary, Heartstream, Inc. ("Heartstream"); and

o     Zoll Medical, Inc.("Zoll").

Other competitors in this market segment include Marquette Electronics, Inc., Survivalink, and Laerdal Corporation. In February 2001, Cardiac Science agreed to acquire Survivalink, a privately held Minneapolis-based company. The acquisition is expected to close in June 2001.

      Many of the manufacturers of competing external devices

o     are well established in the medical device field,

o have substantially greater experience than Cardiac Science in research and development, obtaining regulatory clearances, manufacturing, and sales and marketing, and

o have significantly greater financial, research, manufacturing, and marketing resources than Cardiac Science.

Other companies can develop invasive or non-invasive products capable of delivering comparable or greater therapeutic benefits than Cardiac Science's products or which offer greater safety or cost effectiveness than its products. Furthermore, future technologies or therapies developed by others may render Cardiac Science's products obsolete or uneconomical, and Cardiac Science may not be successful in marketing its products against such competitors.

Cardiac Science is exposed to numerous risk associated with international sales

Cardiac Science markets its products in international markets. International operations entail various risks, including

o     political instability;

o     economic instability and recessions;

o     exposure to currency fluctuations;


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                                  RISK FACTORS

o     difficulties of administering foreign operations generally;

o     reduced protection for intellectual property rights;

o     potentially adverse tax consequences; and

o obligations to comply with a wide variety of foreign laws and other regulatory requirements.

Cardiac Science has limited marketing and sales capabilities

Cardiac Science has limited sales and marketing resources. Although its executive management team has extensive marketing and sales experience in the cardiology field, Cardiac Science cannot assure you that its marketing and sales efforts will be successful. Cardiac Science markets the Powerheart via a direct sales force and through international distributors. Cardiac Science cannot assure you that it will be able to consummate strategic distribution partnerships with other companies for its products, that distributors will devote adequate time or resources to selling its products, or that its own direct sales force will be successful in selling its products.

Cardiac Science's business is dependent upon its executive officers, and its ability to attract and retain other key personnel

Cardiac Science's success is dependent in large part on the continued employment and performance of its President and Chief Executive Officer, Raymond W. Cohen, as well as other key management and operating personnel. The loss of any of these persons could have a material adverse effect on its business. Cardiac Science does not have key person life insurance on any of its employees other than Raymond W. Cohen.

      Cardiac Science's future success also will depend upon its ability to retain existing key personnel, and to hire and to retain additional qualified technical, engineering, scientific, managerial, marketing, and sales personnel. The failure to recruit such personnel, the loss of such existing personnel, or failure to otherwise obtain such expertise would have a material adverse effect on its business and financial condition.

Cardiac Science may face product liability claims

The testing, manufacturing, marketing and sale of medical devices subjects Cardiac Science to the risk of liability claims or product recalls. For example, it is possible that its products will fail to deliver an energy charge when needed by the patient, or that they will deliver an energy charge when it is not needed. As a result, Cardiac Science may be subject to liability claims or product recalls for products to be distributed in the future or products that have already been distributed. Although Cardiac Science maintains product liability insurance in the countries in which it conducts and intends to conduct business, it cannot assure you that such coverage is adequate or will continue to be available at affordable rates. Product liability insurance is expensive and may not be available in the future on acceptable terms, if at all. A successful product liability claim could inhibit or prevent commercialization of its products, impose a significant financial burden on Cardiac Science, or both, and could have a material adverse effect on its business and financial condition.

Cardiac Science's technology may become obsolete

The medical equipment and health care industries are characterized by extensive research and rapid technological change. The development by others of new or improved products, processes, or technologies may make Cardiac Science's products obsolete or less competitive. Accordingly, Cardiac Science plans to devote continued resources, to the extent available, to further develop and enhance its existing products and to develop new products. Cardiac Science cannot assure you that these efforts will be successful.

Cardiac Science depends on patents and proprietary rights

Cardiac Science's success will depend, in part, on its ability to obtain and maintain patent rights to preserve its trade secrets and to operate without infringing on the proprietary rights of third parties. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and therefore may be highly uncertain. Cardiac Science cannot assure you that

o     any additional patents will be issued to Cardiac Science,

o the scope of any existing or future patents will exclude competitors or provide Cardiac Science with competitive advantages,

o     any of its patents will be held valid and enforceable if challenged, or

o others will not claim rights in or ownership to the patents and other proprietary rights held by Cardiac Science.

-------------
THE NEW GROUP
-------------

                                  RISK FACTORS

Furthermore, others may have developed or could develop similar products or patent rights, may duplicate Cardiac Science's products, or design around its current or future patents. In addition, others may hold or receive patents, which contain claims having a scope that covers products developed by Cardiac Science. Cardiac Science also relies upon trade secrets to protect its proprietary technology. Others may independently develop or otherwise acquire substantially equivalent know-how, or gain access to and disclose its proprietary technology. Cardiac Science cannot assure you that it can ultimately protect meaningful rights to its proprietary technology.

Cardiac Science may not be able to protect its intellectual property rights

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Such litigation, if it occurs, could result in substantial expense to Cardiac Science and diversion of its efforts, but may be necessary to

o     enforce its patents,

o     protect its trade secrets and know-how,

o defend Cardiac Science against claimed infringement of the rights of others, or

o determine the enforceability, scope, and validity of the proprietary rights of others.

An adverse determination in any such litigation could subject Cardiac Science to significant liability to third parties or require Cardiac Science to seek licenses from third parties. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Moreover, Cardiac Science cannot assure you that necessary licenses would be available to Cardiac Science on satisfactory terms, if at all. If such licenses cannot be obtained on acceptable terms, Cardiac Science could be prevented from marketing its products. Accordingly, an adverse determination in such litigation could have a material adverse effect on its business and financial condition.

Cardiac Science's stock price may be volatile

The market prices of many publicly traded companies, including emerging companies in the health care industry, have been, and can be expected to be, highly volatile. The future market price of Cardiac Science's common stock could be significantly impacted by

o     future sales of its common stock,

o announcements of technological innovations for new commercial products by its present or potential competitors,

o     developments concerning proprietary rights,

o     adverse results in its field or with clinical tests,

o     adverse litigation,

o     unfavorable legislation or regulatory decisions,

o     public concerns regarding its products,

o     variations in quarterly operating results,

o     general trends in the health care industry, and

o     other factors outside of its control.

Cardiac Science does not anticipate paying dividends

To date, Cardiac Science has not declared or paid dividends on its common stock. Cardiac Science presently intends to retain earnings, if any, to finance its operations and does not expect to pay cash dividends on its common stock in the foreseeable future. The payment of dividends will depend, among other things, upon its earnings, assets, general financial condition, and upon other relevant factors.

Cardiac Science's right to issue preferred stock could adversely affect common stockholders

Cardiac Science's certificate of incorporation authorizes the issuance of preferred stock with such designations, rights, and preferences as may be determined from time to time by its Board of Directors, without any further vote or action by its stockholders. Therefore, its Board of Directors is empowered, without stockholder approval, to issue a class of stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of its common stock.

                                                                   -------------
                                                                   THE NEW GROUP
                                                                   -------------

                                  RISK FACTORS

Anti-takeover provisions may discourage takeover attempts

Provisions of the Delaware General Corporation Law and Cardiac Science's charter may discourage potential acquisition proposals or delay or prevent a change of control.

Future issuances of Cardiac Science's common stock could cause its stock price to decline

Cardiac Science has reserved a significant number of shares of its common stock for issuance upon the exercise of outstanding options and warrants. The holders of these options or warrants may exercise them at a time when Cardiac Science would otherwise be able to obtain additional equity capital on terms more favorable to Cardiac Science. The exercise of these options or warrants and the sale of the common stock obtained upon exercise would have a dilutive effect on its stockholders, and may have a material adverse effect on the market price of its common stock.

Cardiac Science may not be able to successfully manage its growth

Cardiac Science intends to grow internally as well as through the acquisition of companies in the future, whenever feasible. Cardiac Science cannot predict whether suitable acquisition candidates will be available on reasonable terms, and Cardiac Science may not have access to adequate funds to complete any desired acquisitions. Once acquired, Cardiac Science cannot guarantee that it will successfully integrate the operations of the acquired companies. Combining organizations could interrupt its activities and have a negative impact on its operations. If Cardiac Science fails to effectively manage its growth, its results could suffer.

      Cardiac Science has entered into an agreement to acquire Survivalink. The transaction is subject to the satisfaction of material conditions, and Cardiac Science must raise additional capital to finance the cash portion of the Survivalink purchase price. Cardiac Science cannot assure you that the conditions will be satisfied, the financing will be raised, or the transaction will be consummated. Cardiac Science believes the acquisition will enable Cardiac Science to cost effectively expand its product line, and will help Cardiac Science rapidly build an installed base of AECD devices. If the transaction is not consummated, it could have a material adverse effect on its business.

-------------
THE NEW GROUP
-------------

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

GENERAL

The unaudited pro forma consolidated balance sheet as of December 31, 2000 gives pro forma effect to the following, as if each event had occurred as of December 31, 2000:

o Cardiac Science's planned acquisition of Artema, a Stockholm, Sweden manufacturer of patient monitors and defibrillator devices, and the terms of the Offer to Artema shareholders;

o Cardiac Science's planned acquisition of Survivalink, a Minneapolis, Minnesota manufacturer of automatic external defibrillators; and

o The consummation of a financing transaction, which Cardiac Science assumes for purposes of this presentation to raise USD 50.0 million, with USD 35.5 million used to partially finance the Survivalink transaction and the remaining proceeds used for general corporate purposes.

Cardiac Science's December 31, 2000 historical balance sheet, contained herein, reflects the Cadent Medical Corporation ("Cadent") acquisition, which closed on July 1, 2000.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 give effect to the following, as if each had occurred on January 1, 2000:

o Cardiac Science's planned acquisition of Artema, and the terms of the Offer to Artema shareholders;

o Cardiac Science's planned acquisition of Survivalink, a Minneapolis, Minnesota manufacturer of automatic external defibrillators;

o Cardiac Science's acquisition of Cadent, a development stage company, which closed July 1, 2000; and

o the consummation of a financing transaction which Cardiac Science assumes for purposes of this presentation to raise USD 50.0 million, with USD 35.5 million used to partially finance the Survivalink transaction and the remaining proceeds used for general corporate purposes.

For the purposes of the pro forma financial data Cardiac Science has assumed its stock price associated with each of the events outlined above to be USD 3.40 per share. This price reflects the trailing 30-day average closing price of its stock from March 12, 2001 to April 11, 2001. During this trailing 30-day period, the high was USD 4.00 per share and the low was USD 3.00 per share.

      The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The unaudited pro forma financial data are based on assumptions that Cardiac Science believes are reasonable and should be read in conjunction with the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

      The acquisition of Artema is subject to certain conditions including, but not limited to, receipt of appropriate regulatory approval and acceptance by shareholders of Artema. Completion of the Survivalink merger is also subject to certain conditions including, but not limited to, regulatory approval and approval by Cardiac Science's stockholders of certain proposals to be presented at Cardiac Science's stockholders' meeting. Failure to meet certain obligations may result in the payment by Cardiac Science of a cash break-up fee of USD 3.5 million. Cardiac Science cannot assure you that it will be able to consummate the Survivalink merger or acquisition of Artema, or that Cardiac Science will be able to successfully complete the financing transaction mentioned above.

      The unaudited pro forma financial data are presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). All acquisitions have been recorded using the purchase method of accounting. Amounts are presented in U.S. dollars.

      In preparing the pro forma financial statements and in the underlying preliminary acquisition analysis of Artema, it has been assumed that the shareholders of Artema will receive 4,444,444 Cardiac Science Shares in exchange for all the Artema Shares. It has further been assumed that the fair value of the Cardiac Science Shares issued to effect the transaction, based on a price of USD 3.40 per Cardiac Science common stock, will equal USD 15.1 million. The acquisition is expected to result in transaction costs of approximately USD 1.0 million.

      In preparing the pro forma financial statements and in the underlying preliminary acquisition analysis of Survivalink, it has been assumed that the shareholders of Survivalink will receive 10,441,176 shares of Cardiac Science common stock with an assumed fair value of USD 35.5 million, or USD 3.40 per Cardiac Science common stock, and USD 35.5 million cash in exchange for all the Survivalink shares. It has further been assumed that Cardiac Science will complete a planned financing transaction, offering 14,705,882 shares of common stock at USD 3.40 per share, of which partial proceeds of USD 35.5 million will be used to fund the cash por-

                                                                   -------------
                                                                   THE NEW GROUP
                                                                   -------------

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

tion of the Survivalink transaction. The acquisition is expected to result in transaction costs of approximately USD 1.0 million.

      The accounting principles of Cardiac Science will apply. A detailed analysis has not yet been made to the Artema or Survivalink accounts in order to identify any potential adjustments that need to be made to these accounts in order to adapt them to the accounting principles of Cardiac Science. Based on a preliminary review of the accounts, the management of Cardiac Science believes, however, that any adjustments that may be required will have no material impact on the consolidated accounts of Cardiac Science.

DIFFERENCES BETWEEN SWEDISH AND U.S. ACCOUNTING PRINCIPLES

      Artema's consolidated financial statements are prepared in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP"), which differs in certain material respects from financial statements prepared in accordance with U.S. GAAP.

      The following is a summary of the significant differences between Swedish GAAP and those of U.S. GAAP, which may be relevant for Artema. The summary is not a comprehensive list of all potential differences between Swedish GAAP and U.S. GAAP which would have to be identified in order to prepare consolidated U.S. GAAP financial statements.

      Furthermore, the following text does not address U.S. GAAP disclosure requirements, which are significantly more extensive than the corresponding Swedish disclosure requirements, nor does it cover certain differences in format and terminology applied in the income statement, balance sheet, statement of cash flows or notes to the financial statements.

Revenue recognition

U.S. GAAP requires a very strict application of revenue recognition policies where for example delivery and shipping terms are important factors.

      Revenue recognition practice in Sweden is normally not as strict as U.S. GAAP would require.

Acquisitions

Both Swedish and U.S. GAAP contain guidelines for determining the fair value of shares tendered as part of an acquisition. Swedish guidelines for valuations of such shares issued in conjunction with acquisitions are less detailed than corresponding U.S. guidelines.

      Under Swedish GAAP, acquired in-process research and development is not separately identified and is instead included in goodwill. Under U.S. GAAP, the cost of an acquired company is to be assigned to all identifiable tangible and intangible assets, including any resulting from research and development activities of the acquired enterprise. To the extent costs are allocated to intangibles for use in research and development activities (i.e., acquired research and development), such costs must be accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 2, "Accounting for Research and Development Costs", i.e., they must be expensed by the acquiror as of the date of consummation of the combination, unless there is an alternative future use in research and development projects or otherwise.

Capitalization of interest expenses

Under Swedish GAAP, interest expenses related to the construction of certain qualifying assets are normally charged to earnings, although companies may elect to capitalize the interest expense.

      U.S. GAAP requires that that interest expense related to qualifying assets be capitalized and depreciated together with the acquisition costs over the useful life of the asset.

Equity Securities

Under Swedish GAAP, investments in equity securities are carried at the lower of cost or market.

      Under U.S. GAAP, and in particular in accordance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities", these investments should be classified with respect to the underlying intent, i.e., if they are to be traded, if they are to be held to maturity, or if they are in an intermediate category, and are deemed to be available for sale. Valuation and reporting of income differ depending in the classification of the securities.

Comprehensive Income

U.S. GAAP prescribes reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under U.S. GAAP, all items that are required to be recognized as components of comprehensive income should be reported in a financial statement that is displayed with the same prominence as other financial statements. There is no such requirement under Swedish GAAP.

-------------
THE NEW GROUP
-------------

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(in USD thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   Cardiac
                                                                                   Science
                                           Cardiac                     Artema      & Artema                Survivalink
                                           Science       Artema      Acquisition   Pro Forma  Survivalink  Acquisition    Pro Forma
                                          Historical  Historical(a)  Adjustments   Combined    Historical  Adjustments     Combined
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents               13,537.1        1,627.6          --       15,164.7     1,529.6     50,000.0(f)   27,694.3
                                                                                                             (3,500.0)(f)
                                                                                                            (35,500.0)(f)
  Marketable securities available-
    for-sale                               5,004.0             --          --        5,004.0          --           --       5,004.0
  Accounts receivable, net                 1,923.1        6,198.4          --        8,121.5     3,906.2           --      12,027.7
  Inventories                              1,512.9        3,951.2          --        5,464.1       670.4           --       6,134.5
  Prepaid expenses and other                 203.8          163.1          --          366.9        10.6           --         377.5
-----------------------------------------------------------------------------------------------------------------------------------
Total current assets                      22,180.9       11,940.3          --       34,121.2     6,116.8     11,000.0      51,238.0

Property, plant & equipment, net           1,682.1        3,378.8          --        5,060.9       498.3           --       5,559.2
Goodwill and other intangibles, net        8,023.1             --     7,191.8(b)    15,214.9          --     70,505.7(d)   85,720.6
Other                                      1,449.6          942.6          --        2,392.2        20.8           --       2,413.0
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                              33,335.7       16,261.7     7,191.8       56,789.2     6,635.9     81,505.7     144,930.8
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities & Stockholders' Equity
Current liabilities:
  Accounts payable                         3,040.0        4,380.0          --        7,420.0     1,020.6           --       8,440.6
  Current maturities of
    long-term obligations                    131.4             --          --          131.4       633.9           --         765.3
  Notes payable                                 --             --          --             --     1,761.6           --       1,761.6
  Accrued expenses                           987.7        1,826.8          --        2,814.5     1,696.7           --       4,511.2

Total current liabilities                  4,159.1        6,206.8          --       10,365.9     5,112.8           --      15,478.7

Long-term obligations                        192.0          523.0          --          715.0        28.8           --         743.8
Other                                           --          612.6          --          612.6          --           --         612.6
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                          4,351.1        7,342.4          --       11,693.5     5,141.6           --      16,835.1

Redeemable preferred stock:
  Series A                                      --             --          --             --    15,903.7    (15,903.7)(e)        --
  Series B                                      --             --          --             --    12,537.4    (12,537.4)(e)        --

Stockholders' equity:
  Common stock                             1,575.4        1,597.1    (1,597.1)(c)    1,575.4        59.3        (59.3)(e)   1,575.4
  Additional paid-in-capital and other    79,292.9       15,367.5   (15,367.5)(c)   95,404.0    12,778.7    (12,778.7)(e) 178,404.0
                                                                     16,111.1(b)                             36,500.0(d)
                                                                                                             46,500.0(f)
Accumulated deficit                      (51,883.7)      (8,045.3)    8,045.3(c)   (51,883.7)  (39,784.8)    39,784.8(e)  (51,883.7)
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                28,984.6        8,919.3     7,191.8       45,095.7   (26,946.8)   109,946.8     128,095.7
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
stockholders' equity                      33,335.7       16,261.7     7,191.8       56,789.2     6,635.9     81,505.7     144,930.8
------------------------------------------------------------------------------------------------------------------------------------

Notes to unaudited pro forma consolidated balance sheet
(in USD thousands, except per share data)

(a) Artema's balance sheet data converted to U.S. dollars at an exchange rate at December 31, 2000 of SEK 9.54 per U.S. dollar and converted from Swedish GAAP to U.S. GAAP.

      The following is a summary of the adjustments to total assets and total liabilities which would have been required if U.S. GAAP had been applied instead of Swedish GAAP.

Artema                                                        December 31, 2000
-------------------------------------------------------------------------------
Total current liabilities as reported in the balance
    sheet in accordance with Swedish GAAP                     SEK     47,679.0

Adjustments to conform to U.S. GAAP
Committed credit facility                                      SEK     7,461.0
Other current liabilities                                      SEK     4,073.0
-------------------------------------------------------------------------------
Total current liabilities in accordance with U.S. GAAP        SEK     59,213.0

Foreign currency exchange rate                                            9.54
-------------------------------------------------------------------------------
                                                          ---------------------
Total current liabilities in accordance with U.S. GAAP         USD     6,206.8
                                                          ---------------------


Artema                                                     December 31, 2000
-------------------------------------------------------------------------------
Total long term liabilities as reported in the balance
    sheet in accordance with Swedish GAAP                     SEK     12,450.0

Adjustments to conform to U.S. GAAP
Other current liabilities                                    SEK      (7,461.0)
-------------------------------------------------------------------------------
Total long term liabilities in accordance with U.S. GAAP       SEK     4,989.0

Foreign currency exchange rate                                            9.54
-------------------------------------------------------------------------------
                                                          ---------------------
Total long term liabilities in accordance with U.S. GAAP         USD     523.0
                                                          ---------------------

(b) Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of Artema based on the relative fair values as of the closing of the Artema transaction, with the balance allocated to goodwill and other identifiable intangibles. This entry reflects a current estimate of the allocation to the acquired assets, liabilities and goodwill and to estimated fees and expenses relating to the acquisition of approximately USD 1.0 million. The final allocations are expected to be different from the amounts reflected herein, and may reflect allocation to in-process research and development and other identifiable intangibles such as patents, assembled workforce and core technology. Such differences may be significant. The amount and components of the estimated purchase price along with the allocation of the estimated purchase price to assets purchased and liabilities assumed as though the transaction had occurred on December 31, 2000 are as follows:

      Cash and cash equivalents                                         1,627.6
      Property, plant & equipment, net                                  3,378.8
      Accounts receivable, net                                          6,198.4
      Inventories                                                       3,951.2
      Prepaid expenses and other assets                                 1,105.7
      Long-term obligations                                              (523.0)
      Accounts payable and accrued liabilities                         (6,206.8)
      Other liabilities                                                  (612.6)
      Goodwill                                                          7,191.8
      --------------------------------------------------------------------------
      Total purchase price                                             16,111.1

(c) Reflects the elimination of Artema's historical stockholders' equity balances in connection with purchase accounting.

                                                                 Cont. next page

                                                                   -------------
                                                                   THE NEW GROUP
                                                                   -------------

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in USD thousands, except per share data)

                                  Cardiac
                                  Science        Cadent                          Artema
                                Year Ended     Six Months         Cadent       Year Ended        Artema
                                 December    Ended June 30,    Acquisition     December 31,    Acquisition
                                 31, 2000         2000         Adjustments       2000(a)       Adjustments
----------------------------------------------------------------------------------------------------------
Net sales                         4,242.3             --             --          27,961.1            --
Cost of goods sold                3,825.6             --             --          18,078.0            --
----------------------------------------------------------------------------------------------------------
Gross profit                        416.7             --             --           9,883.1            --

Operating expenses:
  Research & development          8,247.7        1,842.1             --           4,023.4            --
  Sales & marketing               4,370.9             --             --           1,745.5            --
  General & administrative        5,159.6          369.7             --           4,020.0            --
  Acquired in-process
    research and
    development                  13,587.0             --             --                --            --
Amortization of intangibles       2,613.8             --          494.1(b)             --         719.2(c)
Other operating expenses               --        1,144.1             --                --            --
----------------------------------------------------------------------------------------------------------
                                 33,979.0        3,355.9          494.1           9,788.9         719.2
----------------------------------------------------------------------------------------------------------
Operating income(loss)          (33,562.3)      (3,355.9)        (494.1)             94.2        (719.2)

Interest income, net                618.4           18.2             --              69.8            --
----------------------------------------------------------------------------------------------------------
Income(loss) before
  income taxes                  (32,943.9)      (3,337.7)        (494.1)            164.0        (719.2)

Provision for income tax              1.6             --             --                --            --
----------------------------------------------------------------------------------------------------------
Net income(loss)                (32,945.5)      (3,337.7)        (494.1)            164.0        (719.2)
----------------------------------------------------------------------------------------------------------

Pro forma basic and diluted loss per share

Pro forma weighted average number of shares used in the computation of loss per share (in thousands)

                                                                 Cardiac
                                                                 Science      Survivalink
                                                                 & Artema      Year Ended      Survivalink
                                                                Pro Forma       December       Acquisition      Pro Forma
                                                                 Combined       31, 2000       Adjustments       Combined
-------------------------------------------------------------------------------------------------------------------------
Net sales                                                        32,203.4       17,139.5             --          49,342.9
Cost of goods sold                                               21,903.6        7,095.7             --          28,999.3
-------------------------------------------------------------------------------------------------------------------------
Gross profit                                                     10,299.8       10,043.8             --          20,343.6

Operating expenses:
  Research & development                                         14,113.2        1,752.9             --          15,866.1
  Sales & marketing                                               6,116.4        5,987.6             --          12,104.0
  General & administrative                                        9,549.3        1,710.0             --          11,259.3
  Acquired in-process
    research and
    development                                                  13,587.0             --             --          13,587.0
Amortization of intangibles                                       3,827.1             --        7,050.6(d)       10,877.7
Other operating expenses                                          1,144.1             --             --           1,144.1
-------------------------------------------------------------------------------------------------------------------------
                                                                 48,337.1        9,450.5        7,050.6          64,838.2
-------------------------------------------------------------------------------------------------------------------------
Operating income(loss)                                          (38,037.3)         593.3       (7,050.6)        (44,494.6)

Interest income, net                                                706.4         (276.7)            --             429.7
-------------------------------------------------------------------------------------------------------------------------
Income(loss) before
  income taxes                                                  (37,330.9)         316.6       (7,050.6)        (44,064.9)

Provision for income tax                                              1.6           18.0             --              19.6
-------------------------------------------------------------------------------------------------------------------------
Net income(loss)                                                (37,332.5)         298.6       (7,050.6)        (44,084.5)
-------------------------------------------------------------------------------------------------------------------------

Pro forma basic and diluted loss per share                                                                          (0.97)

Pro forma weighted average number of shares used in the computation of loss per share (in thousands)             45,645.1(e)

Cont. - Notes to unaudited pro forma consolidated balance sheet

(d) Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of Survivalink based on the relative fair values as of the closing of the Survivalink transaction, with the balance allocated to goodwill and other identifiable intangibles. This entry reflects a current estimate of the allocation to the acquired assets, liabilities and goodwill and to estimated fees and expenses relating to the acquisition of approximately USD 1.0 million. The final allocations are expected to be different from the amounts reflected herein, and may reflect allocation to in-process research and development and other identifiable intangibles such as patents, assembled workforce and core technology. Such differences may be significant. The amount and components of the estimated purchase price along with the allocation of the estimated purchase price to assets purchased and liabilities assumed as though the transaction had occurred on December 31, 2000 are as follows:

      Cash and cash equivalents                                         1,529.6
      Property, plant and equipment, net                                  498.3
      Accounts receivable, net                                          3,906.2
      Inventories                                                         670.4
      Other assets                                                         31.4
      Long-term obligations                                               (28.8)
      Accounts payable and accrued liabilities                         (5,112.8)
      Goodwill                                                         70,505.7
      --------------------------------------------------------------------------
      Total purchase price                                             72,000.0

(e) Reflects the elimination of Survivalink's historical stockholders' equity balances in connection with purchase accounting.

(f) It is assumed that Cardiac Science will issue shares of its common stock in a financing transaction, generating gross proceeds of USD 50 million in connection with the acquisition of Survivalink. The use of net proceeds of USD 46.5 million, net of offering fees and expenses totaling USD 3.5 million:

      (i) cash payment of USD 35.5 million as part of the offer to acquire Survivalink; and
      (ii)  USD 11.0 million to be used for general corporate purposes.

Notes to unaudited pro forma consolidated statement of operations
(in USD thousands)

(a) Represents historical Artema financial data for the year ended December 31, 2000 after the following:

      (i)   conversion from Swedish GAAP to U.S. GAAP; and
      (ii)  conversion to U.S. dollars utilizing an average exchange rate of SEK
            9.244 per USD;

      The following table reconciles Artema's net income in accordance with Swedish GAAP to U.S. GAAP (in millions).

                                                                      Year ended
      Artema                                                   December 31, 2000
      --------------------------------------------------------------------------
      Net income in accordance with Swedish GAAP                    SEK 1,516.0
      U.S. GAAP adjustments
        Net sales                                                  SEK (3,938.0)
        Cost of goods sold                                          SEK 3,938.0
      --------------------------------------------------------------------------
      Net income in accordance with U.S. GAAP                       SEK 1,516.0

      Foreign currency exchange rate                                      9.244
      --------------------------------------------------------------------------
      Net income in accordance with U.S. GAAP                         USD 164.0

(b) Represents an additional 6 months of amortization of goodwill of USD 494.1 resulting from the excess of the purchase price over the net book value of Cadent, calculated as though the Cadent transaction was completed on January 1, 2000. The life of goodwill is estimated to be 7 years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of Cadent based on their relative fair market values as of the closing date of the Cadent transaction.

(c) Represents 12 months of amortization of goodwill of USD 719.2 resulting from the excess of the purchase price over the net book value of Artema, calculated as though the Artema transaction was completed on January 1, 2000. The life of goodwill is estimated to be 10 years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of Artema based on their relative fair market values as of the closing date of the Artema transaction.

(d) Represents 12 months of amortization of goodwill of USD 7,050.6 resulting from the excess of the purchase price over the net book value of Survivalink, calculated as though the Survivalink transaction was completed on January 1, 2000. The life of goodwill is estimated to be 10 years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of Survivalink based on their relative fair market values as of the closing date of the Survivalink transaction.

(e) The pro forma weighted average number of shares represents, exclusive of shares issued to Cadent, Cardiac Science's historical weighted average shares outstanding at fiscal year end of 15,818,300, and the sum of:

      (i) 4,500,000 shares of its Common Stock issued to the shareholders of Cadent,
      (ii) 10,441,176 shares of its Common Stock to be issued to acquire Survivalink,
      (iii) 4,444,444 shares of its Common Stock to be issued to Artema shareholders,
      (iv) the portion of Cardiac Science shares sold in the financing transaction in connection with the cash portion of the Survivalink transaction of USD 35.5 million, representing 10,441,176 shares all as if outstanding for the entire year.

If the actual number of Cardiac Science Shares issued to the shareholders of Artema are 3,333,333, the pro forma combined weighted average shares would be 44,534,000 and pro forma combined basic and diluted loss per share would be USD (0.99)

-------------
THE NEW GROUP
-------------

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

KEY DATA

The following summary pro forma financial data and selected ratios should be read in conjunction with the definitions presented below.

                                                                             Year 2000
                                              ------------------------------------------------------------------
                                                                            Cardiac
                                                                          Science &
                                              Cardiac                    Artema pro                    Pro forma
                                              Science      Artema    forma combined     Survivalink     combined
----------------------------------------------------------------------------------------------------------------
Income statement data
Operating margin, %                               neg         0.3               neg             3.5          neg

Profitability
Return on capital employed, %                     neg         3.5               neg            16.8          neg
Return on equity, %                               neg         2.4               neg             N/A          neg

Balance sheet data
Equity ratio, %                                  86.9        56.3              79.4             neg         88.4
Net debt equity ratio, times                     (0.6)        0.0              (0.3)            N/A         (0.2)
Times interest earned                             neg         2.3               neg             1.7          neg

Research & Development, investments
Research & Development, USD thousands           8,248       4,023            12,271           1,753       14,024
Investments in tangible
fixed assets, USD thousands                     1,270         247             1,517             159        1,676

Employees
Average number of employees                        71         177               248              63          311

Per share data
Basic and diluted income (loss)
per share, USD                                  (1.82)       0.01             (1.67)           0.05        (0.97)
Basic and diluted equity per share, USD          1.19        0.65              1.64           (4.54)        2.37
Dividend per share, USD                            --          --                --              --           --
----------------------------------------------------------------------------------------------------------------

Definitions

Operating margin

Operating income (loss) relative to sales.

Capital employed

Balance sheet total, less non-interest-bearing liabilities.

Return on capital employed

Income (loss) from operations before income taxes, plus interest expenses, relative to average capital employed.

Return on equity

Net income (loss) relative to average equity.

Equity ratio

Equity at year-end relative to balance sheet total.

Net debt equity ratio

Interest-bearing liabilities at year-end, less liquid funds, relative to equity. Net cash is indicated as a negative number. N/A if negative equity base.

Times interest earned

Income (loss) before income taxes, plus financial expenses, relative to financial expenses.

Net loss per share

Net income (loss) relative to average number of shares outstanding.

Equity per share

Equity relative to number of shares outstanding at year-end.

                                                                   -------------
                                                                   THE NEW GROUP
                                                                   -------------

                PRO FORMA SHARE CAPITAL AND OWNERSHIP STRUCTURE

SHARE CAPITAL

The Board of Directors of Cardiac Science has authorized Cardiac Science to issue the Cardiac Science Shares pursuant to the Offer. For further details please refer also to the section "Information about the Cardiac Science Shares"

      As of March 9, 2001 24,753,993 of Cardiac Science Shares were outstanding each with a par value of USD 0.001.

PRO FORMA OWNERSHIP STRUCTURE

The table below provides a pro forma summary of the ownership structure of Cardiac Science under the assumption that (i) the Artema acquisition occurred on December 31, 2000, (ii) all Artema shareholders accept the Offer, and (iii) 4,444,444 Cardiac Science Shares are issued for Artema, (iv) the Survivalink transaction occurred on December 31,2000, (v) Survivalink is acquired for 10,441,176 shares of Cardiac Science common stock and USD 35,500,000 in cash.

      In connection with the Survivalink transaction, and reflected in the Cardiac Science pro forma ownership structure, it is assumed that Cardiac Science issues 14,705,882 shares of common stock at USD 3.40 in a private placement. Only those Cardiac Science shareholders that are currently (a) beneficial owners of more than 5 percent of the outstanding shares of Cardiac Science's common stock, (b) directors of Cardiac Science, or (c) named executive officers of Cardiac Science, are detailed in the Cardiac Science section of the table below. The data presented does not include shares of Cardiac Science issuable upon the exercise of options outstanding under Cardiac Science's 1997 Stock Option/Stock Issuance Plan (the "1997 Plan"), or shares of Cardiac Science issuable upon the exercise of outstanding warrants.

DIVIDEND POLICY

To date, Cardiac Science has not declared or paid cash dividends. Cardiac Science intends to retain all future earnings to fund operations and, therefore, does not expect to declare or pay any cash dividends on its common stock in the foreseeable future. The payment of dividends will depend upon, among other things, the earnings, assets and general financial condition.

                                                         Number of
                                                            Shares    Percent of
                                                      Beneficially     Capital &
Name                                                         Owned     Votes (%)
--------------------------------------------------------------------------------
Cardiac Science:
Muller Mohl Holdings                                     2,927,500           5.4
HFC-Cadent, L.P.                                         2,419,033           4.5
Domain Partners                                          1,929,616           3.6
Walter Villiger                                          1,383,750           2.5
Raymond W. Cohen                                           509,935           0.9
Paul D. Quadros                                             51,571           0.1
Peter Crosby                                                25,000           0.0
Howard L. Evers                                             40,200           0.1
Robert Carpenter                                           160,483           0.3
Brian Dovey                                                     --           0.0
Dongping Lin                                                10,000           0.0
Roderick de Greef                                          242,761           0.4
Michael Gioffredi                                               --           0.0
Prabodh Mathur                                               5,365           0.0
Guy Sohie                                                       --           0.0
Other Cardiac Science
Shareholders                                            18,362,145          27.7
--------------------------------------------------------------------------------
                                                        24,753,993          45.5

Artema:
Affarsstrategerna i Sverige AB                             481,305           0.9
Carl Hamilton                                              123,061           0.2
Robert Zyzanski                                             83,864           0.2
Noramis Anstalt                                            148,257           0.3
Anders Eckerbom                                             74,274           0.1
Industritjanstemannaforbundet                              106,653           0.2
Investment AB Oresund                                       90,573           0.2
Nils-Robert Persson                                         84,010           0.2
Servtrade AB                                                81,418           0.1
Johan Rapp                                                  72,196           0.1
Other Artema shareholders                                3,098,833           5.7
--------------------------------------------------------------------------------
                                                         4,444,444           8.2

Survivalink shareholders                                10,441,176          19.2
Additional shareholders
through a private placement                             14,705,882          27.1
--------------------------------------------------------------------------------
Total                                                   54,345,495         100.0

LISTINGS

The Cardiac Science common stock is currently listed on the Nasdaq National Market (Symbol: "DFIB") in the United States. The Cardiac Science Shares will not be listed on Stockholmsborsen or any other market place in Sweden. It is intended that an application to Stockholmsborsen for the delisting of Artema's class B shares will be submitted as soon as practicable after the completion of the Offer.

-------------
THE NEW GROUP
-------------

                          INDEPENDENT AUDITORS' REPORT

On request of the directors of Cardiac Science, Inc. we have reviewed the information contained in this prospectus. The review has been conducted in accordance with the recommendation issued by the Swedish Institute of Authorised Public Accountants (FAR).

      The unaudited pro forma financial statements on pages 32-33 in this prospectus have been prepared in accordance with the assumptions described on page 30-31.

      Forward looking information in this prospectus has neither been audited nor reviewed by us.

      The financial statements regarding Cardiac Science, Inc. which are included in Appendix 1 of the prospectus have been audited by PricewaterhouseCoopers LLP, USA. The reports of independent accountants are set out on pages 63 and 80.

      The sections relating to Artema on pages 65-76 and on pages 94-106 of the prospectus have been reviewed by Anders Liner.The independent auditors' report is set out on page 77.

      The financial statements regarding Survivalink Corporation, which are included in Appendix 3 of the prospectus have been audited by Ernst & Young LLP.The report of independent auditors is set out on page 107.

      Nothing has come to our attention that causes us to believe that the financial information in this prospectus does not comply in all material respects with the requirements of the Swedish Financial Instruments Trading Act.

      This report is provided solely for the Swedish stock market and should not be quoted or relied upon for any other purposes.

                             Stockholm, May 4, 2001

                            PricewaterhouseCoopers AB

                                                                 ---------------
                                                                 CARDIAC SCIENCE
                                                                 ---------------

                                 CARDIAC SCIENCE

                                    CONTENTS

Operations .............................................................      38
Financial overview .....................................................      48
Comments on the development ............................................      50
Share capital and ownership structure ..................................      53
Board of Directors, Management and Auditors ............................      56
Extracts from Cardiac Science's Certificate of
Incorporation and Bylaws ...............................................      59
Supplementary information ..............................................      62
Report of Independent Accountants ......................................      63

---------------
CARDIAC SCIENCE
---------------

                                   OPERATIONS

OVERVIEW

Cardiac arrest is the leading cause of death in the United States and Europe. According to the American Heart Association approximately 350,000 people die annually in the U.S. from sudden cardiac arrest. For every minute that passes from the onset of sudden cardiac arrest, a person's survival rate decreases by 10 percent or more. Clinical studies have shown that the average survival rate for patients suffering an in-hospital cardiac arrest is about 15 percent - a rate that has not changed since the 1960's. The American Heart Association and other major resuscitation councils around the world have acknowledged that immediate defibrillation therapy is the single most important factor in determining the survival rate of sudden cardiac arrest victims.

      Cardiac Science's technology platform consists of proprietary arrhythmia detection and discrimination software (RHYTHMx ECD) and defibrillation hardware and electrode technology, which are combined to create a line of fully automatic external cardioverter defibrillator devices. These AECDs are designed to be prophylactically attached to patients at temporary risk of sudden cardiac arrest, and will monitor a patient's heart rhythms, instantly and accurately detect the onset of any life-threatening arrhythmias, and when appropriate and without the aid of hospital staff, automatically deliver potentially life saving defibrillation shocks within seconds to convert a patient's heart back to its normal rhythm.

      Cardiac Science believes its proprietary technology will help create a new standard of care by increasing the survival rate of patients suffering sudden cardiac arrest.

      Cardiac Science's first AECD product, the Powerheart, was introduced into the United States in February 2000, and is, to Cardiac Science's knowledge, the only FDA cleared, fully automatic non-invasive external cardioverter defibrillator device. Through its distribution agreements which cover more than 40 countries including the United States and Canada, Cardiac Science sold 734 Powerhearts and related accessories for revenues of USD 4.2 million in the year ended December 31, 2000. In addition, Cardiac Science is currently developing two additional AECD products:

o Cardiac Rhythm Module - formerly referred to as Cardiac Science's Automatic Defibrillator Module, the CRM is a portable, fully automatic defibrillator module designed to work as a stand-alone defibrillator, or in conjunction with existing third party patient monitoring systems. Functionally, the CRM is designed to provide complete rhythm management capabilities, including fully automatic, semi-automatic and manual defibrillation therapy modes and external pacing; and

o Personal Wearable Defibrillator - the PWD is a small, wearable, fully automatic defibrillator designed to be worn by patients for a period of days or weeks, who are ambulatory within a hospital setting or home environment, and who are at temporary risk of sudden cardiac arrest.

Cardiac Science owns three patents and has twelve patent applications pending. Cardiac Science intends to continue to file additional patent applications relating to its technology.

      Cardiac Science's business strategy is centered on rapidly building an installed base of AECD devices in order to maximize the potential recurring revenue associated from sales of its single use, disposable defibrillator electrodes. All of its AECD devices are designed to utilize its proprietary defibrillator electrodes, which for sanitary, safety and performance reasons, must be changed once every 24 hours. Cardiac Science's disposable defibrillator electrodes feature its proprietary "smart chip" technology, designed to ensure that only its electrodes will be used with devices utilizing its proprietary technology. Cardiac Science is now marketing its AECD devices directly to hospitals in the United States, and through country specific distributors in the rest of the world. Cardiac Science intends to acquire or enter into strategic alliances with other defibrillator and patient monitoring equipment manufacturers in order to more rapidly increase the adoption of its AECD devices and technology.

      In January 2001, Cardiac Science announced an offer to acquire all the outstanding shares of Artema, Stockholm, Sweden based developer, manufacturer and distributor of defibrillators and patient monitoring equipment, for between
3.33 million and 4.44 million shares of its common

                                                                 ---------------
                                                                 CARDIAC SCIENCE
                                                                 ---------------

                                   OPERATIONS

stock. In February 2001, Cardiac Science entered into a definitive agreement to purchase all the outstanding shares of Survivalink, a Minneapolis, Minnesota based developer, manufacturer and marketer of AEDs, for USD 35.5 million in cash and USD 35.5 million in common stock. Cardiac Science intends to integrate its RHYTHMx ECD software into the defibrillation and patient monitoring products of Artema and Survivalink, which Cardiac Science believes will cost effectively expand its AECD product line. Cardiac Science believes there are synergies between its distribution channels, customer base and cost structure, and those of Artema and Survivalink. Both transactions are anticipated to close in June 2001.

      From May 20, 1991 (inception) through December 31, 2000, Cardiac Science incurred losses of approximately USD 51.9 million, including approximately USD 16 million of non-cash expenses related to the acquisition of Cadent in 2000. Successful completion of Cardiac Science's development program and its transition to attaining profitable operations is dependent upon achieving a level of revenues which supports its cost structure. Cardiac Science intends to seek financing in order to fund the cash portion of the Survivalink transaction and to provide additional working capital. Cardiac Science cannot assure you that it will be successful in any of these areas.

      Cardiac Science has offices in Irvine, California and Bedford, Massachusetts.

BACKGROUND

Clinical studies have shown that the average survival rate of patients who have had an in-hospital cardiac arrest is about 15 percent - a rate which has not improved since the 1960's. The ability to respond to a life-threatening heart rhythm within seconds minimizes oxygen loss to the brain, thereby eliminating potential neurological damage and a diminished quality of life that often occurs when defibrillation is withheld for even a few minutes. Overall, by responding promptly, lives may be saved, debilitation may be lessened, recovery periods shortened and hospital stays reduced.

Electrocardiogram Basics

The heart is divided into four chambers. The two upper chambers that take blood in from the body are called the left and right atria. The two lower chambers that pump blood out are known as the left and right ventricles. For the heart to operate properly, different parts of the heart must contract in the proper sequence and certain parts, such as the ventricles, must contract simultaneously. The pumping action of the heart is managed by conductive fibers that "wire" the heart electrically. A normally beating heart produces a series of regular electrical events.

      Unfortunately, the heart does not always function in an organized manner. Due to disease or other unknown causes, the wiring of the heart can lose control of the ventricular contractions. When this occurs, the signal to contract is processed unevenly through the heart muscle rather than through the normal conduction path, resulting in an unstable cardiac rhythm. This generates abnormal contractions of the heart known as "arrhythmias." While not all arrhythmias are life threatening, the most common life-threatening arrhythmias are ventricular tachycardia and ventricular fibrillation.

o Ventricular tachycardia. This occurs when electrical disturbances cause a dangerously fast heart rate. The increased heart rate and the uneven nature of the contractions reduce the delivery of blood and oxygen to the brain and body. This can result in unconsciousness, and may lead to ventricular fibrillation (described below) and subsequent death if left untreated. Ventricular tachycardia may be treated with drugs, by a procedure called pacing, or by electrical shock called "cardioversion." Cardioversion depolarizes the entire heart causing the heart to "reset." It is appropriate when the ventricular tachycardia rate is very fast. Termination of the abnormal contractions returns the cardiac rhythm back to normal.

o Ventricular fibrillation. This is a condition in which many different locations of the heart contract at an extremely disorganized and rapid rate of 150 to 500 beats per minute. These different, rapid impulses cause an irregular and chaotic cardiac rhythm with little or no delivery of blood and oxygen to the brain and body. In this condition, a patient will quickly lose consciousness and die within minutes unless the rhythm is terminated by an electrical shock. This shock is called defibrillation.

Importance of Early Defibrillation

Early defibrillation is the single most important factor in reviving patients in cardiac arrest. In the case of ventricular fibrillation, there is approximately a 10 percent (or higher) decline in a patient's chance of survival with each passing minute. If defibrillation is delayed longer than 10 to 12 minutes, there is little probability of survival. The following graph from the Textbook of Advanced Cardiac Life Support, published by the

---------------
CARDIAC SCIENCE
---------------

                                   OPERATIONS

American Heart Association ("AHA") in 1994, illustrates resuscitation rates after defibrillation within the first ten minutes following the onset of ventricular fibrillation.

                  Relationship between Survival Rate and Time
                           to External Defibrillation

                              [LINE CHART OMITTED]

     [The following was represented as line chart in the printed material.]

     Survival Rate (%)       100  90  78  66  54  43  33  23  15  11   8  7
     ----------------------------------------------------------------------
     Time in
       Defibrillation
       shock (in minutes)      0   1   2   3   4   5   6   7   8   9  10

Current Modes of Treatment

o Implantable cardioverter defibrillator or "ICD" devices. These devices, which are both automatic and ambulatory, are implanted into patients at chronic risk for cardiac arrest. An ICD device is a complex electronic instrument, consisting of a heart monitor and defibrillator module, implanted in the abdominal cavity or chest with electrodes attached directly to the heart. When the monitor detects a dangerous arrhythmia that satisfies the detection algorithm criteria, the defibrillator delivers an electrical charge through the heart that provides nearly instantaneous reversion to normal heart rhythm. ICD devices are invasive and the procedure costs in excess of USD 25,000.

o External defibrillators. These are widely used to treat patients in cardiac arrest. One type of device is the manual defibrillator, which requires highly skilled medical personnel (e.g., a physician or paramedic) to analyze and interpret the patient's electrocardiogram to determine if defibrillation is required and, if it is, to manually administer the electrical shock. Recently, more sophisticated semi-automatic defibrillators have been developed which perform the analysis of the patient's heart rhythm and, if it is determined that the patient is in cardiac arrest, advise the medical staff to administer the shock. The common denominator among these existing devices is that they require the intervention of a trained individual to administer the shock.

RHYTHMx ECD

RHYTHMx ECD software is designed to be incorporated into external defibrillator devices. RHYTHMx ECD software enables these devices, which are attached prophylactically to patients who are determined to be at temporary risk of cardiac arrest, to

o     continuously monitor their heart rhythms,

o accurately and instantly detect the onset of life-threatening ventricular tachyarrhythmias, and

o when appropriate and without the aid of hospital staff, automatically deliver potentially life saving defibrillation shocks within seconds to convert a patient's heart back to its normal rhythm.

Cardiac Science received FDA clearance for RHYTHMx ECD software in August 1998.

      To analyze a patient's heart rhythm, RHYTHMx ECD software detects and captures the electrical signal produced by the heart's activity. The incoming signal is sampled every two milliseconds, i.e., 2/1000th of a second. This signal is filtered, manipulated, and processed mathematically to produce meaningful and reliable data for analysis. The primary parameter in determining if a rhythm is shockable or not is the rate at which electrical events occur. This rate is called the Shockable Tachyarrhythmia Detection rate or simply the "detection rate." Analysis of the detection rate occurs on a continuous basis.

      RHYTHMx ECD software is capable of distinguishing between unusually fast "normal" rhythms and abnormal rhythms (e.g., ventricular tachyarrhythmias), the latter of which requires electrical shock. This feature is the Modulation Domain Function or "MDF." MDF uses sophisticated morphology differentiation techniques designed to reduce the probability of mistakenly delivering defibrillation therapy for rapid, albeit normal, heart rhythms.

      When a device utilizing RHYTHMx ECD software is ready to deliver a shock, it first verifies that the defibrillation electrodes are properly attached to the patient, that it can safely deliver the shock, and that the rhythm is still shockable. If the life-threatening rhythm has changed on its own and no longer requires a shock, the device safely disposes of the charge within the device itself. After the shock is delivered, the device quickly re-acquires the electrocardiogram signal and resumes analysis of the resulting rhythm. If the life-threatening rhythm continues, the device recharges and causes another shock to be delivered, if so programmed. If the shock restores a normal rhythm, the device evaluates the rhythm for one minute, then resets to

                                                                 ---------------
                                                                 CARDIAC SCIENCE
                                                                 ---------------

                                   OPERATIONS

the beginning of its therapy sequence. Should the abnormal rhythm recur during this one minute interval, the device continues therapy by delivering the next programmed shock.

Research and Clinical Results

To validate the safety and efficacy of Cardiac Science's RHYTHMx ECD software, a multi-center clinical trial using a pre-production version of the Powerheart was conducted between February 1993 and May 1997. The trial was divided into two phases. Phase I tested the tachyarrhythmia detection and discrimination algorithms. Phase II tested the entire system including both the arrhythmia analysis algorithm and the prototype Powerheart in which RHYTHMx ECD had been embedded. In the Phase II trial, patients attached to the Powerheart were studied in either the electrophysiology lab or in the critical care unit. A total of 155 patients were enrolled.

      Phase II data was collected from a total of 104 patients at the following medical centers: Arizona Heart Institute, University of California-Irvine Medical Center and the University of Southern California Medical Center. The Powerheart was utilized for 1,216 hours during this study.

      Overall results from both phases of the clinical trial found that:

o     Powerheart had

      o a sensitivity of 100 percent, i.e., it correctly identified shockable episodes, and

      o a specificity of 99.5 percent, i.e., it did not allow a non-shockable rhythm to be shocked in 99.5 percent of the episodes,

o the average time to first shock using Powerheart was approximately 21 seconds, and

o normal rhythm was restored by the first shock with the Powerheart in 96.2 percent of the cases.

The table below presents performance data for the Powerheart in relation to AHA recommended goals. As illustrated, the Powerheart exceeded both stipulated AHA performance goals.

                                                    AHA's        Powerheart
                                                Highest Goals    Performance
     -----------------------------------------------------------------------
     Shockable    Sensitivity                      >90.0%          100.0%
     Nonshockable Specificity                      >99.0%           99.5%
     -----------------------------------------------------------------------

Source: Cardiac Science 510(k) submission

PRODUCTS

Cardiac Science's initial product, the Powerheart, is a fully automatic external defibrillator-monitor designed for in-hospital use. Cardiac Science received European regulatory clearance for Powerheart in late 1999 and Cardiac Science made its first commercial shipment to Europe in December 1999. Cardiac Science subsequently received 510(k) clearance from the FDA for the commercial version of the Powerheart in January 2000. Shipments of Powerhearts in the United States began in the first quarter of 2000.

      Cardiac Science's second product, the CRM, is currently under development and is anticipated to be released in the third quarter of 2001. The CRM is a fully automatic defibrillator module that is designed to work as a standalone AECD device, or to be connected and work in conjunction with existing third party patient monitoring systems. The CRM is designed to provide complete cardiac rhythm management capabilities, including fully automatic, semi-automatic, and manual defibrillation therapy modes and external pacing.

      Cardiac Science's third product, the PWD is also under development and is anticipated to be released in the fourth quarter of 2002. The PWD is designed to be a small, portable, fully automatic defibrillator that will be worn by patients who are ambulatory in either a hospital or home environment, and at temporary risk of sudden cardiac arrest for a period of days or weeks.

Powerheart

The Powerheart utilizes RHYTHMx ECD software to monitor patients at risk of cardiac arrest and to immediately and automatically treat life-threatening arrhythmias when they occur. Use of the Powerheart obviates the need for human intervention and provides a potentially life-saving defibrillation shock in as little as 10 seconds.

      The Powerheart is a non-invasive device attached externally to the patient's chest via Cardiac Science's disposable defibrillator electrodes which are required to be changed every 24 hours for safety, sanitary and performance reasons. Patient-specific parameters are programmed into its microcomputer in accordance with the physician's instructions. The Powerheart then monitors the patient's cardiac activity and, if it detects a life-threatening abnormality, transmits a defibrillation shock within seconds and without the aid of hospital staff to convert the patient's heart rhythm back to normal.

      In clinical trials, the average response time for the Powerheart to deliver a defibrillation shock was

---------------
CARDIAC SCIENCE
---------------

                                   OPERATIONS

21 seconds as compared to approximately five to seven minutes with the current standard of care. It is widely recognized that the most effective way to increase survival from sudden cardiac arrest is to reduce time to defibrillation.

      Cardiac Science believes that the implementation of the Powerheart in a hospital environment will result in an increase in the quality of care with a simultaneous reduction in patient care costs. Many patients suspected to be at risk of cardiac problems are admitted to a cardiac care unit for no reason other than the ability to receive prompt defibrillation therapy in the event of cardiac arrest. For these patients, the Powerheart provides yet another advantage. These patients may be attached to a Powerheart and then moved to a less expensive monitoring unit or even a standard hospital bed. This would allow for more cost-effective use of cardiac care beds, and would provide appropriate care when the critical care unit becomes overcrowded.

      The Powerheart can be wall mounted or attached to a mobile cart. Moreover, it can be used when patients are being transported within the hospital. In addition to the RHYTHMx ECD software, the Powerheart includes the following components:

o Rhythm Analysis System - This system assesses the patient's electrocardiogram to determine when therapy is appropriate based upon parameters set by the patient's physician. ECG signals are sensed by ECG electrodes placed on the patient's chest. The signal is amplified and filtered by an electrical analog circuit, digitized, and then analyzed by the RHYTHMx ECD software to determine when defibrillation therapy is appropriate.

o Defibrillator - The Powerheart uses electrical circuitry that provides an AAMI (Association for the Advancement of Medical Instrumentation) standard waveform for defibrillation. These monophasic waveforms are used by a majority of defibrillators on the market and have the longest proven performance record. The Powerheart can be programmed to initially deliver a low amount of electrical energy and then provide progressively greater amounts of energy, if needed, to restore the patient's heart to its normal rhythm. The maximum energy that can be delivered by the Powerheart is 360 joules, the limit recommended by the AHA.

o Defibrillation Electrodes - The Powerheart uses Cardiac Science's proprietary, self-adhesive, single use, disposable defibrillation electrodes. These proprietary electrodes are manufactured by a third party to Cardiac Science's specifications, and include certain proprietary artifact reducing technology. They must be replaced on a daily basis for sanitary, safety, and performance reasons.

o Data Storage - The device stores real-time ECG data on a real-time basis in digital form. In addition, a strip chart recorder automatically prints real-time ECG and relevant device data during significant detected events.

o User Interface - Operating modes and patient-specific parameters for rhythm analysis are programmed via the user interface. The Powerheart has a liquid crystal display that indicates real-time patient ECG data as well as device settings.

o Data Retrieval Software - This software, which runs on a personal computer, is used to access data stored by the Powerheart. The data can be viewed on a monitor and printed on a standard high-resolution printer. These capabilities enable valuable post-facto analysis of the patient's rhythm and the device's operations.

The Powerheart is capable of providing as many as nine consecutive defibrillation shocks of up to 360 joules for each life-threatening ventricular tachyarrhythmia event. The Powerheart's protection is available to the patient throughout the period of high risk, whether the duration is hours, days, or weeks.

      The Powerheart runs on standard AC power, but also has a backup battery that provides up to one hour of freestanding use. This battery is recharged automatically whenever the Powerheart is plugged in so that it is always ready for use. The battery provides reliable backup in case of a power outage and allows the Powerheart to go with the patient should the patient need to be moved.

      Besides the disposable defibrillation electrodes attached to the patient, four additional monitoring electrodes also are attached which provide up to three separate ECG signals (channels) for analysis. These additional channels provide the physician with the ability to select and change the channel of ECG to be analyzed. Once the electrodes are attached, the operator can program the Powerheart according to the physician's specification. The Powerheart automatically verifies hook-up quality. Assuming the patient is in a normal rhythm, the operator can proceed to program the device and commence automatic analysis.

      During the monitoring period, the Powerheart can communicate with the medical staff in a variety of ways. The ECG is always available for review on


42
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                                                                 ---------------
                                                                 CARDIAC SCIENCE
                                                                 ---------------

                                   OPERATIONS

the Powerheart's liquid crystal display. This display provides important patient ECG information regarding heart rate and rhythm. The printer will provide hard copy documentation in standard ECG "strip chart" format. These strips are printed automatically during a cardiac event. They also may be printed whenever the operator desires. The Powerheart also stores patient data and events in its non-volatile flash memory. This data can be output to a personal computer for detailed review and/or printing. In the case of a cardiac event or any situation requiring operator attention, the Powerheart can alert the operator through an appropriate combination of visual alarms, audible alarms, and voice prompts.

      The Powerheart can be programmed to operate in three different modes: manual, advisory, and fully automatic.

o Manual mode. In this mode, the Powerheart functions as a standard manual defibrillator. The operator selects the shock energy, charges the device, and manually delivers the shock.

o Advisory mode. In this mode, the Powerheart provides the automatic analysis and will automatically prepare to shock a shockable rhythm. However, the operator must interact with the device before a defibrillation shock will be delivered to the patient.

o Fully automatic mode. This is the primary intended mode of operation for the Powerheart. The automatic mode of the Powerheart delivers optimal benefits to the patient and healthcare provider in terms of its instant analysis and rapid response features.

The table below compares the Powerheart to existing semi-automatic external defibrillators used in most hospitals.

Cardiac Rhythm Module

Formerly referred to as Cardiac Science's "Automatic Defibrillator Module," the CRM is currently under development and is expected to be completed in the third quarter of 2001. Functionally, the CRM is intended to extend the capabilities of traditional patient monitoring systems beyond their current diagnostic role and allow them to deliver potentially life-saving defibrillation therapy in one of three modes: fully manual, semi-automatic or advisory, and fully automatic.

      As currently designed, the CRM will embody most of the features of the Powerheart, but it will be smaller in size and less costly to manufacture, it will provide external pacing for patients, and it will utilize a bi-phasic waveform rather than the monophasic shocking waveform used by the Powerheart.
In addition, the CRM has been designed so that it can be integrated with existing patient monitoring systems in addition to being used as a totally stand-alone defibrillator. The CRM is also intended to be able to communicate with existing patient monitoring systems, allowing for the CRM's programming parameters to be displayed on the monitoring systems' screen and at the central monitoring station, and allowing for enhanced data storage and retrieval functionality. In its initial form, Cardiac Science anticipates that the CRM will be located next to or near the patient monitoring system as a stand-alone device. Cardiac Science anticipates that subsequent versions will be designed to be completely integrated within the patient monitoring systems themselves.

Personal Wearable Defibrillator

On July 1, 2000 Cardiac Science acquired Cadent of Bedford, Massachusetts, a privately held company that is developing a small PWD designed to be attached to cardiac patients who are mobile and at

                                                   Standard Hospital
Capability                 Powerheart              Defibrillator
--------------------------------------------------------------------------------
Indication for use         Patients at risk for    Patient is unconscious,
                           cardiac arrest          has no pulse and is not
                                                   breathing
Conditions for attachment  Normal rhythm           Patient assumed to be in
                                                   ventricular tachycardia or
                                                   ventricular fibrillation
Estimated time to first
defibrillation             21 seconds (average)    5-7 minutes
Unattended use             Yes                     No
Automatic shock            Yes                     No
Prophylactic Monitoring    Yes                     No
Signal interference        Designed to reject      Not suitable for patients
                           signal interference     that are moving or being
                           and allow patient       moved
                           motion
Length of use              Long-term               For emergencies only
Accuracy - Specificity:    >99.0%                  >99.0%
           Sensitivity:    >99.0%                  75.0%-95.0% (estimated)


                                                                              43
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                                   OPERATIONS

temporary risk of cardiac arrest for a period of days or weeks. This device is designed to be small, light-weight, portable, battery-operated and very easy-to-use, and development work is expected be completed in the second half of 2002. Cardiac Science intends to integrate its RHYTHMx ECD software into the PWD to assure that a patient, whether in a hospital or at home, will automatically receive a defibrillation shock should he suffer a life-threatening heart rhythm. Other anticipated features include an optimized low energy biphasic wave form, voice prompts to assist users, disposable defibrillator electrodes, data recording, storage and retrieval, wireless communications, and self-test capabilities. Cardiac Science anticipates that future generations of the PWD will include monitoring of multiple physiological parameters. As a result of the Cadent acquisition, Cardiac Science is devoting its design and development know-how, gained from its earlier efforts to develop a proprietary wearable defibrillator, towards development of the PWD.

      Through the Cadent transaction, Cardiac Science also acquired proprietary and patented disposable defibrillation electrode technology. These electrodes consist of miniaturized segments separated by open spaces, thereby providing enhanced patient comfort and improved efficacy for long-term wear when compared to Cardiac Science's proprietary defibrillation electrodes. It is anticipated that these patented electrodes will be utilized in Cardiac Science's product line.

RECENT DEVELOPMENTS

In December 1998, Cardiac Science entered into a five-year exclusive distribution and licensing agreement with MPC, a subsidiary of Medtronic. Under the original agreement, MPC had the exclusive right to market the Powerheart in the United States and Canada. In May 1999, the agreement was expanded to include the United Kingdom, Germany, France, and certain Scandinavian countries. MPC recently provided Cardiac Science with notice that, among other things, its planned acquisition of Survivalink, a significant competitor of MPC, places MPC at substantial risk of violating restrictions placed on Medtronic by the Federal Trade Commission in connection with Medtronic's acquisition of Physio-Control. MPC believes these restrictions, among other things, directly impact MPC's ability to continue its relationship with Cardiac Science. MPC has stated that in light of such facts, it believes it to be in the best interests of the parties to terminate the agreement. Cardiac Science currently is in discussions with MPC regarding the nature and extent, if any, of its commercial relationship going forward, and expects to reach a definitive conclusion within the next several months. In the meantime, Cardiac Science is expanding its sales force to 15 sales representatives and seven clinical support people in order to market the Powerheart directly to hospitals.

      In January 2001, Cardiac Science announced an offer to acquire all the outstanding shares of Artema, a Stockholm, Sweden based developer, manufacturer and distributor of defibrillators and patient monitoring equipment, for between
3.33 million and 4.44 million shares of its common stock. In February 2001, Cardiac Science entered into a definitive agreement to purchase all the outstanding shares of Survivalink, Inc., a Minneapolis, Minnesota based developer, manufacturer and marketer of semi-automatic external defibrillators AEDs, for USD 35.5 million in cash and USD 35.5 million in common stock. Cardiac Science intends to integrate its RHYTHMx ECD software into the defibrillation and patient monitoring products of Artema and Survivalink, which Cardiac Science believes will cost effectively and quickly expand its AECD product line. In addition, Cardiac Science believes there are additional synergies between its product lines, distribution channels and customer base, and those of Artema and Survivalink. Both transactions are anticipated to close in June 2001.

SALES

Through Cardiac Science's distribution agreements which cover more than 40 countries including the United States and Canada, Cardiac Science sold 734 Powerhearts and related accessories for revenues of USD 4.2 million in the year ended December 31, 2000. Sales to MPC accounted for approximately 48 percent of total sales for the year 2000 with the balance being made to Cardiac Science's international distributors.

MARKETING STRATEGY

Cardiac Science believes that the key to adoption of its technology and AECD products will be a combination of market awareness and clinical experience with the products. To this end, Cardiac Science has established a scientific advisory board consisting of expert physicians and professors from around the world. Members of this group have developed protocols and, with Cardiac Science's sponsporship, have initiated a number of multi-center studies for the purpose of validating caregiver and patient


44
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                                   OPERATIONS

benefits, and associated cost advantages of Cardiac Science's technology and AECD devices as compared to other standards of care. Cardiac Science believes that the commercial success of its products will require active marketing, education and sales efforts to create market awareness of the product. Cardiac Science believes that decisions to purchase its products generally will be made by cardiologists, cardiovascular specialists (including those specializing in electrophysiology and arrhythmia control), internists, nursing staffs, administrators and other hospital personnel involved in product procurement and cost-benefit analysis.

      Cardiac Science is expanding its direct sales force to 15 sales representatives and seven supporting clinical specialists to market the Powerheart in the U.S. hospital market. Cardiac Science has also established a network of qualified international distributors managed by its sales managers on a country-specific basis. As of December 2000, Cardiac Science had signed exclusive distribution agreements for 37 markets worldwide. These agreements call for minimum purchase commitments in order for the distributor to maintain exclusivity. Cardiac Science is currently negotiating with other international distributors interested in marketing the Powerheart in the remaining targeted markets. In addition to marketing its AECD devices directly and through international distributors, Cardiac Science intends to enter into strategic alliances with other manufacturers of defibrillators and patient monitoring equipment. These alliances would include licensing its RHYTHMx ECD technology for integration with existing devices and OEM sales of its AECD devices.

MANUFACTURING

In September 1998, Cardiac Science entered into a development and manufacturing agreement with Zevex, a contract medical device manufacturer, to manufacture the commercial version of the Powerheart. On July 1, 2000 Cardiac Science mutually agreed with Zevex to terminate this relationship. In anticipation of this change, Zevex supplied Cardiac Science with additional inventory of Powerhearts to enable Cardiac Science to effect a smooth transition to in-house manufacturing of the Powerheart that began in December 2000.

      The materials used in manufacturing the Powerheart consist primarily of electronic, mechanical, and electromechanical components that generally are available from various vendors and suppliers. However, certain components require customization, can require considerable lead-time, and their availability cannot be assured. Cardiac Science intends to continue to warehouse necessary components to meet its monthly production requirements and to carry an adequate inventory of finished goods to meet expected customer demand.

      Cardiac Science currently is evaluating several manufacturing alternatives with respect to the manufacturing of the CRM, including expanding its in-house manufacturing operation, and engaging a third party contract manufacturer. Cardiac Science anticipates selecting an alternative during the second quarter of 2001.

      The FDA and foreign counterparts conduct periodic inspections of manufacturing facilities to ensure compliance with "Quality System Regulations," "Good Manufacturing Practices" and other regulations, such as those promulgated by the International Standards Organization. Any concerns raised by such inspections could result in regulatory action, delays, or termination of production.

COMPETITION

To Cardiac Science's knowledge, the Powerheart is the only external defibrillator device that provides fully automatic detection and treatment of ventricular tachyarrhythmias for in-hospital patients at risk of sudden cardiac arrest. The Powerheart competes with a variety of semi-automatic and manual defibrillators presently in use which are marketed by MPC, Agilent (a spin off from Hewlett Packard Corporation and recently acquired by Philips), and Zoll. The products sold by these companies require a trained individual to deliver defibrillation therapy. Cardiac Science's products also may compete with products from other companies, such as Heart-stream (a subsidiary of Philips), Survivalink and Laerdal Corporation.

      Cardiac Science believes its products do not compete with implantable cardioverter devices, i.e., miniature cardioverter devices permanently implanted in a patient's chest. Cardiac Science's products may be utilized by patients waiting for implantable cardioverter device surgery or patients temporarily unable to risk such surgery.

INTELLECTUAL PROPERTY

Cardiac Science believes that its patent and trademark rights are valuable. Cardiac Science also believes that its trade secrets, proprietary technology, and its ability to develop a market for its products may be equally valuable. On December 12,


                                                                              45
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---------------
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---------------

                                   OPERATIONS

1995, the U.S. Patent and Trademark Office issued Patent No. 5,474,574 titled "Automatic External Cardioverter Defibrillator." In general this patent relates to a cardiac monitoring and defibrillation system which may be embodied as a bedside unit or an ambulatory unit. The system includes amplification and processing circuitry, which receives and conditions inputs from a variety of sensing means such as an ECG. A noise and artifact filter discrimination procedure is employed to prevent erroneous detection of the onset of cardiac arrhythmias. Based on these signals, the system automatically delivers or withholds therapy according to parameters selected by the physician. A microprocessor controls therapeutic electrical stimuli, which may be delivered to a patient in accordance with a cardioverter/defibrillator step therapy method. The microprocessor may be operated or programmed by means of a control panel or external programming and monitoring unit. In one embodiment, the system includes a bi-directional communication link, which allows the microprocessor to be monitored and programmed by a physician at a remote location. Furthermore, the system provides a method for detecting cardiac arrhythmias and distinguishing between the different types of arrhythmias, which may be detected. The inventors have assigned to Cardiac Science their rights under the patent on a royalty-free basis.

      In 1992, Cardiac Science was assigned the rights and titles to, and interest in trade secret rights and technology concerning the manufacture of defibrillator devices for the treatment of ventricular tachyarrhythmias such as ventricular tachycardia, ventricular fibrillation and similar heart diseases held by Medstone International, Inc. ("Medstone"). The assignment excluded any such rights and technology to the extent they have been used in the past or are presently being used in the manufacture of Medstone's lithotripsy products, used for the non-invasive disintegration of kidney stones and gallstones.

      In December 1993, Cardiac Science obtained an exclusive license to make, have made, use and sell products covered by U.S. Patent No. 4,576,170, issued on March 18, 1986, and titled "Heart Monitor and Defibrillator Device" (the "Bradley Patent"). On July 1, 2000 Cardiac Science purchased all rights in and to this patent in exchange for 165,000 shares of restricted common stock. Cardiac Science believes that this patent relates to one or more of its products.

      In December 2000, the U.S. Patent and Trademark Office issued Patent No. 6,148,233 titled "Defibrillation System Having Segmented Electrodes." The patent was originally applied for in 1997 by Cadent and was assigned to Cardiac Science in conjunction with its acquisition of Cadent in July 2000. This patent relates to electrodes that consist of miniaturized segments separated by open spaces, thereby providing enhanced patient comfort and improved efficacy for long-term wear when compared to conventionally shaped defibrillation electrodes. It is anticipated the patented electrodes will be utilized with Cardiac Science's Powerheart and new products under development, including Cardiac Science's CRM designed for integration with standard patient monitoring systems and its PWD.

      In addition, Cardiac Science has twelve patents pending, and intends to file additional patent applications relating to its proprietary technology.

      The U.S. Patent and Trademark Office has granted Cardiac Science registration of the "AECD," "POWERHEART" and "MDF" marks. Cardiac Science has filed a trademark application with the U.S. Patent and Trademark Office for the "AECD ELECTRODES" mark. Additionally, Great Britain, France, Japan and China have granted Cardiac Science registration of the "AECD," "AECD ELECTRODES" and "POWERHEART" marks. Applications are pending in certain other foreign countries for the registration of these marks.

GOVERNMENT REGULATION

In the United States, clinical testing, manufacturing, packaging, labeling, promotion, marketing, distribution, registration, record keeping and reporting, clearance or approval of medical devices generally are subject to regulation by the FDA. Medical devices intended for human use are classified into three categories, subject to varying degrees of regulatory control. Class III devices, which Cardiac Science believes cover its products, are subject to the most stringent controls.

      In October 1997, Cardiac Science received 510(k) clearance from the FDA to market the clinical version of the Powerheart in the United States. In August 1998, Cardiac Science received 510(k) clearance from the FDA to market RHYTHMx ECD and to integrate it into other stand-alone defibrillator monitors. In January 2000, Cardiac Science received clearance from the FDA to market the commercial version of the Powerheart in the United States. In February 2001, Cardiac Science received notification from the FDA that allows its Powerheart to be used in outpatient surgery centers,


46
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                                                                 CARDIAC SCIENCE
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                                   OPERATIONS

nursing homes and at home when prescribed by a physician. Cardiac Science has also received the necessary approvals to market the Powerheart within Europe, Canada, Australia and other regions of the world where the products are sold.

      Cardiac Science's products will be subject to FDA review of labeling, advertising and promotional materials, as well as record keeping and reporting requirements. Failure to comply with any of the FDA's requirements, or the discovery of a problem with any of the products, could result in FDA regulatory or enforcement action. Further, any changes to the products or their labeling may require additional FDA submissions, review, clearance or approval.

RESEARCH AND DEVELOPMENT

Research and development expenses for the years ended December 31, 2000, 1999 and 1998 were USD 8,247,694, USD 4,406,297, and USD 2,209,524, respectively.
Cardiac Science intends to continue to devote resources and capital to research and development so Cardiac Science can improve and refine its existing products and technology, develop and commercialize its products currently under development, and develop new applications for its technology.

BACKLOG

As of December 31, 2000, Cardiac Science had no backlog of firm orders as compared to a backlog of USD 1,200,000 as of December 31, 1999.

EMPLOYEES AND CONTRACT ENGINEERS

As of December 31, 2000, Cardiac Science had 99 full-time employees and 13 contract engineers, of which a total of 50 employees and contract engineers supported its research and development activities. None of Cardiac Science's employees are represented by a collective bargaining arrangement and Cardiac Science believes its relationship with its employees is satisfactory. Cardiac Science intends to add additional personnel as it implements its business strategy.

---------------
CARDIAC SCIENCE
---------------

                               FINANCIAL OVERVIEW

The following selected financial information is derived from Cardiac Science's consolidated financial statements. You should read this summary financial information in conjunction with "Comments on the development" and "Financial statements of Cardiac Science" and related notes.

CARDIAC SCIENCE SUMMARY CONSOLIDATED INCOME STATEMENTS

                                                             Years ending December 31
(USD thousands, except per share data)          2000        1999        1998        1997        1996
----------------------------------------------------------------------------------------------------
Sales                                          4,242         103          --          --          --
Gross profit                                     417           5          --          --          --
Operating expenses                           (33,979)     (7,629)     (3,722)     (1,776)       (827)
----------------------------------------------------------------------------------------------------
Loss from continuing operations              (33,562)     (7,624)     (3,722)     (1,776)       (827)

Loss from continuing operations before
provision for income taxes                   (32,944)     (7,718)     (3,787)     (1,780)       (791)
----------------------------------------------------------------------------------------------------

Loss from continuing operations after
provision for income tax                     (32,946)     (7,720)     (3,788)     (1,781)       (792)

Loss from discontinued operations                 --          --        (651)        (44)         --
----------------------------------------------------------------------------------------------------
Net loss                                     (32,946)     (7,720)     (4,439)     (1,825)       (792)
----------------------------------------------------------------------------------------------------

Basic and diluted (loss) per share:
Continuing operations                          (1.82)      (0.85)      (0.69)      (0.46)      (0.23)
Discontinued operations                           --          --       (0.12)      (0.01)         --
Net loss per share                             (1.82)      (0.85)      (0.81)      (0.47)      (0.23)
Weighted average shares used in computing
net loss per share (thousands)                18,080       9,113       5,460       3,876       3,395
----------------------------------------------------------------------------------------------------

CARDIAC SCIENCE SUMMARY CONSOLIDATED BALANCE SHEETS

                                                              At December 31
(USD thousands)                               2000      1999      1998       1997       1996
--------------------------------------------------------------------------------------------
Cash and cash equivalents                   13,537     5,902     1,248        561        413
Marketable securities available-for-sale     5,004        --        --         --         --
Working capital / (deficit)                 18,022     4,384      (550)      (0.3)       241
Total assets                                33,336     7,044     1,556      1,784        453

Long term debt, net of current portion         192       104        16         --         --
Total shareholders' equity (deficit)        28,985     4,822      (288)       697        269
--------------------------------------------------------------------------------------------

CARDIAC SCIENCE SUMMARY CONSOLIDATED CASH FLOW STATEMENTS

                                                                           Years ending December 31
(USD thousands)                                              2000        1999        1998        1997        1996
-----------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities
from continuing operations                                (17,076)     (7,149)     (3,422)     (1,312)       (797)
Net cash provided by (used in) discontinued operations         --          --         530        (239)         --
Net cash used in investing activities                      (6,935)       (242)        (49)        (22)         --
Net cash provided by financing activities                  31,646      12,046       3,627       1,721          32
-----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents        7,635       4,654         686         148        (765)

Cash and cash equivalents at end of year                   13,537       5,902       1,248         561         413
-----------------------------------------------------------------------------------------------------------------

                                                                 ---------------
                                                                 CARDIAC SCIENCE
                                                                 ---------------

                               FINANCIAL OVERVIEW

CARDIAC SCIENCE KEY DATA

                                                                Years ending December 31
                                                        2000     1999     1998     1997    1996
-----------------------------------------------------------------------------------------------
Income statement data
Operating margin, %                                      neg      neg      neg      neg     neg

Profitability
Return on capital employed, %                            neg      neg      neg      neg     neg
Return on equity, %                                      neg      neg      neg      neg     neg

Balance sheet data
Equity ratio, %                                         86.9     68.5      neg     39.1    59.4
Net debt equity ratio, times                            (0.6)    (1.2)     N/A     (0.7)   (1.5)
Times interest earned                                    neg      neg      neg      neg     neg

Research & development, investments
Research & development, USD thousands                  8,248    4,406    2,210      757     422
Investments in tangible fixed assets, USD thousands    1,270      242       53       65      --

Employees
No of employees at year end                               99       43       24       15       6
-----------------------------------------------------------------------------------------------

CARDIAC SCIENCE PER SHARE DATA
(Please note - fully diluted and basic per share amounts are identical)

                                                                        Years ending December 31
                                                               2000      1999      1998     1997     1996
---------------------------------------------------------------------------------------------------------
Net loss per share, USD                                       (1.82)    (0.85)    (0.81)   (0.47)   (0.23)
Equity per share, USD                                          1.19      0.40     (0.04)    0.14     0.08
Dividend per share, USD                                          --        --        --       --       --
Number of shares at the end of the period (thousands)        24,382    12,031     7,015    4,975    3,266
Weighted average number of shares outstanding (thousands)    18,080     9,113     5,460    3,876    3,395
---------------------------------------------------------------------------------------------------------

For definitions, see page 34.

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---------------

                          COMMENTS ON THE DEVELOPMENT

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Sales were USD 4,242,311 for the year ended December 31, 2000 as compared to USD 102,900 for the year ended December 31, 1999. Sales commenced in December 1999 and consisted primarily of Powerhearts. Sales in the year 2000 consisted of Powerhearts and accessories that were sold to both MPC and Cardiac Science's international distributors. Sales to MPC accounted for approximately 48 percent of total sales for the year 2000 with the balance being made to Cardiac Science's international distributors.

      Cost of sales were USD 3,825,624 for the year ended December 31, 2000 as compared to USD 98,001 for the year ended December 31, 1999. This amount was attributable to the sale of Powerhearts and the sale of accessories. Cardiac Science anticipates that its costs of sales as a percentage of sales will decrease in the future due to improvements in manufacturing and material procurement processes and changes in the blend of product sales to include disposable electrodes.

      Expenses for research and development increased to USD 8,247,694 for the year ended December 31, 2000 as compared to USD 4,406,207 for the year ended December 31, 1999. This increase was due to engineering and pre-production costs associated with the commercialization of the Powerheart. Increases in research and development expenses included increased expenditures in project costs and engineering personnel associated with the development of the Cardiac Rhythm Module and Personal Wearable Defibrillator as well as ongoing support for the Powerheart. In addition to these increases Cardiac Science recognized a non-cash compensation cost of USD 603,942 using a Black-Scholes option pricing model for stock options granted to consultants.

      Sales and marketing expenses increased to USD 4,370,911 for the year ended December 31, 2000 as compared to USD 1,370,049 for the year ended December 31, 1999. The increase was a result of marketing expenditures relating to the sale of the Powerheart in the United States and international countries. These increases included personnel and travel costs associated with seven regional sales managers and seven clinical application specialists involved in supporting the MPC efforts to market the Powerheart in the United States. Marketing expenses relating to direct mail, trade shows, marketing literature and marketing studies also increased in 2000 as compared to 1999.

      General and administrative expenses increased to USD 5,159,661 for the year ended December 31, 2000 as compared to USD 1,852,672 for the year ended December 31, 1999. The increase was due to increases in personnel costs and related fringes, insurance premiums for both product liability and directors and officers insurance, professional fees, facility costs, consulting and costs associated with the Cadent facility in Bedford, Massachusetts. In addition to these increases Cardiac Science recognized a non-cash compensation cost of USD 282,310 using a Black-Scholes option pricing model for stock options granted to consultants.

      For the year ended December 31, 2000 Cardiac Science recorded certain non-cash charges in connection with its acquisition of Cadent. These non-cash charges consisted of: acquired in-process research and development of USD 13,587,026, amortization of goodwill and other intangibles of USD 846,626 and amortization of restricted stock of USD 1,551,000.

      Net interest income was USD 618,417 for the year ended December 31, 2000 as compared to USD 20,870 for the year ended December 31, 1999. The increase in net interest income resulted from the investment of proceeds from private placements throughout 2000.

      For the year ended December 31, 2000 Cardiac Science incurred a net loss of USD 32,945,541 as compared to USD 7,719,759 for the year ended December
31, 1999. The increased loss for the year ended December 31, 2000 primarily was attributable to the increases in operating expenses and non-cash costs of approximately USD 16 million associated with the acquisition of Cadent.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Sales were USD 102,900 for the year ended December 31, 1999 as compared to no sales for the year ended December 31, 1998. Cardiac Science began shipments of the Powerheart with sales of 20 units to MPC in December 1999.

      Cost of sales were USD 98,001 for the year ended December 31, 1999 as compared to no cost of sales for the year ended December 31, 1998. This amount was attributable to the sale of Powerhearts only and did not include the sale of accessories or disposable electrodes.

      Expenses for research and development increased to USD 4,406,207 for the year ended December 31, 1999 as compared to USD

---------------
CARDIAC SCIENCE
---------------

                          COMMENTS ON THE DEVELOPMENT

2,209,524 for the year ended December 31, 1998. This increase was due to engineering and pre-production costs associated with the commercialization of the Powerheart. Included in these costs were increases in personnel costs and related fringes, payments to independent engineering contractors and Zevex, Cardiac Science's contract manufacturer, and the infrastructure necessary to support sustaining engineering for the Powerheart and development of new products. Also included were initial costs associated with the development of a fully automatic defibrillator module (see Note 15 to the consolidated financial statements).

      Sales and marketing expenses increased to USD 1,370,049 for the year ended December 31, 1999 as compared to USD 341,476 for the year ended December 31, 1998. The increase was a result of pre-marketing expenses for the Powerheart including costs associated with the development of marketing literature and the addition of personnel and related fringes.

      General and administrative expenses increased to USD 1,852,672 for the year ended December 31, 1999 as compared to USD 1,170,551 for the year ended December 31, 1998. The increase was due to increases in personnel costs and related fringes, insurance premiums for both product liability and directors and officers insurance, and professional fees.

      Net interest income was USD 20,870 for the year ended December 31, 1999 as compared to net interest expense of (USD 65,353) for the year ended December 31, 1998. The increase in net interest income resulted from the investment of proceeds from private placements throughout 1999 and the reduction of the bank line of credit and debt discount in connection with the issuance of warrants recorded in 1998.

      For the year ended December 31, 1999, Cardiac Science incurred a net loss from continuing operations of USD 7,719,759 as compared to USD 3,787,704 for the year ended December 31, 1998. The increased loss for the year ended December 31, 1999 primarily was attributable to the increases in operating expenses, which included expenses incurred in the process of commercializing the Powerheart and expenses incurred for the market release of the Powerheart in December 1999.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2000, Cardiac Science had cash and cash equivalents of USD 13,537,066 and working capital of USD 18,021,779 as compared to cash and cash equivalents of USD 5,901,934 and working capital of USD 4,384,452 at December 31, 1999. From inception, its sources of funding for operations were derived from equity placements aggregating approximately USD 51 million. In 2000, Cardiac Science raised approximately USD 31.7 million in a series of private equity placements and through the exercise of outstanding options and warrants. Cardiac Science has incurred losses of approximately USD 51.9 million since inception, and it expect to incur substantial additional operating losses as a result of expenditures related to marketing and sales efforts, research and product development activities, and costs associated with the market introduction of future products. The timing and amounts of these expenditures will depend upon many factors, some of which are beyond Cardiac Science's control.

      Cardiac Science anticipates that the current cash balance and liquidation of the marketable securities available for sale will be sufficient to meet its cash requirements into September 2001. Additional capital will be necessary to ensure Cardiac Science's viability and to finance its planned acquisitions.
In this respect, Cardiac Science is currently pursuing an additional equity financing and corporate partnerships. Cardiac Science cannot assure you that any such transactions will be available on terms acceptable to it, if at all, or that any financing transaction will not be dilutive to current stockholders.
If Cardiac Science is not able to raise additional funds, it may be required to significantly curtail or cease its operating activities. The accompanying financial statements have been prepared assuming that Cardiac Science will continue as a going concern.

---------------
CARDIAC SCIENCE
---------------

                          COMMENTS ON THE DEVELOPMENT

INCOME TAXES

Cardiac Science has approximately USD 51,797,000 of federal net operating loss carryforwards and USD 25,565,000 of California net operating loss carryforwards at December 31, 2000 which will begin to expire in 2006 and 2001, respectively. Cardiac Science has research and experimentation credit carryforwards for federal and state purposes of approximately USD 512,000 and USD 243,000, respectively, which begin to expire in 2010. The utilization of net operating losses and tax credit carryforwards may be limited under the provision of Internal Revenue Code Sections 382 and 1503 and similar state provisions. Cardiac Science had deferred tax assets of approximately USD 23,587,000 at December 31, 2000. It has established a valuation allowance to fully offset the deferred tax assets.

      In February 2001, Cardiac Science announced that it agreed to acquire Survivalink, a privately held Minneapolis-based company that is a leading provider of AEDs. As consideration for the transaction, Cardiac Science will pay USD 35.5 million in Cardiac Science Shares and USD 35.5 million in cash to Survivalink shareholders for a total purchase price of USD 71 million. The acquisition is subject to regulatory approval, as well as approvals by the shareholders of Cardiac Science and Survivalink, and is expected to close in June 2001. See pages 19-22 and Appendix 3 for more information on Survivalink.

                                                                 ---------------
                                                                 CARDIAC SCIENCE
                                                                 ---------------

             SHARE CAPITAL AND OWNERSHIP STRUCTURE

SHARE CAPITAL

As of the date hereof, Cardiac Science has the authority to issue up to 40,000,000 shares of common stock, with a par value of USD 0.001 per share and 1,000,000 shares of preferred stock ("Preferred Stock"), with a par value of USD
0.001 per share. The Board of Directors of Cardiac Science is further authorized to issue all or any shares of Preferred Stock in one or more classes or series, and to fix for each class or series particular rights and powers, including but not limited to, (i) redemptions rights, (ii) entitlement to receive dividends,
(iii) liquidation preference, and (iv) convertibility and exchange rights.

      The share capital has evolved as follows, since December 31, 1997:

                                                        Increase/                Increase
                                                        decrease       Total     in share    Share     Par
                                                        in number      number     capital   capital   value
Year         Event                                      of shares     of shares    (USD)     (USD)    (USD)
-------------------------------------------------------------------------------------------------------------
                                                                      4,974,738              4,975    0.001
1998         Issuance of common stock for cash
             at USD 2.00 per share                      1,800,000     6,774,738    1,800     6,775    0.001
1998         Common stock warrants exercised
             at USD 0.01 per share                        175,000     6,949,738      175     6,950    0.001
1998         Issuance of common stock for license
             fees and services at USD 2.00 per share       55,000     7,004,738       55     7,005    0.001
1998         Issuance of common stock for com-
             pensation at USD 2.00 per share               10,000     7,014,738       10     7,015    0.001
1999         Issuance of common stock for
             common stock subscribed                       50,000     7,064,738       50     7,065    0.001
1999         Issuance of common stock for
             cash at USD 2.00 per share                 1,850,000     8,914,738    1,850     8,915    0.001
1999         Issuance of common stock for
             finder's fees at USD 2.00 per share          138,900     9,053,638      139     9,054    0.001
1999         Issuance of common stock for cash
             at USD 4.00 per share                      1,757,500    10,811,138    1,757    10,811    0.001
1999         Issuance of common stock for
             finder's fees at USD 4.00 per share           61,220    10,872,358       61    10,872    0.001
1999         Common stock warrants exercised
             at USD 0.01 per share                         30,625    10,902,983       30    10,902    0.001
1999         Common stock warrants exercised
             at an average of USD 2.45 per share          907,500    11,810,483      908    11,810    0.001
1999         Issuance of common stock for
             finder's fees at USD 2.50 per share           62,800    11,873,283       63    11,873    0.001
1999         Issuance of common stock for
             license fees and services at an
             average of USD 2.67 per share                157,969    12,031,252      158    12,031    0.001
2000         Issuance of common stock for acquisi-
             tion of Cadent at USD 5.17 per share       4,199,964    16,231,216    4,200    16,231    0.001
2000         Issuance of common stock for cash
             at USD 4.50 per share                      6,884,263    23,115,479    6,884    23,115    0.001
2000         Issuance of common stock for
             finder's fees at USD 4.50 per share          339,794    23,455,273      340    23,455    0.001
2000         Common stock warrants exercised
             at USD 0.01 per share                        344,375    23,799,648      345    23,800    0.001
2000         Common stock warrants exercised
             at USD 2.50 per share                         50,000    23,849,648       50    23,850    0.001
2000         Common stock warrants exercised
             at USD 5.00 per share                         39,375    23,889,023       39    23,889    0.001
2000         Common stock warrants exercised
             at USD 3.00 per share                        200,000    24,089,023      200    24,089    0.001
2000         Issuance of common stock for
             acquisition of patent and services
             at an average of USD 5.05 per share          174,250    24,263,273      174    24,263    0.001
2000         Common stock options exercised at
             USD 1.88 - USD 3.88 per share                118,955    24,382,228      119    24,382    0.001
-----------------------------------------------------------------------------------------------------------

---------------
CARDIAC SCIENCE
---------------

                      SHARE CAPITAL AND OWNERSHIP STRUCTURE

OWNERSHIP STRUCTURE OF CARDIAC SCIENCE

At December 31, 2000, Cardiac Science had approximately 735 shareholders of record. Detailed below are (i) beneficial owners of more than 3 percent of Cardiac Science's common stock, (ii) directors, and (iii) named executive officers:

Name of beneficial owner               Number of shares beneficially owned(1)  Percent of class(1)
--------------------------------------------------------------------------------------------------
Muller Mohl Holdings                             2,983,750(2)                          12.0
HFC-Cadent, L. P.                                2,419,033                              9.8
Domain Partners                                  1,929,616                              7.8
Walter Villiger                                  1,383,750(3)                           5.6
Equity Four Life Limited                         1,111,111                              4.6
Raymond W. Cohen                                   643,268(4)                           2.6
Paul D. Quadros                                     93,697(5)                             *
Peter Crosby                                        54,792(6)                             *
Howard L. Evers                                     57,742(7)                             *
Robert Carpenter                                   160,483                              1.0
Brian Dovey                                            --                               0.0
Dongping Lin                                       167,899(8)                             *
Roderick de Greef                                  439,227(9)                           1.7
Michael Gioffredi                                   52,083(10)                            *
Prabodh Mathur                                      76,535(11)                            *
Guy Sohie                                               --                              0.0
All executive officers and directors
as a group (eleven persons)                      1,743,142(12)                          6.8
--------------------------------------------------------------------------------------------------

*     Less than 1 percent.
1 Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding for computing the number of shares beneficially owned and the percentage of outstanding shares of the class held by a person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
2     Includes 56,250 shares issuable upon exercise of outstanding warrants.
3     Includes 33,500 shares issuable under outstanding warrants.
4 Includes 133,333 shares issuable upon exercise of outstanding vested options.
5 Includes 42,396 shares issuable upon exercise of outstanding vested options.
6 Includes 29,792 shares issuable upon exercise of outstanding vested options.
7 Includes 28,542 shares issuable upon exercise of outstanding vested options.
8 Includes 157,899 shares issuable upon exercise of outstanding vested options.
9 Includes 82,050 shares issuable upon exercise of outstanding warrants and 114,416 shares issuable upon exercise of outstanding vested options.
10 Includes 52,083 shares issuable upon exercise of outstanding vested options.
11 Includes 33,670 shares issuable upon exercise of outstanding warrants and 37,500 shares issuable upon exercise of outstanding vested options.
12 Includes 115,720 shares issuable upon exercise of outstanding warrants and 582,107 shares issuable upon exercise of outstanding vested options.

                                                                 ---------------
                                                                 CARDIAC SCIENCE
                                                                 ---------------

                      SHARE CAPITAL AND OWNERSHIP STRUCTURE

TURNOVER AND SHARE PRICE DEVELOPMENT

The graph below shows the price development and turnover for the Cardiac Science Shares since July 1, 1997.

                              [LINE CHART OMITTED]

    [The following was represented as a line chart in the printed material.]

                  Common Stock       Volume (000)        Russell 2000
                  ------------       ------------        ------------
  7/1/1997            1.71              15.30               394.13
  7/2/1997            1.83               2.00               394.72
  7/3/1997            1.94               1.80               396.17
  7/4/1997            1.94               0.00               396.17
  7/7/1997            1.94               5.60               396.26
  7/8/1997            1.61               0.00               398.28
  7/9/1997            1.60               1.70               397.40
 7/10/1997            1.79               0.00               399.15
 7/11/1997            1.94               0.40               402.26
 7/14/1997            1.60               5.40               403.85
 7/15/1997            1.71               8.50               406.39
 7/16/1997            1.94               0.20               410.22
 7/17/1997            1.60               3.50               408.11
 7/18/1997            1.79               6.40               405.89
 7/21/1997            1.71               3.50               403.44
 7/22/1997            1.49               7.30               406.16
 7/23/1997            1.49               0.90               407.64
 7/24/1997            1.60               3.00               408.19
 7/25/1997            1.60               6.30               408.54
 7/28/1997            1.26               9.50               408.68
 7/29/1997            1.26              18.30               409.88
 7/30/1997            1.43               0.00               413.44
 7/31/1997            1.49               2.00               414.48
  8/1/1997            1.37               1.60               414.21
  8/4/1997            1.71              10.50               415.63
  8/5/1997            1.83               8.80               418.32
  8/6/1997            1.94               5.60               420.73
  8/7/1997            1.94               1.90               420.12
  8/8/1997            1.96               4.40               414.19
 8/11/1997            1.89               3.70               412.64
 8/12/1997            1.60               4.50               411.42
 8/13/1997            1.71               0.00               411.64
 8/14/1997            1.61               5.90               411.87
 8/15/1997            1.71               2.60               408.58
 8/18/1997            1.71               0.10               408.73
 8/19/1997            1.71               1.00               413.79
 8/20/1997            1.60               0.00               419.07
 8/21/1997            1.49               1.10               417.04
 8/22/1997            1.37               0.60               415.73
 8/25/1997            1.61               1.50               418.09
 8/26/1997            1.71               1.70               418.31
 8/27/1997            1.60               2.70               420.84
 8/28/1997            1.71               3.00               421.59
 8/29/1997            1.71               2.50               423.43
  9/1/1997            1.71               0.00               423.43
  9/2/1997            1.94              21.90               428.05
  9/3/1997            2.14              39.30               428.79
  9/4/1997            2.06              55.40               429.71
  9/5/1997            2.29              57.30               433.04
  9/8/1997            0.20               0.00               435.99
  9/9/1997            2.25               0.00               437.75
 9/10/1997            2.44              53.50               436.90
 9/11/1997            2.63               2.70               435.93
 9/12/1997            2.63              26.70               440.09
 9/15/1997            2.38              25.00               440.17
 9/16/1997            2.38              29.40               445.18
 9/17/1997            2.41              53.70               446.15
 9/18/1997            2.38              10.00               446.50
 9/19/1997            2.38               8.00               447.17
 9/22/1997            2.38              33.70               448.98
 9/23/1997            2.38             141.00               449.42
 9/24/1997            2.38              93.20               448.58
 9/25/1997            2.38              54.20               447.92
 9/26/1997            2.19              45.50               448.88
 9/29/1997            2.13              25.50               451.31
 9/30/1997            2.13              14.40               453.82
 10/1/1997            2.13              23.00               454.69
 10/2/1997            2.13               0.20               456.94
 10/3/1997            2.19               0.00               459.52
 10/6/1997            2.16               1.70               461.70
 10/7/1997            2.13              32.20               463.78
 10/8/1997            2.25              28.90               463.66
 10/9/1997            2.25              90.20               464.55
10/10/1997            2.13              40.70               465.03
10/13/1997            2.13               8.10               465.21
10/14/1997            2.06               5.90               463.97
10/15/1997            2.13               5.20               462.74
10/16/1997            2.17               0.00               457.16
10/17/1997            2.25               0.30               449.29
10/20/1997            2.13              26.30               453.85
10/21/1997            2.00              70.50               458.93
10/22/1997            2.25              10.20               458.25
10/23/1997            3.25             109.70               449.36
10/24/1997            3.34             140.30               447.53
10/27/1997            3.00              32.50               420.13
10/28/1997            3.34               0.00               429.89
10/29/1997            2.88              56.30               434.87
10/30/1997            3.00              17.60               428.66
10/31/1997            2.75               2.60               433.26
 11/3/1997            3.13               6.70               440.98
 11/4/1997            2.88              22.80               442.31
 11/5/1997            2.69               0.40               444.76
 11/6/1997            2.63              10.80               442.83
 11/7/1997            2.56              10.20               435.22
11/10/1997            2.78               0.00               435.40
11/11/1997            2.63               1.60               433.43
11/12/1997            2.63               0.20               423.44
11/13/1997            2.75              32.90               423.39
11/14/1997            2.63              22.70               428.41
11/17/1997            2.56               3.00               435.65
11/18/1997            2.63               0.30               432.13
11/19/1997            2.25               1.90               430.69
11/20/1997            2.25               5.90               435.70
11/21/1997            2.34               0.00               435.05
11/24/1997            2.19               0.10               427.83
11/25/1997            2.00              11.80               426.91
11/26/1997            2.00               2.50               428.16
11/27/1997            2.00               0.00               428.16
11/28/1997            1.97               0.00               429.92
 12/1/1997            1.88               1.00               434.16
 12/2/1997            1.94              27.10               432.48
 12/3/1997            1.81               4.40               433.81
 12/4/1997            2.00               2.50               434.91
 12/5/1997            1.75               0.90               438.06
 12/8/1997            2.00               3.00               442.03
 12/9/1997            1.88               0.00               438.16
12/10/1997            1.75              11.90               432.81
12/11/1997            1.75               6.50               424.70
12/12/1997            1.88               7.20               422.63
12/15/1997            1.75               0.40               420.76
12/16/1997            1.88               5.20               425.34
12/17/1997            1.75               1.20               426.44
12/18/1997            1.88               0.70               420.35
12/19/1997            1.78               6.00               420.03
12/22/1997            1.81               3.10               422.88
12/23/1997            1.81               3.60               422.03
12/24/1997            1.66               6.90               421.04
12/25/1997            1.66               0.00               421.04
12/26/1997            1.44              13.60               421.49
12/29/1997            1.44               1.90               426.66
12/30/1997            1.50               7.80               434.01
12/31/1997            1.25              12.10               437.02
  1/1/1998            1.25               0.00               437.02
  1/2/1998            1.50               0.50               436.52
  1/5/1998            1.19               0.80               437.06
  1/6/1998            1.47              14.50               433.10
  1/7/1998            1.72              13.50               429.79
  1/8/1998            2.00               5.20               425.71
  1/9/1998            2.16               8.10               412.95
 1/12/1998            1.94               3.20               410.88
 1/13/1998            1.88               1.00               418.44
 1/14/1998            2.00               1.60               421.93
 1/15/1998            2.13               4.10               421.75
 1/16/1998            1.94              31.00               426.25
 1/19/1998            1.94               0.00               426.25
 1/20/1998            1.94               0.50               431.31
 1/21/1998            2.19               1.50               429.89
 1/22/1998            1.84               9.00               426.20
 1/23/1998            1.69               0.10               424.81
 1/26/1998            1.75               1.00               421.01
 1/27/1998            1.81               0.40               422.53
 1/28/1998            1.81               2.50               428.60
 1/29/1998            1.81               1.00               431.99
 1/30/1998            1.75               1.80               430.05
  2/2/1998            1.75               0.80               434.42
  2/3/1998            1.78               0.00               437.80
  2/4/1998            1.75               1.30               441.84
  2/5/1998            1.78               0.00               444.06
  2/6/1998            1.78               0.00               445.50
  2/9/1998            1.88               1.90               447.28
 2/10/1998            1.75               0.50               451.19
 2/11/1998            1.81               0.00               452.02
 2/12/1998            1.97               5.20               452.40
 2/13/1998            1.84               0.50               454.29
 2/16/1998            1.84               0.00               454.29
 2/17/1998            2.00              14.50               453.19
 2/18/1998            1.91               0.80               454.69
 2/19/1998            2.05               0.00               454.21
 2/20/1998            1.91               0.30               453.99
 2/23/1998            2.05               0.00               456.29
 2/24/1998            2.05               0.00               454.31
 2/25/1998            2.00               4.00               458.49
 2/26/1998            1.91               0.30               461.57
 2/27/1998            2.06               0.00               461.83
  3/2/1998            1.94               0.30               461.54
  3/3/1998            2.00               0.00               462.42
  3/4/1998            2.25              17.90               462.13
  3/5/1998            2.13               5.00               456.82
  3/6/1998            2.34              24.50               463.72
  3/9/1998            2.31               8.20               461.12
 3/10/1998            2.31              10.50               464.62
 3/11/1998            2.19               6.30               467.12
 3/12/1998            2.19               0.00               467.77
 3/13/1998            1.88              14.60               468.77
 3/16/1998            2.00              20.20               471.76
 3/17/1998            2.00               7.20               471.11
 3/18/1998            1.88               0.20               472.18
 3/19/1998            2.00              13.30               474.30
 3/20/1998            2.13               3.00               474.25
 3/23/1998            1.94               2.30               473.96
 3/24/1998            1.94               1.10               476.26
 3/25/1998            2.19              16.20               477.14
 3/26/1998            2.19              18.90               477.81
 3/27/1998            2.19              37.60               477.15
 3/30/1998            2.06               2.90               476.22
 3/31/1998            2.06               2.60               480.68
  4/1/1998            2.06              13.50               484.93
  4/2/1998            2.03              19.30               486.43
  4/3/1998            2.06              16.50               485.79
  4/6/1998            2.09              58.00               481.88
  4/7/1998            2.06              21.00               475.15
  4/8/1998            2.09              32.50               475.33
  4/9/1998            2.06              39.30               480.04
 4/10/1998            2.06               0.00               480.04
 4/13/1998            2.06               7.90               479.56
 4/14/1998            2.03               0.90               484.85
 4/15/1998            2.00              11.50               487.12
 4/16/1998            1.98               0.00               484.41
 4/17/1998            1.97               0.00               487.01
 4/20/1998            1.94               0.20               488.81
 4/21/1998            1.94               0.40               491.41
 4/22/1998            2.00               3.40               491.14
 4/23/1998            1.97               3.30               484.95
 4/24/1998            2.03               1.00               480.32
 4/27/1998            2.00              14.00               468.50
 4/28/1998            1.88               7.50               472.54
 4/29/1998            1.91               0.00               476.98
 4/30/1998            1.88               0.50               482.89
  5/1/1998            1.88               3.30               484.94
  5/4/1998            1.75               3.00               485.46
  5/5/1998            1.81               0.00               481.74
  5/6/1998            1.75               0.50               479.37
  5/7/1998            1.88               2.70               475.96
  5/8/1998            1.88               1.60               479.50
 5/11/1998            1.81               0.00               476.90
 5/12/1998            1.81               0.00               476.13
 5/13/1998            1.81               0.00               477.48
 5/14/1998            1.88               3.00               475.55
 5/15/1998            1.81               1.00               472.44
 5/18/1998            1.88               1.00               467.61
 5/19/1998            1.91               0.00               470.86
 5/20/1998            1.91               0.00               468.54
 5/21/1998            1.94               1.00               467.19
 5/22/1998            1.94               3.40               462.99
 5/25/1998            1.94               0.00               462.99
 5/26/1998            1.91               0.30               455.08
 5/27/1998            1.81               6.30               450.26
 5/28/1998            1.94               2.00               455.81
 5/29/1998            1.88               0.80               456.62
  6/1/1998            2.03               9.50               451.17
  6/2/1998            2.03               4.00               449.70
  6/3/1998            2.02               0.00               449.16
  6/4/1998            2.03               0.70               451.74
  6/5/1998            2.05               0.00               454.24
  6/8/1998            2.00               0.50               456.34
  6/9/1998            2.25              12.50               456.74
 6/10/1998            2.38               4.00               451.08
 6/11/1998            2.19              15.20               444.35
 6/12/1998            2.22               0.00               441.59
 6/15/1998            2.16              10.10               433.86
 6/16/1998            2.19               3.70               438.37
 6/17/1998            2.25               7.00               444.08
 6/18/1998            2.25               5.40               439.79
 6/19/1998            2.25               0.80               438.47
 6/22/1998            2.25               1.10               441.65
 6/23/1998            2.28               0.00               447.42
 6/24/1998            2.25              20.50               451.31
 6/25/1998            2.06              24.50               450.16
 6/26/1998            2.00               1.50               450.27
 6/29/1998            2.06               0.00               453.83
 6/30/1998            1.98               0.00               457.39
  7/1/1998            1.98               0.00               459.85
  7/2/1998            1.98               0.00               458.31
  7/3/1998            1.98               0.00               458.31
  7/6/1998            1.88               6.50               459.97
  7/7/1998            1.63              13.20               459.04
  7/8/1998            1.63               1.90               459.97
  7/9/1998            1.66               0.00               460.00
 7/10/1998            1.63               6.00               458.43
 7/13/1998            1.75              25.90               458.75
 7/14/1998            1.94              12.20               459.43
 7/15/1998            1.88              20.20               461.98
 7/16/1998            1.94              25.00               463.64
 7/17/1998            1.94               5.50               462.36
 7/20/1998            2.00              13.90               461.92
 7/21/1998            2.25               8.50               456.14
 7/22/1998            2.31              15.10               450.93
 7/23/1998            2.19               3.00               442.33
 7/24/1998            2.25               7.60               438.58
 7/27/1998            2.19               4.40               433.16
 7/28/1998            2.16               2.40               427.54
 7/29/1998            2.19              14.60               426.19
 7/30/1998            2.20               0.00               429.50
 7/31/1998            2.25              12.00               419.75
  8/3/1998            2.25               0.00               413.36
  8/4/1998            2.16               5.30               401.63
  8/5/1998            2.19               5.50               398.69
  8/6/1998            2.06               5.90               406.62
  8/7/1998            2.09               0.00               415.80
 8/10/1998            2.13               5.50               411.64
 8/11/1998            2.06               5.80               400.60
 8/12/1998            2.16              21.80               408.55
 8/13/1998            2.22               2.10               403.83
 8/14/1998            2.13               7.10               402.79
 8/17/1998            2.25               1.00               403.96
 8/18/1998            2.03              19.20               411.29
 8/19/1998            2.06               5.70               405.84
 8/20/1998            2.09               7.00               401.73
 8/21/1998            2.06               0.30               395.64
 8/24/1998            2.06               3.00               393.70
 8/25/1998            2.02               0.00               389.76
 8/26/1998            2.00               0.00               380.42
 8/27/1998            2.00               6.50               366.10
 8/28/1998            1.97               0.00               358.54
 8/31/1998            1.97               3.90               337.95
  9/1/1998            1.84               9.70               348.10
  9/2/1998            1.88               0.00               352.65
  9/3/1998            1.63               3.00               346.29
  9/4/1998            2.13              29.20               347.07
  9/7/1998            2.13               0.00               347.07
  9/8/1998            2.00               2.10               361.93
  9/9/1998            2.13              15.70               352.69
 9/10/1998            2.09               4.60               344.97
 9/11/1998            2.16               7.20               353.62
 9/14/1998            2.22               0.10               357.72
 9/15/1998            2.06               0.20               357.73
 9/16/1998            2.13               0.00               359.85
 9/17/1998            2.19               2.00               355.29
 9/18/1998            2.16               0.00               363.26
 9/21/1998            2.13               4.50               362.64
 9/22/1998            2.13               1.90               368.24
 9/23/1998            2.25               5.70               376.00
 9/24/1998            2.19               7.90               370.25
 9/25/1998            2.06               0.20               369.02
 9/28/1998            2.22               6.10               368.01
 9/29/1998            2.19               0.70               365.80
 9/30/1998            2.03               4.00               363.59
 10/1/1998            2.11               0.00               350.04
 10/2/1998            2.06               6.00               349.71
 10/5/1998            2.03               8.50               336.80
 10/6/1998            2.08               0.00               332.55
 10/7/1998            2.16               2.50               322.23
 10/8/1998            2.00               0.20               310.28
 10/9/1998            2.00               0.70               318.40
10/12/1998            2.00               2.90               325.62
10/13/1998            2.03               7.30               320.33
10/14/1998            2.03               0.40               324.98
10/15/1998            2.13              10.10               334.81
10/16/1998            2.09               8.40               342.87
10/19/1998            2.06               0.90               352.45
10/20/1998            2.06               7.10               358.31
10/21/1998            1.84               0.00               359.94
10/22/1998            2.00              11.00               366.40
10/23/1998            2.00               0.00               367.05
10/26/1998            2.06               0.20               372.07
10/27/1998            1.94               0.40               371.50
10/28/1998            1.98               0.00               371.47
10/29/1998            2.00               8.50               374.48
10/30/1998            2.00               0.00               378.16
 11/2/1998            2.03               1.50               386.82
 11/3/1998            2.00               0.00               387.56
 11/4/1998            2.00              10.00               392.96
 11/5/1998            1.88               8.00               396.79
 11/6/1998            1.97               4.00               400.32
 11/9/1998            2.00               8.00               398.43
11/10/1998            1.97               2.50               396.86
11/11/1998            1.81               8.90               393.47
11/12/1998            1.84               2.20               392.20
11/13/1998            1.84               0.50               389.36
11/16/1998            1.78               0.00               390.42
11/17/1998            1.69              27.30               389.43
11/18/1998            1.72              20.20               392.12
11/19/1998            1.72               1.40               394.37
11/20/1998            1.66               0.00               394.29
11/23/1998            1.59               1.30               398.15
11/24/1998            1.69               5.60               396.60
11/25/1998            1.59               0.70               399.32
11/26/1998            1.59               0.00               399.32
11/27/1998            1.64               0.00               402.09
11/30/1998            1.59               8.80               397.75
 12/1/1998            1.66               9.50               398.74
 12/2/1998            1.88              12.60               397.49
 12/3/1998            2.06              11.30               395.00
 12/4/1998            2.38              22.10               398.37
 12/7/1998            2.30              20.30               401.17
 12/8/1998            2.16               9.70               401.48
 12/9/1998            2.19              29.80               401.96
12/10/1998            2.16               3.00               396.50
12/11/1998            2.16              24.60               395.37
12/14/1998            2.16              90.00               387.94
12/15/1998            2.13              11.10               389.57
12/16/1998            2.13               6.00               389.85
12/17/1998            2.25               0.10               393.78
12/18/1998            2.00               2.70               397.42
12/21/1998            2.22              13.20               401.83
12/22/1998            2.06               1.50               400.24
12/23/1998            2.06               3.00               404.79
12/24/1998            2.14               0.00               405.56
12/25/1998            2.14               0.00               405.56
12/28/1998            2.03              10.10               408.28
12/29/1998            2.00               5.00               410.41
12/30/1998            2.06              18.50               411.91
12/31/1998            2.00               7.30               421.96
  1/1/1999            2.00               0.00               421.96
  1/4/1999            1.83               0.00               421.26
  1/5/1999            2.00               1.00               422.09
  1/6/1999            1.88               2.00               427.79
  1/7/1999            2.00               3.50               427.83
  1/8/1999            1.84               0.00               431.23
 1/11/1999            2.00               1.10               433.13
 1/12/1999            2.00               2.00               427.36
 1/13/1999            1.94              11.00               424.86
 1/14/1999            1.88               7.20               420.10
 1/15/1999            2.06               9.70               427.05
 1/18/1999            2.06               0.00               427.05
 1/19/1999            2.06               5.60               430.89
 1/20/1999            2.06               0.70               430.62
 1/21/1999            2.03               0.00               424.05
 1/22/1999            1.94              16.60               422.44
 1/25/1999            2.00               3.20               422.11
 1/26/1999            2.00               1.00               425.33
 1/27/1999            1.97               9.60               421.12
 1/28/1999            1.94               5.00               423.97
 1/29/1999            1.84               0.00               427.22
  2/1/1999            1.75               2.50               426.08
  2/2/1999            1.66               7.20               421.73
  2/3/1999            1.75               7.10               423.74
  2/4/1999            1.94               7.50               417.79
  2/5/1999            1.75               1.70               412.72
  2/8/1999            1.75               7.30               411.33
  2/9/1999            2.00               4.70               403.13
 2/10/1999            2.19               9.50               397.96
 2/11/1999            2.25              22.50               406.16
 2/12/1999            2.06               9.00               398.44
 2/15/1999            2.06               0.00               398.44
 2/16/1999            2.06               1.60               396.40
 2/17/1999            2.03               0.00               389.54
 2/18/1999            1.94               2.20               391.09
 2/19/1999            2.00               7.00               392.30
 2/22/1999            2.06               4.00               397.82
 2/23/1999            2.00               3.70               399.01
 2/24/1999            1.81               7.30               395.26
 2/25/1999            1.81               1.40               392.69
 2/26/1999            1.89               0.00               392.26
  3/1/1999            1.81               0.50               394.39
  3/2/1999            1.88               2.80               394.43
  3/3/1999            1.94               4.00               391.95
  3/4/1999            1.91               0.00               394.02
  3/5/1999            1.97               0.40               398.01
  3/8/1999            1.88               4.60               400.06
  3/9/1999            1.88               0.00               399.20
 3/10/1999            1.84               0.60               401.12
 3/11/1999            1.84               1.00               401.08
 3/12/1999            1.94               0.50               398.38
 3/15/1999            1.97               2.60               400.84
 3/16/1999            1.94               0.00               399.17
 3/17/1999            2.00               1.00               398.43
 3/18/1999            1.94               0.00               399.55
 3/19/1999            1.88               7.70               396.58
 3/22/1999            1.97               0.30               393.20
 3/23/1999            1.91              12.20               383.37
 3/24/1999            1.75               5.50               384.40
 3/25/1999            2.00              15.00               392.99
 3/26/1999            2.09              16.00               393.92
 3/29/1999            2.41              40.40               399.76
 3/30/1999            2.31               7.10               398.78
 3/31/1999            2.19               2.50               397.63
  4/1/1999            2.16               0.00               398.74
  4/2/1999            2.16               0.00               398.74
  4/5/1999            2.25              10.00               402.29
  4/6/1999            2.09               4.30               401.08
  4/7/1999            2.06               0.10               397.77
  4/8/1999            2.13               9.00               399.89
  4/9/1999            2.19               4.80               405.86
 4/12/1999            2.25              51.20               412.32
 4/13/1999            2.25               0.10               417.24
 4/14/1999            2.25               1.00               417.39
 4/15/1999            2.19               0.00               417.77
 4/16/1999            2.25               2.00               421.58
 4/19/1999            2.13               3.80               412.41
 4/20/1999            2.22               0.20               415.34
 4/21/1999            2.13               2.20               426.57
 4/22/1999            2.17               0.00               428.85
 4/23/1999            2.17               0.00               431.73
 4/26/1999            2.17               0.00               434.97
 4/27/1999            2.19               0.00               435.16
 4/28/1999            2.13               7.70               433.53
 4/29/1999            2.19               3.20               432.85
 4/30/1999            2.13               0.00               432.81
  5/3/1999            2.13               0.00               433.28
  5/4/1999            2.06               0.10               432.59
  5/5/1999            2.00              12.50               434.27
  5/6/1999            2.06               3.00               433.38
  5/7/1999            2.13               7.70               436.11
 5/10/1999            2.50              25.40               441.85
 5/11/1999            2.56              23.70               446.81
 5/12/1999            3.00              23.40               449.26
 5/13/1999            3.50              75.50               450.84
 5/14/1999            3.94              53.90               443.13
 5/17/1999            3.88              45.50               441.35
 5/18/1999            3.50              15.30               442.45
 5/19/1999            3.88              37.60               446.14
 5/20/1999            3.63              11.60               448.02
 5/21/1999            3.50              20.60               449.14
 5/24/1999            3.38              13.50               440.39
 5/25/1999            3.44               4.10               434.45
 5/26/1999            3.22               5.50               435.41
 5/27/1999            3.31               8.30               432.92
 5/28/1999            3.25              17.30               438.68
 5/31/1999            3.25               0.00               438.68
  6/1/1999            3.28               1.00               437.46
  6/2/1999            3.28               1.90               436.74
  6/3/1999            3.28               0.80               435.98
  6/4/1999            3.25               0.50               442.33
  6/7/1999            3.25               5.30               446.65
  6/8/1999            3.22               0.00               443.76
  6/9/1999            3.13               3.50               445.19
 6/10/1999            3.31               2.00               442.27
 6/11/1999            3.25               3.50               438.01
 6/14/1999            3.25             128.30               431.53
 6/15/1999            3.50               2.10               434.01
 6/16/1999            3.50               0.30               441.20
 6/17/1999            3.19              10.70               443.38
 6/18/1999            3.38               0.00               445.05
 6/21/1999            3.50               1.50               449.44
 6/22/1999            3.44              21.30               447.33
 6/23/1999            3.38               1.10               447.04
 6/24/1999            3.44              11.10               443.16
 6/25/1999            3.56              32.10               443.11
 6/28/1999            3.94              14.30               448.61
 6/29/1999            3.69              18.60               454.08
 6/30/1999            3.63              31.50               457.67
  7/1/1999            3.63               2.30               454.31
  7/2/1999            4.00              20.20               456.51
  7/5/1999            4.00               0.00               456.51
  7/6/1999            4.19             131.20               456.55
  7/7/1999            4.19              11.60               452.69
  7/8/1999            4.31              12.30               454.75
  7/9/1999            4.31              40.60               457.98
 7/12/1999            4.69              49.40               459.30
 7/13/1999            4.75              33.20               458.11
 7/14/1999            4.81              21.20               461.46
 7/15/1999            5.06              16.40               465.80
 7/16/1999            4.81              16.00               465.26
 7/19/1999            4.81              16.50               461.37
 7/20/1999            4.50              36.30               453.55
 7/21/1999            4.63               7.40               454.63
 7/22/1999            4.50               6.40               451.49
 7/23/1999            4.25               3.20               448.38
 7/26/1999            4.44              90.80               442.87
 7/27/1999            4.56              36.40               446.48
 7/28/1999            5.00             102.30               446.61
 7/29/1999            5.13              39.70               441.58
 7/30/1999            5.31              72.20               444.77
  8/2/1999            5.06              13.70               442.63
  8/3/1999            4.88               4.90               436.28
  8/4/1999            4.94              38.60               429.70
  8/5/1999            5.06               5.60               429.75
  8/6/1999            5.00               7.50               428.04
  8/9/1999            4.94              16.40               425.89
 8/10/1999            5.03               0.30               422.82
 8/11/1999            4.88              28.60               428.19
 8/12/1999            4.75              25.20               428.82
 8/13/1999            4.69              20.90               434.05
 8/16/1999            4.56              15.50               433.82
 8/17/1999            4.63               1.40               436.00
 8/18/1999            4.47               2.10               433.10
 8/19/1999            4.42               0.00               432.77
 8/20/1999            4.56              23.00               434.38
 8/23/1999            4.41               2.20               437.25
 8/24/1999            4.38              16.50               437.12
 8/25/1999            4.34               0.00               437.86
 8/26/1999            4.41               0.20               436.02
 8/27/1999            4.31               3.00               432.45
 8/30/1999            4.19              17.00               427.36
 8/31/1999            3.88              10.90               427.83
  9/1/1999            4.00               5.40               430.99
  9/2/1999            4.00              12.00               427.42
  9/3/1999            4.19              11.50               435.97
  9/6/1999            4.19               0.00               435.97
  9/7/1999            4.00               0.10               438.24
  9/8/1999            3.94               7.70               435.90
  9/9/1999            3.94               8.60               437.77
 9/10/1999            3.94              10.00               441.19
 9/13/1999            3.94               1.10               439.66
 9/14/1999            3.94               1.20               438.23
 9/15/1999            3.88               3.20               436.33
 9/16/1999            4.00              18.80               430.25
 9/17/1999            4.16              38.90               434.45
 9/20/1999            4.41              10.70               433.20
 9/21/1999            4.25              16.50               426.50
 9/22/1999            4.38              11.00               427.53
 9/23/1999            4.31               2.10               420.20
 9/24/1999            4.38               0.50               417.09
 9/27/1999            4.38               1.80               421.86
 9/28/1999            4.38               1.60               418.48
 9/29/1999            4.13              22.80               421.52
 9/30/1999            4.06               3.50               427.30
 10/1/1999            4.06               9.00               423.53
 10/4/1999            4.13              11.60               426.61
 10/5/1999            4.13               4.50               426.02
 10/6/1999            4.03               1.20               429.77
 10/7/1999            4.13               1.30               428.11
 10/8/1999            4.13               2.70               427.70
10/11/1999            4.13               0.30               430.19
10/12/1999            4.08               0.00               424.69
10/13/1999            4.19              12.20               419.31
10/14/1999            4.06               2.90               419.31
10/15/1999            4.06               2.50               414.70
10/18/1999            3.88              13.00               408.90
10/19/1999            3.95               0.00               410.94
10/20/1999            3.88               3.50               413.94
10/21/1999            4.03               0.20               414.27
10/22/1999            4.00               5.00               418.69
10/25/1999            4.00               5.10               417.77
10/26/1999            3.94               0.90               415.80
10/27/1999            4.06              12.20               416.77
10/28/1999            4.06               1.00               422.81
10/29/1999            4.00              15.90               428.64
 11/1/1999            4.00               3.60               431.81
 11/2/1999            4.03               2.20               432.39
 11/3/1999            4.00               2.60               438.45
 11/4/1999            4.00               1.90               439.91
 11/5/1999            4.13             134.10               442.41
 11/8/1999            4.00              35.40               445.08
 11/9/1999            4.16              51.50               446.28
11/10/1999            4.19              47.20               448.72
11/11/1999            4.31              32.30               447.48
11/12/1999            4.25              13.30               449.69
11/15/1999            4.25              85.60               452.97
11/16/1999            4.19              35.50               456.88
11/17/1999            4.16             108.20               457.06
11/18/1999            4.16              51.50               462.05
11/19/1999            4.00              16.30               461.27
11/22/1999            4.13              18.10               460.77
11/23/1999            4.09              10.00               454.45
11/24/1999            4.06              12.90               455.94
11/25/1999            4.06               0.00               455.94
11/26/1999            4.13              23.70               458.94
11/29/1999            4.06               6.60               456.95
11/30/1999            4.45              87.00               454.08
 12/1/1999            4.47              28.80               453.67
 12/2/1999            4.69             128.80               460.44
 12/3/1999            4.88              45.60               464.58
 12/6/1999            5.00              50.50               465.75
 12/7/1999            5.06              87.70               465.70
 12/8/1999            4.88              42.50               468.84
 12/9/1999            5.00              44.70               464.91
12/10/1999            5.06              18.20               466.70
12/13/1999            4.88              30.80               470.38
12/14/1999            4.94              28.90               462.75
12/15/1999            4.81              14.30               461.31
12/16/1999            4.88              12.20               465.27
12/17/1999            4.88               8.20               466.20
12/20/1999            4.94               8.00               467.19
12/21/1999            4.88               2.60               475.80
12/22/1999            4.69              13.60               477.94
12/23/1999            4.63              16.70               482.44
12/24/1999            4.63               0.00               482.44
12/27/1999            4.75               8.70               484.45
12/28/1999            4.63               3.00               488.48
12/29/1999            4.63               8.70               497.02
12/30/1999            4.63               2.30               496.59
12/31/1999            4.75               5.20               504.75
  1/3/2000            4.63               6.60               497.05
  1/4/2000            4.63               2.20               478.38
  1/5/2000            4.88               3.90               478.83
  1/6/2000            4.84              13.90               475.34
  1/7/2000            4.88               2.60               488.31
 1/10/2000            5.00              25.90               501.89
 1/11/2000            4.63              19.30               492.61
 1/12/2000            4.69               4.20               490.05
 1/13/2000            4.69               2.60               501.19
 1/14/2000            4.69              15.60               507.56
 1/17/2000            4.69               0.00               507.56
 1/18/2000            4.63              20.70               513.45
 1/19/2000            4.75               7.90               520.02
 1/20/2000            4.63              42.00               527.28
 1/21/2000            4.69               2.50               533.94
 1/24/2000            4.88             214.10               522.95
 1/25/2000            5.03              59.50               521.59
 1/26/2000            6.38             227.90               521.05
 1/27/2000            5.63             318.50               517.02
 1/28/2000            5.44              49.20               504.63
 1/31/2000            5.81              47.70               496.23
  2/1/2000            5.75              11.30               503.75
  2/2/2000            5.94               8.00               509.89
  2/3/2000            5.63              88.40               521.63
  2/4/2000            5.63               9.00               525.52
  2/7/2000            5.94              91.10               532.39
  2/8/2000            6.06              50.90               537.48
  2/9/2000            6.00              25.50               536.00
 2/10/2000            6.06               9.10               542.20
 2/11/2000            6.13              58.30               537.09
 2/14/2000            6.13              10.90               539.94
 2/15/2000            6.00              14.90               540.23
 2/16/2000            5.94              23.20               547.77
 2/17/2000            6.00              18.50               558.42
 2/18/2000            5.97              21.10               545.67
 2/21/2000            5.97               0.00               545.67
 2/22/2000            6.00              45.70               540.95
 2/23/2000            6.00              55.20               549.91
 2/24/2000            6.03              54.10               554.05
 2/25/2000            6.00              19.40               556.73
 2/28/2000            5.75              42.90               557.68
 2/29/2000            5.69              13.30               577.70
  3/1/2000            5.75              10.50               588.34
  3/2/2000            5.88              13.80               584.05
  3/3/2000            6.00              31.60               598.19
  3/6/2000            6.06              33.00               601.63
  3/7/2000            6.06              26.20               595.47
  3/8/2000            5.88              18.50               594.69
  3/9/2000            5.97              29.20               594.69
 3/10/2000            6.03              65.40               603.80
 3/13/2000            6.00              46.30               590.14
 3/14/2000            6.00              63.90               573.00
 3/15/2000            5.88               8.40               558.88
 3/16/2000            6.06              14.70               574.23
 3/17/2000            6.25              98.30               574.77
 3/20/2000            6.22               2.90               549.20
 3/21/2000            6.50              86.80               552.80
 3/22/2000            7.00             145.70               571.19
 3/23/2000            7.56              76.60               573.80
 3/24/2000            8.19              98.30               574.02
 3/27/2000            8.19              62.90               573.66
 3/28/2000            8.00              35.60               559.05
 3/29/2000            7.69              33.00               543.00
 3/30/2000            7.13              25.10               531.56
 3/31/2000            6.81              33.90               539.09
  4/3/2000            7.94              32.30               516.05
  4/4/2000            7.00              26.10               513.70
  4/5/2000            7.00              13.70               517.98
  4/6/2000            6.50               5.50               532.50
  4/7/2000            6.75               3.40               542.98
 4/10/2000            6.63              11.60               518.66
 4/11/2000            6.63              17.90               510.13
 4/12/2000            6.50              31.00               493.44
 4/13/2000            6.01              60.00               489.23
 4/14/2000            5.50              34.90               453.72
 4/17/2000            5.38              23.80               459.27
 4/18/2000            5.69              11.80               486.09
 4/19/2000            5.94               9.40               486.23
 4/20/2000            5.84              13.20               481.84
 4/21/2000            5.84               0.00               481.84
 4/24/2000            5.72               5.50               468.55
 4/25/2000            5.72               4.40               489.02
 4/26/2000            5.25               7.20               484.23
 4/27/2000            5.13              45.50               494.56
 4/28/2000            4.88              25.90               506.25
  5/1/2000            4.50              29.40               518.94
  5/2/2000            4.00              50.40               505.34
  5/3/2000            4.56              76.70               495.56
  5/4/2000            4.69              23.10               501.91
  5/5/2000            4.88              26.60               512.84
  5/8/2000            4.94               4.70               500.08
  5/9/2000            5.00               7.20               490.86
 5/10/2000            4.75              12.20               474.28
 5/11/2000            4.69              22.80               489.39
 5/12/2000            4.50              13.30               490.94
 5/15/2000            4.25               9.10               497.81
 5/16/2000            4.25              19.50               505.98
 5/17/2000            4.13              21.50               499.66
 5/18/2000            4.00              26.30               490.95
 5/19/2000            4.00              53.60               479.70
 5/22/2000            4.00              49.50               471.67
 5/23/2000            4.75              45.80               459.02
 5/24/2000            5.00              37.70               461.73
 5/25/2000            4.88               6.80               456.17
 5/26/2000            4.75              12.90               457.38
 5/29/2000            4.75               0.00               457.38
 5/30/2000            4.63               9.70               476.72
 5/31/2000            4.69              11.00               476.19
  6/1/2000            4.50               0.90               492.47
  6/2/2000            4.44              23.90               513.03
  6/5/2000            4.44              17.50               513.30
  6/6/2000            4.53              14.10               511.66
  6/7/2000            4.69              34.90               516.55
  6/8/2000            4.75             140.10               514.55
  6/9/2000            5.00              37.40               523.06
 6/12/2000            5.02               5.90               508.52
 6/13/2000            5.03              28.20               513.75
 6/14/2000            5.00              13.10               509.67
 6/15/2000            4.97               1.50               512.25
 6/16/2000            4.81              30.70               513.73
 6/19/2000            5.00              22.00               522.77
 6/20/2000            4.94               3.70               525.69
 6/21/2000            5.00               5.20               527.61
 6/22/2000            4.88              14.10               515.02
 6/23/2000            4.97              18.00               510.41
 6/26/2000            5.00              16.00               516.36
 6/27/2000            5.25              17.30               508.08
 6/28/2000            5.19              10.70               520.98
 6/29/2000            5.19              10.70               512.58
 6/30/2000            5.16              57.30               517.23
  7/3/2000            5.28              25.70               524.02
  7/4/2000            5.28               0.00               524.02
  7/5/2000            5.41              12.50               518.25
  7/6/2000            5.50              24.10               523.30
  7/7/2000            5.44              61.60               528.22
 7/10/2000            5.94              79.70               530.83
 7/11/2000            6.00              64.60               529.73
 7/12/2000            6.72              69.00               540.25
 7/13/2000            6.72              95.80               542.77
 7/14/2000            7.00              60.50               542.63
 7/17/2000            7.38             126.30               545.19
 7/18/2000            7.41             105.60               536.28
 7/19/2000            7.34              91.40               527.86
 7/20/2000            7.06              77.10               534.75
 7/21/2000            7.00              37.90               522.70
 7/24/2000            6.75              63.90               514.25
 7/25/2000            6.38              43.00               514.33
 7/26/2000            6.00              74.30               513.81
 7/27/2000            6.00              33.20               501.63
 7/28/2000            5.94               7.60               490.23
 7/31/2000            6.00               6.00               500.64
  8/1/2000            6.00               1.80               497.77
  8/2/2000            5.88               0.90               500.22
  8/3/2000            5.92               0.00               499.45
  8/4/2000            5.81              20.20               503.63
  8/7/2000            5.94              11.00               509.88
  8/8/2000            5.88               3.80               508.72
  8/9/2000            5.98               3.80               507.50
 8/10/2000            5.97              17.80               501.66
 8/11/2000            6.03               8.80               510.27
 8/14/2000            5.97              12.50               514.48
 8/15/2000            5.94               9.60               509.94
 8/16/2000            6.00               8.50               512.73
 8/17/2000            6.00              15.80               516.45
 8/18/2000            6.00              36.70               515.52
 8/21/2000            6.25              24.00               516.45
 8/22/2000            6.25              42.70               517.45
 8/23/2000            6.28              57.80               517.88
 8/24/2000            7.00              30.80               523.30
 8/25/2000            7.13              30.00               525.11
 8/28/2000            7.00              53.00               526.48
 8/29/2000            7.00              40.40               529.63
 8/30/2000            7.00              65.00               532.33
 8/31/2000            6.94               8.80               537.89
  9/1/2000            6.69              26.40               541.91
  9/4/2000            6.69               0.00               541.91
  9/5/2000            6.75              14.30               539.02
  9/6/2000            6.88               7.40               536.31
  9/7/2000            6.94              18.00               542.81
  9/8/2000            8.44             645.80               535.70
 9/11/2000            8.81             289.50               533.63
 9/12/2000            8.38             189.70               532.44
 9/13/2000            9.25             357.20               534.00
 9/14/2000            9.25               0.00               539.20
 9/15/2000            9.75             234.10               530.88
 9/18/2000            9.88             124.90               530.84
 9/19/2000            9.69             180.10               523.31
 9/20/2000            9.91             137.70               521.44
 9/21/2000            9.63             234.10               514.34
 9/22/2000            9.44              78.00               518.81
 9/25/2000            9.00             155.60               515.38
 9/26/2000            8.50              32.50               509.89
 9/27/2000            8.13              75.10               508.13
 9/28/2000            7.75              53.10               523.81
 9/29/2000            8.41              46.30               521.37
 10/2/2000            8.56              65.70               511.67
 10/3/2000            8.56              42.90               505.29
 10/4/2000            8.59              60.00               507.48
 10/5/2000            8.13              42.80               502.67
 10/6/2000            8.38              47.00               491.45
 10/9/2000            8.38              16.20               489.53
10/10/2000            8.31              42.30               481.63
10/11/2000            8.00              38.40               474.73
10/12/2000            8.00             112.00               462.97
10/13/2000            7.97              20.40               480.39
10/16/2000            7.88              29.70               481.75
10/17/2000            7.75              42.00               470.88
10/18/2000            7.75              51.70               466.20
10/19/2000            7.81              19.30               481.30
10/20/2000            7.25              26.50               487.45
10/23/2000            7.19              41.50               489.95
10/24/2000            8.00              82.10               487.84
10/25/2000            7.69              21.00               475.22
10/26/2000            7.88              25.90               476.73
10/27/2000            7.75              12.30               479.84
10/30/2000            7.75               7.50               482.72
10/31/2000            7.50              16.80               497.69
 11/1/2000            7.81              27.10               495.19
 11/2/2000            8.00             104.10               506.97
 11/3/2000            7.94              33.90               507.75
 11/6/2000            8.00              32.10               503.96
 11/7/2000            7.88               5.30               506.02
 11/8/2000            8.06              26.90               500.69
 11/9/2000            7.88              14.90               495.33
11/10/2000            7.75              18.00               480.92
11/13/2000            7.56              21.00               476.53
11/14/2000            7.63              38.20               486.91
11/15/2000            7.69              72.80               491.80
11/16/2000            7.38              10.30               481.64
11/17/2000            7.13              16.20               482.69
11/20/2000            6.75               9.20               470.23
11/21/2000            6.25              28.70               466.80
11/22/2000            6.00              74.20               457.91
11/23/2000            6.00               0.00               457.91
11/24/2000            6.00              10.10               471.84
11/27/2000            6.69              38.20               471.70
11/28/2000            6.22              48.30               459.02
11/29/2000            6.19              66.40               454.59
11/30/2000            5.81              13.60               445.94
 12/1/2000            5.88              23.30               456.84
 12/4/2000            5.38              22.20               450.39
 12/5/2000            5.94              24.70               471.17
 12/6/2000            5.34              42.80               463.55
 12/7/2000            5.44              10.40               461.09
 12/8/2000            5.63              18.40               479.06
12/11/2000            5.81              90.50               487.23
12/12/2000            5.81               1.20               477.77
12/13/2000            5.75              47.90               469.91
12/14/2000            5.75              13.50               461.81
12/15/2000            5.69               7.60               458.03
12/18/2000            5.50              33.30               463.25
12/19/2000            5.31              49.50               458.78
12/20/2000            5.38              31.70               443.80
12/21/2000            4.81              35.10               447.03
12/22/2000            5.06              13.90               462.98
12/25/2000            5.06               0.00               462.98
12/26/2000            4.75              36.80               466.63
12/27/2000            4.38               8.90               479.30
12/28/2000            4.31             136.00               494.03
12/29/2000            4.25             255.30               483.53
  1/1/2001            4.25               0.00               483.53
  1/2/2001            4.56              24.20               462.48
  1/3/2001            5.00              40.20               484.39
  1/4/2001            4.88              22.00               477.20
  1/5/2001            4.69              17.60               463.14
  1/8/2001            4.81               1.70               461.64
  1/9/2001            5.00              14.70               463.95
 1/10/2001            5.00               88.0               475.45
 1/11/2001            5.25               41.2               483.84
 1/12/2001            5.00               88.9               485.75
 1/15/2001            5.00                                  485.75
 1/16/2001            4.31               88.0               493.28
 1/17/2001            4.81               57.0               493.45
 1/18/2001            5.00               52.2               494.63
 1/19/2001            5.00              166.4               488.09
 1/22/2001            5.38               68.3               490.16
 1/23/2001            5.38               32.2               502.06
 1/24/2001            5.13               29.9               502.25
 1/25/2001            5.25               30.0                  499
 1/26/2001            5.25                9.3               498.69
 1/29/2001            5.25               23.5               507.91
 1/30/2001            5.13               34.6               511.66
 1/31/2001            5.13               18.7               508.34
  2/1/2001            5.03               17.7               508.98
  2/2/2001            5.31               55.7               501.02
  2/5/2001            5.00               26.1               500.73
  2/6/2001            5.06               29.9               505.77
  2/7/2001            5.00                9.5               507.08
  2/8/2001            5.06                6.5               502.89
  2/9/2001            5.22               31.2               497.05
 2/12/2001            5.03               17.4               505.34
 2/13/2001            4.88               11.6               502.56
 2/14/2001            4.56               52.0               503.48
 2/15/2001            5.00               32.3               508.84
 2/16/2001            4.75               11.8               499.28
 2/19/2001            4.75                                  499.28
 2/20/2001            4.56               22.3               491.16
 2/21/2001            4.59                8.5               483.52
 2/22/2001            4.38               22.9               477.27
 2/23/2001            3.88               72.1               477.45
 2/26/2001            4.00               22.8               488.31
 2/27/2001            4.13               32.3               478.75
 2/28/2001            4.06               10.4               474.37
  3/1/2001            4.00               19.2                473.3
  3/2/2001            4.00                8.8               476.88
  3/5/2001            3.88                1.0                475.8
  3/6/2001            4.00               18.0               481.13
  3/7/2001            4.13               22.7               484.84
  3/8/2001            3.94               13.7               481.48
  3/9/2001            4.28                7.0               473.66
 3/12/2001            3.75               16.8               458.41
 3/13/2001            3.63               43.5               462.27
 3/14/2001            4.00              111.9               453.69
 3/15/2001            3.75               67.3               452.16
 3/16/2001            3.56               16.4                441.8
 3/19/2001            3.63                3.9               451.27
 3/20/2001            3.50                9.0               444.48
 3/21/2001            3.00               27.6               435.73
 3/22/2001            3.00               70.7                432.8
 3/23/2001            3.38               79.1               443.27
 3/26/2001            3.31               17.5               447.38
 3/27/2001            3.50               68.6               452.88
 3/28/2001            3.44                5.8                442.2
 3/29/2001            3.16               28.4               441.53
 3/30/2001            3.19               14.5               450.53
  4/2/2001            3.25               22.1               439.77
  4/3/2001            3.25               11.6               426.95
  4/4/2001            3.31               26.7               425.73
  4/5/2001            3.31               28.7               444.73
  4/6/2001            3.31               42.3               434.66
  4/9/2001            3.25                9.3               441.67
 4/10/2001            3.27                9.8               451.84
 4/11/2001            3.20                5.0               449.25
 4/12/2001            3.11                9.0               455.02
 4/13/2001            3.11                                  455.02
 4/16/2001            3.27               20.5                450.9
 4/17/2001            3.27               39.4               455.58
 4/18/2001            3.50               22.1                466.5
 4/19/2001            3.35               10.4                472.4
 4/20/2001            3.40               11.5                472.4

STOCK OPTION PLAN AND WARRANTS

Please refer to "Notes to consolidated financial statements 2000" on pages 91-92 for information about the 1997 Plan and outstanding warrants.

---------------
CARDIAC SCIENCE
---------------

                  BOARD OF DIRECTORS, MANAGEMENT AND AUDITORS

BOARD OF DIRECTORS

All ownership data refers to direct and indirect holdings of Cardiac Science Shares as of December 31, 2000.

Paul D. Quadros, born in 1946, has been Cardiac Science's Chairman of the Board since May 1999 and a member of the Board of Directors since Cardiac Science's formation in May 1991. He is currently the Chairman of the Board of Genstar Therapeutics (formerly, UroGen Corp.) a developer of gene therapies for hemophilia and prostate cancer. Prior to joining Genstar in June 1995, Mr. Quadros was a general partner of Technology Funding, a venture capital management organization. During his tenure at Technology Funding, he was a member of the Commitments Committee from 1986 to 1994, serving as its chairman from 1987 to 1990. From 1990 to 1994, he was chairman of Technology Funding's Medical Investment Committee and was actively involved in managing Technology Funding's health care portfolio. Mr. Quadros served on the Board of Directors of Medstone, from 1988 to 1995. Mr. Quadros has a B.A. in Finance from California State University at Fullerton and an M.B.A. from U.C.L.A. Graduate School of Management. He also serves on the Board of Directors of several private companies.
Shares in Cardiac Science: 51,301; Vested options: 42,396.

Robert J. Carpenter, born in 1945, has been a member of Cardiac Science's Board of Directors since September 2000 and is currently President of Boston Medical Investors, Inc., a company that he founded in 1994 to make investments in early stage health care companies. From 1992 to 1993, Mr. Carpenter served as President and CEO of GelTex Pharmaceuticals, a developer of advanced polymers to treat human diseases. From 1989 to 1991, Mr. Carpenter served as Executive Vice President of Genzyme Corporation, a biopharmaceutical firm. From 1981 to 1989, Mr. Carpenter served as President and CEO of Integrated Genetics, a developer of diagnostic and therapeutic products utilizing recombinant DNA technology. Integrated Genetics was merged with Genzyme Corporation in 1989. From 1975 to 1980, Mr. Carpenter served in several positions for Baxter Travenol Laboratories, ultimately attaining the position of President, Fenwal Division. Mr. Carpenter received a BS degree from the United States Military Academy at West Point in 1967, an MS in Computer Science from Stanford University in 1969, and an MBA from Harvard Business School in 1975. He also serves on the Board of Directors of several private companies.
Shares in Cardiac Science: 160,483; Vested options: 0.

Raymond W. Cohen, born in 1959, has served as Cardiac Science's President, Chief Executive Officer, and as a member of the Board of Directors since January 1997. Prior to 1997, Mr. Cohen was President of DM, a privately held manufacturer and international distributor of non-invasive cardiac monitoring devices and was Vice President, Sales & Marketing of DM Software, Inc., a developer of cardiac monitoring software. From 1988 to 1990, Mr. Cohen was President of BioAnalogics, Inc., a publicly held development-stage medical company located in Beaverton, Oregon. From 1982 to 1988, Mr. Cohen was Vice President, Sales and Marketing for Brentwood Instruments, Inc., a publicly held cardiology products distribution company based in Torrance, California. Mr. Cohen holds a B.S. in Business Management from the State University of New York at Binghamton.
Shares in Cardiac Science: 509,935; Vested options: 133,333.

Peter Crosby, born in 1952, has been a member of the Cardiac Science's Board of Directors since November 1997. Mr. Crosby has over 20 years of experience in the medical device industry and is currently the Chief Executive Officer of Ischemia Technology Inc. Mr. Crosby also serves as chairman of the Board of Harley Street Software, Inc., a Canadian developer of ECG software products. Mr. Crosby was CEO and a director of NeoVision Corporation, an ultrasound imaging system developer until NeoVision was sold to United States Surgical Corporation in September 1997. From 1981 to 1996, Mr. Crosby held numerous senior management positions for Nucleus Group, an Australian medical device company and a division of Pacific Dunlop, Ltd. During his tenure at Nucleus, he served as Vice President, R&D, and Vice President of Business Development for Telectronics Pacing Systems, a global developer of implantable medical devices such as defibrillators, pacemakers and cardiomyoplasty stimulators. Mr. Crosby is the author of many publications, holds numerous patents in the defibrillation technology field, and has a B.S. in Electrical Engineering and a M.E.S. from the University of Melbourne, Australia.
Shares in Cardiac Science: 25,000; Vested options: 29,792.

Brian H. Dovey, born in 1941, has been a member of Cardiac Science's Board of Directors since September 2000 and has been a General Partner of Domain Associates since 1988. Since joining Domain, he has served as Chairman of Athena Neurosciences, Creative BioMolecules, and Univax Biologics. He has also served on the Board of Directors of British Biotech, Connetics, Geron, Nabi, ReSound Corp., Trimeris, and Vivus, as well as several private companies. In 1983, Mr. Dovey joined Rorer Group, Inc. (now Aventis), and served as its President from 1986 to 1988. Previously, Mr. Dovey was President of Survival Technology, Inc., a medical products company. He has also held management positions with Howmedica, Inc., Howmet Corporation, and New York Telephone. Mr. Dovey has served as both President and Chairman of the National Venture Capital Association and is on the Board of Trustees for the Coriell Institute and the University of Pennsylvania School of Nursing. He is currently listed in Marquis Who's Who and is a former Board Member of the Health Industry Manufacturers Association and the Non-Prescription Drug Manufacturers Association. Mr. Dovey has a B.A. from Colgate University and an M.B.A from Harvard Business School. Shares in Cardiac Science: 0; Vested options: 0.

Howard L. Evers, born in 1948, has been a member of Cardiac Science's Board of Directors since March 1998. From 1995 to 1996, Mr. Evers served as President, Chief Executive Officer and Chairman of the Board of Diagnostics On Call, a mobile X-ray and EKG services provider to the long-term care and home health care markets. From 1992 to 1995, he was the Chief Executive Officer and Chairman of the Board of PSI, a medical supply distribution company servicing the physician office market. From 1988 to 1992, Mr. Evers was the Chief Executive Officer and Chairman of the Board of Lake Industries, an environmental services company. From 1973 to 1988, Mr. Evers was President and Chief Executive Officer of Tru Green Corporation, a lawn, tree and shrub care and pest control company sold to Waste Management Inc. in 1987.
Shares in Cardiac Science: 29,200; Vested options: 28,542.


56
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                                                                 ---------------
                                                                 CARDIAC SCIENCE
                                                                 ---------------

                  BOARD OF DIRECTORS, MANAGEMENT AND AUDITORS

MANAGEMENT

Raymond W. Cohen, President and Chief Executive Officer. See above.

Roderick de Greef, born in 1961, has served as Cardiac Science's Executive Vice President, Chief Financial Officer and Secretary since March 2001. Since 1995 Mr. de Greef has provided corporate finance advisory services to a number of early stage companies including Cardiac Science, where he was instrumental in securing the company's equity capital beginning in 1997, and advising on merger and acquisition activity. From 1989 to 1995, Mr. de Greef was Vice President and Chief Financial Officer of BioAnalogics, Inc. and International BioAnalogics, Inc., publicly held, development stage medical technology companies located in Portland, Oregon. From 1986 to 1989, Mr. de Greef was Controller and then Chief Financial Officer of Brentwood Instruments, Inc., a publicly held cardiology products distribution company based in Torrance, California. From 1983 to 1986, Mr. de Greef held financial analysis positions with W.R. Grace and Co., and Santa Fe Minerals, Inc., in Dallas, Texas. Mr. de Greef has a B.A. in
Economics and International Relations from California State University at San Francisco and an M.B.A. from the University of Oregon.
Shares in Cardiac Science: 242,761; Vested options: 100,562; Warrants: 82,050.

Michael Gioffredi, born in 1951, has served as the Cardiac Science's Vice President, Sales and Marketing, since September 1998. Mr. Gioffredi previously held the position of vice president sales and marketing for Britesmile, Inc., a public dental laser technology company located in Salt Lake City. Prior to 1997, Mr. Gioffredi was senior VP marketing and business development for the EMPath Group, a private emergency medicine consulting firm, and VP marketing for Laserscope, Inc., a publicly traded medical laser company. From 1982 to 1993, Mr. Gioffredi held marketing management and sales positions with the cardiology and cardiovascular divisions of C.R. Bard, Inc., a fortune 500 medical device company. Mr. Gioffredi has a BA in Business Administration and Marketing from California State University at Fullerton.
Shares in Cardiac Science: 0; Vested options: 52,083.

Dongping Lin, Ph.D., born in 1958, was appointed Cardiac Science's Chief Technical Officer in July, 1998. Dr. Lin held the position of Director of Software Engineering from January 1997 until July 1998. Dr. Lin joined Cardiac Science as Software Development Manager in January 1993. From 1988 to 1993, Dr. Lin held senior software engineering positions at Del Mar Avionics located in Irvine, Calif. Dr. Lin received his B.S. in Electrical Engineering from Beijing Normal University in Bejing, China. Dr. Lin received an M.S.E. in Computer Engineering and Ph.D. in Electrical Engineering and Computer Science from the University of Michigan. Dr. Lin is recognized as an expert in the field of computer arrhythmia analysis and real-time ventricular fibrillation detection. While at the University of Michigan, Dr. Lin's real-time arrhythmia detection software was licensed to Pacific Communications, Inc.
Shares in Cardiac Science: 10,000; Vested options: 157,899.

Prabodh Mathur, born in 1959, has been Cardiac Science's Vice President of Research and Development since May 2000, and also held that position from Cardiac Science's formation in 1991 through January 1997. Between 1997 and April 2000, Mr. Mathur was the Vice President of Engineering at Medstone International Inc., a manufacturer of shockwave lithotripters used in the treatment of kidney stones. Between 1986 and 1991, Mr. Mathur held various positions in the engineering department of Medstone, where he was initially responsible for software development, and finally, for all product development activities as head of the department. From 1983 to 1986, Mr. Mathur was a senior research engineer for Amada Laser Systems, Inc., a subsidiary of Amada, Japan, where he was responsible for integrating lasers and robots for material processing applications. Mr. Mathur earned an MS degree in Mechanical Engineering from the University of Missouri in 1983, and a BS degree in Mechanical Engineering from the Indian Institute of Technology in 1981.
Shares in Cardiac Science: 5,365; Vested options: 37,500; Warrants: 33,670.

Guy Sohie, Ph.D., born in 1956, has been Cardiac Science's Senior Vice President of Operations since November 2000. From 1997 to 2000, Dr. Sohie served as founder and principal consultant of his own consulting firm, Global Insite, where he advised growing companies worldwide in streamlining high technology product development and introduction. From 1994 to 1997, he was manager of Image Detection with GE Medical Systems Europe, where he was responsible for development and introduction of new imaging system products for GE Medical Systems' Global X-Ray business. From 1989 through 1994, Guy held several positions with GE's Corporate R&D Center in Schenectady, New York, introducing new technology for products ranging from medical systems to combat systems and communications products. From 1988 to 1989, he was an engineer with Motorola's Digital Signal Processor division, and from 1985 to 1988, he was assistant professor of Electrical and Computer Engineering at Arizona State University. Guy holds a Ph.D. from the Pennsylvania State University and engineering degrees from the "Industriele Hogeschool" in Antwerp, Belgium, in Electrical Engineering.
Shares in Cardiac Science: 0; Vested options: 0.

AUDITORS

PricewaterhouseCoopers LLP has been engaged as Cardiac Science's auditors since 1997. An American company has no individual auditors, only an accounting firm is stated as auditors. PricewaterhouseCoopers LLP has PricewaterhouseCoopers AB in Sweden as an international affiliate.


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CARDIAC SCIENCE
---------------

                  BOARD OF DIRECTORS, MANAGEMENT AND AUDITORS

REMUNERATION TO THE BOARD OF DIRECTORS, SENIOR EXECUTIVES AND AUDITORS

Salaries and other forms of remuneration, including net proceeds from exercise of stock options, paid during the financial year 2000 were as shown in the table below:

                                                                     USD
      -------------------------------------------------------------------
      Chairman of the Board                                         6,000
      Board total                                                  36,000
      President & CEO                                             272,000
      Group executives total                                    1,302,560
      Annual auditor's fee(1)                                      45,000
      -------------------------------------------------------------------
      (1) Refers to audit related fees.

PENSION TERMS AND SEVERANCE PAYMENTS

In addition to Cardiac Science's compensation program, which consists of salary, bonus and stock option compensation, Cardiac Science also provides all full-time employees the following benefit programs: stock purchase plan, 401(k) plan, group medical and disability and life insurance.

      The Company is a party to at-will employment agreements with Raymond W. Cohen, Michael Gioffredi, Prabodh Mathur and Guy Sohie. Each agreement automatically renews annually unless either party shall give the other written notice of termination. The agreements provide for a base salary, plus such bonuses and stock options based on incentive plans approved by the Board of Directors. Each agreement contains a non-competition covenant, and Mr. Cohen's agreement provides that he shall receive a car allowance of USD 18,000 per annum. The agreements also provide that in the event of an involuntary termination or change of control, each employee shall receive his base salary and health insurance benefits for twelve months (twenty four months for Mr. Cohen) following the event as well as his pro rata portion of his target bonus; and any unvested stock option or shares of restricted stock held on the date of event shall continue to vest over the twelve-month period.


58
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                                                                 CARDIAC SCIENCE
                                                                 ---------------

                  EXTRACTS FROM CARDIAC SCIENCE'S CERTIFICATE
                          OF INCORPORATION AND BYLAWS

EXTRACTS FROM CERTIFICATE OF INCORPORATION AND AMENDMENTS THEREOF

The following are extracts from Cardiac Science's Certificate of Incorporation and Bylaws as in effect on the date hereof.

The name of the corporation is Cardiac Science, Inc. (hereinafter the "Corporation"). The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("GCL").

      The date of filing of the Corporation's certificate of incorporation (the "Certificate of Incorporation") with the Secretary of State of the State of Delaware was May 20, 1991.

Share capital

The total number of shares of stock which the Corporation shall have the authority to issue is 40,000,000 shares of common stock, each having a par value of USD 0.001 (the "Common Stock"), and 1,000,000 shares of preferred stock, each having a par value of USD 0.001 (the "Preferred Stock").

      The Board of Directors is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or non-voting powers, and such distinctive designations, preferences, and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices;
(ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other classes of stock or the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

Directors liabilities

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as of director, except for liability (i) for any breath of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under ss.174 of Title 8 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Management of the business and the conduct of the affairs of the Corporation

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(2) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

(3) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

Meetings of stockholders

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                                                              59
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CARDIAC SCIENCE
---------------

     EXTRACTS FROM CARDIAC SCIENCE CERTIFICATE OF INCORPORATION AND BYLAWS

EXTRACTS FROM THE BYLAWS

Article I - Offices

Section 1 - Registered Office(1)

The registered office of the Corporation shall be in the City of Dover, County of Kent, State of Delaware.

Article II - Meetings of stockholders

Section 1 - Place of Meetings

Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2 - Annual Meetings

The Annual Meetings of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting. Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 3 - Special Meetings

Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty day before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 4 - Quorum

Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

Section 5 - Voting

Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat and each stockholder represented at a meeting of stockholders shaft be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 6 - Consent of Stockholders in Lieu of Meeting

Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Article III - Directors

Section 1 - Number and Election of Directors

The Board of Directors shall consist of not less than one nor more than fifteen members, the exact number

--------------------------------------------------------------------------------
(1) For service of process


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                                                                 ---------------
                                                                 CARDIAC SCIENCE
                                                                 ---------------

     EXTRACTS FROM CARDIAC SCIENCE CERTIFICATE OF INCORPORATION AND BYLAWS

of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders, and each director so elected shall hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal. Any director may resign at any time upon notice to the Corporation. Directors need not be stockholders.

Section 2 - Vacancies

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal.

Section 3 - Duties and Powers

The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Article VI - Notices

Section 1 - Notices

Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid. Such mailed notice shall be deemed to be given to a stockholder at the time when the same shall be deposited in the United States mail and to a director or member of a committee when it is delivered at his or her address. Written notice may also be given personally or by telegram, telex or cable.

Section 2 - Waivers of Notice

Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Article VIII - Indemnification

Section 1 - Right to Indemnification.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable Delaware and California law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether CMI, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative is or was a director or executive officer of the Corporation or is or was serving at the request of the Corporation as a director or executive officer of another corporation, partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Corporation shall be required to indemnity a person in connection with a proceeding initiated by such person only it the proceeding was authorized by the Board of Directors of the Corporation.

Section 8 - Indemnification of Employees and Agents

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to agents and employees of the Corporation similar to those conferred in this
Article VIII to directors and executive officers of the Corporation.

Section 9 - Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability, loss or expense asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability, loss or expense under the provisions of this Article VIII.

Article IX - Amendments

Section 1

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.


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CARDIAC SCIENCE
---------------

                           SUPPLEMENTARY INFORMATION

LEGAL FORM OF BUSINESS ENTITY

Cardiac Science is a C Corporation. The IRS Employer Identification Number is 33-0465681.

COMMERCIAL AGREEMENTS

Please refer to "Cardiac Science" on pages 44-45 for information regarding commercial agreements.

INSURANCE

Cardiac Science maintains several insurance policies in the ordinary course of its business. These insurance policies include the following coverage:

o U.S. and international general liability insurance for claims arising out of an incident that results in bodily injury or property damage;

o     workers' compensation for coverage of accidents arising from employment;

o     property insurance for permanent structures; and

o     umbrella liability insurance for claims in excess of underlying policies.

Cardiac Sicence believes that it maintains sufficient insurance coverage in the ordinary course of its business, although there can be no assurance in this regard.

LITIGATION

Cardiac Science is currently not involved in any material legal proceedings.

TRANSACTIONS WITH CLOSELY RELATED PARTIES

Cardiac Science is not aware of any business transactions to which it is a party, which directly or indirectly benefits members of its Board of Directors, auditors or senior executives. Furthermore, Cardiac Science is not aware of any outstanding loans, guarantees or sureties made or issued by Cardiac Science in favor of members of its Board, senior executives or auditors.

      Cardiac Science is not a party to any significant agreements with shareholders, nor is it aware of the existence of any shareholder associations or other significant agreements between major shareholders.

      During the year ended December 31, 2000, Mr. Roderick de Greef was sole shareholder and president of de Greef & Company, Inc. During this period, de Greef & Company, Inc., provided certain financial consulting services to Cardiac Science and received compensation of USD 545,000 and 131,761 shares of restricted common stock then valued at USD 593,000. Effective March 1, 2001, Mr. de Greef became Cardiac Science's Executive Vice President and Chief Financial Officer, and de Greef & Company, Inc., no longer receives any compensation from Cardiac Science.


62
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                                                                 CARDIAC SCIENCE
                                                                 ---------------

                        REPORT OF INDEPENDENT ACCOUNTANTS

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of Cardiac Science, Inc. (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000, included as part of the Company's Form 10-K for the year ended December 31, 2000, which is included in this prospectus, and have issued our report theron which is dated February 23, 2001. Our report contains an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern. Information from the above referenced financial statements which is included in this prospectus has been reproduced accurately and correctly. We have not examined any other parts of the prospectus.

      This report is provided solely to satisfy the requirements of securities laws and regulations in Sweden and should not be quoted or relied upon for any other purpose.

                           PricewaterhouseCoopers LLP

                                Richard S. Lough
                                     Partner

                            Orange County, California
                                  May 4, 2001

                                                                          ------
                                                                          ARTEMA
                                                                          ------

                                     ARTEMA

                                    CONTENTS

           Operations ............................................ 66
           Financial overview .................................... 68
           Comments on the development ........................... 70
           Share capital and ownership structure ................. 72
           Board of Directors, Management and Auditors ........... 74
           Extracts from Artema's Articles of Association ........ 75
           Supplementary information ............................. 76
           Independent Auditors' Report .......................... 77

In September 2000, a decision was taken by the Board of Directors of Artema to focus on Artema's gas analyzer business. As a consequence, a sales process was initiated with the purpose to divest the Artema MEC division, Artema's largest business area, and to divest the development and sales organizations in Copenhagen, Denmark, and the production facilities in Aabybro, Denmark. The international sales organizations in Germany, Norway and England had been sold earlier during 2000.

      The Board of Directors of Artema believes that Cardiac Science's Offer is well in line with Artema's long-term strategy to find a partner for further market and product expansion and the earlier decision to divest Artema MEC is therefore no longer in force.

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------
ARTEMA
------

                                   OPERATIONS


Artema, which was founded in 1990, is a niche oriented, research led, medtech company. Its products are sold in more than 80 countries and 98 percent of its sales are exported. Artema develops, manufactures and markets equipment for measuring and monitoring vital patient parameters within the fields of anesthesia, intensive care and emergency care. Artema's product portfolio consists of gas analyzers, patient monitors, and defibrillators. Artema has developed a compact gas analyzer. This product is sold on an OEM-basis and constitutes a key component in the company's in-house developed patient monitors. Besides gas analyzers, Artema has a broad portfolio of patient monitors, especially within anesthesia and intensive care, complemented with a strong European market position for defibrillators within emergency care.

      Artema is certified in accordance with ISO 9001/EN46001.

STRUCTURE

Artema has two business areas; Artema Monitoring Components ("MCS") and Artema MEC. Artema MCS, based in Stockholm, consists of the gas analyser product lines. These are sold on an OEM-basis to large international manufacturers of anesthesia and intensive care equipment. Gas analyzers are also included as components in Artema's internally-developed patient monitors. The other business area, Artema MEC, based in Copenhagen, consists of the patient monitoring and defibrillator products. Artema MEC sales, which are presently made through a large number of independent distributors, are complemented with OEM customers who have a need for Artema's key competencies within emergency care and patient monitoring.

      Artema MEC also has a production unit specializing in manufacturing advanced med-tech equipment. The factory is located in Aabybro, near Aalborg in Denmark. The production unit forms a free-standing profit center with 90 employees, 65 of which are paid hourly. The production unit, which has been approved for the manufacture of med-tech equipment both by European and U.S. authorities, is also engaged in contract manufacturing of advanced technical products for third parties.

PRODUCTS

Patient Monitoring and Defibrillators

Patient monitors are used for monitoring basic vital parameters. Traditionally this has comprised general intensive care and anesthesia. Over time patient monitoring has expanded to other clinical settings such as: neonatal intensive care, neurosurgical intensive care, post operative care, sub acute care, transportation and emergency care.

      Monitoring systems convert measurement data to curves and digital values that are presented in real-time and with trends on a display or screen. Equipment for patient monitoring can be found in a number of different configurations, from basic ECG-monitors to advanced systems that measure and analyze variables such as heart activity, circulation, breathing, oxygenation and temperature.

      Artema MEC has a broad range of patient monitoring equipment, sold as free-standing products or as integrated systems according to customer needs. The equipment can be used in most clinical settings and can treat anyone from adults to premature babies (neonatal care). The product systems are adapted for a number of clinical settings, such as anesthesia, intensive care, emergency care, and transportation.

      Defibrillation refers to the administration of a controlled electric shock to a patient suffering from cardiac arrest, lifethreatening tachycardias, atrial fibrillation and some arrhythmias, in order to restore normal heart function. A defibrillator is the apparatus that delivers the shock via electrodes through the chest wall to the patient's heart.

      Artema's defibrillators are available in several customized models. During 1999, the Artema Cardio-Aid product line was upgraded with three models; Cardio-Aid 100, Cardio-Aid 50 and Cardio-Aid 25. These defibrillator models are equipped with a new ECG analysis function and a new interface that improves user-friendliness. The most recent defibrillator model, Cardio-Aid 200, which is principally targeted at the hospital market, is equipped with a combination of features that make it possible for any user, regardless of previous experience, to quickly take action during a cardiac event. Since it is equipped with advisory functions, the system is as easy to use for a novice as it is for a trained cardiologist who wants to take advantage of the advanced features. The new product was launched and delivered during the fourth quarter 2000.

Gas analyzers

Gas analyzers constitute a key component in several different types of med-tech equipment, such as anesthesia apparatuses, ventilators and other integrated patient monitoring systems. Artema's gas analyzer identify and measure the breathing gases oxygen, carbon dioxide as well as the anesthetic agents Nitrosoxide, Halothane, Isofluane, Enfluane, Sevofluane and Desfluane.

                                                                          ------
                                                                          ARTEMA
                                                                          ------

                                   OPERATIONS

      The new generation of Artema's gas analyzers - Artema AION(TM) (All-In-One) - automatically identify and analyze several different anesthetic gases, in mixture, and is approximately half the size of Artema's older MGA200 model. Earlier generations of gas analyzers have been supplied as components for further integration in the finished products of OEM customers. Artema's new gas analyzer, the Artema AION(TM), can be supplied as a complete subsystem, including qualified assistance to the customer in the integration process. It is expected that the Artema AION(TM) will gradually replace Artema's MGA200 as the primary gas analyser in Artema's patient monitors sold through Artema MEC.

      Artema has also developed the Artema DRY-LINE(TM) gas analyser, which Artema expects to launch concurrently with the AION(TM). The DRY-LINE(TM) is a single use water trap, which simply solves the humidity problems that occur in connection with gas analysis. This product allows Artema to deliver a complete gas analysis system as well as a set of single-use products.

MARKET POSITION

Patient monitoring

The world market for patient monitoring amounts to some USD 2-2.5 billion. The market is dominated by a few larger manufacturers, of which the U.S. company Agilent is the largest. The approximate market shares are: Artema 0.5 percent, Agilent 25 percent, Siemens 20 percent, Spacelabs 15 percent, GE Medical Systems and Datex-Ohmeda 10 percent, respectively.

Defibrillators

The world market for defibrillators amounts to some USD 500 million and is dominated by Agilent, MPC, Zoll, Nihon-Khoden and GE Marquette. Artema does not currently have access to the U.S. defibrillator market, but has a market share in Western Europe of about 7 percent. The external defibrillator market is divided into:

o     hospital external defibrillators,
o     pre-hospital defibrillators, and
o     public access defibrillators.

      There is an ongoing shift in choice of technique, from monophasic to biphasic. In many situations, the latter has shown to be clinically more effective and to require less energy for success. Artema's products are monophasic.

Gas analyzers

The world market for OEM medical gas analyzers amounts to about SEK 400 million according to Artema's estimate. The Artema AION(TM) has significant advantages, including less energy consumption, a small size, making it easier to integrate into host products and a sophisticated and patented algorithm. The OEM-market is currently dominated by Andros, a U.S. based company, which delivers gas analyzers to manufacturers of med-tech equipment in the U.S., Europe, and Japan. Artema, which signed its first agreements with OEM customers in the U.S. and Japan in 1995, is currently the second largest supplier, taking its current order backlog into account.

RESEARCH AND DEVELOPMENT

Artema has carried out development activities since its inception and was profitable in 2000. R&D expenses amounted to SEK 37.2 million during year 2000, corresponding to 14 percent of total revenues.

CUSTOMERS

Artema's customers can be divided into direct- and OEM customers. Direct customers consist of distributors world wide, while OEM customers consist of companies that produce and sell monitors and/or anesthesia equipment.

EMPLOYEES

As of December 31, 2000, Artema had 175 employees.

------
ARTEMA
------

                              FINANCIAL OVERVIEW(1)

The following selected financial information is derived from Artema's consolidated financial statements. You should read this summary financial information in conjunction with "Comments on the development" and "Financial statements of Artema" and related notes.

ARTEMA SUMMARY INCOME STATEMENTS

                                                     Years ending December 31
(SEK thousands)                       2000         1999         1998         1997         1996
----------------------------------------------------------------------------------------------
Total revenue                      262,410      168,459      229,381      177,301       37,893
Non-recurring revenue                   --           --           --           --       37,040
Operating expenses                (255,112)    (219,124)    (253,114)    (174,925)     (39,029)
Items affecting comparability           --      (17,584)     (17,405)     (15,978)          --
Utilized restructuring reserve          --       12,376       22,095       15,978           --
Depreciation and amortization       (6,427)      (7,010)      (7,460)      (4,647)      (1,595)
----------------------------------------------------------------------------------------------
Operating result                       871      (62,883)     (26,503)      (2,271)      34,309

Result from financial items            645       (1,719)      (1,278)        (777)       1,439
----------------------------------------------------------------------------------------------
Result after financial items         1,516      (64,602)     (27,781)      (3,048)      35,748

Year-end appropriations                 --           --           --           --       (9,160)
Taxes                                   --       (3,992)      (5,627)      (7,519)      (7,071)
----------------------------------------------------------------------------------------------
Net result after taxes               1,516      (68,594)     (33,408)     (10,567)      19,517
----------------------------------------------------------------------------------------------

ARTEMA SUMMARY BALANCE SHEETS

                                                                  At December 31
(SEK thousands)                                  2000       1999       1998       1997       1996
-------------------------------------------------------------------------------------------------
Fixed assets                                   41,248     43,080     47,076     43,990      3,313
Inventories                                    37,694     39,077     45,363     64,945      8,532
Current receivables                            56,594     33,047     44,955     77,154     10,106
Cash and bank deposits                         15,527      7,988     39,082     59,356     41,695
-------------------------------------------------------------------------------------------------
Total assets                                  151,063    123,192    176,476    245,445     63,646

Shareholders' equity                           85,090     40,682     84,353    113,179     38,458
Untaxed reserves                                   --         --         --         --     12,788
Provisions                                      5,844      6,680     15,240     35,718         --
Interest-bearing liabilities                   12,450     14,252     26,665     34,248         --
Non-interest-bearing liabilities               47,679     61,579     50,218     62,300     12,400
-------------------------------------------------------------------------------------------------
Total shareholders' equity and liabilities    151,063    123,192    176,476    245,445     63,646
-------------------------------------------------------------------------------------------------

ARTEMA SUMMARY CASH FLOW STATEMENTS

                                                           Years ending December 31
(SEK thousands)                             2000         1999         1998         1997         1996
----------------------------------------------------------------------------------------------------
Cash flow from operations                (16,079)     (37,273)     (31,413)     (88,635)       1,262
Cash flow from investments                (6,412)     (10,785)       5,079      (37,050)      34,966
Cash flow from financial activities       29,893       17,283        4,586      143,346           --
----------------------------------------------------------------------------------------------------
Cash flow                                  7,403      (30,775)     (21,748)      17,661       36,228

Liquid assets at the end of the year      15,527        7,988       39,082       59,356       41,695
----------------------------------------------------------------------------------------------------

(1) The year 1996 refers only to Artema Medical AB (publ). As of July 1, 1997, Artema Monitoring and Emergency Care A/S was consolidated.

                                                                          ------
                                                                          ARTEMA
                                                                          ------

                               FINANCIAL OVERVIEW

ARTEMA KEY DATA

                                                          Years ending December 31
                                                2000      1999      1998       1997       1996
----------------------------------------------------------------------------------------------
Income statement data
Operating margin, %                              0.3       neg       neg        neg       45.8
Profit margin, %                                 0.6       neg       neg        neg       47.7

Profitability
Return on capital employed, %                    3.5       neg       neg        neg      103.3
Return on equity, %                              2.4       neg       neg        neg       75.4

Balance sheet data
Equity ratio, %                                 56.3      33.0      47.8       46.1       74.9
Net debt equity ratio, times                     0.0       0.2      (0.1)      (0.2)      (0.9)
Proportion of risk-bearing capital, %           56.3      33.0      47.8       46.1       66.1
Times interest earned                            2.3       neg       neg        neg      254.5

Research & Development, investments
Research & Development, MSEK                    37.2      40.9      37.0       26.5        3.7
Investments in tangible fixed assets, MSEK       2.3      10.6       9.4       36.8        0.8

Employees
Average number of employees                      177       219       270        169         24
----------------------------------------------------------------------------------------------

ARTEMA PER SHARE DATA

                                                                   Years ending December 31
                                                              2000   1999   1998    1997    1996
------------------------------------------------------------------------------------------------
Result per share, SEK                                         0.10  (7.49) (5.47)  (1.74)   6.19
Equity per share, SEK                                         5.58   4.44  13.82   18.63   11.30
Dividend per share, SEK                                         --     --     --      --    0.50
Weighted average number of shares outstanding (thousands)   14,223  7,632  6,090   4,529   4,220
Number of shares at the end of the period (thousands)       15,236  9,157  6,105   6,075   4,220
------------------------------------------------------------------------------------------------

DEFINITIONS

Operating margin
Operating result relative to sales and non-recurring revenue.

Profit margin
Result after financial items relative to sales and non-recurring revenue.

Capital employed
Balance sheet total, less non-interest-bearing liabilities.

Return on capital employed
Result after financial items, plus interest expenses, relative to average capital employed.

Return on equity
Result after taxes relative to average equity.

Equity ratio
Equity at year-end relative to balance sheet total.

Net debt equity ratio
Interest-bearing liabilities at year-end, less liquid funds, relative to equity.

Proportion of risk-bearing capital
Equity capital, plus deferred tax liability, relative to balance sheet total.

Times interest earned
Result after financial items, plus financial expenses, relative to financial expenses.

Adjusted result after taxes
Reported net result, plus 72 percent of year-end appropriations.

Adjusted equity
Reported equity, plus 72 percent of untaxed reserves.

Adjusted result per share
Adjusted result after taxes relative to number of shares outstanding at year-end.

Adjusted equity per share
Adjusted equity relative to number of shares outstanding at year-end.

------
ARTEMA
------

                          COMMENTS ON THE DEVELOPMENT

"Parent Company" refers to Artema Medical AB (publ) without subsididaries and "Artema" refers to Artema Medical AB (publ) with subsidiaries.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Revenues for Artema increased by 56 percent during the year to SEK 262.4 million from SEK 168.5 million.

      Sales in the Artema MCS business area, which mainly comprise OEM sales of gas analyzers to major multinational manufacturers of anesthesia and intensive care equipment, rose by 24 percent, to SEK 31.0 million from SEK 25.0 million, representing 12 percent of Artema's sales. The increase in sales is essentially attributable to growth in demand for Artema's established product range.

      Sales by Artema MEC, which mainly comprise patient monitors and defibrillators and is the largest of Artema's business areas in terms of revenues, increased by 61 percent to SEK 231.4 million from SEK 143.5 million, corresponding to 88 percent of revenues.

      For several years, Artema MEC has been successfully collaborating with DANIDA. In 2000, deliveries valued at slightly more than SEK 89 million were carried out within the scope of the DANIDA Thailand project.

      Artema's R&D expenditure, expensed in its entirety, amounted to SEK 37.2 million compared to SEK 40.9 million, corresponding to 14 percent of Artema's revenues compared to 24 percent in 1999. R&D activities during the year were mainly focused on the completion of Artema's new geneneration of gas analyzers, the Artema AION(TM), and a new defibrillator, the Cardio-Aid 200, which is mainly targeted at the hospital market.

      The expansion of Artema, relative to the volume in 1999, combined with the cost rationalization measures implemented in the Danish operation and in the international sales organization, enabled Artema to improve its operating results after depreciation, by SEK 63.8 million, to SEK 0.9 million from a negative SEK 62.9 million.

      The results for 1999 included a reversal of the restructuring reserve of SEK 12.4 million, established in connection with the acquisition of S&W Medico Teknik A/S (now Artema MEC) in 1997. Artema's results after financial items improved by SEK 66.1 million, to SEK 1.5 million from a negative SEK 64.6 million.

      The divestment in 2000 of the Artema's international sales organizations in Germany, Norway and the UK had a marginal impact on the results for Artema.

      Against the background of loss carry-forwards available to Artema, deferred tax has not been charged to Artema's profit for the year.

      During the fourth quarter, the fourth and final delivery of products valued at around SEK 20 million was delivered to Thailand. This delivery was carried out within the scope of the collaboration with DANIDA. Mainly as a result of this, Artema's order backlog declined at year-end to SEK 51.7 million compared to SEK 154.6 million in 1999.

      Revenues for the Parent Company increased to SEK 31.0 million from 25.0 million, and its result after financial items amounted to negative SEK 22.4 million compared to negative 32.5 million in 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

For comparable units, Artema's revenues during 1999 decreased by 19 percent to SEK 168.5 million from 229.4 million. The Artema MCS business area (gas analyzers) accounted for 15 percent of revenues and the Artema MEC business area (patient monitors and defibrillators) for the remaining 85 percent.

      Order backlog at the end of the year amounted to SEK 154.6 million, compared to SEK 24.1 million in 1998. During 1999 an initial order for the new generation of gas analyzers, Artema AION(TM), was received as part of a supply agreement that has been signed with one of the world's leading manufacturers of anesthesia and intensive care equipment. Furthermore, an order worth SEK 100 million was received, which relates to a DANIDA(1)-sponsored project in Thailand.

      R&D expenditure, expensed in its entirety, amounted to SEK 40.9 million, compared to 37.0 million in 1998, corresponding to 24 percent of revenues in 1999 compared to 16 percent in 1998. R&D activities during the year were mainly focused on the development of the new generation of gas analyzers and a new defibrillator, targeting the hospital market.

      The operating results after depreciation amounted to negative SEK 62.9 million, compared to negative SEK 26.5 million in 1998. The result after financial items amounted to negative SEK 64.6 mil-

--------------------------------------------------------------------------------
(1) Danish International Development Agency.

                                                                          ------
                                                                          ARTEMA
                                                                          ------

                          COMMENTS ON THE DEVELOPMENT

lion, compared to negative SEK 27.8 million. The result included reversal of the restructuring reserve of SEK12.4 million, compared to SEK 22.1 million. Tax charges, mainly associated with deferred taxes from reversal of restructuring reserves, amounted to SEK 4.0 million during the year, compared to SEK 5.6 million in 1998.

      Revenues for the parent company amounted to SEK 25.0 million, compared to SEK 18.4 million in 1998 and the result after financial items, including one-off charges of SEK 5.2 million related to the CEO termination, amounted to negative SEK 32.5 million, compared to negative 27.7 million in 1998.

MAJOR EVENTS AFTER DECEMBER 31, 2000

On January 10, 2001, Cardiac Science announced a recommended public tender for all outstanding Artema Shares.

CURRENT LIQUIDITY AND CAPITAL RESOURCES

During the first quarter of 2000, two share issues were carried out, a directed issue comprising 1,000,000 class B shares, and a new issue of 5,078,750 class B shares with preferential rights for existing shareholders. Both issues were fully subscribed, contributing a net SEK 42.3 million to Artema's capital.

      As a result of the major volume expansion, the amount of working capital tied up in Artema increased, mainly in the form of increased accounts receivable. Artema's cash flow after investment activities amounted during the year to SEK 22.5 million, compared to negative SEK 48.1 million.

      At year-end, Artema's liquid assets totalled SEK 15.5 million, compared to SEK 8.0 million, while interest-bearing liabilities amounted to SEK 12.5 million, compared to SEK 14.3 million. At year-end, the parent company's liquid assets totalled SEK 10.6 million, compared to SEK 0.0 million and its interest-bearing liabilities were SEK 0.0 million, compared to 4.4 million.

      Via the structural solution represented by the bid from Cardiac Science, it is considered that it will be possible to meet the financing requirement for Artema's continued needs for market and product development.

      The equity/assets ratio of Artema at year-end improved to 56.3 percent, as compared to 33.0 percent at the start of the year.

OUTLOOK FOR 2001

Sales to Artema's OEM customers and distributors is estimated to continue to increase during 2001 as a result of Artema's offensive efforts within product development. However, sales within the scope of the DANIDA project will be significantly lower compared to 2000. All in all, Artema's sales and result is estimated to be lower in 2001 compared to 2000.

      Nevertheless, the structural solution provided by the offer from Cardiac Science is estimated to result in significantly enhanced prospects for Artema, primarily through access to new markets as well as complementary technologies and products.

------
ARTEMA
------

             SHARE CAPITAL AND OWNERSHIP STRUCTURE

SHARE CAPITAL

At December 31, 2000, Artema's share capital was SEK 15,236,250 with a par value per share of SEK 1.00. The number of shares outstanding amounted to 15,236,250, divided among 131,250 class A shares and 15,105,000 class B shares. All shares carry equal entitlement to Artema's assets and profit.

      The share capital has evolved as follows, since inception:

                                  Increase/                Increase/
                                  decrease      Total       decrease      Total         Total           Share    Par
                                  in number   number of    in number     number of      number         capital  value
Year          Event              of A shares  A shares    of B shares    B shares      of shares        (USD)   (USD)
---------------------------------------------------------------------------------------------------------------------
1990         Incorporation           7,800      7,800         22,200        22,200        30,000        300,000   10
1994         New share issue            --      7,800         12,200        34,400        42,200        422,000   10
1994         Conversion of
             class A shares to
             class B shares         (7,100)       700          7,100        41,500        42,200        422,000   10
1995         Bonus issue                --        700             --        41,500        42,200      4,220,000  100
1995         Split 100:1            69,300     70,000      4,108,500     4,150,000     4,220,000      4,220,000    1
1997         New share issue
             with preferential
             rights                 17,500     87,500      1,037,500     5,187,500     5,275,000      5,275,000    1
1997         New share issue
             without preferential
             rights                     --     87,500        800,000     5,987,500     6,075,000      6,075,000    1
1998         New share issue
             without preferential
             rights                     --     87,500         30,000     6,017,500     6,105,000      6,105,000    1
1999         New share issue
             with preferential
             rights                 43,750    131,250      3,008,750     9,026,250     9,157,500      9,157,500    1
2000         New share issue
             without preferential
             rights                     --    131,250      1,000,000    10,026,250    10,157,500     10,157,500    1
2000         New share issue
             with preferential
             rights                     --    131,250      5,078,750    15,105,000    15,236,250     15,236,250    1
---------------------------------------------------------------------------------------------------------------------

OWNERSHIP STRUCTURE

On December 31, 2000, Artema had approximately 4,300 shareholders. Artema's ownership structure as per December 31, 2000 is shown in the table below.

10 largest shareholders                  A shares    B shares        Total   Capital, %  Votes, %
-------------------------------------------------------------------------------------------------
Affarsstrategerna i Sverige AB1               --     1,650,000     1,650,000    10.8      10.1
Carl Hamilton                             37,500       384,375       421,875     2.8       4.6
Robert Zyzanski                           37,500       250,000       287,500     1.9       3.8
Anders Eckerbom                           37,500       217,125       254,625     1.7       3.6
Noramis Anstalt                               --       508,250       508,250     3.3       3.1
Svenska Industritjanstemannaforbundet         --       365,625       365,625     2.4       2.2
Investment AB Oresund                         --       310,500       310,500     2.0       1.9
Nils-Robert Persson                           --       288,000       288,000     1.9       1.8
Servtrade AB                                  --       279,114       279,114     1.8       1.7
Johan Rapp                                    --       247,500       247,500     1.6       1.5
-------------------------------------------------------------------------------------------------
Subtotal                                 112,500     4,500,489     4,612,989    30.3      34.3

Other shareholders                        18,750    10,604,511    10,623,261    69.7      65.7
-------------------------------------------------------------------------------------------------
Total                                    131,250    15,105,000    15,236,250   100.0     100.0
-------------------------------------------------------------------------------------------------

(1) Including 750,000 class B shares owned by Vardepappersstrategerna i Sverige AB, of which approximately 500,000 shares are part of the current incentive program for senior management of Artema.

                                                                          ------
                                                                          ARTEMA
                                                                          ------

                      SHARE CAPITAL AND OWNERSHIP STRUCTURE

TURNOVER AND SHARE PRICE DEVELOPMENT

The graph below shows the price development and turnover for Artema's class B share since its listing on Stockholmsborsen O-list on May 4, 1999 until January 9, 2001, the last trading day before the Offer was announced.

                              [LINE CHART OMITTED]

    [The following was represented as a line chart in the printed material.]

        Class B                    Volume (000)                       AFGX
        -------                    ------------                       ----
  5/4/1999   16.53              5/4/1999       7.3             5/4/1999    215.1654
  5/5/1999   15.31              5/5/1999      17.1             5/5/1999    212.2036
  5/6/1999      15              5/6/1999      14.7             5/6/1999     209.704
  5/7/1999   15.61              5/7/1999       5.7             5/7/1999    208.9017
 5/10/1999   17.76             5/10/1999      98.6            5/10/1999    209.8538
 5/11/1999   19.11             5/11/1999      68.9            5/11/1999    211.8922
 5/12/1999   20.37             5/12/1999      17.2            5/12/1999    212.4867
 5/13/1999   20.37             5/13/1999         0            5/13/1999    212.4867
 5/14/1999   19.58             5/14/1999      29.2            5/14/1999    211.4775
 5/17/1999   18.02             5/17/1999      21.1            5/17/1999    209.6828
 5/18/1999   18.41             5/18/1999       9.7            5/18/1999    212.0071
 5/19/1999   17.63             5/19/1999       8.6            5/19/1999    214.9436
 5/20/1999   17.63             5/20/1999      17.9            5/20/1999    216.6286
 5/21/1999   19.19             5/21/1999      36.4            5/21/1999    216.5991
 5/24/1999   19.19             5/24/1999         0            5/24/1999    216.5991
 5/25/1999   19.04             5/25/1999      25.1            5/25/1999    214.4528
 5/26/1999    18.8             5/26/1999       9.2            5/26/1999    213.0896
 5/27/1999    18.8             5/27/1999       7.9            5/27/1999    211.3963
 5/28/1999   17.63             5/28/1999      11.6            5/28/1999    210.6372
 5/31/1999   17.94             5/31/1999       5.2            5/31/1999    210.9011
  6/1/1999   18.02              6/1/1999       5.1             6/1/1999    211.0648
  6/2/1999   18.02              6/2/1999         0             6/2/1999    212.2848
  6/3/1999   17.31              6/3/1999       2.8             6/3/1999    214.8929
  6/4/1999   17.23              6/4/1999         7             6/4/1999    215.9942
  6/7/1999   16.61              6/7/1999       390             6/7/1999    218.4616
  6/8/1999   15.67              6/8/1999      21.7             6/8/1999     218.753
  6/9/1999   16.06              6/9/1999      17.9             6/9/1999    220.8855
 6/10/1999   15.67             6/10/1999      10.2            6/10/1999    218.9046
 6/11/1999   13.71             6/11/1999      67.9            6/11/1999     221.506
 6/14/1999   14.49             6/14/1999       0.6            6/14/1999    221.0837
 6/15/1999   14.49             6/15/1999      15.1            6/15/1999    219.0691
 6/16/1999   13.71             6/16/1999      19.4            6/16/1999    220.1069
 6/17/1999   13.63             6/17/1999      22.3            6/17/1999    220.3568
 6/18/1999   13.71             6/18/1999       9.6            6/18/1999    223.8348
 6/21/1999   14.73             6/21/1999      12.3            6/21/1999    225.8065
 6/22/1999   15.67             6/22/1999      13.6            6/22/1999    224.0345
 6/23/1999   16.45             6/23/1999        16            6/23/1999    222.7739
 6/24/1999   15.67             6/24/1999      16.9            6/24/1999    222.3033
 6/25/1999   15.67             6/25/1999         0            6/25/1999    222.3033
 6/28/1999   16.06             6/28/1999       9.6            6/28/1999    223.2525
 6/29/1999   16.06             6/29/1999         0            6/29/1999    224.8027
 6/30/1999    15.9             6/30/1999       1.3            6/30/1999    222.4597
  7/1/1999   15.75              7/1/1999       1.3             7/1/1999    224.8008
  7/2/1999   15.75              7/2/1999       5.1             7/2/1999     226.785
  7/5/1999   14.88              7/5/1999       5.7             7/5/1999    228.3693
  7/6/1999   15.28              7/6/1999       6.4             7/6/1999    226.7683
  7/7/1999   15.75              7/7/1999       3.9             7/7/1999    221.9792
  7/8/1999   15.67              7/8/1999         2             7/8/1999    221.3702
  7/9/1999   15.59              7/9/1999       2.6             7/9/1999    222.9764
 7/12/1999   15.28             7/12/1999       1.9            7/12/1999    223.4772
 7/13/1999   15.12             7/13/1999       4.5            7/13/1999    220.9593
 7/14/1999   15.12             7/14/1999         0            7/14/1999    221.5007
 7/15/1999   15.28             7/15/1999       3.2            7/15/1999    223.2216
 7/16/1999   15.28             7/16/1999       5.1            7/16/1999     222.078
 7/19/1999   15.28             7/19/1999       2.6            7/19/1999    223.6862
 7/20/1999   15.04             7/20/1999       1.9            7/20/1999    221.6073
 7/21/1999   15.82             7/21/1999      11.5            7/21/1999    219.4652
 7/22/1999   18.02             7/22/1999      47.5            7/22/1999    217.2987
 7/23/1999    18.8             7/23/1999     233.5            7/23/1999    218.8558
 7/26/1999   18.25             7/26/1999      38.3            7/26/1999    219.2989
 7/27/1999   17.23             7/27/1999      28.7            7/27/1999    220.0004
 7/28/1999   17.23             7/28/1999      17.2            7/28/1999    222.0671
 7/29/1999   16.84             7/29/1999       6.6            7/29/1999    218.8086
 7/30/1999   17.23             7/30/1999       3.7            7/30/1999    221.0775
  8/2/1999   16.69              8/2/1999       6.8             8/2/1999    219.9521
  8/3/1999   16.37              8/3/1999       5.1             8/3/1999    218.8278
  8/4/1999   14.88              8/4/1999      11.5             8/4/1999    218.2188
  8/5/1999   14.88              8/5/1999       1.3             8/5/1999    213.5637
  8/6/1999   16.06              8/6/1999       0.6             8/6/1999    215.8169
  8/9/1999   14.96              8/9/1999       2.6             8/9/1999    219.2983
 8/10/1999   15.59             8/10/1999      12.1            8/10/1999    216.5975
 8/11/1999   15.67             8/11/1999       1.9            8/11/1999    218.9024
 8/12/1999   16.45             8/12/1999       4.5            8/12/1999    222.8949
 8/13/1999   16.45             8/13/1999       3.7            8/13/1999    224.2601
 8/16/1999   16.45             8/16/1999      10.2            8/16/1999    225.1372
 8/17/1999   17.23             8/17/1999       5.1            8/17/1999    225.5903
 8/18/1999   17.63             8/18/1999      21.8            8/18/1999     225.238
 8/19/1999   16.84             8/19/1999      48.5            8/19/1999    222.8417
 8/20/1999   15.28             8/20/1999      10.6            8/20/1999    226.6674
 8/23/1999   14.73             8/23/1999      19.9            8/23/1999     229.835
 8/24/1999   14.49             8/24/1999      20.7            8/24/1999    229.1532
 8/25/1999   14.88             8/25/1999      19.2            8/25/1999    230.9241
 8/26/1999   14.88             8/26/1999      22.8            8/26/1999      231.69
 8/27/1999   16.45             8/27/1999      19.3            8/27/1999    231.4808
 8/30/1999   16.45             8/30/1999         0            8/30/1999    229.6577
 8/31/1999   15.28             8/31/1999       6.4            8/31/1999     225.286
  9/1/1999    15.2              9/1/1999       3.7             9/1/1999    226.6034
  9/2/1999   14.88              9/2/1999       3.5             9/2/1999    224.6008
  9/3/1999   14.65              9/3/1999       5.6             9/3/1999    228.8584
  9/6/1999   15.59              9/6/1999       9.6             9/6/1999    231.2173
  9/7/1999   14.49              9/7/1999      15.8             9/7/1999    229.9119
  9/8/1999   14.88              9/8/1999      19.8             9/8/1999    227.7676
  9/9/1999   14.88              9/9/1999       3.1             9/9/1999    228.1188
 9/10/1999   14.88             9/10/1999       8.3            9/10/1999    229.4791
 9/13/1999   14.26             9/13/1999      10.2            9/13/1999    228.7536
 9/14/1999    15.2             9/14/1999       3.2            9/14/1999    228.3536
 9/15/1999    15.2             9/15/1999         0            9/15/1999    225.8096
 9/16/1999   14.18             9/16/1999       4.5            9/16/1999    225.2157
 9/17/1999   14.88             9/17/1999       5.7            9/17/1999    226.9394
 9/20/1999    15.2             9/20/1999       1.3            9/20/1999    228.9162
 9/21/1999   14.49             9/21/1999       4.5            9/21/1999     228.017
 9/22/1999   15.67             9/22/1999     132.3            9/22/1999    226.2429
 9/23/1999   14.73             9/23/1999      52.7            9/23/1999    227.8089
 9/24/1999   15.35             9/24/1999      20.2            9/24/1999    225.1015
 9/27/1999   15.67             9/27/1999      21.2            9/27/1999    227.3959
 9/28/1999   14.88             9/28/1999      13.4            9/28/1999    226.9054
 9/29/1999   15.28             9/29/1999       1.3            9/29/1999    224.7094
 9/30/1999   14.88             9/30/1999       6.3            9/30/1999    224.9247
 10/1/1999   15.04             10/1/1999     138.8            10/1/1999    225.2267
 10/4/1999   14.88             10/4/1999       1.5            10/4/1999    225.6774
 10/5/1999   15.43             10/5/1999       2.6            10/5/1999    225.9968
 10/6/1999   15.67             10/6/1999     248.9            10/6/1999    228.1526
 10/7/1999   15.43             10/7/1999      45.8            10/7/1999    230.1411
 10/8/1999   15.59             10/8/1999       3.9            10/8/1999    232.0364
10/11/1999   15.59            10/11/1999       6.7           10/11/1999    233.3439
10/12/1999   15.43            10/12/1999       8.3           10/12/1999    231.2685
10/13/1999   14.88            10/13/1999       4.5           10/13/1999    229.6306
10/14/1999   14.88            10/14/1999       0.6           10/14/1999    228.4035
10/15/1999   14.65            10/15/1999       6.4           10/15/1999    224.9572
10/18/1999    14.1            10/18/1999       7.7           10/18/1999    221.9968
10/19/1999   14.49            10/19/1999       5.2           10/19/1999     226.026
10/20/1999   14.49            10/20/1999       4.6           10/20/1999     225.749
10/21/1999   14.49            10/21/1999       4.9           10/21/1999    224.9473
10/22/1999   14.26            10/22/1999       6.4           10/22/1999    231.9941
10/25/1999   14.18            10/25/1999       7.5           10/25/1999    233.0019
10/26/1999   14.26            10/26/1999       2.6           10/26/1999    235.9933
10/27/1999    14.1            10/27/1999       7.5           10/27/1999    236.7242
10/28/1999    14.1            10/28/1999       4.5           10/28/1999    239.4106
10/29/1999   13.71            10/29/1999        23           10/29/1999    243.1097
 11/1/1999   13.71             11/1/1999       4.5            11/1/1999     242.943
 11/2/1999    14.1             11/2/1999       5.5            11/2/1999    244.3844
 11/3/1999    14.1             11/3/1999       6.4            11/3/1999     245.486
 11/4/1999   13.71             11/4/1999       3.2            11/4/1999      249.13
 11/5/1999   14.49             11/5/1999       4.5            11/5/1999    249.4486
 11/8/1999   14.49             11/8/1999        12            11/8/1999    251.8909
 11/9/1999    13.4             11/9/1999      21.1            11/9/1999    250.5171
11/10/1999   13.32            11/10/1999      10.6           11/10/1999    253.1392
11/11/1999   13.71            11/11/1999       9.6           11/11/1999    257.4053
11/12/1999   13.32            11/12/1999      64.7           11/12/1999     256.593
11/15/1999   11.91            11/15/1999      40.6           11/15/1999    260.7625
11/16/1999   11.05            11/16/1999        59           11/16/1999    263.7842
11/17/1999   11.12            11/17/1999      56.5           11/17/1999    266.6382
11/18/1999    11.2            11/18/1999      36.4           11/18/1999    271.8237
11/19/1999   10.81            11/19/1999      31.7           11/19/1999    267.4463
11/22/1999   10.34            11/22/1999      48.8           11/22/1999    266.2656
11/23/1999    9.79            11/23/1999      18.8           11/23/1999    266.4419
11/24/1999   10.34            11/24/1999      19.5           11/24/1999    265.2485
11/25/1999   11.75            11/25/1999     104.2           11/25/1999    269.7256
11/26/1999   11.67            11/26/1999      54.9           11/26/1999    272.8301
11/29/1999   10.65            11/29/1999      15.7           11/29/1999    274.9294
11/30/1999   11.52            11/30/1999      20.7           11/30/1999    271.7673
 12/1/1999    11.2             12/1/1999      49.4            12/1/1999    277.2349
 12/2/1999   10.97             12/2/1999      24.3            12/2/1999    281.2502
 12/3/1999   10.65             12/3/1999      24.9            12/3/1999    288.2026
 12/6/1999   10.97             12/6/1999      39.3            12/6/1999    291.7439
 12/7/1999   10.58             12/7/1999        30            12/7/1999    291.7312
 12/8/1999     9.4             12/8/1999     120.8            12/8/1999    306.0898
 12/9/1999   10.18             12/9/1999      77.4            12/9/1999    298.6199
12/10/1999   10.18            12/10/1999      34.2           12/10/1999    296.2065
12/13/1999    9.87            12/13/1999        26           12/13/1999    299.5522
12/14/1999     9.4            12/14/1999     353.9           12/14/1999    301.7539
12/15/1999    9.56            12/15/1999     153.8           12/15/1999    293.2322
12/16/1999    9.71            12/16/1999     353.3           12/16/1999    295.1499
12/17/1999     9.4            12/17/1999        93           12/17/1999    298.2185
12/20/1999    9.32            12/20/1999      31.9           12/20/1999    296.9688
12/21/1999    9.17            12/21/1999      33.4           12/21/1999    295.4902
12/22/1999    9.79            12/22/1999      48.4           12/22/1999    300.4478
12/23/1999   10.42            12/23/1999     120.8           12/23/1999    303.8052
12/24/1999   10.42            12/24/1999         0           12/24/1999    303.8052
12/27/1999   10.81            12/27/1999     119.3           12/27/1999    305.8838
12/28/1999   11.59            12/28/1999      81.2           12/28/1999    308.7771
12/29/1999   13.24            12/29/1999     133.9           12/29/1999    312.7681
12/30/1999   12.46            12/30/1999      58.7           12/30/1999    315.8921
12/31/1999   12.46            12/31/1999         0           12/31/1999    315.8921
  1/3/2000   11.75              1/3/2000      56.1             1/3/2000    317.8323
  1/4/2000   11.36              1/4/2000      25.5             1/4/2000    309.1199
  1/5/2000   11.28              1/5/2000      38.7             1/5/2000    297.2844
  1/6/2000   11.28              1/6/2000         0             1/6/2000    297.2844
  1/7/2000   12.69              1/7/2000      29.7             1/7/2000    302.8357
 1/10/2000   12.53             1/10/2000        68            1/10/2000     311.699
 1/11/2000   12.22             1/11/2000      10.5            1/11/2000    312.6797
 1/12/2000   11.75             1/12/2000      21.3            1/12/2000    312.6194
 1/13/2000   12.53             1/13/2000      54.2            1/13/2000    314.5923
 1/14/2000   13.94             1/14/2000     456.4            1/14/2000    320.7375
 1/17/2000    18.8             1/17/2000     806.4            1/17/2000    328.0808
 1/18/2000   15.67             1/18/2000       621            1/18/2000    321.7214
 1/19/2000    17.8             1/19/2000     317.1            1/19/2000    321.5593
 1/20/2000    18.4             1/20/2000     316.6            1/20/2000    323.2725
 1/21/2000    17.7             1/21/2000     122.7            1/21/2000    324.1604
 1/24/2000      17             1/24/2000     118.8            1/24/2000    328.4824
 1/25/2000    19.8             1/25/2000     271.7            1/25/2000    324.1533
 1/26/2000      19             1/26/2000     224.9            1/26/2000    326.2139
 1/27/2000      18             1/27/2000      83.3            1/27/2000     323.656
 1/28/2000    18.8             1/28/2000     163.9            1/28/2000    329.5886
 1/31/2000      20             1/31/2000     268.1            1/31/2000    322.8889
  2/1/2000    19.4              2/1/2000     136.4             2/1/2000    332.7261
  2/2/2000    19.3              2/2/2000      66.4             2/2/2000    344.3057
  2/3/2000    18.7              2/3/2000      92.6             2/3/2000    347.3967
  2/4/2000    18.1              2/4/2000      57.2             2/4/2000    349.3887
  2/7/2000    18.5              2/7/2000     111.1             2/7/2000    354.5046
  2/8/2000    18.5              2/8/2000        77             2/8/2000    358.2302
  2/9/2000    17.9              2/9/2000      56.8             2/9/2000    358.9797
 2/10/2000    17.2             2/10/2000     109.5            2/10/2000    359.8806
 2/11/2000    17.1             2/11/2000      55.3            2/11/2000    361.2942
 2/14/2000    16.5             2/14/2000      66.3            2/14/2000    355.6216
 2/15/2000      16             2/15/2000      65.6            2/15/2000    345.6287
 2/16/2000    16.2             2/16/2000      44.3            2/16/2000    352.2932
 2/17/2000      18             2/17/2000     141.4            2/17/2000    354.3789
 2/18/2000      23             2/18/2000     852.7            2/18/2000    359.9456
 2/21/2000      21             2/21/2000     296.8            2/21/2000    360.7266
 2/22/2000    18.2             2/22/2000     175.7            2/22/2000    353.5933
 2/23/2000      19             2/23/2000      76.1            2/23/2000    357.9087
 2/24/2000    18.1             2/24/2000      62.4            2/24/2000    361.5483
 2/25/2000      18             2/25/2000     114.8            2/25/2000    371.5901
 2/28/2000    17.5             2/28/2000      64.4            2/28/2000    372.8254
 2/29/2000    17.5             2/29/2000      62.4            2/29/2000     373.833
  3/1/2000    17.7              3/1/2000      55.8             3/1/2000    382.3008
  3/2/2000    17.7              3/2/2000        54             3/2/2000    394.6489
  3/3/2000      18              3/3/2000        29             3/3/2000    398.0994
  3/6/2000    20.3              3/6/2000     342.1             3/6/2000    399.7627
  3/7/2000      20              3/7/2000     119.8             3/7/2000    399.2722
  3/8/2000    18.8              3/8/2000        64             3/8/2000    384.6816
  3/9/2000      19              3/9/2000      42.1             3/9/2000    386.3188
 3/10/2000    18.4             3/10/2000        93            3/10/2000    391.9785
 3/13/2000    17.5             3/13/2000      64.4            3/13/2000    382.5986
 3/14/2000    18.1             3/14/2000      18.5            3/14/2000    382.8906
 3/15/2000    17.6             3/15/2000      57.6            3/15/2000      369.22
 3/16/2000    17.2             3/16/2000      45.4            3/16/2000    366.5854
 3/17/2000    17.1             3/17/2000      58.3            3/17/2000    375.6443
 3/20/2000    17.5             3/20/2000      48.1            3/20/2000    386.6619
 3/21/2000    18.1             3/21/2000     244.6            3/21/2000    383.5088
 3/22/2000    17.6             3/22/2000     127.9            3/22/2000     385.968
 3/23/2000    17.1             3/23/2000      68.4            3/23/2000     377.146
 3/24/2000      17             3/24/2000      35.9            3/24/2000    381.6941
 3/27/2000    16.8             3/27/2000      24.8            3/27/2000    380.4136
 3/28/2000    16.6             3/28/2000      50.5            3/28/2000    372.2651
 3/29/2000    16.7             3/29/2000      39.4            3/29/2000    368.9368
 3/30/2000    16.2             3/30/2000      64.8            3/30/2000    357.9055
 3/31/2000    16.5             3/31/2000      45.9            3/31/2000    358.7405
  4/3/2000    15.8              4/3/2000      16.9             4/3/2000    353.9163
  4/4/2000    15.6              4/4/2000      10.3             4/4/2000    351.2529
  4/5/2000    14.5              4/5/2000      20.5             4/5/2000     341.697
  4/6/2000    15.6              4/6/2000      21.2             4/6/2000    358.1438
  4/7/2000    15.1              4/7/2000      32.8             4/7/2000    363.0264
 4/10/2000    15.6             4/10/2000      34.7            4/10/2000    364.1101
 4/11/2000    14.8             4/11/2000      22.6            4/11/2000    353.3726
 4/12/2000    14.5             4/12/2000      19.7            4/12/2000    347.4546
 4/13/2000    13.9             4/13/2000        30            4/13/2000    340.0303
 4/14/2000    13.1             4/14/2000      14.9            4/14/2000    329.2556
 4/17/2000    12.5             4/17/2000      31.9            4/17/2000    331.5176
 4/18/2000    13.3             4/18/2000      23.7            4/18/2000    338.7368
 4/19/2000    13.7             4/19/2000      34.1            4/19/2000    348.6741
 4/20/2000    12.7             4/20/2000      17.6            4/20/2000     343.998
 4/21/2000    12.7             4/21/2000         0            4/21/2000     343.998
 4/24/2000    12.7             4/24/2000         0            4/24/2000     343.998
 4/25/2000    14.5             4/25/2000      40.8            4/25/2000    345.3035
 4/26/2000    14.8             4/26/2000      37.2            4/26/2000    352.4424
 4/27/2000    14.2             4/27/2000       4.6            4/27/2000    356.5032
 4/28/2000    13.6             4/28/2000      13.1            4/28/2000    362.5835
  5/1/2000    13.6              5/1/2000         0             5/1/2000    362.5835
  5/2/2000    14.1              5/2/2000      17.2             5/2/2000    371.3943
  5/3/2000    13.6              5/3/2000        36             5/3/2000    363.9507
  5/4/2000      14              5/4/2000     116.4             5/4/2000    366.1777
  5/5/2000    13.5              5/5/2000     162.5             5/5/2000    366.1482
  5/8/2000    13.4              5/8/2000      56.2             5/8/2000    358.8738
  5/9/2000      13              5/9/2000      56.8             5/9/2000    355.6985
 5/10/2000    13.3             5/10/2000      57.4            5/10/2000    345.8469
 5/11/2000    12.5             5/11/2000      29.8            5/11/2000    346.7737
 5/12/2000    12.8             5/12/2000      23.8            5/12/2000    353.0569
 5/15/2000      13             5/15/2000        22            5/15/2000    349.8616
 5/16/2000    13.1             5/16/2000      10.3            5/16/2000    362.4827
 5/17/2000    12.7             5/17/2000      10.3            5/17/2000     359.884
 5/18/2000    12.5             5/18/2000      22.5            5/18/2000    361.7302
 5/19/2000    12.5             5/19/2000      40.2            5/19/2000    349.5259
 5/22/2000    11.9             5/22/2000      91.1            5/22/2000    335.9573
 5/23/2000    11.2             5/23/2000      42.4            5/23/2000     342.988
 5/24/2000    10.2             5/24/2000      23.9            5/24/2000    329.5959
 5/25/2000    10.3             5/25/2000        42            5/25/2000    341.6052
 5/26/2000    10.3             5/26/2000      39.4            5/26/2000    335.5313
 5/29/2000    10.5             5/29/2000      27.8            5/29/2000    338.2505
 5/30/2000      11             5/30/2000      22.6            5/30/2000    347.8682
 5/31/2000      11             5/31/2000      17.4            5/31/2000    351.3374
  6/1/2000      11              6/1/2000         0             6/1/2000    351.3374
  6/2/2000    11.5              6/2/2000      48.5             6/2/2000    366.3113
  6/5/2000      11              6/5/2000        46             6/5/2000    361.2078
  6/6/2000    10.7              6/6/2000      45.8             6/6/2000    361.5876
  6/7/2000    10.7              6/7/2000      15.1             6/7/2000    358.0222
  6/8/2000    10.1              6/8/2000      23.9             6/8/2000    360.6069
  6/9/2000    10.2              6/9/2000      33.9             6/9/2000    359.2056
 6/12/2000    10.2             6/12/2000         0            6/12/2000    359.2056
 6/13/2000      10             6/13/2000      24.1            6/13/2000    348.8267
 6/14/2000      10             6/14/2000      34.5            6/14/2000    347.5898
 6/15/2000    10.1             6/15/2000      29.8            6/15/2000    340.5774
 6/16/2000     9.7             6/16/2000      17.6            6/16/2000    340.5405
 6/19/2000    9.25             6/19/2000      14.3            6/19/2000    336.6719
 6/20/2000     9.7             6/20/2000     365.8            6/20/2000    348.9568
 6/21/2000      10             6/21/2000     139.5            6/21/2000    344.7734
 6/22/2000    9.85             6/22/2000     135.3            6/22/2000    340.0051
 6/23/2000    9.85             6/23/2000         0            6/23/2000    340.0051
 6/26/2000     9.9             6/26/2000       9.3            6/26/2000    338.1584
 6/27/2000     9.5             6/27/2000      20.8            6/27/2000    332.4641
 6/28/2000    9.85             6/28/2000      36.4            6/28/2000    338.1272
 6/29/2000     9.2             6/29/2000      30.5            6/29/2000    327.6489
 6/30/2000    9.25             6/30/2000      14.8            6/30/2000    334.7173
  7/3/2000     9.5              7/3/2000         6             7/3/2000    341.2473
  7/4/2000     9.5              7/4/2000         8             7/4/2000    344.3848
  7/5/2000     9.4              7/5/2000      35.4             7/5/2000    340.3901
  7/6/2000     9.5              7/6/2000       8.5             7/6/2000    340.7615
  7/7/2000     9.3              7/7/2000      13.5             7/7/2000    348.7595
 7/10/2000     8.5             7/10/2000        54            7/10/2000    348.7256
 7/11/2000     8.5             7/11/2000      10.4            7/11/2000    345.9722
 7/12/2000      10             7/12/2000      57.3            7/12/2000     350.374
 7/13/2000    10.7             7/13/2000      41.6            7/13/2000    356.7063
 7/14/2000      10             7/14/2000      21.9            7/14/2000    359.8933
 7/17/2000      10             7/17/2000      19.9            7/17/2000    365.8279
 7/18/2000    10.4             7/18/2000      27.2            7/18/2000    359.9104
 7/19/2000    10.1             7/19/2000      11.1            7/19/2000     355.417
 7/20/2000    10.3             7/20/2000      24.1            7/20/2000    362.1689
 7/21/2000    10.2             7/21/2000      12.5            7/21/2000    345.9358
 7/24/2000    10.3             7/24/2000      17.1            7/24/2000    347.9346
 7/25/2000    10.5             7/25/2000       3.4            7/25/2000    344.1521
 7/26/2000    10.4             7/26/2000       7.5            7/26/2000    343.5632
 7/27/2000      10             7/27/2000      12.7            7/27/2000    333.8398
 7/28/2000      10             7/28/2000       7.1            7/28/2000    333.1934
 7/31/2000      10             7/31/2000      12.7            7/31/2000    337.5959
  8/1/2000     9.6              8/1/2000        12             8/1/2000    335.4485
  8/2/2000     9.6              8/2/2000      11.5             8/2/2000    331.7273
  8/3/2000       9              8/3/2000      14.4             8/3/2000    320.9707
  8/4/2000     9.8              8/4/2000        26             8/4/2000    322.5994
  8/7/2000    10.1              8/7/2000      46.3             8/7/2000    327.6091
  8/8/2000    10.5              8/8/2000      32.6             8/8/2000    328.5918
  8/9/2000    10.7              8/9/2000      50.8             8/9/2000    332.4875
 8/10/2000    10.5             8/10/2000      46.9            8/10/2000    329.4956
 8/11/2000      10             8/11/2000      20.3            8/11/2000    325.1609
 8/14/2000    10.3             8/14/2000      25.5            8/14/2000    328.4187
 8/15/2000    12.5             8/15/2000     153.4            8/15/2000    327.1899
 8/16/2000    10.9             8/16/2000      50.7            8/16/2000    331.4319
 8/17/2000    10.9             8/17/2000      25.1            8/17/2000    333.9724
 8/18/2000    10.5             8/18/2000       6.1            8/18/2000    333.6799
 8/21/2000      10             8/21/2000        56            8/21/2000    334.1885
 8/22/2000      10             8/22/2000      24.5            8/22/2000    338.1216
 8/23/2000     9.6             8/23/2000      27.5            8/23/2000    336.6558
 8/24/2000     9.5             8/24/2000        13            8/24/2000    336.0142
 8/25/2000     9.9             8/25/2000      35.5            8/25/2000    337.5681
 8/28/2000     9.9             8/28/2000      16.5            8/28/2000    337.9299
 8/29/2000     9.5             8/29/2000      15.1            8/29/2000    336.4617
 8/30/2000    10.4             8/30/2000      41.7            8/30/2000     338.481
 8/31/2000    10.7             8/31/2000      25.7            8/31/2000    343.8147
  9/1/2000    10.9              9/1/2000      41.7             9/1/2000    349.6089
  9/4/2000    10.8              9/4/2000      47.1             9/4/2000    354.4585
  9/5/2000      10              9/5/2000      16.9             9/5/2000    353.1509
  9/6/2000      11              9/6/2000     149.7             9/6/2000     350.502
  9/7/2000    10.5              9/7/2000      67.7             9/7/2000    351.8789
  9/8/2000      10              9/8/2000     134.6             9/8/2000    344.1636
 9/11/2000     9.9             9/11/2000      24.9            9/11/2000    341.8669
 9/12/2000    9.95             9/12/2000      18.3            9/12/2000    342.9053
 9/13/2000     9.9             9/13/2000      32.5            9/13/2000    338.0642
 9/14/2000      10             9/14/2000      10.4            9/14/2000    345.7305
 9/15/2000      10             9/15/2000        66            9/15/2000    339.1536
 9/18/2000     9.8             9/18/2000      15.5            9/18/2000    336.1824
 9/19/2000     9.7             9/19/2000      52.3            9/19/2000    336.8442
 9/20/2000    9.85             9/20/2000         8            9/20/2000    333.6851
 9/21/2000     9.5             9/21/2000         7            9/21/2000    326.1208
 9/22/2000     9.5             9/22/2000      25.8            9/22/2000    324.8394
 9/25/2000     9.2             9/25/2000      14.1            9/25/2000    329.2981
 9/26/2000       9             9/26/2000      27.5            9/26/2000    324.2815
 9/27/2000    8.75             9/27/2000      30.5            9/27/2000     322.689
 9/28/2000    8.95             9/28/2000      18.4            9/28/2000    317.8613
 9/29/2000     8.9             9/29/2000      34.5            9/29/2000    315.3958
 10/2/2000     8.6             10/2/2000       9.1            10/2/2000    319.8975
 10/3/2000     8.9             10/3/2000      21.6            10/3/2000    322.5415
 10/4/2000     8.5             10/4/2000      20.3            10/4/2000    318.6755
 10/5/2000     8.4             10/5/2000      12.3            10/5/2000    321.3203
 10/6/2000     8.1             10/6/2000        18            10/6/2000    317.0486
 10/9/2000     7.4             10/9/2000        50            10/9/2000    307.2515
10/10/2000    7.25            10/10/2000      23.1           10/10/2000     307.802
10/11/2000     6.5            10/11/2000        39           10/11/2000    297.7334
10/12/2000       7            10/12/2000      26.8           10/12/2000    301.1348
10/13/2000       7            10/13/2000        21           10/13/2000    301.8982
10/16/2000     7.5            10/16/2000       5.5           10/16/2000    307.9656
10/17/2000     7.4            10/17/2000      12.8           10/17/2000    303.6414
10/18/2000       7            10/18/2000        15           10/18/2000    294.1111
10/19/2000       7            10/19/2000      39.3           10/19/2000    305.6357
10/20/2000     6.9            10/20/2000        16           10/20/2000    295.1631
10/23/2000    6.15            10/23/2000      28.2           10/23/2000     292.613
10/24/2000     6.4            10/24/2000      25.5           10/24/2000    305.1868
10/25/2000     6.1            10/25/2000      15.4           10/25/2000    299.3445
10/26/2000     5.7            10/26/2000      95.5           10/26/2000      297.26
10/27/2000    6.05            10/27/2000        19           10/27/2000    300.8386
10/30/2000    6.45            10/30/2000      13.6           10/30/2000    298.7622
10/31/2000     6.1            10/31/2000     186.7           10/31/2000    305.2395
 11/1/2000    6.55             11/1/2000     156.5            11/1/2000    308.7063
 11/2/2000     6.8             11/2/2000      49.5            11/2/2000    308.2454
 11/3/2000     7.4             11/3/2000      42.7            11/3/2000     310.188
 11/6/2000    7.45             11/6/2000      35.1            11/6/2000    307.9324
 11/7/2000    7.35             11/7/2000      15.9            11/7/2000    304.7976
 11/8/2000     7.3             11/8/2000       4.3            11/8/2000    303.7371
 11/9/2000    6.65             11/9/2000      22.5            11/9/2000    299.3928
11/10/2000    6.75            11/10/2000      33.7           11/10/2000    292.5613
11/13/2000    6.55            11/13/2000      32.1           11/13/2000    287.0952
11/14/2000    6.55            11/14/2000        15           11/14/2000    294.2778
11/15/2000    6.45            11/15/2000      27.5           11/15/2000     298.821
11/16/2000     6.6            11/16/2000      42.3           11/16/2000    295.9797
11/17/2000     7.1            11/17/2000      30.9           11/17/2000    293.9653
11/20/2000    7.35            11/20/2000      38.5           11/20/2000    292.3101
11/21/2000     7.1            11/21/2000      13.9           11/21/2000     291.165
11/22/2000     6.4            11/22/2000      25.6           11/22/2000    281.3887
11/23/2000    6.55            11/23/2000      33.3           11/23/2000    282.9309
11/24/2000     8.3            11/24/2000     162.1           11/24/2000    288.8865
11/27/2000       8            11/27/2000     231.8           11/27/2000    292.2698
11/28/2000     7.8            11/28/2000      43.6           11/28/2000    289.6094
11/29/2000    7.05            11/29/2000      86.5           11/29/2000     289.145
11/30/2000     6.9            11/30/2000      37.8           11/30/2000    283.7136
 12/1/2000     6.9             12/1/2000      35.8            12/1/2000    289.6274
 12/4/2000     6.2             12/4/2000      17.9            12/4/2000    283.0364
 12/5/2000    6.15             12/5/2000      69.2            12/5/2000    291.0847
 12/6/2000       6             12/6/2000     362.3            12/6/2000    294.4788
 12/7/2000       6             12/7/2000      62.7            12/7/2000    290.6497
 12/8/2000       6             12/8/2000      94.7            12/8/2000    293.9314
12/11/2000    5.65            12/11/2000     123.1           12/11/2000    300.3252
12/12/2000       6            12/12/2000      69.3           12/12/2000    297.2192
12/13/2000    5.65            12/13/2000      72.4           12/13/2000    293.3433
12/14/2000    5.45            12/14/2000      72.9           12/14/2000    289.6477
12/15/2000    5.25            12/15/2000      69.2           12/15/2000    283.2405
12/18/2000       5            12/18/2000     109.6           12/18/2000    280.9216
12/19/2000     4.8            12/19/2000     103.2           12/19/2000    284.4839
12/20/2000     4.5            12/20/2000      90.1           12/20/2000    271.6316
12/21/2000     4.6            12/21/2000     239.5           12/21/2000    272.2886
12/22/2000       5            12/22/2000     252.6           12/22/2000    273.4844
12/25/2000       5            12/25/2000         0           12/25/2000    273.4844
12/26/2000       5            12/26/2000         0           12/26/2000    273.4844
12/27/2000    4.85            12/27/2000     160.5           12/27/2000    276.0237
12/28/2000     4.6            12/28/2000     115.6           12/28/2000    277.4814
12/29/2000    4.54            12/29/2000     498.8           12/29/2000    277.3442
  1/1/2001    4.54              1/1/2001         0             1/1/2001    277.3442
  1/2/2001     4.8              1/2/2001      91.2             1/2/2001    272.7476
  1/3/2001     5.1              1/3/2001      49.2             1/3/2001    261.7471
  1/4/2001    5.45              1/4/2001      43.5             1/4/2001    276.9602
  1/5/2001     5.6              1/5/2001      27.2             1/5/2001    278.9233
  1/8/2001    5.25              1/8/2001      47.9             1/8/2001    277.0762
  1/9/2001    5.75              1/9/2001      42.7             1/9/2001    272.249
 1/10/2001    5.7


INCENTIVE PROGRAMS

In June 1999, an option program was implemented and offered to around 30 senior executives at Artema. Practically, all those who were offered the chance of taking part in the program subscribed for options in Artema. The issuer of the options is Affarsstrategerna i Sverige AB, via the wholly owned subsidiary, Vardepappersstrategerna i Sverige AB, and the term of the program is three years. In total, the program comprises 393,300 call options, corresponding to
3.3 percent of the total number of shares outstanding in Artema, with an exercise price of SEK 24.20. The option program involves existing shares in Artema and does not constitute any dilution to the shareholders.


                                                                              73
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ARTEMA
------

                  BOARD OF DIRECTORS, MANAGEMENT AND AUDITORS

BOARD OF DIRECTORS

Claes-Goran Fridh, Stockholm, born 1955.
Chairman. Elected 1990. President of Affarsstrategerna i Sverige AB.
Other assignments: Chairman of Chemel AB, Freehand Communication AB, Infinicom AB, Netbaby World AB and Widermind AB. Director of A Brand New World AB, Fingerprint Cards AB, AB Mocat, Musicbrigade AB, Naty AB, Samba Sensors AB, SWATS AB and Yesitworks Sweden AB.
Ownership in Artema: 18,750 class A shares, as well as 1,650,000 class B shares through Affarsstrategerna i Sverige AB.

Thomas Axelsson, Stockholm, born 1959. Elected 2000. President and CEO of Artema. Ownership in Artema: 0.

Hakan Gartell, Stockholm, born 1946. Elected 1990. President of Aktiesparinvest AB.
Other assignments: Chairman of Anchoring AB, ESMA AB, and PHIR AB. Director of Aktiesparinvest AB, Kentele Digital AB, and Taurus Petroleum AB, and Deputy Director of Bjornekulla Fruktindustrier AB, Clean Injection System AB and AB Havsfrun.
Ownership in Artema: 50,137 class B shares.

Carl Hamilton, Stockholm, born 1952.
Elected 2000. Key Account Manager of Artema. One of the founders of Artema. Ownership in Artema: 37,500 class A shares and 384,375 class B shares.

Richard W Johansen, Rancho Santa Fe, USA, born 1951. Elected 1997. President of Hudson Respiratory Care Inc., USA.
Ownership in Artema: 0

Svante Rasmuson, Stockholm, born 1955.
Elected 1996. Runs own consulting company involved in business development and financial advisory services for innovators and growth companies mainly in biopharmaceuticals and medical technology.
Other assignments: Chairman of ViscoCheck AB. Director of Artimplant AB, Humlegarden Konsult AB, InDex Pharmaceuticals AB.
Ownership in Artema: 33,750 class B shares.

Deputy Director

Anders Eckerbom, Vaxholm, born 1955.
Consultant, previously Research Manager of Artema. One of the founders of Artema.
Ownership in Artema: 37,500 class A shares and 217,125 class B shares.

GROUP MANAGEMENT

Thomas Axelsson, Stockholm, born 1959.
President and CEO of Artema Medical AB. Employed since 2000.
Ownership in Artema: 0.

Stephem Dodd, Copenhagen, born 1961.
Marketing Director of Artema Monitoring and Emergency Care A/S. Employed since 1999.
Ownership in Artema: 20,000 call options class B shares.

Henrik Nygren, Stocksund, born 1956.
Chief Financial Officer of Artema Medical AB. Employed since 1998. Ownership in Artema: 60,000 call options class B shares.

Peter Karlsson, Stockholm, born 1959.
R&D Manager of Artema Medical AB. Employed since 1995.
Ownership in Artema: 15,000 call options class B shares.

Johan Floe Svenningsen, Copenhagen, born 1957. President of Artema Monitoring and Emergency Care A/S. Employed since 1998.
Ownership in Artema: 20,000 call options class B shares.

AUDITORS

Chief Auditor
Anders Liner, Stockholm, born 1952. Authorized Public Accountant, KPMG. Artema's auditor since 1990.

Deputy Auditor
Jan-Ove Brandt, Stockholm, born 1955. Authorized Public Accountant, KPMG. Artema's deputy auditor since 1996.


74
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                                                                          ARTEMA
                                                                          ------

                 EXTRACTS FROM ARTEMA'S ARTICLES OF ASSOCIATION

EXCERPTS FROM THE ARTICLES OF ASSOCIATION

ss. 1 Name of the Company

The registered name of the Company is "Artema Medical AB (publ)".

ss. 2 Registered office

The registered office of the Company shall be in Sundbyberg.

ss. 3 Business

The business of the Company is, directly or via subsidiary or affiliated companies, to develop, manufacture and market products in the areas of medical technology anesthesia, intensive care and emergency care, as well as to pursue other activities compatible therewith.

ss. 4 Share capital

The share capital of the Company shall be no less than four million two hundred and twenty thousand (4,220,000) Swedish kronor, and no more than sixteen million eight hundred and eighty thousand (16,880,000) Swedish kronor.

ss. 5 Nominal value of the shares; class of shares

The shares shall have a nominal value of one (1) Swedish krona each. The shares shall be issued in two classes, class A and class B. Class A shares may be issued in a number not exceeding 131,250. The remaining shares shall be class B shares. In voting at the Annual General Meeting, each class A share shall carry ten (10) votes and each class B share shall carry one (1) vote.

      If the Company decides to issue new class A and class B shares via a cash issue, the owners of class A and class B shares shall have a preferential right of subscription for new shares of the different classes, in proportion to the number of shares of the same class that the shareholder already holds (primary preferential right). Shares not subscribed for under a primary preferential right shall be offered to all shareholders for subscription (subsidiary preferential right). If the number of shares thus offered are not sufficient to meet the number of subscription requests made under subsidiary subscription rights, the shares shall be allocated among those requesting subscription in proportion to the number of shares they already hold, and where such a procedure is not possible, allocation shall be by drawn lots.

      If the Company decides to issue shares only of class A or class B via a cash issue, all shareholders shall, irrespective of whether their shares are class A or class B, shall have a preferential right to subscribe for new shares in proportion to the number of shares they already hold.

      The above shall not imply any restriction to the Company's scope for deciding on a cash issue that may deviate from the preferential right of shareholders.

      In the event of the Company increasing its share capital by a bonus share issue, new shares of each class shall be issued in proportion to the number of shares of the same class that have already been issued. In this case, existing shares of a certain class shall entitle the holder to new shares of the same class. This provision shall not imply any restriction to the Company's scope to issue shares of a new class via a bonus share issue, after the required amendment of the Company's Articles of Association.

ss. 6 Board of Directors

Over and above those members who may be appointed according to the law by an authority other than the Annual General Meeting, the Board of Directors shall consist of no less than three (3) and no more than seven (7) members, with no more than five (5) deputies. The Board of Directors is elected annually at an Annual General Meeting each year, to hold office until the close of the next Annual General Meeting.

ss. 7 Auditing

The Annual General Meeting shall elect no more than two (2) auditors and no more than two (2) deputy auditors.

ss. 11 Voting at the Annual General Meeting

At the Annual General Meeting, each person with an entitlement to vote may vote for the full number of shares owned and represented by that person.

ss. 12 Financial year

The Company's financial year shall be the calendar year.

The Company registration number of Artema Medical AB (publ) is 556386-9949.

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ARTEMA
------

                           SUPPLEMENTARY INFORMATION

INTELLECTUAL PROPERTY

Artema's gas analyzers, used for identifying and determining concentrations of gas and delivered on an OEM basis to manufacturers of anesthesia and intensive care equipment, are in some cases protected by patents. Artema has also applied for a number of patents covering the technology used in its recently developed gas analyser, Artema AION(TM). Artema's other activities are less dependent on patents as a means of competition. Commercial success is based more on technical innovation, step-by-step improvement of technical characteristics and product renewal. In October 1999, a patent was awarded for the Artema DRYLINE(TM).

INSURANCE

Artema's insurance requirements are covered through current agreements for the various business units. These agreements are valid through to the end of the year. The policies involved are considered to provide adequate cover for the risks arising in the business.

COMMERCIAL AGREEMENTS

Artema has a limited number of important agreements with manufacturers of anesthesia and intensive care equipment, relating to deliveries of its gas analyzers. Artema also has a large number of agreements with distributors of its other products, including patient monitors and defibrillators. It also has credit agreements with Svenska Handelsbanken and Den Danske Bank.

LITIGATION

In June 1999, the Company's USA-based main competitor in the gas analyzer sector, Andros, filed a claim that Artema MCS's MGA200 products infringe on one of Andros' patents dating from 1981. In consultation with the USA patent attorney. Knobbe, Martens, Olson & Bear, Artema has examined the issue of possible infringement. A written statement from the patent attorney declares that Andros' claim is groundless.

      Other than the above-mentioned case, Artema is not involved in any dispute, litigation or arbitration proceedings, the outcome of which, may affect Artema's financial position to any significant extent. Furthermore, the Board is not aware of any circumstances that could result in legal proceedings and that could affect Artema's financial position to any significant extent.

TRANSACTIONS WITH CLOSELY RELATED PARTIES

None of the members of the Board nor the senior executives have had any direct or indirect involvement in any business transaction with Artema that was unusual in nature during the current or preceding financial year. The same applies to transactions, during earlier financial years, that in some respect remain unresolved or uncompleted. Furthermore, Artema's auditor has not been involved in any similar transaction described above.

      Artema has not provided a loan, furnished a guarantee or stood surety for any member of the Board, senior executive or auditor for Artema.

SHAREHOLDERS' AGREEMENT

To the best of Artema's knowledge, no shareholders' agreements have been entered into between the shareholders of Artema.


76
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                                                                          ARTEMA
                                                                          ------

                          INDEPENDENT AUDITORS' REPORT

I have in my capacity as auditor of Artema Medical AB (publ) reviewed the information about Artema Medical AB (publ) included on pages 65-76 and Appendix 2 of this prospectus. The review was performed in accordance with the recommendation issued by the Swedish Institute of Authorized Public Accountants, FAR. I have not reviewed foreward-looking statements in this prospectus.

      I have audited the annual reports for 1999 and 2000. Unqualified audit opinions have been issued for those financial years. Information in this prospectus, extracted from the said annual reports, has been correctly reproduced.

                         Stockholm, Sweden, May 4, 2001

                                  Anders Liner
                          Authorized Public Accountant

--------------------------------------------
INFORMATION ABOUT THE CARDIAC SCIENCE SHARES
--------------------------------------------

                  INFORMATION ABOUT THE CARDIAC SCIENCE SHARES

The following is not a complete description of the Cardiac Science Shares.

INTRODUCTION

Cardiac Science is incorporated under the laws of the State of Delaware. Its shares of common stock currently trade in the United States on the Nasdaq National Market System under the symbol "DFIB."

      As of the date hereof, Cardiac Science's authorized capital stock consists of 40,000,000 shares of common stock, par value USD 0.001 per share, and 1,000,000 shares of preferred stock, par value USD 0.001 per share. As of March 9, 2001, there were 24,753,993 shares of common stock issued and outstanding, and no shares of preferred stock were issued. All outstanding shares of common stock are fully paid and non-assessable.

Meetings of the Stockholders

Annual meetings of the Cardiac Science stockholders are held on the date designated by the Cardiac Science Board of Directors. Written notice must be mailed to each stockholder entitled to vote not less than ten but not more than sixty days before the date of the meeting. In general, the presence in person or by proxy of the holders of a majority of the issued and outstanding shares entitled to vote at an annual meeting of the stockholders constitutes a quorum for the transaction of business at such meeting.

      The election of directors requires a plurality of the votes entitled to be cast by holders of shares represented in person or by proxy at a meeting. In general, most other matters submitted to the stockholders require the affirmative vote of a majority of the votes entitled to be cast by holders of shares represented in person or by proxy at a meeting.

      Special meetings of the stockholders may be called for any purpose by the Chairman of the Board of Directors or an officer of Cardiac Science, and shall be called by an officer upon the written request either by a majority of the members of the Board of Directors or by stockholders owning a majority of the shares issued and entitled to vote.

VOTING RIGHTS AT THE GENERAL MEETING

All holders of Cardiac Science common stock have one vote per share on all matters submitted to a vote of stockholders. Stockholders may vote by Information about the Cardiac Science Shares proxy. Stockholders do not have rights to cumulate their votes in the election of directors under Cardiac Science's certificate of incorporation or applicable provisions of the General Corporation Law of the State of Delaware. However, under Section 2115 of the California General Corporation Law, specific provisions of the California General Corporation Law, including cumulative voting rights of stockholders, are made applicable to "pseudo-California" corporations incorporated under laws of other states but which meet certain tests. The tests are that the average of specified property, payroll and sales factors, generally relating to the extent of activities in California, exceed 50 percent of the total of such factors on a consolidated basis during the corporation's latest year and that more than one-half of the corporation's outstanding voting securities are held of record by persons having addresses in California. Cardiac Science does not believe that it currently is a pseudo-California corporation.

DIVIDENDS

The holders of common stock have the right to receive dividends, when, and if declared, by Cardiac Science's Board of Directors out of funds legally available therefor. Cardiac Science has never paid any cash dividends on its common stock. Cardiac Science presently intends to retain earnings, if any, to finance its operations, and therefore does not anticipate paying any cash dividends in the foreseeable future.

OTHER RIGHTS

Cardiac Science's common stock is neither redeemable nor has any preemptive, subscription, sinking fund or conversion rights.

CERTIFICATES

Cardiac Science Shares will be issued in registered form. Every holder of Cardiac Science Shares, however, is entitled to a share certificate.

LIQUIDATION, DISSOLUTION OR WINDING UP

If Cardiac Science liquidates, holders of its common stock would share ratably in any assets available for distribution to stockholders after payment of all its obligations.

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

                                   APPENDICES

                                    CONTENTS

Appendix 1 - Excerpts from financial statements of Cardiac Science ........   80
Appendix 2 - Excerpts from financial statements of Artema .................   94
Appendix 3 - Excerpts from financial statements of Survivalink ............  107

----------
APPENDICES
----------

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Cardiac Science, Inc.
Irvine, California

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Cardiac Science, Inc. (the "Company") at December 31,2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31,2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has suffered recurring losses from operations which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        PricewaterhouseCoopers LLP

                                        Orange County, California
                                             February 23, 2001

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

CARDIAC SCIENCE, INC. - CONSOLIDATED BALANCE SHEETS

                                                                     At December 31
(USD)                                                            2000             1999
-----------------------------------------------------------------------------------------
ASSETS
Current assets
Cash and cash equivalents                                     13,537,066        5,901,934
Marketable securities available-for-sale,
including an unrealized gain of 504,025                        5,004,025               --
Accounts receivable, net of allowance for
doubtful accounts of 200,000 in 2000                           1,923,118          102,900
Inventory                                                      1,512,894          438,592
Prepaid expenses                                                 203,825           59,646
-----------------------------------------------------------------------------------------
Total current assets                                          22,180,928        6,503,072

Property and equipment, net of accumulated depreciation        1,682,102          391,085
Intangibles, net of accumulated amortization                   8,023,071               --
Other assets                                                   1,449,610          150,178
-----------------------------------------------------------------------------------------
Total assets                                                  33,335,711        7,044,335
-----------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses                          4,027,735        2,092,903
Current portion of capital lease obligation                       48,601           25,717
Current portion of loan payable                                   82,813               --
-----------------------------------------------------------------------------------------
Total current liabilities                                      4,159,149        2,118,620

Long term portion of capital lease obligations                   146,821          103,507
Long term portion of loan payable                                 45,173               --
-----------------------------------------------------------------------------------------
                                                                 191,994          103,507

Commitments and contingencies                                         --               --

Stockholders' equity
Preferred stock - USD 0.001 par value; 1,000,000 shares
authorized, none issued or outstanding                                --               --
Common stock - USD 0.001 par value; 40,000,000 shares
authorized, 24,382,228 and 12,031,252 shares in 2000 and
1999 respectively, issued and outstanding                         24,382           12,031
Common stock subscribed                                        1,551,000               --
Additional paid-in capital                                    78,788,847       23,748,322
Accumulated other comprehensive income                           504,025               --
Accumulated deficit                                          (51,883,686)     (18,938,145)
-----------------------------------------------------------------------------------------
Total stockholders' equity                                    28,984,568        4,822,208
-----------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                    33,335,711        7,044,335
-----------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

----------
APPENDICES
----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

CARDIAC SCIENCE, INC. - CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Year ended December 31
(USD)                                                          2000            1999           1998
------------------------------------------------------------------------------------------------------
Sales                                                        4,242,311         102,900              --
Cost of goods sold                                          (3,825,624)        (98,001)             --
------------------------------------------------------------------------------------------------------
Gross profit                                                   416,687           4,899              --

Operating expenses
Research and development                                     8,247,694       4,406,207       2,209,524
Sales and marketing                                          4,370,911       1,370,049         341,476
General and administrative                                   5,159,661       1,852,672       1,170,551
Acquired in-process research and development                13,587,026              --              --
Amortization of goodwill and other intangibles               1,062,753              --              --
Amortization of restricted stock                             1,551,000              --              --
------------------------------------------------------------------------------------------------------
Loss from continuing operations                            (33,562,358)     (7,624,029)     (3,721,551)

Interest income (expense), net                                 618,417          20,870         (65,353)
Loss in unconsolidated affiliate                                    --        (115,000)             --
------------------------------------------------------------------------------------------------------
Loss from continuing operations before provision
for income taxes                                           (32,943,941)     (7,718,159)     (3,786,904)

Provision for income taxes                                       1,600           1,600             800
------------------------------------------------------------------------------------------------------
Loss from continuing operations                            (32,945,541)     (7,719,759)     (3,787,704)

Discontinued operations
Loss from discontinued operations, net of income taxes              --              --        (101,412)
Loss on sale of assets                                              --              --        (549,618)
------------------------------------------------------------------------------------------------------
Loss from discontinued operations                                   --              --        (651,030)
------------------------------------------------------------------------------------------------------
Net loss                                                   (32,945,541)     (7,719,759)     (4,438,734)
------------------------------------------------------------------------------------------------------

Basic and diluted loss per share:
  Continuing operations                                          (1.82)          (0.85)          (0.69)
  Discontinued operations                                           --              --           (0.12)
------------------------------------------------------------------------------------------------------
Net loss per share                                               (1.82)          (0.85)          (0.81)

Weighted average number of shares used
in the computation of net loss per share                    18,080,326       9,112,564       5,459,793
------------------------------------------------------------------------------------------------------

CARDIAC SCIENCE, INC. - CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                               Year ended December 31
(USD)                                   2000            1999            1998
--------------------------------------------------------------------------------
Net loss                            (32,945,541)     (7,719,759)     (4,438,734)
Other comprehensive income:
  Unrealized gain on investments        504,025              --              --
--------------------------------------------------------------------------------
Comprehensive loss                  (32,441,516)     (7,719,759)     (4,438,734)
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

CARDIAC SCIENCE, INC. - CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                  Common stock
                                        Common stock               subscribed           Additional
                                     Number     Amount         Number       Amount        paid-in
                                   of shares     (USD)       of shares       (USD)     capital (USD)
----------------------------------------------------------------------------------------------------
Balances at
December 31, 1997                  4,974,738     4,975             --             --     7,472,107

Issuance of common stock
for cash at USD 2.00 per share
(net of cost of issuance of
USD 829,896)                       1,800,000     1,800                                   2,768,303

Issuance of common stock
warrants                                                                                   433,416

Common stock warrants
exercised at USD 0.01
per share                            175,000       175                                       1,825

Common stock subscribed
at USD 2.00 per share in cash                                  50,000        100,000

Issuance of common stock
for license fees and services
at USD 2.00 per share                 55,000        55                                     109,945

Issuance of common stock
for compensation at USD 2.00
per share                             10,000        10                                      19,990

Compensation related to
fair value of options granted
to non-employees                                                                            17,862

Net loss
----------------------------------------------------------------------------------------------------
Balances at
December 31, 1998                  7,014,738     7,015         50,000        100,000    10,823,448

Issuance of common stock
for common stock subscribed           50,000        50        (50,000)      (100,000)       99,950

Issuance of common stock for
cash at USD 2.00 per share
(net of cost of issuances of
USD 712,307)                       1,850,000     1,850                                   2,985,843

Issuance of common stock
warrants                                                                                   256,136

Issuance of common stock
for finder's fees at USD 2.00
per share                            138,900       139                                     277,661

Issuance of common stock
for cash at USD 4.00 per share
(net of cost of issuances of
USD 1,082,356)                     1,757,500     1,757                                   5,945,887

Issuance of common stock
warrants                                                                                   405,994

Issuance of common stock
for finder's fees at USD 4.00
per share                             61,220        61                                     244,819

Common stock warrants
exercised at USD 0.01
per share                             30,625        30                                         320

Common stock warrants
exercised at an average
of USD 2.45 per share
(net of issuance costs
of USD 261,914)                      907,500       908                                   1,963,428

Issuance of common stock
for finder's fees at USD 2.50
per share                             62,800        63                                     156,937

Issuance of common stock
for license fees and services
at an average of USD 2.67
per share                            157,969       158                                     421,331

Compensation related to
fair value of options granted
to non-employees                                                                           166,568

Net loss
----------------------------------------------------------------------------------------------------
Balances at,
December 31,1999                  12,031,252    12,031             --             --    23,748,322
                                     Accumulated
                                  other comprehen-      Accumulated
                                  sive income (USD)    deficit (USD)    Total (USD)
-----------------------------------------------------------------------------------
Balances at
December 31, 1997                        --              (6,779,652)       697,430

Issuance of common stock
for cash at USD 2.00 per share
(net of cost of issuance of
USD 829,896)                                                             2,770,103

Issuance of common stock
warrants                                                                   433,416

Common stock warrants
exercised at USD 0.01
per share                                                                    2,000

Common stock subscribed
at USD 2.00 per share in cash                                              100,000

Issuance of common stock
for license fees and services
at USD 2.00 per share                                                      110,000

Issuance of common stock
for compensation at USD 2.00
per share                                                                   20,000

Compensation related to
fair value of options granted
to non-employees                                                            17,862

Net loss                                                 (4,438,734)    (4,438,734)
-----------------------------------------------------------------------------------
Balances at
December 31, 1998                        --             (11,218,386)      (287,923)

Issuance of common stock
for common stock subscribed                                                     --

Issuance of common stock for
cash at USD 2.00 per share
(net of cost of issuances of
USD 712,307)                                                             2,987,693

Issuance of common stock
warrants                                                                   256,136

Issuance of common stock
for finder's fees at USD 2.00
per share                                                                  277,800

Issuance of common stock
for cash at USD 4.00 per share
(net of cost of issuances of
USD 1,082,356)                                                           5,947,644

Issuance of common stock
warrants                                                                   405,994

Issuance of common stock
for finder's fees at USD 4.00
per share                                                                  244,880

Common stock warrants
exercised at USD 0.01
per share                                                                      350

Common stock warrants
exercised at an average
of USD 2.45 per share
(net of issuance costs
of USD 261,914)                                                          1,964,336

Issuance of common stock
for finder's fees at USD 2.50
per share                                                                  157,000

Issuance of common stock
for license fees and services
at an average of USD 2.67
per share                                                                  421,489

Compensation related to
fair value of options granted
to non-employees                                                           166,568

Net loss                                                 (7,719,759)    (7,719,759)
-----------------------------------------------------------------------------------
Balances at,
December 31,1999                         --             (18,938,145)     4,822,208

----------
APPENDICES
----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

Cardiac Science, Inc. - Consolidated statement of stockholders' equity (deficit) cont.

                                                                 Common stock
                                       Common stock               subscribed          Additional
                                    Number     Amount         Number       Amount       paid-in
                                  of shares     (USD)       of shares       (USD)    capital (USD)
------------------------------------------------------------------------------------------------------
Issuance of common stock
for acquisition of Cadent at
USD 5.17 per share                4,199,964     4,200                                  21,709,800

Common stock subscribed
at USD 5.17 per share                                        300,000      1,551,000

Issuance of common stock for
cash at USD 4.50 per share
(net of cost of issuances of
USD 2,110,904)                    6,884,263     6,884                                  28,861,370

Issuance of common stock
for finder's fees at USD 4.50
per share                           339,794       340                                   1,528,737

Common stock warrants
exercised at USD 0.01
per share                           344,375       345                                       3,259

Common stock warrants
exercised at USD 2.50
per share                            50,000        50                                     124,950

Common stock warrants
exercised at USD 5.00
per share                            39,375        39                                     196,836

Common stock warrants
exercised at USD 3.00
per share                           200,000       200                                     599,800

Issuance of common stock
for acquisition of patent and
services at an average of
USD 5.05 per share                  174,250       174                                     880,326

Common stock options
exercised at USD 1.88 -
USD 3.88 per share                  118,955       119                                     249,195

Compensation related to
fair value of options
granted to non-employees                                                                  886,252

Unrealized gain on
marketable securities

Net loss
------------------------------------------------------------------------------------------------------
Balances at,
December 31, 2000                24,382,228    24,382        300,000      1,551,000    78,788,847
------------------------------------------------------------------------------------------------------
                                  Accumulated
                                other comprehen-         Accumulated
                                sive income (USD)        deficit (USD)     Total (USD)
--------------------------------------------------------------------------------------
Issuance of common stock
for acquisition of Cadent at
USD 5.17 per share                                                         21,714,000

Common stock subscribed
at USD 5.17 per share                                                       1,551,000

Issuance of common stock for
cash at USD 4.50 per share
(net of cost of issuances of
USD 2,110,904)                                                             28,868,254

Issuance of common stock
for finder's fees at USD 4.50
per share                                                                   1,529,077

Common stock warrants
exercised at USD 0.01
per share                                                                       3,604

Common stock warrants
exercised at USD 2.50
per share                                                                     125,000

Common stock warrants
exercised at USD 5.00
per share                                                                     196,875

Common stock warrants
exercised at USD 3.00
per share                                                                     600,000

Issuance of common stock
for acquisition of patent and
services at an average of
USD 5.05 per share                                                            880,500

Common stock options
exercised at USD 1.88 -
USD 3.88 per share                                                            249,314

Compensation related to
fair value of options
granted to non-employees                                                      886,252

Unrealized gain on
marketable securities              504,025                                    504,025

Net loss                                                  (32,945,541)    (32,945,541)
--------------------------------------------------------------------------------------
Balances at,
December 31,2000                   504,025                (51,883,686)     28,984,568
--------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

CARDIAC SCIENCE, INC. - CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Year ended December 31
(USD)                                                         2000            1999           1998
-------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net loss                                              (32,945,541)     (7,719,759)    (4,438,734)
Adjustments to reconcile net loss to net cash used
in operating activities from continuing operations
Loss from discontinued operations                              --              --        101,412
Loss on sale of assets                                         --              --        549,618
Loss in unconsolidated affiliate                               --         115,000             --
Bad debt expense                                          200,000              --             --
Depreciation                                              288,336          78,362         35,114
Amortization of goodwill and other intangibles          1,062,753              --         44,785
Amortization of restricted stock                        1,551,000              --             --
Acquired in process research and development           13,587,026              --             --
Fair value of options granted to non-employees            886,252         166,568         17,862
Expenses paid with common stock                            55,500         421,681        130,000
Changes in operating assets and liabilities,
exclusive of acquisitions
Accounts receivable                                    (2,020,218)       (102,900)            --
Inventory                                              (1,074,302)       (438,592)            --
Prepaid expenses                                         (111,715)        (29,516)            --
Other assets                                              (88,759)       (104,912)            --
Accounts payable and accrued expenses                   1,534,117         464,617        137,505
-------------------------------------------------------------------------------------------------
Net cash used in operating activities from
continuing operations                                 (17,075,551)     (7,149,451)    (3,422,438)
-------------------------------------------------------------------------------------------------
Net cash provided by discontinued operations                   --              --        530,438
-------------------------------------------------------------------------------------------------

Cash flows from investing activities
Purchase of equipment                                  (1,269,816)       (241,917)       (53,218)
(Increase) decrease in other assets                    (1,178,000)             --          4,012
Cash acquired in Cadent acquisition,
net of costs of USD 197,206                                12,468              --             --
Increase in marketable securities                      (4,500,000)             --             --
-------------------------------------------------------------------------------------------------
Net cash used in investing activities                  (6,935,348)       (241,917)       (49,206)
-------------------------------------------------------------------------------------------------

Cash flows from financing activities
Payments on loan payable                                  (37,920)             --             --
Payments on capital lease obligation                      (17,818)             --             --
Proceeds (payment) on bank line of credit                      --        (125,000)       125,000
Payments of note payable to stockholder                        --              --        (70,233)
Proceeds (payment) of note payable                             --        (100,000)       100,000
Proceeds from sale of common stock                     30,979,158      10,730,000      3,600,000
Proceeds from common stock subscribed                          --              --        100,000
Proceeds from exercise of common stock warrants           925,479       2,226,600          2,000
Proceeds from exercise of common stock options            249,314              --             --
Costs of equity issuances                                (452,182)       (685,900)      (229,310)
-------------------------------------------------------------------------------------------------
Net cash provided by financing activities              31,646,031      12,045,700      3,627,457
-------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents               7,635,132       4,654,332        686,251
Cash and cash equivalents at beginning of year          5,901,934       1,247,602        561,351
-------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year               13,537,066       5,901,934      1,247,602
-------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

----------
APPENDICES
----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Organization and Description of the Business

Cardiac Science, Inc. (the "Company") was incorporated on May 20, 1991 to develop, manufacture and market software driven non-invasive (non-surgical) AECD devices to treat persons suffering from or at high risk of life-threatening arrhythmias. The Company has developed proprietary tachyarrhythmia detection and discrimination software technology - RHYTHMx ECD(TM) - designed to be incorporated into external defibrillators. RHYTHMx ECD(TM) technology enables these devices, which are attached prophylactically to hospitalized patients who are determined to be at temporary risk of cardiac arrest, to continuously monitor their heart rhythms, accurately and instantly detect life-threatening ventricular tachyarrhythmias and, when appropriate and without the aid of hospital staff, automatically deliver potentially life-saving defibrillation shocks within seconds to convert a patient's heart back to its normal rhythm.

      In 1997, the Company acquired Innovative Physician Services, Inc. (d.b.a. Diagnostic Monitoring) ("DM") for 500,000 shares of common stock plus a non-interest bearing promissory note in the principal amount of USD 100,000 that was repaid during 1998. The Company sold substantially all of the assets of Diagnostic Monitoring on December 31, 1998 (see Notes 6 and 7).

      On July 1, 2000, the Company acquired Cadent Medical Corporation, a privately held company, for an aggregate of 4,500,000 restricted shares of the Company's common stock (see Note 8).

Note 2 Continued Existence

Additional capital is needed to fulfill the Company's expansion, manufacturing, marketing, research and product development goals. From inception through December 31, 2000, the Company incurred losses of approximately USD 51.9 million. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. Additionally, successful completion of the Company's development program and its transition to attain profitable operations is dependent upon achieving a level of revenues adequate to support the Company's cost structure. The Company anticipates that its current cash balance and liquidation of the marketable securities available for sale will be sufficient to meet the Company's cash requirements into September 2001. Further capital funding will be necessary to sustain growth and viability. In this respect, the Company is currently pursuing an additional equity financing and corporate partnerships. There can be no assurance that any such transactions will be available at terms acceptable to the Company, if at all, or that any financing transaction will not be dilutive to current stockholders or that the Company will have sufficient working capital to fund future operations. If the Company is not able to raise additional funds, it may be required to significantly curtail or cease its operating activities. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

Note 3 Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and of its wholly-owned subsidiaries, Cadent Medical Corporation and Diagnostic Monitoring. All inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company maintained approximately USD 12.7 million of its cash in money market funds with one major financial institution at December 31, 2000.

Marketable securities

The Company has classified its marketable securities as "available-for-sale" as defined under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly the securities are stated at fair value. The unrealized gains or losses, if any, are recorded as a separate component of stockholders' equity until realized.

Inventory

Inventory is stated at the lower of cost (first-in, first-out) or market value. Inventory consists of the following:

                                               December 31,         December 31,
USD                                                    2000                 1999
--------------------------------------------------------------------------------
Raw materials                                            --            1,018,796
Work in process                                          --              245,819
Finished goods                                      248,279              438,592
--------------------------------------------------------------------------------
                                                  1,512,894              438,592
--------------------------------------------------------------------------------

Property and equipment

Property and equipment is carried at cost. Depreciation is provided on the straight-line method over estimated useful lives of three to five years. Repairs and maintenance are expensed as incurred while renewals or betterments are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and related accumulated depreciation and any resulting gain or loss is included in operations.

Intangibles

Intangibles are carried at cost less accumulated amortization that is calculated on a straight-line basis over the estimated useful lives of the assets. Goodwill is being amortized over an estimated useful life of 7 years, patent applications are being amortized over 20 years and another patent is being amortized over 3 years.


86
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                                                                      ----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

Long-lived assets

The Company evaluates the recoverability of its long lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires long-lived assets and certain intangibles held and used by the Company to be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is to be performed at the lowest level at which undiscounted net cash flow can be directly attributable to long-lived assets.

Per share information

The Company has adopted SFAS No. 128, Earnings Per Share. This statement requires the presentation of basic and diluted earnings per share, as defined, on the statement of operations for companies whose capital structure includes convertible securities and options.

      Net loss per share as presented in the accompanying statements of operations is computed based on the weighted average number of common shares outstanding and subscribed. Shares issuable upon exercise of outstanding stock options and warrants are not included since the effects would be anti-dilutive (see Notes 12 and 13).

Revenue recognition

The Company's customers are distributors which sell goods to third party end users. The Company is not contractually obligated to repurchase any inventory from distributors. Revenue is recognized when there is persuasive evidence of an arrangement which states a fixed and determinable price and terms, delivery of the product has occurred in accordance with the terms of the sale, and collectibility of the sale is reasonably assured.

      The Company has adopted Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, with no change to its revenue recognition practices.

Stock-based compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Pro forma disclosures are required for entities that elect to continue to measure compensation cost under the intrinsic method provided by Accounting Principles Board Opinion ("APB") No. 25.

      The Company accounts for stock-based awards to non-employees under the provisions of SFAS No. 123 and Emerging Issues Task Force Abstract ("EITF") 96-18 as applicable.

Income Taxes

The Company follows SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk principally consists of cash, cash equivalents, and trade receivables. The Company invests available cash in money market securities of high credit quality financial institutions.

      In addition to Medtronic Physio-Control, the Company has established a network of international distributors. Sales to Medtronic Physio-Control amounted to approximately 48 percent of total sales for the year 2000 with the balance to international distributors, as compared to 100 percent of sales for the year 1999 (see Note 14 regarding the status of the MPC distribution agreement). At December 31, 2000, approximately 62 percent of the trade accounts receivable before allowances were represented by four customers as compared to 100 percent for one customer for the year ended December 31, 1999. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers, payment history and general economic conditions.

Segment Reporting

The Company has adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise that engages in business activities from which it may earn revenues and incur expenses whose separate financial information is available and is evaluated regularly by the Company's chief operating decision makers, or decision making group, to perform resource allocations and performance assessments.

      The Company's chief operating decision makers are the Executive Management Team which is comprised of the Chief Executive Officer and senior executive officers of the Company. Based on the evaluation of the Company's financial information, management believes that the Company operates in one reportable segment which designs, develops, manufactures and markets the Company's products. The Company operates entirely in the United States. Revenues are attributed to the country to which product is sold. Revenues for the year ended December 31, 2000 consisted primarily of Powerhearts and accessories. During the year ended December 31, 2000, approximately 50 percent of total sales were to


                                                                              87
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----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

customers in the United States and there were no revenues in any individual foreign country over 10 percent of total sales.

Note 4 Property and Equipment

Property and equipment consist of the following:

                                                December 31,        December 31,
USD                                                     2000               1999
--------------------------------------------------------------------------------
Equipment and furniture                            1,893,236            491,818
Leasehold improvements                               228,912             75,608
--------------------------------------------------------------------------------
                                                   2,122,148            567,426
Less: accumulated
depreciation                                        (440,046)          (176,341)
--------------------------------------------------------------------------------
                                                   1,682,102            391,085
--------------------------------------------------------------------------------

Note 5 Intangibles

At December 31, 2000, intangible assets consist of the following:

                                                                             USD
--------------------------------------------------------------------------------
Patents                                                               1,831,360
Goodwill (Note 8)                                                     6,917,211
Assembled workforce (Note 8)                                            327,380
--------------------------------------------------------------------------------
                                                                      9,075,951
Less: accumulated amortization                                       (1,052,880)
--------------------------------------------------------------------------------
Total intangible assets, net of
accumulated amortization                                              8,023,071
--------------------------------------------------------------------------------

Note 6 Other Assets

On December 31, 1998, the Company acquired a 7.7 percent voting interest in Biotel, Inc. ("Biotel", previously Biosensor Corporation) a Minnesota corporation, as consideration for the sale of substantially all of the assets of DM (see Note 7). As a result of recurring losses for the twelve month period ending December 31, 1999, Biotel had a negative net worth and management determined under SFAS No. 121 that this investment of USD 115,000 had been impaired, accordingly the value of this investment was written down to USD 0.

      On December 29, 2000, the Company purchased 1,333,333 shares of common stock of Medical Resources Management, Inc., a Nevada corporation, for an aggregate purchase price of USD 400,000. This purchase represents a 7.8 percent voting interest. The Company accounts for this investment using the cost method of accounting in accordance with APB No. 18.

      On December 18, 2000, the Company entered into a non-binding letter of intent to acquire Inovise Medical, Inc., a privately held Oregon based corporation which potential acquisition was terminated in February 2001. In connection with this proposed transaction, the Company advanced funds for a bridge loan to support working capital requirements. The bridge loan is collateralized by all assets of Inovise, excluding certain receivables from royalty payments, bears interest at 6 percent, is convertible into equity of Inovise and has a term of six months. The amount advanced as of December 31, 2000 was USD 778,000 (USD 252,000 advanced subsequent to December 31, 2000 for a total of USD 1,030,000). The Company intends to convert this note into equity of Inovise under the same terms as Inovise's next equity financing, and has therefore classified such amount as a non-current asset.

Note 7 Discontinued Operations

On December 31, 1998, the Company completed the sale of substantially all of DM's assets to Biotel pursuant to an Agreement for Purchase and Sale of Assets dated December 31, 1998. The Company received, in consideration of the sale, 1,440,000 shares of common stock of Biotel valued at USD 115,000 (Note 6). In addition, Biotel assumed certain liabilities amounting to approximately USD 107,000. The Company recognized a loss of USD 549,618 on the sale of assets, consisting primarily of the unamortized balance of goodwill, as the net book value of the net assets sold exceeded the fair value of the consideration received.

      The Company has presented the operating results of DM as a discontinued operation. Included in the loss from discontinued operations is amortization of goodwill of USD 65,713 for 1998. Operating results from discontinued operations are as follows:

                                                                  Year ended
USD                                                            December 31, 1998
--------------------------------------------------------------------------------
Sales                                                             1,437,499
Cost of sales                                                       941,732
--------------------------------------------------------------------------------
Gross profit                                                        495,767

Operating expenses:
  Research and development                                           20,361
  Selling                                                           373,073
  General and administrative                                        202,145
--------------------------------------------------------------------------------
Loss from discontinued operations                                   (99,812)

Interest income (expense), net                                           --
Loss from discontinued operations
before provision for income taxes                                   (99,812)
Provision for income taxes                                            1,600
--------------------------------------------------------------------------------
Net loss from discontinued operations                              (101,412)
--------------------------------------------------------------------------------

Note 8 Acquisition of Cadent Medical Corporation

On July 1, 2000 the Company acquired Cadent Medical Corporation, a privately-held company. As consideration, the Cadent shareholders received an aggregate of 4,499,964 shares of restricted common stock of the Company, 420,000 shares of which are being held in escrow pursuant to an escrow agreement, and 300,000 shares of which shall be issued to certain employees and consultants of Cadent on or about January 2, 2001 or shall be added to the shares being held in escrow. These escrow shares are the sole and exclusive remedy for any losses incurred by the Company for any breach of representation or warranty by Cadent. These shares shall be released from escrow on June 30, 2001 providing that all claims, if any, have been resolved.

      The acquisition was accounted for as a purchase under APB No. 16. In accordance with APB No. 16, the Company allocated the purchase price of Cadent based


88
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                                                                      ----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

on the fair value of the assets acquired and liabilities assumed. Portions of the purchase price, including intangible assets, were identified by an independent appraiser. These intangible assets include approximately USD 13.6 million for acquired in-process research and development ("IPR&D") which was expensed in the quarter ending September 30, 2000. Other acquired intangibles include patent applications and the assembled workforce, together valued at approximately USD 1.3 million. The patent applications are being amortized over an estimated life of 20 years while the assembled work-force is being amortized over six months. Goodwill resulting from the Cadent acquisition of approximately USD 6.9 million is being amortized over an estimated life of seven years.

      Significant portions of the Cadent acquisition were identified as intangible assets. Valuation techniques were employed that reflect recent guidance from the Securities and Exchange Commission on approaches and procedures to be followed in developing allocations to IPR&D. At the date of acquisition, technological feasibility of the IPR&D project had not been reached and the technology had no alternative future uses. Accordingly, the Company expensed the portion of the purchase price allocated to IPR&D in accordance with generally accepted accounting principles.

      IPR&D is comprised of technological development efforts aimed at developing a fully automatic external Personal Wearable Defibrillator consisting of a belt-worn monitoring and control device with disposable electrodes. The amount of the acquisition consideration allocated to IPR&D was determined by estimating the stage of completion of the IPR&D project at the date of the acquisition, estimating cash flows resulting from the future research and development and release of products employing this technology and discounting the net cash flows back to their present values.

      The estimated stage of completion for the project was approximately 75.5 percent as of the acquisition date. As of that date, the estimated remaining costs to bring the project under development to technological feasibility and to regulatory approval was approximately USD 5 million. The cash flow estimates from sales of products incorporating this technology commence in the year 2002, with revenues increasing for the first seven years, followed by declines in subsequent periods as other new products are expected to be introduced.

      The cash flows from revenues forecasted in each period are reduced by related expenses, capital expenditures, the cost of working capital, and taxes to estimate after-tax earnings from the technology. The discount rate applied to the technology's net cash flows was 27.0 percent. This discount rate reflects a "risk premium" of 7 percent over the estimated weighted average cost of capital of 20 percent computed for the Company.

      As discussed above, a portion of the Cadent acquisition consideration was allocated to identifiable intangibles. The identifiable intangibles consist primarily of patent applications and the assembled workforce. As with the IPR&D, the fair value for these identifiable intangibles was valued using the future income approach.

      The components of the purchase price and allocation are as follows:

                                                                             USD
--------------------------------------------------------------------------------
Purchase price:                                                            Value
  Stock consideration                                                 21,714,000
  Plus: Assumed liabilities                                              427,104
    Acquisition costs                                                    197,206
--------------------------------------------------------------------------------
Total consideration                                                   22,338,310
--------------------------------------------------------------------------------

Allocation of purchase price:
  Current assets                                                         242,140
  Property & equipment, net                                              225,521
  Other assets                                                            32,672
  In process research & development                                   13,587,026
  Goodwill                                                             6,917,211
  Other intangibles                                                    1,333,740
--------------------------------------------------------------------------------
Total purchase price                                                  22,338,310
--------------------------------------------------------------------------------

The remaining 300,000 shares to be distributed to employees and consultants of Cadent on or about January 2, 2001, were valued at USD 1,551,000 or USD 5.17 per share and were recorded as common stock subscribed on the accompanying consolidated balance sheet with the offsetting debit recorded as restricted stock which is being amortized over six months beginning July 1, 2000. Accordingly, USD 1,551,000 was expensed for the year ended December 31, 2000.

      The following unaudited pro forma data summarizes the results of operations for the periods indicated as if the Cadent acquisition had been completed as of the beginning of the periods presented. The pro forma data gives effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of amortization of intangibles and in process research and development.

                                             December 31,           December 31,
USD                                                  2000                   1999
--------------------------------------------------------------------------------
Revenues                                        4,242,311                02,900
Net loss                                      (36,802,534)          (32,624,131)
Net loss per share
(basic and diluted)                                 (1.81)                (2.40)
--------------------------------------------------------------------------------

Note 9 Notes Payable

In July 1998, Cadent entered into an equipment loan agreement under which Cadent borrowed USD 300,199 to finance previously purchased property and equipment. The Company assumed the outstanding loan balance as part of the acquisition of Cadent. Borrowings under the loan are collateralized by the financed property and equipment with a net book value of USD 267,340. The loan is to be repaid over a 48-month period commencing on July 10, 1998 and bears interest at a rate of 9.8 percent. The balance of the loan was USD 127,986 at December 31, 2000.


                                                                              89
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----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

Note 10 Commitments and Contingencies

Capital Leases

The Company leases office equipment under capital lease agreements, which expire during fiscal 2005. Future minimum lease payments under these capital lease obligations for the years ending December 31 are as follows:

                                                                             USD
--------------------------------------------------------------------------------
2001                                                                     71,726
2002                                                                     71,726
2003                                                                     66,189
2004                                                                     33,471
2005                                                                      3,271
--------------------------------------------------------------------------------
                                                                        246,383
Less: interest                                                          (50,961)
--------------------------------------------------------------------------------
                                                                        195,422
--------------------------------------------------------------------------------

Operating Leases

The Company leases office space and equipment under the terms of operating lease agreements. Total rent expense for the years ended December 31, 2000, 1999 and 1998 was USD 302,814, USD 91,676 and USD 65,082, respectively. The minimum lease payments under the terms of these lease agreements for the years ending December 31 are as follows:

                                                                             USD
--------------------------------------------------------------------------------
2001                                                                     191,017
2002                                                                     198,658
2003                                                                     206,607
2004                                                                     196,341
--------------------------------------------------------------------------------
                                                                         792,623
--------------------------------------------------------------------------------

In connection with the Company's facility lease, the Company issued a letter of credit in the amount of USD 80,000 as collateral for tenant improvements provided by the lessor. The letter of credit is secured by a certificate of deposit in the amount of USD 80,000 that matures in December 2001. The letter of credit reduces to USD 40,000 at December 31, 2000 and expires on December 31, 2001.

Note 11 Income Taxes

The Company's provision for income tax represents the current state minimum taxes. There is no deferred income tax provision due to the valuation allowance.

      The temporary differences which give rise to the deferred tax provision (benefit) consist of the following for the years ended December 31:

USD                                       2000             1999             1998
--------------------------------------------------------------------------------
Property and
equipment                              33,124            6,301           (3,273)
Capitalized costs                    (962,370)        (227,375)        (124,181)
Accrued liabilities                   (33,868)         (24,979)         (10,429)
Allowance for
doubtful accounts                     (85,680)              --            6,866
Inventory reserve                          --               --            4,284
State income taxes                       (544)             272             (272)
Tax credit carry-
forwards                             (753,312)        (125,861)           1,247
Stock options                        (308,312)         (79,010)              --
Restricted stock                     (664,448)              --               --
Other                                 (53,342)              --               --
Net operating loss
carryforwards                     (13,386,320)      (2,740,387)      (1,330,753)
--------------------------------------------------------------------------------
                                  (16,215,072)      (3,191,039)      (1,456,511)
Valuation
allowance                          16,215,072        3,191,039        1,456,511
--------------------------------------------------------------------------------
                                            0                0                0
--------------------------------------------------------------------------------

The temporary differences which give rise to deferred income tax assets and liabilities at December 31 are as follows:

USD                                                      2000               1999
--------------------------------------------------------------------------------
Property and equipment                               (34,446)            (1,322)
Allowance for doubtful accounts                       85,680                 --
Capitalized costs                                  1,412,328            449,958
Accrued liabilities                                   70,294             36,426
State income taxes                                     1,088                544
Tax credit carryforwards                           1,076,540            323,228
Stock options                                        387,322             79,010
Restricted stock                                     664,448                 --
Other                                                 53,342                 --
Net operating loss carry-
forwards                                          19,870,848          6,484,528
--------------------------------------------------------------------------------
                                                  23,587,444          7,372,372
Valuation allowance                              (23,587,444)        (7,372,372)
--------------------------------------------------------------------------------
                                                           0                  0
--------------------------------------------------------------------------------

The provision for income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31 as follows:

                                                 2000         1999         1998
--------------------------------------------------------------------------------
Statutory regular federal
income tax rate                                (34.0%)      (34.0%)      (34.0%)
Non-deductible
expenses                                        15.0          0.1          5.0
State income taxes                                --          0.1          0.1
Tax credits                                       --         (1.3)        (0.3)
Change in valuation
allowance                                       19.0         35.1         29.3
--------------------------------------------------------------------------------
                                                 0.0%         0.0%         0.1%
--------------------------------------------------------------------------------


90
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                                                                      ----------
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                                                                      ----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

As of December 31, 2000, the Company has research and experimentation credit carryforwards for federal and state purposes of approximately USD 512,000 and USD 243,000, respectively. These credits begin to expire in 2010 for federal and state purposes. The Company also has approximately USD 51,797,000 and USD 25,565,000 of federal and state net operating loss carry-forwards which will begin to expire in 2006 and 2001, respectively.

      The utilization of net operating loss and tax credit carryforwards may be limited under the provisions of Internal Revenue Code Sections 382 and 1503 and similar state provisions.

Note 12 Stock Options

1997 Stock Option/Stock Issuance Plan

In May 1998, the Company's 1997 Stock Option/Stock Issuance was approved by stockholders at the Annual Meeting of Stockholders. All outstanding stock options under the Company's 1991 Stock Option Plan and 1993 Stock Option Plan were exchanged for stock options in the 1997 Plan. The 1997 Plan provides for the granting of stock options intended to qualify as incentive stock options and stock options not intended to qualify as incentive stock options ("non-statutory options") to employees of the Company, including officers, and non-statutory stock options to employees, including officers and directors of the Company, as well as to certain consultants and advisors.

      The 1997 Plan is administered by a compensation committee which is comprised of three members appointed by the Company's Board of Directors. The compensation committee may grant options to any officers, directors or key employees of the Company or its subsidiaries and to any other individuals whose participation in the 1997 Plan the compensation committee determines is in the Company's best interest. Up to 2,805,000 shares of common stock may be issued under the 1997 Plan, subject to adjustment upon the occurrence of certain events, including, but not limited to, stock dividends, stock splits, combinations, mergers, consolidations, reorganizations, reclassifications, exchanges, or other capital adjustments. The 1997 Plan limits to USD 100,000 the fair market value (determined at the time the option is granted) of the common stock with respect to which incentive stock options are first exercisable by any individual employee during any calendar year.

      The 1997 Plan incorporates the federal tax law requirements for incentive stock options. Among other such requirements, the per share exercise price of an incentive stock option granted under the 1997 Plan must not be less than 100 percent of the fair market value of a share of the common stock on the date of grant and the option may not be exercised more than 10 years after its grant date. If an incentive stock option is granted to an employee owning more than 10 percent of the total combined voting power of all classes of stock of the Company, the exercise price may not be less than 110 percent of such fair market value and the option may not be exercised more than five years after its grant date. Option grants under the 1997 Plan generally vest over a period of four years.

      Outstanding options may be terminated or accelerated in the event of certain corporate acquisitions or other change of control events. An option granted under the 1997 Plan will not be assignable or transferable by the grantee other than by will or the laws of inheritance, except that a non-statutory option will be transferable by the grantee pursuant to a qualified domestic relations order as defined in the Code, Title I of the Employee Retirement Income Security Act or the rules thereunder. Other vesting, termination and payment provisions for incentive and non-statutory options may be determined by the compensation committee.

      Stock option activity under the stock option plan is summarized as follows:

                                                Year ended December 31
                                          2000              1999            1998
--------------------------------------------------------------------------------
Outstanding,
beginning of year                   1,305,000           704,892          33,688
Granted                             1,884,033           632,308         739,892
Exercised                            (118,955)               --              --
Canceled                             (384,033)          (32,200)        (68,688)
--------------------------------------------------------------------------------
Outstanding,
end of year                         2,686,045         1,305,000         704,892
--------------------------------------------------------------------------------
Exercisable,
end of year                           841,783           327,433         134,946
--------------------------------------------------------------------------------

As of the end of
the year:
  Option price
  per share (USD)                   1.88-6.00         1.88-3.88        1.88-2.00

Weighted average
option price per
share (USD)                              3.77              2.32            1.99
--------------------------------------------------------------------------------

At December 31, 2000, there were no shares reserved or available for issuance under the 1997 Plan. The weighted average remaining contractual life as of December 31, 2000 is approximately 106 months.

      For stock options granted in 2000, 1999 and 1998 to non-employees (consultants), the Company has recognized compensation cost of USD 886,252, USD 166,568 and USD 17,862, respectively, using a Black-Scholes option pricing model.

Pro Forma Effect of Stock-Based Compensation

In calculating pro forma information as required by SFAS No. 123, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for the options on the Company's common stock for the years ended December 31, 2000, 1999 and 1998: risk free interest rate with a range of 4.1 percent to 6.85 percent; dividend yield of 0 percent; volatility of the expected market prices of the Company's common stock of 65.0 percent, 67.0 percent and 61.4 percent, respectively, and expected life of the options of 4 years.


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----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

      For purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share information):

                                                    Year ended December 31
                                                2000          1999          1998
--------------------------------------------------------------------------------
Pro forma net loss                          (33,936)       (8,000)       (4,573)
Pro forma net loss
per share                                     (1.88)        (0.88)        (0.84)
--------------------------------------------------------------------------------

Note 13 Warrants

Historically the Company has granted warrants in connection with fund raising activities and as consideration for certain services. Warrants to purchase 1,203,601 shares of common stock were outstanding and exercisable at December 31, 2000. A summary follows:

                Number of         Per share exer-                Expiration
Grant date       warrants         cise price (USD)                  date
--------------------------------------------------------------------------------
1992             156,101               4.57                         2002
1994             500,000               0.01                         2004
1996              17,500               2.00                         2001
1997              80,000               2.25                         2007
1998              50,000               2.00                         2001
1999             400,000               5.00                         2002
--------------------------------------------------------------------------------
Total          1,203,601
--------------------------------------------------------------------------------

Note 14 Distribution and License Agreement

In December 1998, the Company entered into a five-year exclusive distribution and licensing agreement with Medtronic Physio-Control ("MPC"), a subsidiary of Medtronic, Inc. ("Medtronic"). Under the original agreement, MPC had the exclusive right to market the Powerheart in the United States and Canada. In May 1999, the agreement was expanded to include the United Kingdom, Germany, France, and certain Scandinavian countries. Subsequent to December 31, 2000, MPC provided the Company with notice that, among other things, that the planned acquisition of Survivalink (see Note 16), a significant competitor of MPC, places MPC at substantial risk of violating restrictions placed on Medtronic by the Federal Trade Commission in connection with Medtronic's acquisition of Physio-Control. MPC believes these restrictions, among other things, directly impact MPC's ability to continue its relationship with Cardiac Science. MPC has stated that in light of such fact, it believes it to be in the best interests of the parties to terminate the agreement. The Company is currently in discussions with MPC regarding the nature and extent, if any, of a commercial relationship going forward, and expects to reach a definitive conclusion within the next several months. In the meantime, the Company is expanding its sales force to 15 sales representatives and seven clinical support people in order to market the Powerheart directly to hospitals.

      Pursuant to the agreement, MPC was granted warrants to purchase 200,000 shares of common stock at USD 3.00 per share. These warrants were assigned a fair value of USD 49,380 determined using a Black-Scholes model, and recorded as an other asset to be amortized over the five-year life of the Distribution and License Agreement. All 200,000 warrants were exercised in November 2000. MPC will also receive warrants to purchase an additional 200,000 shares of common stock at USD 3.00 per share upon the sale of the 1,000th unit by MPC. Through December 31, 2000 these additional warrants were not earned or issued.

Note 15 Development and License Agreement

In December 1999, the Company entered into an exclusive license and development agreement with HeartSine Technologies, Inc. ("Heartsine") to utilize HeartSine's biphasic defibrillation waveform technology in the Company's in-hospital defibrillation products. HeartSine is a privately held research and development firm with its primary operations in Northern Ireland. Pursuant to the agreement, the Company could have paid to HeartSine a total of USD 650,000 upon the attainment of agreed upon milestones. During 2000 the Company terminated the development portion of the agreement and therefore there are no additional development fees to be earned by Heartsine. Included in the amount of USD 650,000 was a one time license fee of USD 250,000 which was paid in December 1999 and included in research and development expense for the year ended December 31, 1999.

Note 16 Subsequent Events

In January 2001, the Company tendered an offer to acquire all of the outstanding shares of Artema Medical AB of Stockholm, Sweden, a manufacturer of patient monitors and external cardiac defibrillator devices. Artema's stock is publicly traded on Stockholmsborsen O-List (Symbol: ARTM). As consideration, the Company will issue shares of its common stock valued at approximately USD 18 million for all of the issued and outstanding shares of Artema. Although the final exchange ratio of Cardiac Science shares issued in the transaction will be based on a trailing 10-day average price of Cardiac stock, the transaction is subject to a "collar", pursuant to which the number of Cardiac shares issued as consideration in the transaction may not be less than 3,333,333 nor more than 4,444,444. The Company's offer is conditional upon the tender of more than 90 percent of the issued and outstanding shares of Artema and receiving all required Swedish and U.S. regulatory approvals. The transaction is anticipated to close in June 2001.

      In February 2001, the Company agreed to acquire Survivalink Corporation, a privately held Minneapolis-based company that is a provider of Automated External Defibrillators. As consideration for the transaction, the Company will pay USD 35.5 million in cash and USD 35.5 million in shares of its common stock to Survivalink shareholders for a total purchase price of USD 71 million. The acquisition is anticipated to close in June 2001.

      Both of these acquisitions, if consummated, will be accounted for under the purchase method of accounting and no adjustments have been made in the December 31, 2000 consolidated financial statements for these transactions.

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

       APPENDIX 1 - EXCERPTS FROM FINANCIAL STATEMENTS OF CARDIAC SCIENCE

Note 17 Supplemental cash flow disclosures

USD                                                                 2000        1999        1998
------------------------------------------------------------------------------------------------
Cash paid during the year for:
  Income taxes                                                     1,600       1,600       1,600
  Interest                                                        39,159      20,903      27,038
Supplemental schedule of noncash investing
and financing activities:
  Costs of equity issuances paid with common stock             1,529,077     679,680
  Exchange of common stock subscribed for common stock                       100,000
  Purchase of equipment with a capital lease                      84,016     109,820      19,414
  Costs of equity issuances not yet paid                         139,518     290,395     261,335
  Costs of equity issuances associated with fair value of
  warrants issued                                                            662,130     339,251
Acquisition of Cadent:
  Fair value of noncash tangible assets acquired                 290,659
  Liabilities assumed and incurred                              (624,310)
  Intangible assets                                            8,250,951
  Acquired in process research and development                13,587,026
  Fair value of stock consideration                          (21,714,000)
                                                             -----------
Cash acquired                                                   (209,674)
                                                             -----------
Sale of net assets of DM:
Fair value of assets sold                                                               (222,172)
  Liabilities assumed by purchaser                                                       107,172
  Fair value of stock received                                                           115,000
                                                                                        --------
Cash received                                                                                  0
                                                                                        --------

----------
APPENDICES
----------

          APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA(1)

INCOME STATEMENTS

                                                                        Years ending December 31
                                                                      Group               Parent Company
(SEK thousands)                                      Note        2000         1999        2000        1999
----------------------------------------------------------------------------------------------------------
Net sales                                               2     262,228      168,161      30,991      25,032
Other operating income                                  3         182          298          --          --
----------------------------------------------------------------------------------------------------------
Total revenue                                                 262,410      168,459      30,991      25,032

Operating expenses
Raw materials, consumables and goods for resale         4    (140,781)     (81,413)    (18,671)    (15,186)
Other external costs                                    5     (37,932)     (50,982)    (11,188)    (14,411)
Personnel costs                                         1     (78,362)     (86,719)    (21,228)    (19,254)
Depreciation and amortization of tangible and
intangible fixed assets                                 6      (6,427)      (7,010)     (1,450)     (1,498)
Items affecting comparability                           7          --      (17,584)         --      (5,208)
Utlized restructuring reserve                          26          --       12,376          --          --
Other operating expenses                                8        (122)        (160)       (122)       (160)
Share in result of associated companies                21       2,085          150          --          --
----------------------------------------------------------------------------------------------------------
Operating result                                                  871      (62,883)    (21,668)    (30,685)

Result from financial investments
Result from shares in Group companies                   9          --           --          --      (1,865)
Result from securities and receivables
accounted for as fixed assets                          10      (2,100)      (2,372)     (5,030)     (2,372)
Other interest income and similar profit/loss items    11       3,887        2,312       4,452       2,557
Interest expenses and similar profit/loss items        12      (1,142)      (1,659)       (146)       (162)
----------------------------------------------------------------------------------------------------------
Result after financial items                                    1,516      (64,602)    (22,392)    (32,527)

Year-end appropriations                                13          --           --          --         774
----------------------------------------------------------------------------------------------------------
Result before taxes                                             1,516      (64,602)    (22,392)    (31,753)

Taxes on result for the year                           14          --       (3,992)         --          --
----------------------------------------------------------------------------------------------------------
Net result for the year                                         1,516      (68,594)    (22,392)    (31,753)
----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) "Parent Company" or "Company" refers to Artema Medical AB (publ) and "Group" refers to Artema Medical AB (publ) with subsidiaries.

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

BALANCE SHEETS

                                                                At December 31
                                                          Group           Parent Company
(SEK thousands)                           Note       2000       1999       2000       1999
------------------------------------------------------------------------------------------
ASSETS
Fixed assets
Intangible fixed assets
Patents, trade marks and similar rights     15         --          3         --          3
------------------------------------------------------------------------------------------
Total intangible fixed assets                          --          3         --          3

Tangible fixed assets
Buildings and land                          16     17,279     17,271         --         --
Machinery and other technical facilities    17      6,890      7,201         --         --
Equipment, tools and installations          18      8,065     11,920      3,660      3,883
------------------------------------------------------------------------------------------
Total tangible fixed assets                        32,234     36,392      3,660      3,883

Financial fixed assets
Shares in Group companies                   19         --         --     46,310     46,310
Due from Group companies                    20         --         --     52,468     56,064
Shares in associated companies              21      8,992      6,660         --         --
Deferred tax claim                          22         --         --         --         --
Other long-term receivables                 23         22         25         22         25
------------------------------------------------------------------------------------------
Total financial fixed assets                        9,014      6,685     98,800    102,399
------------------------------------------------------------------------------------------
Total fixed assets                                 41,248     43,080    102,460    106,285

Current assets
Inventories
Raw materials and consumables                      18,644     14,493         --         --
Work in progress                                    5,809      5,422         --         --
Finished products and goods for resale             13,241     19,162      5,491      5,414
------------------------------------------------------------------------------------------
Total inventories                                  37,694     39,077      5,491      5,414

Current receivables
Accounts receivable                                51,451     28,368      3,396      1,550
Due from Group companies                               --         --      2,366      5,985
Due from associated companies                          --         --         --         --
Tax claims                                            301        309        301        309
Other receivables                                   3,286      2,809        617      1,772
Prepaid expenses and accrued income         24      1,556      1,561        663        852
------------------------------------------------------------------------------------------
Total current receivables                          56,594     33,047      7,343     10,468

Cash and deposits                                  15,527      7,988     10,600         37
------------------------------------------------------------------------------------------
Total current assets                              109,815     80,112     23,434     15,919
------------------------------------------------------------------------------------------
Total assets                                      151,063    123,192    125,894    122,204
------------------------------------------------------------------------------------------

----------
APPENDICES
----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

Balance sheet cont.

                                                                          At December 31
                                                                  Group                Parent Company
(SEK thousands)                                  Note        2000         1999         2000         1999
--------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY AND LIABILITIES
Equity                                            25
Restricted equity
Share capital                                              15,236        9,158       15,236        9,158
Share premium reserve                                          --           --      137,827      101,627
Restricted reserves                                       146,606      111,712        8,781        8,781
--------------------------------------------------------------------------------------------------------
Total restricted equity                                   161,842      120,870      161,844      119,566

Non-restricted equity
Non-restricted reserves                                   (78,268)     (11,594)     (25,521)       6,232
Net result for the year                                     1,516      (68,594)     (22,392)     (31,753)
--------------------------------------------------------------------------------------------------------
Total non-restricted equity                               (76,752)     (80,188)     (47,913)     (25,521)
--------------------------------------------------------------------------------------------------------
Total shareholders' equity                                 85,090       40,682      113,931       94,045

Provisions
Restructuring reserve                              26          --           --           --           --
Other provisions                                   27       5,844        6,680        4,238        5,208
--------------------------------------------------------------------------------------------------------
Total provisions                                            5,844        6,680        4,238        5,208

Long-term liabilities
Mortgage loans                                  29,31       2,539        3,102           --           --
Committed credit facility                       28,29       7,461        7,699           --        4,399
Due to Group companies                                         --           --           50           50
Other liabilities                                           2,450        3,450           --           --
--------------------------------------------------------------------------------------------------------
Total long-term liabilities                                12,450       14,252           50        4,449

Current liabilities
Advance payments from customers                               569        3,043           --        1,500
Accounts payable                                           26,124       26,146        3,296        5,314
Liabilities to Group companies                                 --           --           --          272
Liabilities to associated companies                           643           --           --           --
Tax liabilities                                                --           --           --           --
Other liabilities                                           2,915       16,263          551        7,672
Accrued expenses and prepaid income                30      17,428       16,126        3,828        3,744
--------------------------------------------------------------------------------------------------------
Total current liabilities                                  47,679       61,579        7,675       18,502
--------------------------------------------------------------------------------------------------------
Total shareholders' equity and liabilities                151,063      123,192      125,894      122,204
--------------------------------------------------------------------------------------------------------

Pledged assets and contingent liabilities
Pledged assets
For own liabilities and provisions
Real estate mortgages                                      13,482       13,453           --           --
Corporate mortgages                                        35,500       35,500       35,500       35,500
Bank accounts                                              10,456        7,044           --           --
Other pledged assets                                        3,835        1,500           --        1,500
--------------------------------------------------------------------------------------------------------
Total pledged assets                                       63,273       57,497       35,500       37,000

Contingent liabilities
Guaranties on behalf of Group companies                        --           --        7,729           --
Guaranties on behalf of associated companies                   --        2,300           --           --
Guaranties, others                                          7,955           --          226           --
Discounted bills of exchange                                4,073        4,647           --           --
--------------------------------------------------------------------------------------------------------
Total contingent liabilities                               12,028        6,947        7,955           --
--------------------------------------------------------------------------------------------------------

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

CASH FLOW STATEMENTS

                                                                            Years ending December 31
                                                                         Group              Parent Company
(SEK thousands)                                      Note            2000        1999        2000        1999
-------------------------------------------------------------------------------------------------------------
From operations                                        32
Result after financial items                                        1,516     (64,602)    (22,392)    (32,527)
Depreciation, amortization and write-off                            6,644       7,595       3,410       3,363
Adjustment for items not included in the cash flow                 (3,379)     (7,284)      2,100       7,580
Taxes                                                                  --        (283)         --        (283)
-------------------------------------------------------------------------------------------------------------
Cash flow from operations
before change in working capital                                    4,781     (64,574)    (16,882)    (21,867)

Cash flow from change in working capital
Increase/decrease in inventories                                   (4,096)      3,093         (77)        415
Increase/decrease in current receivables                          (13,086)      9,135       3,125      (2,599)
Increase/decrease in current liabilities                           (3,678)     15,073      (3,827)      5,710
-------------------------------------------------------------------------------------------------------------
Cash flow from change in working capital                          (20,860)     27,301        (779)      3,526

Cash flow from operations                                         (16,079)    (37,273)    (17,661)    (18,341)

Investments
Sales of subsidiaries                                              (2,676)         --          --          --
Investments in tangible fixed assets                               (2,286)    (10,633)     (1,224)     (3,312)
Sale of tangible fixed assets                                          --         (12)         --          --
Investment of financial fixed assets                               (1,449)       (140)     (1,431)    (46,284)
-------------------------------------------------------------------------------------------------------------
Cash flow from investments                                         (6,412)    (10,785)     (2,655)    (49,596)

Financial activities
New issue of shares                                                35,278      27,673      35,278      27,673
New loans                                                              --          --          --       4,399
Amortization of loans                                              (5,385)    (10,390)     (4,399)         --
-------------------------------------------------------------------------------------------------------------
Cash flow from financial activities                                29,893      17,283      30,879      32,072

Cash flow                                                           7,403     (30,775)     10,563     (35,865)

Liquid assets in the beginning of the year                          7,988      39,082          37      35,902
Translation differences for the year                                  136        (319)         --          --
-------------------------------------------------------------------------------------------------------------
Liquid assets at the end of the year                               15,527       7,988      10,600          37
-------------------------------------------------------------------------------------------------------------

----------
APPENDICES
----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

ACCOUNTING PRINCIPLES

General accounting principles

The annual report is prepared in accordance with the Annual Accounts Act and the recommendations of the Swedish Financial Accounting Standards Council. The principles are unchanged from the preceding year.

Valuation principles, etc.

Assets and liabilities are valued at cost unless otherwise stated below.

Research and development costs

Costs for research and development are expensed as incurred.

Warranty costs

The cost of goods sold includes estimated values, based on historical data, for the cost of product warranties.

Taxes

The Group's total tax expense consists of current tax and deferred tax. Deferred tax of 28 percent is computed on untaxed reserves in Sweden. For the acquisition of Artema Monitoring Emergency Care A/S in Denmark, deferred tax of 34 percent is computed on the restructuring reserve.

Items affecting comparability

Recommendation number 4 of the Swedish Financial Accounting Standards Council is applied, whereby transactions of significant importance are specified at each level of the income statements. Examples of such events and transactions are capital gains/losses on the sale of operating units and significant fixed assets, write-downs and restructuring costs.

Hedging of commercial flows

The result of translation differences on hedging of contracted future currency flows affect the income statements during the same period as the underlying flow.

Inventories

Inventories are reported at the lower of cost and market value according to the first-in first-out principle (FIFO). Risks for obsolescence have been accounted for.

The costs of in-house manufactured work-in-progress and finished goods consist of acquisition costs, direct manufacturing costs as well as a reasonable mark-up for indirect manufacturing costs.

Receivables

Receivables are individually assessed and reported at the amount that they are expected to be received.

Receivables and liabilities in foreign currency

Receivables and liabilities in foreign currency are translated at the rate of exchange prevailing at year-end in accordance with recommendation number 8 of the Swedish Financial Accounting Standards Council. Exchange rate differences on current receivables and liabilities are included in the operating result, while differences on financial receivables and liabilities are reported among financial items. To the extent that receivables and liabilities in foreign currency have been hedged by forward contracts, they are converted at the forward rate.

Depreciation of fixed assets

Depreciation and amortization are based on the acquisition cost of the respective asset and its estimated economic life. In the event of permanent loss of value, assets are written down accordingly.

      The following depreciation and amortization periods are applied:

                                                                          Parent
                                                            Group        Company
--------------------------------------------------------------------------------
Intangible fixed assets
Patents                                                   5 years        5 years

Tangible fixed assets
Buildings                                                50 years             --
Machinery and other
technical facilities                                    3-5 years             --
Equipment, tools and
installations                                           3-5 years      3-5 years
--------------------------------------------------------------------------------

The difference between the above described depreciation according to plan and amortization for tax purposes, is reported by the individual companies as accumulated excess depreciation and amortization, which is included in untaxed reserves.

Leasing

Operative leases exist in the Group. In the income statement, the leasing fee is distributed over the years based on usage, which may differ from the leasing fees actually paid during the current year. Assets financed through so called financial leasing are reported among fixed assets and the corresponding liability among liabilities. In the income statement the leasing costs are divided into depreciation and interest costs.

Consolidated accounting

The consolidated financial accounts are prepared according to the Swedish Financial Accounting Standards Council's recommendation number 1:96. The Company applies the purchase method of accounting, which means that the Group's costs of shares in acquired subsidiaries are eliminated against the equity in such subsidiaries.

----------
APPENDICES
----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

Associated companies

Holdings of shares in associated companies, in which the Group owns a minimum of 20 percent and a maximum of 50 percent of the votes, or otherwise has a controlling interest in operational and financial management, are normally accounted for according to the equity method. The equity method means that the book value in the Group of shares in associated companies corresponds to the Group's share of the associated company's equity, and any residual surplus and deficit values in the Group. The Group's share of the associated company's profit after financial items, adjusted for any depreciation or reversal of acquired surplus values or deficits, respectively, is reported in the consolidated income statement as "Share in result of associated companies". Shares in profit generated after the acquisition of associated companies, not yet realized via payment of dividends, are allocated to the equity method reserve, which is a part of the Group's restricted equity.

Translation of foreign subsidiaries

The accounts of foreign subsidiaries have been translated according to the current method, whereby all assets, provisions and other liabilities are translated at the year-end rate of exchange, and all items in the income statement are translated at the average rate of exchange for the year. Any translation differences arising are carried directly to equity.

Information about the period's acquisitions and divestments

In early 2000, Artema GmbH and the operations conducted in Artema Monitoring and Emergency Care A/S's branch Artema Norway NUF, were divested. At mid-year 2000 Artema UK Ltd. was divested.

----------
APPENDICES
----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

NOTES

(Amounts in SEK thousands, if not stated otherwise)

Note 1 Employees and personnel costs
                                               Of which                 Of which
Average number of employees            2000      men, %         1999      men, %
--------------------------------------------------------------------------------
Parent Company
Sweden                                   29          82           29          87
--------------------------------------------------------------------------------
Parent Company total                     29          82           29          87

Subsidiaries
Denmark                                 141          49          161          52
England                                   7          85           18          65
Germany                                  --          --           11          82
--------------------------------------------------------------------------------
Subsidiary total                        148          51          190          55
--------------------------------------------------------------------------------
Group total                             177          56          219          59
--------------------------------------------------------------------------------

Wages, salaries, other compensation and social benefits

                                     2000         2000             1999        1999
                                   Wages,                        Wages,
                             salaries and       Social     salaries and      Social
                             compensation     benefits     compensation    benefits
-----------------------------------------------------------------------------------
Parent Company                     13,546        7,127           12,444       6,041
  (of which pension costs)1)           --       (2,472)              --      (1,886)
Subsidiaries                       55,648        3,356           68,042       2,692
  (of which pension costs)             --       (1,564)              --        (681)
-----------------------------------------------------------------------------------
Group total                        69,194       10,483           80,486       8,733
  (of which pension costs)2)           --       (4,036)              --      (2,567)

1) 287 (280) of the Parent Company's pension costs refer to Board of Directors and President. The Parent Company has no outstanding pension commitments.
2) 303 (280) of the Group's pension costs refer to Board of Directors and President. The Group has no outstanding pension commitments.

Wages, salaries, other compensation by country

                                            2000             2000                    1999              1999
                              Board of Directors             Other     Borad of Directors             Other
                                   and President         employees          and President         employees
-----------------------------------------------------------------------------------------------------------
Parent Company
Sweden                                     1,637            11,909                  1,883            10,561
-----------------------------------------------------------------------------------------------------------
Parent Company total                       1,637            11,909                  1,883            10,561

Subsidiaries abroad
Denmark                                    2,332            50,920                  1,085            58,067
England                                      305             2,091                    683             4,636
Germany                                       --                --                    814             2,757
-----------------------------------------------------------------------------------------------------------
Subsidiaries total                         2,637            53,011                  2,582            65,460
-----------------------------------------------------------------------------------------------------------
Group total                                4,274            64,920                  4,465            76,021
(of which bonus etc)                        (405)              (--)                   (--)              (--)
-----------------------------------------------------------------------------------------------------------

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

Severance pay and pension

The President's period of notice for termination on the initiative of the Company is 12 months, and 6 months for termination on the initiative of the President. The retirement age for the President is 65. The period of notice for other certain members of senior management is up to 12 months for termination on the initiative of the Company.

Remuneration to the Board and President

Salaries and other remuneration to the President amounted to 1,357 (1,721) and to the Chairman of the Board of Directors to 73 (55). In addition, a remuneration of 1,579 has been paid out to the former President. Loans to members of senior management do not exist.

Note 2 Net sales by geographic market

                                                        2000                1999
--------------------------------------------------------------------------------
Group
Europe                                               116,619             142,712
North America                                         12,077               9,989
South America                                          2,519               4,388
Asia, other                                          131,013              11,071
--------------------------------------------------------------------------------
Group total                                          262,228             168,161

Parent Company
Europe                                                16,785              13,837
North America                                         10,245               8,390
South America                                          2,519               1,186
Asia, other                                            1,442               1,619
--------------------------------------------------------------------------------
Parent Company total                                  30,991              25,032
--------------------------------------------------------------------------------

Sales in Sweden are not reported separately since it represents less than 2 percent of Group sales.

Note 3 Other operating income

                                                           2000             1999
--------------------------------------------------------------------------------
Group
Sale of fixed assets                                        100                8
Other                                                        82              290
--------------------------------------------------------------------------------
Group total                                                 182              298
--------------------------------------------------------------------------------

Note 4 Raw materials, consumables and goods for resale

Goods for resale (purchased finished products) constitute a small part of the Group's sales and are therefore reported together with raw materials and consumables.

Note 5 Other external costs

Leasing fees relating to operative leasing

                                                           2000             1999
--------------------------------------------------------------------------------
Group
Assets held under operative
leasing contracts
Leasing fees paid during the
financial year                                            4,295            4,777
Contractual future leasing fees,
due within 1 year                                         4,397            4,215
Contractual future leasing fees,
due within 1-5 years                                      8,565           10,120
Contractual future leasing fees,
due within > 5 years                                         --               --
--------------------------------------------------------------------------------

Audit costs

The audit of the Group is performed by KPMG. The Group's audit costs for 2000 amounted to SEK 0.4 million (0.4 million), whereof for the parent company SEK
0.1 million (0.1 million). Furthermore, the Group's costs for consultations amounted to SEK 0.5 million (0.2 million).

Note 6 Depreciation and amortization of tangible and intangible fixed assets

                                               2000        2000        1999        1999
                                                         Parent                  Parent
                                              Group     Company       Group     Company
---------------------------------------------------------------------------------------
Patents and trademarks                           (3)         (3)        (25)        (25)
Buildings and land                             (427)         --        (443)         --
Machinery and other technical facilities     (1,234)         --      (1,090)         --
Equipment, tools and installations           (4,763)     (1,447)     (5,452)     (1,473)
---------------------------------------------------------------------------------------
Total                                        (6,427)     (1,450)     (7,010)     (1,498)
---------------------------------------------------------------------------------------

----------
APPENDICES
----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

Note 7 Items affecting comparability

                                                             2000          1999
--------------------------------------------------------------------------------
Group
One off charges CEO termination                                --        (5,208)
Restructuring costs                                            --       (12,376)
--------------------------------------------------------------------------------
Group total                                                    --       (17,584)

Parent Company
One off charges CEO termination                                --        (5,208)
Restructuring costs                                            --            --
--------------------------------------------------------------------------------
Parent Company total                                           --        (5,208)
--------------------------------------------------------------------------------

Note 8 Other operating expenses

                                                             2000          1999
--------------------------------------------------------------------------------
Group/Parent Company
Foreign exchange losses on
operating receivables/liabilities                            (122)         (159)
Capital loss on sale of equipment                              --            (1)
Other                                                          --            --
--------------------------------------------------------------------------------
Total                                                        (122)         (160)
--------------------------------------------------------------------------------

Note 9 Result from participation in Group companies

                                                             2000          1999
--------------------------------------------------------------------------------
Parent Company
Write-downs                                                    --        (1,865)
--------------------------------------------------------------------------------
Parent Company total                                           --        (1,865)
--------------------------------------------------------------------------------

Note 10 Result from securities and receivables accounted for as fixed assets

                                                             2000          1999
--------------------------------------------------------------------------------
Parent Company
Write-down of receivable                                   (2,930)           --
Exchange rate difference on
fixed assets                                               (2,100)       (2,372)
--------------------------------------------------------------------------------
Parent Company total                                       (5,030)       (2,372)
--------------------------------------------------------------------------------

Note 11 Other interest income and similar items

                                                             2000          1999
--------------------------------------------------------------------------------
Group
Interest income, other                                      3,887         2,312
--------------------------------------------------------------------------------
Group total                                                 3,887         2,312

Parent Company
Interest income, Group companies                            4,238         2,410
Interest income, other                                        214           147
--------------------------------------------------------------------------------
Parent Company total                                        4,452         2,557
--------------------------------------------------------------------------------

Note 12 Interest expenses and similar items

                                                             2000          1999
--------------------------------------------------------------------------------
Group
Interest expense, other                                    (1,142)       (1,639)
Guarantee expense                                              --           (20)
--------------------------------------------------------------------------------
Group total                                                (1,142)       (1,659)

Parent Company
Interest expense, other                                      (146)         (142)
Guarantee expense, etc. bank                                   --           (20)
--------------------------------------------------------------------------------
Parent Company total                                         (146)         (162)
--------------------------------------------------------------------------------

Not 13 Year-end appropriations

                                                             2000          1999
--------------------------------------------------------------------------------
Parent Company
Currency translation reserve,
the year's change                                              --           774
--------------------------------------------------------------------------------
Company total                                                  --           774
--------------------------------------------------------------------------------

Note 14 Taxes on the year's result

                                                             2000          1999
--------------------------------------------------------------------------------
Group
Paid taxes                                                     --            --
Deferred taxes                                                 --        (3,992)
--------------------------------------------------------------------------------
Group total                                                    --        (3,992)
--------------------------------------------------------------------------------

Note 15 Patents and trademarks

                                                             2000          1999
--------------------------------------------------------------------------------
Group/Parent Company
Accumulated acquisition values
Opening balance                                               419           419
--------------------------------------------------------------------------------
Total                                                         419           419
--------------------------------------------------------------------------------

Accumulated planned depreciation
Opening balance                                              (416)         (391)
Depreciation for the year                                      (3)          (25)
--------------------------------------------------------------------------------
Total                                                        (419)         (416)
--------------------------------------------------------------------------------
Planned residual value at year-end                             --             3
--------------------------------------------------------------------------------

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

Note 16 Buildings and land

                                                             2000          1999
--------------------------------------------------------------------------------
Group
Accumulated acquisition values
Opening balance                                            20,951        23,037
New purchases                                                  --            93
Translation differences for the year                          546        (2,179)
--------------------------------------------------------------------------------
Group total                                                21,497        20,951

Accumulated planned depreciation
Opening balance                                            (3,680)       (3,592)
Planned depreciation for the
year on acquisition values                                   (427)         (443)
Translation differences for the year                         (110)          355
--------------------------------------------------------------------------------
Group total                                                (4,217)       (3,680)
--------------------------------------------------------------------------------
Planned residual value at year-end                         17,279        17,271
--------------------------------------------------------------------------------
Properties held under financial
leasing contracts                                            None          None
--------------------------------------------------------------------------------

Note 17 Machinery and other technical facilities

                                                             2000          1999
--------------------------------------------------------------------------------
Group
Accumulated acquisition values
Opening balance                                            26,727        24,240
New purchases                                                 809         1,713
Divestments and scrapping                                      --          (890)
Reclassifications                                             830         4,488
Translation differences for the year                          610        (2,824)
--------------------------------------------------------------------------------
Group total                                                28,976        26,727

Accumulated planned depreciation
Opening balance                                           (19,526)      (21,919)
Reclassifications                                            (830)          890
Planned depreciation for the
year on acquisition values                                 (1,234)       (1,090)
Translation differences for the year                         (496)        2,593
--------------------------------------------------------------------------------
Group total                                               (22,086)      (19,526)
--------------------------------------------------------------------------------
Planned residual value at year-end                          6,890         7,201
--------------------------------------------------------------------------------

Note 18 Equipment, tools, and installations

                                                     2000         2000         1999        1999
                                                                Parent                   Parent
                                                    Group      Company        Group     Company
-----------------------------------------------------------------------------------------------
Accumulated acquisition values
Opening balance                                    44,558        9,156       44,449       5,844
New purchases                                       1,670        1,225        8,827       3,312
Reclassifications                                    (830)          --       (4,488)         --
Divestments and scrapping                          (3,271)          --         (243)         --
Translation differences for the year                  872           --       (3,987)         --
-----------------------------------------------------------------------------------------------
Total                                              42,999       10,381       44,558       9,156

Accumulated planned depreciation
Opening balance                                   (32,638)      (5,273)     (30,290)     (3,800)
Divestments and scrapping                           2,267           --          243          --
Reclassifications                                     830           --           --          --
Depreciation for the year according to plan        (4,763)      (1,447)      (5,452)     (1,473)
Translation differences on acquisition values        (630)          (1)       2,861          --
-----------------------------------------------------------------------------------------------
Total                                             (34,934)      (6,721)     (32,638)     (5,273)

Planned residual value at year-end                  8,065        3,660       11,920       3,883
-----------------------------------------------------------------------------------------------

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APPENDICES
----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

Note 19 Shares in group companies

                                                          2000             1999
--------------------------------------------------------------------------------
Parent Company
Accumulated acquisition values
Opening balance                                         46,310           48,175
Write-downs                                                 --           (1,865)
--------------------------------------------------------------------------------
Book value at year-end                                  46,310           46,310

Specification of Parent Company and Group shareholdings in group companies

Subsidiary, organization                        Number of     Owner-        Book
number, domicile                                   shares    ship, %1)     value
--------------------------------------------------------------------------------
Artema Monitoring &
Emergency A/S, A/S 160015,
Copenhagen, DK                                     15,000      100.0      46,208
Artema Technologies AB,
556317-7145, Solna,
Sweden (dormant)                                      100      100.0         102
--------------------------------------------------------------------------------
Total                                                                     46,310
--------------------------------------------------------------------------------

1) Ownership of capital, which also corresponds to the proportion of votes for the total number of shares.

Note 20 Due from group companies

                                                            2000           1999
--------------------------------------------------------------------------------
Parent Company
Accumulated acquisition values
Opening balance                                           56,064         11,755
Additional receivables                                     2,222         45,908
Settled receivables                                         (788)        (1,599)
Exchange rate differences                                 (2,100)            --
Write-downs for the year                                  (2,930)            --
--------------------------------------------------------------------------------
Book value at year-end                                    52,468         56,064
--------------------------------------------------------------------------------

Note 21 Shares in associated companies

                                                            2000           1999
--------------------------------------------------------------------------------
Group
Accumulated acquisition values
Opening balance                                            1,630          1,800
Translation differences for the year                          42           (170)
--------------------------------------------------------------------------------
Total                                                      1,672          1,630

Accumulated shares in results
Opening balance                                            5,845          5,345
Shares in results of associated
companies for the year                                     1,322          1,040
Translation differences on for the year                      153           (540)
--------------------------------------------------------------------------------
Total                                                      7,320          5,845

Accumulated write-downs
Opening balance                                             (815)          (437)
Reversal of write-downs for the year                         837             --
Write-downs for the year                                      --           (420)
Translation differences for the year                         (22)            42
--------------------------------------------------------------------------------
Total                                                         --           (815)
--------------------------------------------------------------------------------
Book value at year-end                                     8,992          6,660

Specification of Group shareholdings in associated companies

                                            Adjusted       Percen-      Value of
Associated company                            equity       tage of       capital
organization number,                      Result for        shares        in the
domicile                                    the year 1)       held 2)      Group
--------------------------------------------------------------------------------
Danish Medical Supply A/S,
A/S 220897, Gentofte, DK                   7,555/769          33,3         7,555
Danish Medical Industry A/S,
A/S 242335, Gentofte, DK                   1,437/553          25,0         1,437
--------------------------------------------------------------------------------
Total                                                                      8,992
--------------------------------------------------------------------------------

1) By adjusted equity is meant the owned portion of the company's equity. By result for the year is meant the owned portion of the company's result after taxes. Shares in results of associated companies are reported under two items in the consolidated income statement, firstly result before taxes, including any depreciation of surplus values, which is included in the operating result, and secondly share in taxes of the associated company, which is reported together with the Group's taxes.
2) Refers to the owned portion of capital, which is equivalent to the proportion of votes for the total number of shares.

Note 22 Deferred tax claim

                                                          2000             1999
--------------------------------------------------------------------------------
Group
Opening balance                                             --            3,992
Reversed deferred tax liability                             --              216
Reversed deferred tax claim                                 --           (4,208)
--------------------------------------------------------------------------------
Group total                                                 --               --
--------------------------------------------------------------------------------

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                                                                      APPENDICES
                                                                      ----------

           APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

Note 23 Other long-term receivables

Group/Parent Company                                       2000            1999
--------------------------------------------------------------------------------
Accumulated acquisition values
Opening balance                                              25             422
Reclassifications                                            --            (400)
Other                                                        (3)              3
--------------------------------------------------------------------------------
Total                                                        22              25
--------------------------------------------------------------------------------

Note 24 Pre-paid expenses and accrued income

                                      2000        2000          1999        1999
                                                Parent                    Parent
                                     Group     Company         Group     Company
--------------------------------------------------------------------------------
Rental expense                         369         369           373         373
Other items                          1,187         294         1,188         479
--------------------------------------------------------------------------------
Total                                1,556         663         1,561         852
--------------------------------------------------------------------------------

Note 25 Shareholders' equity

                                                                           Non-
                                          Share      Restricted      Restricted
                                        capital        reserves         capital
--------------------------------------------------------------------------------
Group
Opening balance                           9,158         111,712         (80,188)
New share issue1)                         6,078          36,200              --
Transfer between
restricted and non-
restricted equity                            --          (1,757)          1,757
Profit for the year                          --              --           1,516
Translation difference
for the year                                 --             451             163
--------------------------------------------------------------------------------
Closing balance                          15,236         146,606         (76,752)
--------------------------------------------------------------------------------
1)    New issue net of issuance costs of 5,272 directly charged to equity.

                                                           Share        Premium
                                                         capital        reserve
--------------------------------------------------------------------------------
Parent Company
Opening balance                                            9,158        101,627
New share issue                                            6,078         36,200
--------------------------------------------------------------------------------
Closing balance                                           15,236        137,827
--------------------------------------------------------------------------------

                                                           Legal       Retained
                                                         reserve       earnings
--------------------------------------------------------------------------------
Parent Company
Opening balance                                            8,781        (25,521)
Profit for the year                                           --        (22,392)
--------------------------------------------------------------------------------
Closing balance                                            8,781        (47,913)
--------------------------------------------------------------------------------

Note 26 Restructuring reserve

                                                             2000          1999
--------------------------------------------------------------------------------
Group
Opening balance                                                --        12,376
Reversal for the year                                          --       (12,376)
--------------------------------------------------------------------------------
Residual value at year-end                                     --            --
--------------------------------------------------------------------------------

A two-year restructuring program was completed during 1999. The restructuring reserve was reversed in pace with completion of the restructuring program.

Note 27 Other provisions

                                                            2000           1999
--------------------------------------------------------------------------------
Group
One off charges CEO termination                            3,238          5,208
Guarantee commitments                                      1,606          1,472
Restructuring                                              1,000             --
--------------------------------------------------------------------------------
Total                                                      5,844          6,680
--------------------------------------------------------------------------------

Note 28 Bank overdraft facilities, long-term

                                                            2000           1999
--------------------------------------------------------------------------------
Group
Approved credit limit                                     23,500         23,500
Unutilized portion                                       (16,039)       (15,801)
--------------------------------------------------------------------------------
Utilized portion                                           7,461          7,699

Parent Company
Approved credit limit                                     12,900         11,400
Unutilized portion                                       (12,900)        (7,001)
--------------------------------------------------------------------------------
Utilized portion                                              --          4,399
--------------------------------------------------------------------------------

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----------

            APPENDIX 2 - EXCERPTS FROM FINANCIAL STATEMENTS OF ARTEMA

Note 29 Pledged assets for liabilities to credit institutions

                                     2000         2000         1999         1999
                                                Parent                    Parent
                                    Group      Company        Group      Company
--------------------------------------------------------------------------------
Real estate mortgages              13,482           --       13,453           --
Corporate mortgages                35,500       35,500       35,500       35,500
--------------------------------------------------------------------------------
Total                              48,982       35,500       48,953       35,500
--------------------------------------------------------------------------------

Note 30 Accrued expenses and prepaid revenues

                                    2000         2000          1999         1999
                                               Parent                     Parent
                                   Group      Company         Group      Company
--------------------------------------------------------------------------------
Vacation pay                       6,793          636         6,971        1,449
Social benefits                    2,829          407         3,127          730
Other                              7,806        2,785         6,028        1,565
--------------------------------------------------------------------------------
Total                             17,428        3,828        16,126        3,744
--------------------------------------------------------------------------------

Note 31 Mortgage loans

                                                            2000            1999
--------------------------------------------------------------------------------
Group
Maturity, 1-5 years from year-end                          2,539           1,567
Maturity, more than 5 years
from year-end                                                 --           1,535
--------------------------------------------------------------------------------
Total                                                      2,539           3,102
--------------------------------------------------------------------------------

Note 32 Paid interest

                                                          2000              1999
--------------------------------------------------------------------------------
Group
Interest received                                          463               988
Interest paid                                            1,113               871

Parent Company
Interest received                                          214               147
Interest paid                                              146               142
--------------------------------------------------------------------------------

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

         APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

REPORT OF INDEPENDENT AUDITORS
Board of Directors
Survivalink Corporation

We have audited the accompanying balance sheets of Survivalink Corporation as of December 31, 2000 and 1999, and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Survivalink Corporation as of December 31,2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                        /s/Ernst & Young LLP

                                       Minneapolis, Minnesota
                                            March 1,2001

----------
APPENDICES
----------

         APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

BALANCE SHEETS

                                                                                        At December 31
(USD)                                                                                 2000              1999
------------------------------------------------------------------------------------------------------------
ASSETS
Current assets
Cash and cash equivalents                                                         1,529,593        3,421,078
Accounts receivable, net of allowance for doubtful accounts of USD 456,000
and USD 377,000 at December 31, 2000 and 1999, respectively                       3,906,139        2,499,574
Inventories                                                                         670,414        1,059,770
Prepaid expenses and other current assets                                            10,621           10,870
------------------------------------------------------------------------------------------------------------
Total current assets                                                              6,116,767        6,991,292

Property and equipment, net                                                         498,328          639,342
Deposits and other assets                                                            20,821           19,900
------------------------------------------------------------------------------------------------------------
Total assets                                                                      6,635,916        7,650,534
------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Accounts payable                                                                  1,020,556        1,128,772
Accrued compensation and benefits                                                   985,749          795,224
Accrued interest                                                                    182,000          406,170
Accrued warranty                                                                    324,645          310,000
Accrued liabilities                                                                 204,305           87,040
Current portion of long-term debt and capital lease obligations                     633,883          591,705
Notes payable to shareholders,
net of discount of USD 20,833 at December 31, 1999                                1,761,616        2,479,167
------------------------------------------------------------------------------------------------------------
Total current liabilities                                                         5,112,754        5,798,078

Long-term debt and capital lease obligations                                         28,864          662,747

Redeemable preferred stock
Series A convertible preferred stock, USD 15,637,284 and
USD 13,893,641 redemption and liquidation value, including
cumulative dividends at December 31, 2000 and 1999, respectively
Authorized shares - 4,188,094
Issued and outstanding shares: 1999 - 3,612,673 and
2000 - 3,717,037                                                                 15,903,690       14,328,347
Series B convertible preferred stock, USD 12,802,648 and
USD 11,375,224 redemption and liquidation value,
including cumulative dividends at December 31, 2000 and 1999, respectively Authorized shares - 891,085
Issued and outstanding shares: 2000 - 760,824 and 1999 - 739,464                 12,537,413       10,942,756

Shareholders' deficit
Authorized shares - 50,000,000
Undesignated shares -
24,920,821 Common Stock, USD 0.01 par value:
Authorized shares - 20,000,000
Issued and outstanding shares: 2000 - 5,930,391 and 1999 - 5,875,314                 59,304           58,753
Additional paid-in capital                                                       12,778,660       12,773,212
Accumulated deficit                                                             (39,784,769)     (36,913,359)
------------------------------------------------------------------------------------------------------------
Total shareholders' deficit                                                     (26,946,805)     (24,081,394)
------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' deficit                                       6,635,916        7,650,534
------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

         APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

STATEMENTS OF OPERATIONS

                                                              Year ended December 31
(USD)                                                    2000             1999             1998
-----------------------------------------------------------------------------------------------
Net sales                                          17,139,526       12,204,431        9,021,648
Cost of goods sold                                  7,095,744        5,478,831        4,770,809
-----------------------------------------------------------------------------------------------
Gross profit                                       10,043,782        6,725,600        4,250,839

Operating expenses
Sales and marketing                                 5,987,570        6,132,985        7,482,262
Research and development                            1,752,927        2,369,147        3,197,100
General and administrative                          1,709,970        1,594,917        2,059,870
-----------------------------------------------------------------------------------------------
Operating expenses                                  9,450,467       10,097,049       12,739,232
-----------------------------------------------------------------------------------------------
Operating income (loss)                               593,315       (3,371,449)      (8,488,393)

Other income (expense)
Interest income                                       150,390          186,250          240,327
Interest expense                                     (427,115)        (328,820)        (330,903)
-----------------------------------------------------------------------------------------------
Income (loss) before income taxes                     316,590       (3,514,019)      (8,578,969)

Income tax expense                                    (18,000)          (5,000)          (3,000)
-----------------------------------------------------------------------------------------------
Net income (loss)                                     298,590       (3,519,019)      (8,581,969)
-----------------------------------------------------------------------------------------------

Less preferred stock accretion                       (332,112)        (332,112)        (273,743)
Less preferred stock dividends                     (2,837,888)      (2,484,235)      (1,623,445)
-----------------------------------------------------------------------------------------------
Loss applicable to common shareholders             (2,871,410)      (6,335,366)     (10,479,157)

Net loss per share-basic and diluted                    (0.49)           (1.09)           (1.82)
-----------------------------------------------------------------------------------------------
Weighted average number of shares outstanding       5,907,539        5,825,288        5,746,066
-----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

----------
APPENDICES
----------

         APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

STATEMENT OF SHAREHOLDERS' DEFICIT

                                                   Common stock
                                              ----------------------
                                                                           Additional
                                                              Amount          paid-in       Accumulated              Total
                                                 Shares        (USD)    capital (USD)     deficit (USD)              (USD)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31,1997                   5,738,120       57,380       12,718,071       (20,098,836)        (7,323,385)

Exercise of stock options                        17,244          173            8,800                --              8,973
Value of warrants granted in connection
with debt financing                                  --           --           11,701                --             11,701
Value of options granted for services                --           --            2,240                --              2,240
Dividends on redeemable preferred stock              --           --               --        (1,623,445)        (1,623,445)
Preferred stock accretion                            --           --               --          (273,743)          (273,743)
Net loss                                             --           --               --        (8,581,969)        (8,581,969)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31,1998                   5,755,364       57,553       12,740,812       (30,577,993)       (17,779,628)

Exercise of stock options and warrants          119,950        1,200           11,567                --             12,767
Value of warrants granted in connection
with debt financing                                  --           --           20,833                --             20,833
Dividends on redeemable preferred stock              --           --               --        (2,484,235)        (2,484,235)
Preferred stock accretion                            --           --               --          (332,112)          (332,112)
Net loss                                             --           --               --        (3,519,019)        (3,519,019)
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31,1999                   5,875,314       58,753       12,773,212       (36,913,359)       (24,081,394)

Exercise of stock options                        55,077          551            5,448                --              5,999
Dividends on redeemable preferred stock              --           --               --        (2,837,888)        (2,837,888)
Preferred stock accretion                            --           --               --          (332,112)          (332,112)
Net income                                           --           --               --           298,590            298,590
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31,2000                   5,930,391       59,304       12,778,660       (39,784,769)       (26,946,805)
--------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

         APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

STATEMENTS OF CASH FLOWS

                                                                       Year ended December 31
(USD)                                                              2000            1999             1998
--------------------------------------------------------------------------------------------------------
Operating activities
Net income (loss)                                               298,590      (3,519,019)      (8,581,969)

Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Depreciation                                                    299,630         299,862          363,904
Value of options granted for services                                --              --            2,240
Non-cash interest expense                                        23,491              --            5,493
Loss on disposal of property and equipment                          460           3,903            7,704

Changes in operating assets and liabilities:
Accounts receivable                                          (1,406,565)       (481,790)        (655,365)
Inventories                                                     389,356        (169,587)         639,757
Prepaid expenses and other assets                                  (672)         13,325           15,682
Accounts payable                                               (108,216)        555,067         (540,696)
Accrued liabilities                                              98,265         125,472          270,456
--------------------------------------------------------------------------------------------------------
Net cash used in operating activities                          (405,661)     (3,172,767)      (8,472,794)

Investing activities
Purchase of property and equipment                             (159,076)       (137,632)         (83,792)
Proceeds from sale of property and equipment                         --           1,670               --
--------------------------------------------------------------------------------------------------------
Net cash used in investing activities                          (159,076)       (135,962)         (83,792)

Financing activities
Net proceeds from issuance of Common Stock                        5,999          12,767            8,973
Proceeds from notes payable                                          --       1,500,000        1,866,624
Payments on notes payable and capital leases                 (1,332,747)       (516,031)        (188,982)
Net proceeds from issuance of preferred stock                        --              --        8,952,236
--------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities          (1,326,748)        996,736       10,638,851

(Decrease) increase in cash and cash equivalents             (1,891,485)     (2,311,993)       2,082,265
Cash and cash equivalents at beginning of year                3,421,078       5,733,071        3,650,806
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      1,529,593       3,421,078        5,733,071
--------------------------------------------------------------------------------------------------------

Supplemental schedule of non-cash financing activities
  Value of warrants issued with debt financing                       --          20,833           11,701
  Purchase of equipment through capital lease obligation             --              --          102,571

Supplemental cash flow information
  Cash paid for interest                                        623,808         216,725          212,320
  Cash paid for income taxes                                      5,291           5,150            3,045
--------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

----------
APPENDICES
----------

         APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

NOTES

Note 1 Significant Accounting Policies

Nature of Operations

Survivalink develops, manufactures, markets and supports AED products and related accessories. Survivalink's AEDs are intended for use by minimally trained rescuers in the treatment of sudden cardiac arrest. Survivalink sells its products through a direct sales force and a network of manufacturer representatives and distributors in the United States and internationally.

Cash and Cash Equivalents

Survivalink considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of highly liquid debt instruments with seven-day put features and are carried at cost, which approximates market.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. The majority of inventory consists of purchased components.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the shorter of the related lease term or estimated useful lives on a straight-line basis.

Impairment of Long-Lived Assets

Survivalink will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Warranty

Survivalink's warranty policy generally provides for five-year coverage on materials and labor for each unit sold. Estimated warranty costs are accrued at the date of sale.

Revenue Recognition

Survivalink recognizes revenue at the time of product shipment.

Advertising Costs

Survivalink expenses advertising costs as incurred. Advertising expense was USD 518,828, USD 821,771 and USD 810,430, for the years ended December 31, 2000, 1999 and 1998, respectively.

Research and Development

Research and development expenditures are charged to operations as incurred.

Income Taxes

Income taxes are accounted for under the liability method. Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Stock-Based Compensation

Survivalink has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FASB 123"), but applies APB 25 and related interpretations in accounting for its plans. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Net Loss Per Share

Net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("Statement 128"). Under Statement 128, basic earnings per share is computed by dividing the loss applicable to common shareholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into common stock and resulted in the issuance of common stock. Basic and diluted earnings per share is the same in all years presented, as all potential common shares were anti-dilutive.

Note 2 Property and Equipment

Property and equipment consists of the following:

                                                            December 31
USD                                                       2000              1999
--------------------------------------------------------------------------------
Computers and equipment                              1,644,674         1,498,191
Furniture and fixtures                                 196,024           191,648
Leasehold improvements                                 160,077           160,077
--------------------------------------------------------------------------------
                                                     2,000,775         1,849,916
Less accumulated depreciation                        1,502,447         1,210,574
--------------------------------------------------------------------------------
                                                       498,328           639,342
--------------------------------------------------------------------------------

Note 3 Inventories

Inventories consist of the following:

                                                            December 31
USD                                                   2000                  1999
--------------------------------------------------------------------------------
Raw materials                                      437,022               533,966
Work in process                                     91,098               270,605
Finished goods                                     142,294               255,199
--------------------------------------------------------------------------------
                                                   670,414             1,059,770
--------------------------------------------------------------------------------

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

         APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

Note 4 Leases

Survivalink occupies office space under an operating lease agreement which expires in 2002. Under the agreement, Survivalink is required to pay a base rent plus certain operating expenses.

      Survivalink leases various equipment under operating lease agreements which expire at various dates through 2003.

      Survivalink leases certain equipment under a lease agreement classified as a capital lease. The lease is payable in monthly installments through February 2003.

      Future minimum payments under capital leases and non-cancelable operating leases consisted of the following at December 31, 2000:

                                                         Capital       Operating
USD                                                       Leases          Leases
--------------------------------------------------------------------------------
2001                                                      27,007         171,771
2002                                                      27,007         119,127
2003                                                       4,502          10,188
--------------------------------------------------------------------------------
Total minimum lease payments                              58,516         301,086
Amount representing interest                               8,447
--------------------------------------------------------------------------------
Present value of net minimum
Lease payments                                            50,069
Current portion                                           21,205
--------------------------------------------------------------------------------
Long-term capital lease obligation                        28,864
--------------------------------------------------------------------------------

Rent expense for the years ended December 31, 2000, 1999 and 1998 was USD 257,945, USD 209,861 and USD 180,653, respectively.

Note 5 Income Taxes

At December 31, 2000, Survivalink had net operating loss carryforwards of approximately USD 29,000,000 plus research and development tax credit carryforwards of approximately USD 403,000. The carryforwards expire beginning in 2007 and may be subject to the limitations under Section 382 of the Internal Revenue Code if significant changes in the equity ownership of Survivalink have occurred.

      Components of deferred tax assets and liabilities are as follows:

                                                              December 31
USD                                                    2000                1999
--------------------------------------------------------------------------------
Deferred tax assets:
Net operating loss
carryforwards                                    11,599,000          11,957,000
Research and development
credits                                             403,000             524,000
Inventory reserve                                   183,000             221,000
Accounts receivable allowance                       183,000             151,000
Warranty reserve                                    130,000             124,000
Bonus                                               125,000                  --
Other                                                52,000                  --
--------------------------------------------------------------------------------
                                                 12,675,000          12,977,000

Deferred tax liabilities:
Depreciation                                         (1,000)            (24,000)
Net deferred tax assets
before valuation allowance                       12,674,000          12,953,000
Less valuation allowance                        (12,674,000)        (12,953,000)
--------------------------------------------------------------------------------
Net deferred tax assets                                  --                  --
--------------------------------------------------------------------------------

The components of income tax expense as recorded by Survivalink are as follows:

                                                 Year ended December 31
USD                                       2000             1999             1998
--------------------------------------------------------------------------------
Current:
Federal                                  8,000               --               --
State                                   10,000            5,000            3,000
--------------------------------------------------------------------------------
                                        18,000            5,000            3,000
--------------------------------------------------------------------------------

Total tax expense differs from taxes computed by applying the United States statutory federal income tax rate as follows:

                                               Year ended December 31
USD                                      2000             1999             1998
--------------------------------------------------------------------------------
Income taxes at 34%                   108,000       (1,196,000)      (2,918,000)
State taxes, net of
federal benefit                         7,000            3,000            2,000
Effect of net operating
loss carryforward and
valuation allowance                  (114,000)       1,181,000        2,903,000
Meals and
entertainment                          17,000           17,000           16,000
--------------------------------------------------------------------------------
                                       18,000            5,000            3,000
--------------------------------------------------------------------------------

Note 6 Employee Benefit Plan

In January 1996, Survivalink adopted a tax-qualified employee savings and retirement plan ("401(k) plan") covering all of Survivalink's employees. Pursuant to the 401(k) plan, employees may elect to contribute up to 20 percent of eligible compensation. The 401(k) plan permits, but does not require, additional matching contributions by Survivalink on behalf of all participants. Survivalink has not made any such contributions to date.

----------
APPENDICES
----------

APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

Note 7 Shareholders' Equity

Series A convertible preferred stock

In June 1997, Survivalink issued 3,507,463 shares of Series A convertible preferred stock ("Series A") at USD 3.35 per share, from which Survivalink received net proceeds of USD 10,826,079. The shares are redeemable at the option of the holder on a pro rata basis after August 3, 2001 with one-third to be redeemed 60 days after notice is given by the holder and one-third to be redeemed on the first and second anniversaries of such redemption. A majority of the holders have agreed not to exercise this right through December 31, 2001. The redemption price and the liquidation price is USD 3.35 plus all accumulated but unpaid dividends at the redemption date. From the issue date through August 2, 1998, dividends accrued at the rate of USD 0.335 per share annually. In connection with the sale of Series B convertible preferred stock, all accrued but unpaid dividends of USD 1,332,710 were canceled. Since August 1998, dividends on Series A shares accumulate at the rate of USD 0.1005 per quarter and are payable in additional Series A shares. Survivalink issued 104,364 and 105,210 shares of Series A for dividends paid in 2000 and 1998, respectively. Survivalink accrued, but did not issue, 405,919 and 453,370 shares of Series A for 2000 and 1999 dividends, respectively, due to authorized share limitation. Dividends in arrears at December 31, 2000 totaled 91,520 shares. The preferred stock was recorded at fair value on the date of issuance less issue costs. The offering costs are being accreted by periodic charges to accumulated deficit over the life of the issue. During the years ended December 31, 2000, 1999 and 1998, Survivalink had accretion of USD 164,880, USD 164,880 and USD 204,063, respectively.

      The Series A preferred stock has certain voting and registration rights and has preference over Common Stock upon liquidation. The shares are convertible into shares of Common Stock at USD 0.72 per share. In connection with the offering, Survivalink issued warrants to purchase 55,000 shares of Common Stock at USD 3.35 per share exercisable for ten years.

Series B convertible preferred stock

In August and November 1998, Survivalink issued a total of 718,031 shares of Series B convertible preferred stock ("Series B") at USD 13.40 per share from which Survivalink received net proceeds of USD 8,952,236. The shares are convertible into 20 shares of Common Stock and are redeemable at the option of the holder on a pro rata basis after August 3, 2001 with one-third to be redeemed 60 days after notice is given by the holder and one-third to be redeemed on the first and second anniversaries of such redemption. A majority of the holders have agreed not to exercise this right through December 31, 2001. The redemption price and the liquidation price is USD 13.40 plus dividends accrued but unpaid, whether or not they have been declared. The cumulative dividends accrue at USD 0.402 per share quarterly and are payable in Series B shares. Survivalink also changed terms of the Series A shares with the issuance of the Series B shares. The Series A shares are now redeemable on the same dates as the Series B. Survivalink issued 21,360 and 21,433 shares of Series B for dividends paid in 2000 and 1998, respectively. Survivalink accrued, but did not issue, 83,075 and 92,792 shares of Series B for 2000 and 1999 dividends, respectively, due to authorized share limitation. Dividends in arrears at December 31, 2000 totaled 18,730 shares. The Series B preferred stock was recorded at fair value on the date of issuance less issue cost. The offering costs are being accreted by periodic charges to accumulated deficit over the life of the issue. During the years ended December 31, 2000, 1999 and 1998, respectively, Survivalink had accretion of USD 167,232, USD 167,232 and USD 69,680.

      The Series B preferred stock has certain voting and registration rights and has preference over Common Stock and Series A preferred stock upon liquidation. In connection with the offering, Survivalink issued warrants to purchase 225,000 shares of Common Stock at USD 0.74 per share exercisable for ten years.

Stock Options and Warrants

Survivalink has a stock option plan under which incentive stock options and non-statutory options may be granted to certain eligible employees, consultants and non-employee directors of Survivalink. The maximum number of shares of Common Stock currently reserved for issuance under the stock option plan was amended on December 5, 2000 to 4,852,000 shares.

                                    Options outstanding      Weighted average option exercise
USD                                   Plan      Non-plan        Warrants    Price per share
---------------------------------------------------------------------------------------------
Balance at December 31,1997      1,396,950       306,538       1,170,217               2.60
Expired                           (465,850)      (29,489)        (33,333)              0.87
Exercised                           (7,500)       (9,744)             --               0.46
Granted                          3,862,950            --         318,332               0.12
---------------------------------------------------------------------------------------------
Balance at December 31,1998      4,786,550       267,305       1,455,216               0.16
Expired                           (794,506)      (13,048)        (75,000)              0.10
Exercised                          (19,519)      (15,431)        (85,000)              0.10
Granted                            206,700            --         536,875               0.10
---------------------------------------------------------------------------------------------
Balance at December 31,1999      4,179,225       238,826       1,832,091               0.17
Expired                           (223,525)      (67,049)       (221,884)              0.43
Exercised                          (41,300)      (13,777)             --               0.11
Granted                            779,600            --              --               0.10
---------------------------------------------------------------------------------------------
Balance at December 31,2000      4,694,000       158,000       1,610,207               0.14
---------------------------------------------------------------------------------------------

                                                                      ----------
                                                                      APPENDICES
                                                                      ----------

         APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

The following table summarizes information about the stock options outstanding at December 31, 2000:

                                                Options outstanding                     Options exercisable
                                                       Weighted
                                                        average         Weighted                       Weighted
                                    Number            remaining          average        Number          average
Range of Exercise Prices, USD  outstanding     contractual life   exercise price   exercisable   exercise price
---------------------------------------------------------------------------------------------------------------
0.10                             4,744,000           7.65 years             0.10     2,433,876             0.10
1.00                                52,000           7.19 years             1.00        52,000             1.00
3.00                                56,000           2.00 years             3.00        56,000             3.00
---------------------------------------------------------------------------------------------------------------
                                 4,852,000                                           2,541,876
---------------------------------------------------------------------------------------------------------------

Plan and non-plan options outstanding expire at various dates through 2010. The number of options exercisable as of December 31, 2000, 1999 and 1998 was 2,541,876, 1,821,270 and 950,494, respectively, at weighted average exercise prices of USD 0.18, USD 0.26 and USD 0.41 per share, respectively.

      The weighted average grant date fair value of options granted at market prices during the years ended December 31, 2000, 1999 and 1998 was USD 0.08, USD
0.07 and USD 0.07 share, respectively.

      In March 1998, Survivalink amended stock option agreements under the stock option plan totaling 1,253,500 shares of Common Stock that were issued with an exercise price greater than the fair market value at the date of the amendment. The amended stock option agreements lowered the exercise price from between USD
1.50 and USD 3.00 per share to USD 1.00 per share.

      In July 1998, Survivalink amended stock option agreements totaling 5,000 shares of Common Stock under the stock option plan and 118,000 shares of Common Stock outside the stock option plan that were issued with an exercise price greater than the fair market value at the date of the amendment. The amended stock option agreements lowered the exercise price from between USD 1.75 and USD
3.35 per share to USD 1.00 per share. In addition, Survivalink amended stock option agreements under the stock option plan totaling 75,000 shares of Common Stock that were scheduled to expire in 1999. The amended stock option agreements extended the expiration date by five years.

      In September 1998, Survivalink amended stock option agreements totaling 1,247,850 shares of Common Stock under the stock option plan and 118,000 shares of Common Stock outside the stock option plan that were issued with an exercise price greater than the fair market value at the date of the amendment. The amended stock option agreements lowered the exercise price from USD 1.00 per share to USD 0.10 per share.

      Warrants have been granted in connection with prior financing transactions and in lieu of cash payment for services provided. In accordance with certain anti-dilution provisions, the exercise price of certain warrants was reduced to USD 0.10 per share. The warrants are exercisable at a weighted average exercise price of USD 0.58 per share, and expire at various dates through December 2009.

      Survivalink has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB 123 requires use of option valuation models that were not developed for use in valuing employee stock options.

      Pro forma information regarding net loss and loss per share is required by FASB 123, and has been determined as if Survivalink had accounted for its employee stock options under the fair value method of FASB 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2000, 1999 and 1998: risk-free interest rates ranging from 4.8 percent to 7.0 percent; volatility factor of the expected market price of Survivalink's Common Stock of approximately 0.59 and expected lives of the options ranging from five to ten years.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because Survivalink's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Survivalink's pro forma information is as follows:

USD                                      2000             1999             1998
--------------------------------------------------------------------------------
Pro forma:
Net loss applicable
to common
shareholders                       (3,109,241)      (6,591,534)     (10,645,576)
Net loss per
share - basic and
diluted                                 (0.53)           (1.13)           (1.85)
--------------------------------------------------------------------------------

----------
APPENDICES
----------

         APPENDIX 3 - EXCERPTS FROM FINANCIAL STATEMENTS OF SURVIVALINK

Note 8 Notes Payable to Shareholders

On June 5, 1996, Survivalink obtained a USD 1 million bridge loan from an existing shareholder of Survivalink. The bridge loan bears interest at prime rate plus 3 percent per annum (12.5 percent at December 31, 2000). In connection with the issuance of the Series A convertible preferred stock (see Note 7), the bridge loan was amended and restated which changed the due date to the earliest of March 31, 2000, the closing of an initial public or private offering of its capital stock, as defined in the amended and restated promissory note, a change in control of Survivalink or the closing of a loan on more favorable terms than the amended bridge loan in an amount equal to or greater than the amount of the bridge loan plus accrued but unpaid interest. In connection with the bridge loan, Survivalink granted the shareholder a warrant to purchase 100,000 shares of Common Stock at an exercise price of USD 4.00 per share. The warrants are exercisable over five years and were deemed to have a value of USD 46,300, which was amortized as interest expense over the life of the loan. In connection with the repricing of employee stock options, the exercise price of the warrant to purchase 100,000 shares of Common Stock was reduced to 0.10 per share.

      As of March 31, 2000, Survivalink had not paid the outstanding note balance and was in default on the note. Survivalink paid all accrued interest of USD 431,132 on March 31, 2000 and is paying the note on a 12-month amortization schedule, with the final payment to be made on March 31, 2001. As of December 31, 2000, the note is classified as a current liability.

On December 28, 1999, Survivalink issued USD 1,500,000 of convertible senior notes to existing shareholders of Survivalink in a bridge financing arrangement due on June 28, 2000. The notes bear an interest rate of 12 percent per annum, with interest payable upon maturity. The notes are automatically converted to preferred stock at the same price per share if Survivalink consummates a preferred stock issuance prior to the maturity date of the notes. In connection with the bridge loan, Survivalink granted warrants to purchase 520,833 shares of Common Stock at an exercise price of USD 0.72 per share. The warrants are exercisable over ten years and were deemed to have a value of USD 20,833, which was amortized as interest expense over the life of the loan. The notes were amended to extend the due date to June 28, 2001.

Note 9 Sources of Supply

Components of Survivalink's products consist mainly of electronic circuitry. Survivalink currently purchases a significant portion of the components of its product from one supplier. Management believes that alternative sources could provide equivalent components.

Note 10 Long-Term Debt

On April 6, 1998, Survivalink entered into two loan agreements, under which Survivalink may borrow a total of USD 4.0 million (USD 1.0 million of which may be used to finance the purchase of equipment, the remaining USD 3.0 million to finance working capital). The loans bear interest at 13.75 percent and are secured by accounts receivable, inventory, equipment and general intangibles (including intellectual property). The fundings were available through June 30, 1999. Survivalink also granted warrants to purchase 41,791 shares of Common Stock at USD 3.35 per share. The warrants expire June 30, 2004 and were deemed to have a value of USD 11,701, which was amortized as interest expense over the life of the loan. The balance outstanding at December 31, 2000 is USD 612,678 and is classified as a current liability on the accompanying balance sheet.

      As a result of the terms of the Series B financing, the number of warrants issued in connection with these loan agreements increased to 109,374 and the exercise price decreased to USD 1.28. In addition, upon the exercise of these warrants, the warrant holder is entitled to receive a 3 percent dividend per quarter pursuant to the issuance of Series A and B dividends beginning November 1, 1998, payable in additional shares of Common Stock. If the warrant had been exercised as of December 31, 2000, a total of 8,787 additional shares of Common Stock would be issued as a dividend to this warrant holder.

Note 11 Subsequent Events

On February 14, 2001, Survivalink signed a definitive merger agreement with Cardiac Science. Cardiac Science is a publicly traded company that develops, manufactures and markets life-saving external cardiac defibrillator devices and proprietary software that monitors and automatically treats cardiac arrest patients. On the effective merger date, Survivalink will merge into a subsidiary of Cardiac Science, Cardiac Science Acquisition Corp. and Survivalink will cease to exist. All of the assets and liabilities of Survivalink will be assumed by CSAC. The merger is intended to qualify as reorganization under Section 368(a) of the Internal Revenue Code of 1986. The shareholders of Survivalink will receive USD 71 million as a result of the merger, consisting of approximately 50 percent cash and approximately 50 percent Cardiac Science stock. The merger has been approved by the Board of Directors of both Survivalink and Cardiac Science, and is subject to regulatory approval and the approval of the shareholders of both companies. Failure to complete the transaction by one party may result, under certain circumstances, in a 5 percent break-up fee to the other party. Even if the merger does not occur, Survivalink management believes it has sufficient cash to fund its operations through 2001.

                                                                     -----------
                                                                     DEFINITIONS
                                                                     -----------

                                  DEFINITIONS

1997 Plan                     Cardiac Science's 1997 Stock Option/Stock Issuance
                              Plan.

Acceptance Period             The period the Offer remains open for acceptance,
                              being May 7 - June 5, 2001, or such later date to which the Offer may be extended by Cardiac
                              Science.

AECD                          Automatic External Cardiac Defibrillation.

AED                           Automatic External Defibrillators.

AHA                           American Heart Association.

APB                           Accounting Principles Board Opinion

Artema                        Artema Medical AB (publ).

Artema MCS                    Artema Monitoring Components.

Artema MEC                    Artema Monitoring and Emergency Care.

Artema Shares                 Artema class A and class B shares.

Biotel                        Biotel, Inc.

Cadent                        Cadent Medical Corporation.

Cardiac Science               Cardiac Science, Inc.

Cardiac Science Shares        Cardiac Science Common Stock.

CRM                           Cardiac Rhythm Module(TM).

CSAC                          Cardiac Science Acquisition Corp.

d/b/a                         Doing business as.

FDA                           United States Food and Drug Administration.

GCL                           General Corporation Law of Delaware.

GMP                           Good Manufacturing Practices.

Heartsine                     HeartSine Technologies, Inc.

Heartstream                   Heartstream, Inc.

ICD                           Implantable Cardioverter Defibrillator.

IPR&D                         In-process research and development.

MDF                           Modulation Domain Function,.

Measurement Period            Average closing price of the Cardiac Science
                              common stock on the Nasdaq National Market for the 10-day period ending on the last trading day immediately prior to the commencement of the Acceptance Period.

Medstone                      Medstone International, Inc.

Medtronic                     Medtronic, Inc.

MPC                           Medtronic Physio-Control, Inc.

New Group                     Cardiac Science and Artema combined.

Nordbanken                    Nordbanken AB (publ).

Nordea                        Nordea Securities.

OEM                           Original Equipment Manufacturer.

Offer The offer publicly announced on January 10, 2001 from the Board of Directors of Cardiac Science to all holders of Artema Shares to tender their shares to Cardiac Science.

Preferred Stock               Cardiac Science has the authority to issue up to
                              1,000,000 shares of preferred stock, with a par value of USD 0.001 per share.

PWD                           Personal Wearable Defibrillator(TM).

SEC                           United States Securities Exchange Commission.

Series A In June 1997, Survivalink issued 3,507,463 shares of Series A convertible preferred stock.

Series B In August and November 1998, Survivalink issued a total of 718,031 shares of Series B convertible preferred stock.

SFAS                          Statement of Financial Accounting Standards.

Survivalink                   Survivalink Corporation.

Swedish GAAP                  Swedish Generally Accepted Accounting Principles.

U.S. GAAP                     U.S. Generally Accepted Accounting Principles.

VPC                           The Swedish Securities Register Center (VPC AB).

Zevex                         Zevex International, Inc.

Zoll                          Zoll Medical, Inc.

--------
GLOSSARY
--------

                                    GLOSSARY

Anesthesia                        Partial or total lack of tactual sensation
                                  with or without loss of consciousness, through the assimilation of anesthetic gas or other drug. Medical speciality area that includes sedation of patients in connection with surgical procedures.

Anesthesia apparatuses            Equipment for administering anesthetic gases
                                  to a patient. Contains a respirator, a
                                  vaporizer for anesthetic agents and the
                                  necessary connections and tubes to provide for the patient's inability to breathe on his or her own.

Anesthetic gas                    Medical gas for bringing about unconsciousness
                                  and/or anesthesia. Examples: Dinitrous oxide
                                  (laughing gas), Halothane, Isoflurane,
                                  Enflurane, Sevoflurane, and Desflurane.

AION(TM) Artema's new generation of gas analyzers - Artema AION(TM) (All-In-One) - that automatically identifies and analyzes several different anesthetic gases, also in mixture, is approximately half the size of the older model MGA200.

Automatic External Cardiac        Non-invasive (non-surgical) devices to treat
Defibrillation                    persons suffering from or at high risk of
                                  life-threatening arrhythmias. A trademark of
                                  Cardiac Science.

Automatic External Defibrillator  Sophisticated portable devices that are reliable and simple to operate, enabling even lay rescuers with minimal training to administer life- saving defibrillation therapy.

Blocked VP-account                After a duly completed acceptance form has
                                  been received and registered by
                                  NordeaSecurities Issue Dept., the Artema
                                  Shares will be transferred to a newly opened, blocked VP-account (a "non-cash account") in the name of the shareholder.

Breathing gases                   Oxygen (O2) and carbon dioxide (CO2).

Cardiac Rhythm Module(TM)         A portable, fully automatic defibrillator
                                  module, under development by Cardiac Science, designed to work as a stand-alone defibrillator, or in conjunction with existing third party patient monitoring systems.
                                  Formerly known as Cardiac Science's Automatic
                                  Defibrillator Module.

Cardio-Aid                        Artema's defibrillators are available in
                                  several different customized models. The name of the product line is Cardio-Aid. The most recent defibrillator model is Cardio-Aid 200, mainly targeting the hospital market.
                                  Cardio-Aid is equipped with a combination of features that make it possible for every user, regardless of previous experience with advanced equipment, to quickly take action during a cardiac event.

CO2 Carbon dioxide. Gas formed in the human body during normal metabolism and consumption of oxygen, O2.

Defibrillator                     Apparatus that stimulates patients' heart to
                                  resume normal beating by emitting electrical impulses. Used in the event of cardiac arrest or arrhythmia.

DFIB                              Ticker for Cardiac Science, Inc. on the Nasdaq
                                  National Market.

ECG Electrocardiography. Measurement and graphic presentation of the heart's electrical activity.

Electrical shock                  Caused by the passage of an electric current
                                  through the body.

Electrode                         Conductor of an electrical apparatus which
                                  touches the body and carries an electric shock.

FirstSave(R)                      Survivalink's second-generation AED.

Gas analyzer                      Component in med-tech equipment (e.g.
                                  anesthesia apparatus) with the function of measuring and analysing anesthetic and breathing gases.

Intensive care                    Medical speciality, which includes care of
                                  acutely ill patients that are often
                                  unconscious.

Invasive/non-invasive             Direct/indirect measurement in the human body
                                  ("direct" can for example refer to measurement in the blood stream). Usually called
                                  "bloody"/"non-bloody" measurement method.

LIFEPAK, Medtronic's line of in-hospital external defibrillators.

                                                                        --------
                                                                        GLOSSARY
                                                                        --------

                                    GLOSSARY

Lithotripters                     Used for the non-invasive disintegration of
                                  kidney stones.

Monitor Med-tech equipment for monitoring a patient's condition.

Nasdaq National Market            Cardiac Science is publicly traded on the
                                  Nasdaq National Market (Symbol: "DFIB") in the
                                  United States. The Nasdaq Stock Market is comprised of the Nasdaq National Market and the Nasdaq Small Cap Market.

NB Vardepapperstjanst BAS         The shareholders whose Artema holdings are
                                  directly registered with VPC may choose to open an "NB Vardepapperstjanst BAS" account at Nordbanken by submitting a completed application form. The Cardiac Science Shares will be transferred to a special VP-account and this will enable the shareholder to sell the Cardiac Science Shares through Nordbanken.

Neonatal care                     Care of prematurely born babies.

OEM Original Equipment Manufacturer. A supplier manufactures products that are used as components in the customer's own production, who then sells the finished product under his own brand name to the end-customer.

Pacemaker                         Med-tech equipment that through the
                                  application of weak electric impulses led through electrodes to the heart leads to a regular heart-beat.

Powerheart(TM)                    Cardiac Science's fully automatic in-hospital
                                  bedside defibrillator.

Personal Wearable Defibrillator   The PWD is a small, wearable, fully automatic
                                  defibrillator device designed to be worn by patients at temporary risk of cardiac arrest for a period of days or weeks. This product is under development by Cardiac Science.

RescueReady(R)                    FirstSave's exclusive self testing feature
                                  ensures that the battery, circuitry and
                                  electrodes are in working condition.

Respirator                        Equipment that supports or takes over the
                                  patient's ability to inhale oxygen and exhale carbon dioxide, artificial ventilation.

RHYTHMx ECD(TM)                   Cardiac Science has developed proprietary
                                  tachyarrhythmia detection and discrimination software technology.

Securities Council                The task of the Securities Council is to work
                                  for good practise in the Swedish stock market through statements, advisory service and information.

Simplified process                Cardiac Science has arranged for a simplified
                                  process through which shareholdings in Cardiac
                                  Science can be registered.

Tachyarrhythmias                  Conditions in which the heart beats at a much
                                  faster rate than its normal range of 60 to 80 beats per minutes.

Ventricular tachycardia           This occurs when electrical disturbances cause
                                  a dangerously fast heart rate. The increased heart rate and the uneven nature of the contractions reduce the delivery of blood and oxygen to the brain and body.

Ventricular fibrillation          This is a condition in which many different
                                  locations of the heart contract at an
                                  extremely disorganized and rapid rate of 150 to 500 beats per minute. These different, rapid impulses cause an irregular and chaotic cardiac rhythm with little or no delivery of blood and oxygen to the brain and body.

VP-account                        Securities account at VPC.

VP-notice                         VPC will send a notice confirming the
                                  withdrawal from the original VP-account and the deposit into the newly opened blocked
                                  VP-account.


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---------
ADDRESSES
---------

                                   ADDRESSES

         CARDIAC SCIENCE, INC.                   ARTEMA MEDICAL AB (PUBL)
         16931 Millikan Avenue                       Rissneleden 136
            Irvine, CA 92606                       SE-174 57 Sundbyberg
                  USA                                     Sweden
       telephone: +1 949 587 0357               telephone: +46 8 733 02 60
         www.cardiacscience.com                       www.artema.se



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                                CARDIAC SCIENCE

                                               Tryckindustri/Finanstryck, 015557